QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on May 10, 2004

Registration No. 333-113658

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SENSUS METERING SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3824 (Primary standard industrial classification code number)	43-2036056 (I.R.S. Employer Identification No.)
8601 Six Forks Road, Suite 300 Raleigh, NC 27615 (919) 845-4017 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

SEE TABLE OF ADDITIONAL REGISTRANTS
Peter Mainz Chief Financial Officer 8601 Six Forks Road, Suite 300 Raleigh, NC 27615 (919) 845-4017 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David A. Carpenter Mayer, Brown, Rowe & Maw LLP 190 South LaSalle Street Chicago, Illinois 60603 (312) 701-8432

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If any of the securities being registered on the Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Sensus Metering Systems Inc.

Table of Additional Registrants

Name	State of Incorporation/ Formation	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Sensus Metering Systems (Bermuda 2) Ltd.	Bermuda	3824	98-0413362
Sensus Metering Systems IP Holdings, Inc.	Delaware	6719	43-2036054
Sensus Precision Die Casting, Inc.	Delaware	3363	61-1154640
Sensus Metering Systems—North America Inc.	Delaware	3824	25-1593089
Smith-Blair, Inc.	Delaware	3321	71-0674021
Sensus Metering Headquarters Corporation	Delaware	3363	25-1627035
M&FC Holding, LLC	Delaware	6719	25-1595706

        The address, including zip code, of the principal offices of the additional registrants listed above is: 8601 Six Forks Road, Suite 300, Raleigh, NC 27615 and the telephone number, including area code, of such additional registrants at that address is (919) 845-4017.

EXPLANATORY NOTE

        This Registration Statement contains a prospectus (the "exchange prospectus") relating to the offer (the "exchange offer") for all outstanding 8 5/8% Senior Subordinated Notes due 2013 of Sensus Metering Systems Inc. (the "old notes") in exchange for its 8 5/8% Senior Subordinated Notes due 2013 (the "new notes") which have been registered under the Securities Act of 1933, as amended. In addition, this Registration Statement contains a prospectus (the "market-making prospectus") relating to certain market-making activities with respect to the new notes which may, from time to time, be carried out by Goldman, Sachs & Co. The two prospectuses are identical in all material respects, except that the market-making prospectus (i) has different front and back cover pages, which describe the market-making activities instead of the exchange offer, (ii) includes an alternate section captioned "Plan of Distribution" which describes the market-making activities, a section entitled "Risk Factors—An active trading market may not develop for the notes, which may make the notes illiquid and adversely affect the market price quoted for the notes" to be used in lieu of the section entitled "Risk Factors—There is currently no public market for the new notes," and an alternate section entitled "Use of Proceeds," and (iii) does not include the information included in the exchange prospectus under the captions "Prospectus Summary—The Exchange Offer," "Prospectus Summary—Term of the Exchange Offer" and "The Exchange Offer." In addition, certain conforming changes have been made in the market-making prospectus in order to eliminate references to the exchange offer. The exchange prospectus follows immediately after this Explanatory Note and is followed by the alternative pages for the market-making prospectus.

The information in this prospectus is not complete and may be changed. We may not sell securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 10, 2004.

PROSPECTUS

$275,000,000

Offer to Exchange
8 5/8% Senior Subordinated Notes due 2013,
which have been registered under the Securities Act of 1933, for any and all outstanding
8 5/8% Senior Subordinated Notes due 2013,
which have not been registered under the Securities Act of 1933 of

Sensus Metering Systems Inc.

Guaranteed by the Guarantors named herein

  •
  We are offering to exchange new registered 8 5/8% Senior Subordinated Notes due 2013 for all of our outstanding unregistered 8 5/8% Senior Subordinated Notes due 2013.

  •
  The exchange offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended.

  •
  The exchange offer is subject only to the conditions that the exchange offer will not violate any applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission.

  •
  All outstanding old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

  •
  Tenders of outstanding old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

  •
  We will not receive any proceeds from the exchange offer.

  •
  The terms of the new notes to be issued are substantially identical to your old notes, except that the new notes will not have transfer restrictions, and you will not have registration rights.

  •
  Sensus Metering Systems (Bermuda 2) Ltd., our parent, and, subject to certain limitations, each of our current and future domestic restricted subsidiaries will guarantee the new notes.

  •
  There is no established trading market for the new notes, and we do not intend to apply for listing of the new notes on any securities exchange.

        For a discussion of factors that you should consider before you participate in the exchange offer, see "Risk Factors" beginning on page 15 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

PROSPECTUS SUMMARY	1
SUMMARY HISTORICAL FINANCIAL DATA	12
RISK FACTORS	15
FORWARD-LOOKING STATEMENTS	34
THE EXCHANGE OFFER	35
USE OF PROCEEDS	46
CAPITALIZATION	47
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS	48
SELECTED HISTORICAL FINANCIAL DATA	56
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	59
BUSINESS	73
THE ACQUISITION	89
MANAGEMENT	91
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	97
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	99
THE SENIOR CREDIT FACILITIES	100
DESCRIPTION OF THE NEW NOTES	103
BOOK-ENTRY; DELIVERY AND FORM	152
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	154
PLAN OF DISTRIBUTION	159
LEGAL MATTERS	160
EXPERTS	160
WHERE YOU CAN FIND MORE INFORMATION	160
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	161
INDEX TO FINANCIAL STATEMENTS	F-1

        Each broker-dealer that receives the new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days following the effective date of the registration statement, of which this prospectus is a part, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

i

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

PROSPECTUS SUMMARY

        This summary may not contain all of the information that may be important to you. Please review this prospectus in its entirety, including the risk factors and financial statements and the related notes included elsewhere herein, before you decide to invest in the new notes. Unless the context otherwise indicates or requires, references in this prospectus to (i) the term "Parent" refers to Sensus Metering Systems (Bermuda 2) Ltd., (ii) the term "Sensus" refers to Sensus Metering Systems Inc., the issuer of the new notes, (iii) the terms "our company," "we," "us," or "our" refer to Sensus and its subsidiaries, and (iv) the term "the Sensus Group" refers to Parent and its subsidiaries, including Sensus, in each case after giving effect to the acquisition of the metering systems business of Invensys plc, or Invensys Metering Systems which was completed on December 17, 2003. Certain statements in this "Prospectus Summary" are forward-looking statements. See "Forward-Looking Statements." Unless the context otherwise indicates, the term "notes" collectively refers to the new notes offered hereby and the old notes.

        Financial information reflected throughout this Prospectus, unless otherwise specifically indicated, reflects information for the Sensus Group on a consolidated basis. The term "pro forma" or "on a pro forma basis," when used to describe the operations of the Sensus Group, refers to the operations after giving effect to the acquisition of Invensys Metering Systems, the offering of the notes exchanged hereby, borrowings under the term loan facilities constituting a part of our senior credit facilities, the equity contribution of our principal investors and the use of proceeds therefrom, as if they had occurred as of the applicable date for balance sheet purposes and April 1, 2002, the beginning of the most recently completed fiscal year of Invensys Metering Systems, for results of operations purposes. Our pro forma calculations do not give effect to borrowings to fund any adjustments to the purchase price for the acquisition of Invensys Metering Systems and assumes that Invensys Metering Systems had no outstanding debt when acquired by us. References to "fiscal year" mean the twelve months ending March 31. Our most recently completed fiscal quarter for which financial information is available ended on December 27, 2003.

Our Company

        We conduct the primary operations of the Sensus Group in North America. The Sensus Group is a leading provider of advanced metering and related communications systems to the worldwide utility industry and has over a century of experience in designing and manufacturing metering products. The Sensus Group is the largest global manufacturer of water meters, the fastest growing segment of the metering industry, and has a substantial share of the sales of automatic meter reading, or AMR, devices to North American water utilities. In 2002, our market share of the North American water metering market was estimated at approximately 32%. Additionally, we believe that the Sensus Group is a leading global developer and manufacturer of gas and heat metering systems and recently entered the North American electric metering market with iCon, our solid-state electricity meter. We are recognized throughout the metering industry for developing and manufacturing metering products with long-term accuracy and unique product features as well as for providing comprehensive customer service for all of our products. In addition to our metering business, we believe we are the leading North American producer of pipe joining and repair products for water and natural gas utilities and a premier supplier of precision-manufactured aluminum die castings. For the fiscal year 2003 and the nine months ended December 27, 2003, the Sensus Group had net sales of $509.6 million and $373.9 million, respectively, and Adjusted EBITDA (as defined under "Summary Historical Financial Data") of $92.8 million and $52.0 million, respectively.

        The Sensus Group distributes metering system products to utilities located throughout the world and has a large installed base of meters worldwide, of which we estimate approximately 24 million are water meters located in North America. The majority of our customers' metering system purchases are aimed at increasing their revenues by improving the accuracy of meter readings and reducing utility operating costs. Our sales are primarily driven by the upgrade and replacement cycles of our customers' metering systems. Our large installed base provides us with a historically stable stream of high margin aftermarket sales. For fiscal year 2003, approximately 70% of our North American water metering system sales were generated from aftermarket sales and approximately 61% of total sales of the Sensus Group were generated from aftermarket sales. The remainder of our sales are driven by other factors, including new residential and commercial construction and regulatory considerations.

        In the group's most important market, the North American utility market, our core end-customers are the approximately 55,000 water and 1,500 gas utilities located throughout the continent. In order to serve our fragmented and geographically diverse water utility customer base, we focus our efforts on the small to mid-size utilities that have an installed base of less than 50,000 meters. Such utilities represent approximately 90% of the water utilities in North America. Our advanced metering and AMR systems are attractive to these smaller utilities, which generally have limited resources, because they reduce labor-intensive manual meter readings, improve reading accuracy and minimize the cost of repairs. In the gas utility market, we target all of the approximately 1,500 gas utilities comprising the market. We reach our customer base in the North American water and gas markets primarily by utilizing a network of distributors, some of which we have had relationships with for over 30 years. We are generally the exclusive meter supplier to our North American distributors in most of the local markets they serve. Our distributors, which have strong relationships with our end-customer base, frequently act as outsourced purchasing departments that offer product recommendations and provide inventory management support.

        The Sensus Group has three principal product lines—metering systems products, pipe joining and repair products and precision die casting products, accounting for approximately 82%, 10% and 7% of net sales for both the fiscal year 2003 and the nine months ended December 27, 2003. Metering systems, the largest product line, includes advanced metering and related AMR communications systems and consists of four principal metering product categories: water, heat, gas and electricity. Under the Smith-Blair brand name, we manufacture pipe joining and repair products used primarily by water and gas utilities. Our precision die casting product line includes precision die castings which are used internally for our gas meter housings and sold externally, primarily to Tier I automotive suppliers.

Industry Overview

        Our metering systems are sold primarily to the utility industry. Unlike the electric and gas utility markets, which are dominated by large, publicly traded or investor owned companies, the water utility market is dominated by local municipalities which seek to maximize revenue in budget-constrained environments. As a result, metering systems are a critical revenue measurement tool for these utilities. Over time, as meters degrade and lose accuracy due to corrosion and wear and tear, these utilities must replace their installed meter base, or risk losing revenue from their customers. Because any incremental revenue earned in excess of projected rates translates into additional profit for the municipality, water utilities have a strong incentive to ensure the highest degree of accuracy in their meter readings.

        In addition to the importance of the revenue stream measured by water meters, utilities have recently begun to manage their costs by deploying AMR systems. Traditionally, utilities have employed personnel to manually visit and read each meter, a laborious and expensive process prone to human error. AMR systems permit utilities to reduce the number of meter reading employees and increase accuracy by translating meter flow readings into electronic signals (encoding), rather than mechanically turning dials. Once encoded, water usage data can be read by walk-by and drive-by systems via remote signal, and increasingly, can be read remotely by fixed-network receivers installed in each neighborhood, significantly reducing a utility's meter reading workforce and expense.

  Metering Systems Products

        The global metering systems market, excluding sales of AMR communications systems, generated approximately $4.5 billion in annual sales in 2002. The Sensus Group primarily competes in the North American and European markets, which accounted for $1.1 billion and $1.8 billion, respectively, of annual sales in 2001. The North American metering market is projected to grow at a compounded annual growth rate, or CAGR, of approximately 3% over the next four years. The overall European market is expected to contract by approximately 1% annually over the next two years, while the European water metering market, our primary European market, is projected to grow at a CAGR of approximately 2% over the same period.

        Demand for meters has historically been driven by replacement and repair activities, upgrades to new features or technologies, new construction activity, conservation considerations and regulatory requirements. In addition, utilities have been migrating their manually read meters to technology-based, communicating metering systems (AMR systems). AMR systems enable utilities to lower their operating costs and increase their revenue streams through the reduction of manual meter readings and the improvement of measurement accuracy. As a result of these benefits, the AMR market has experienced significant growth. In 2002, the AMR market in North America generated an estimated $490 million in annual sales, or 31% of the North American metering and AMR systems market. This market has grown at a CAGR of approximately 24% from 1998 to 2002 and is expected to grow at a CAGR of approximately 15% over the next three years. We believe substantial expansion opportunities exist in the market for AMR systems, as only an estimated 17% of the total North American installed meter base, including water, gas and electric meters, contained AMR technologies at December 28, 2002.

        The water metering market generates an estimated $1.5 billion in global annual sales, with North America and Europe accounting for approximately $400 million and $300 million, respectively. The North American water metering market is estimated to grow at a CAGR of approximately 5% from 2001 to 2007, while the European water metering market is estimated to grow at a CAGR of approximately 2% from 2000 to 2005. The water metering market is comprised of sales of meters for residential, industrial and commercial applications. We estimate that the top four water meter manufacturing companies in North America represent approximately 90% of the North American water metering market and the top four water meter manufacturing companies in Europe represent approximately 85% of the European water metering market.

        In addition to water metering products, we offer metering products for the gas, electric and heat metering markets. The gas metering market generates approximately $1.3 billion in global annual sales, with North America accounting for approximately $300 million. The electric metering market generates approximately $1.8 billion in annual sales, with North America accounting for approximately $400 million. The North American gas and electric metering markets are projected to grow at a CAGR of approximately 1% and 2%, respectively, from 2001 to 2007. The heat metering market, which is generally limited to Europe, generates approximately $300 million in annual sales. The European heat market is projected to contract at an annual rate of 3% from 2000 to 2005, while the ultrasonic market, the Sensus Group's primary target subsector in the heat metering market, is expected to grow by a CAGR of approximately 8% during the same period.

  Pipe Joining and Repair Products

        Our Smith-Blair brand competes in the North American pipe joining and repair products market, which we estimate generated approximately $150 million in annual sales in 2002. Pipe joining and repair products consist principally of clamps and couplings which are used by utilities in pipe joining and pipe repair applications. We estimate that the pipe joining and repair products market grew by approximately 2% in 2002. Demand for pipe joining and repair products is driven by new construction, replacements and repairs. Replacement and repair demand is driven by an aging infrastructure as well as extreme weather conditions, including freezes, droughts and earthquakes.

  Precision Die Casting Products

        In North America, approximately 250 die casters produce thousands of castings for numerous products ranging from components for automobiles to medical devices. We service the precision die casting market, a niche segment of the North American die casting market. Our precision die casting products consist of high quality thin-wall, low-porosity aluminum die castings, generally targeting the automotive industry in North America. Growth in the precision die casting market is driven primarily by the automotive market and by the aircraft, major appliance, machine tool and heavy machinery sectors.

Competitive Strengths

        We believe that the Sensus Group is distinguished by the following competitive strengths:

  •
  Market Leading Positions.

  •
  Large Installed Base with Strong Recurring Sales Stream.

  •
  Premier Product and Design Reputation.

  •
  Strong Position in North American Water AMR Sales.

  •
  Established Relationships with Distributors.

  •
  Solid Cash Flow Generation.

  •
  Experienced Management Team.

Business Strategy

        The goal of the Sensus Group is to continue to be a leader in the metering system industry by providing value-added advanced metering and related communications systems for the worldwide utility industry. We and other members of the group intend to achieve this goal by pursuing the following strategies:

  •
  Maintain Focus on Core North American Market.

  •
  Continue to Develop Market-leading Technologies.

  •
  Capitalize on Metering Technology Leadership in Complementary Markets.

  •
  Enhance North American Distributor Relationships.

  •
  Continue to Reduce Costs and Improve Productivity.

  •
  Selectively Pursue Strategic Opportunities.

The Acquisition

        On December 17, 2003, Sensus Metering Systems Inc. acquired Invensys Metering Systems from certain affiliates of Invensys plc. ("Invensys"). Prior to the completion of this acquisition, we had no active business operations. The acquisition was funded through a combination of borrowings under our senior credit facilities, proceeds from the offering of the old notes and capital contributions from the principal equity investors in the Sensus Group, which are comprised of certain funds affiliated with The Resolute Fund, L.P. that are managed by The Jordan Company, L.P. (collectively, "The Resolute Fund") and GS Capital Partners 2000, L.P. and certain of its affiliated investment partnerships (collectively, "GS Capital Partners"). The Resolute Fund and GS Capital Partners beneficially own approximately 65.9% and 32.9% of Sensus, respectively, through their ownership of our ultimate parent, Sensus Metering Systems (Bermuda 1) Ltd., or Holdings. Persons affiliated with The Resolute Fund have the ability to designate a majority of the members of the board of directors of Holdings. We refer to the acquisition of Invensys Metering Systems by our company, together with the offering of the old notes, borrowings under senior credit facilities, the equity contribution of our principal investors and the use of proceeds therefrom, as the "Acquisition." Please refer to the section entitled "The Acquisition" for a summary description of the terms of the acquisition of Invensys Metering Systems and the related equity contribution and to the section entitled "The Senior Credit Facilities" for a summary description of the terms of our senior credit facilities.

Senior Credit Facilities

        The Sensus Group has entered into senior credit facilities with a syndicate of lenders providing for senior secured financing of $300 million, consisting of (a) two term loan facilities in the aggregate amount of $230.0 million and (b) two revolving credit facilities in the aggregate amount of $70.0 million. The full amount of the term loan facilities was drawn to fund a portion of the purchase price for Invensys Metering Systems. At December 27, 2003, approximately $3.1 million of the $70.0 million of availability under the revolving credit facilities were used to support letters of credit. The senior credit facilities require the Sensus Group to comply with certain financial covenants, consisting of maximum total leverage ratios, minimum interest coverage ratios and minimum fixed charge coverage ratios. The minimum interest coverage ratio requires that the Sensus Group maintain a ratio which is comparable to the ratio of Adjusted EBITDA to interest expense initially of 2.00 to 1.00, increasing gradually to 2.50 to 1.00 for periods after March 31, 2010. For the fiscal year 2003 and the nine months ended December 27, 2003, the Sensus Group had Adjusted EBITDA of $92.8 million and $52.0 million, respectively, which represents a ratio of Adjusted EBITDA to pro forma interest expense of 2.72 to 1.00 and 2.37 to 1.00 for the respective periods.

The Exchange Offer

        We sold $275.0 million of our 8 5/8% Senior Subordinated Notes due 2013 in a private placement of our old notes on December 17, 2003. The old notes were resold in reliance on Rule 144A and other exemptions under the Securities Act of 1933.

        On December 17, 2003 we also entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to:

  •
  file a registration statement with the Securities and Exchange Commission relating to the exchange offer on or before March 16, 2004;

  •
  deliver to you this prospectus;

  •
  cause the registration statement, which includes this prospectus, to become effective on or before July 14, 2004; and

  •
  keep the exchange offer open for at least 30 days after the date on which we mail notice of the exchange offer to you.

        You are entitled to exchange your old notes for new registered 8 5/8% Senior Subordinated Notes due 2013, with substantially identical terms as your old notes, except for transfer restrictions and registration rights. If we do not offer you the opportunity to exchange your old notes, or if we commit other "registration defaults," we may be required to pay you additional interest during the first 90-day period immediately following the occurrence of the registration default in an amount equal to 0.25% per annum. The amount of additional interest will increase by 0.25% following each subsequent 90-day period following the registration default during which the registration default continues, up to a maximum additional interest rate of 1.0% per annum over the interest rate that would otherwise apply to the old notes. As soon as we cure a registration default, the interest rates on the old notes will revert to their original levels. You should read the discussion under the heading "The Exchange Offer—Purpose and Effect; Registration Rights" and "Description of the New Notes" for further information regarding registration defaults, additional interest and the new notes that we are offering in exchange for the old notes.

        We believe that you may resell the new notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to the conditions described under "The Exchange Offer." You should read that section for further information regarding the exchange offer.

Terms of the Exchange Offer

        The exchange offer relates to the exchange of up to $275.0 million aggregate principal amount of outstanding old notes for an equal aggregate principal amount of registered new notes. The new notes will be obligations of Sensus and will be governed by the same indenture that governs the outstanding old notes.

New Notes	We are offering registered 8 5/8% Senior Subordinated Notes due 2013 for the outstanding old notes. The terms of the registered new notes and the old notes are substantially identical, except:
	•	the new notes will be registered under the Securities Act of 1933;
	•	the new notes will not bear any legends restricting transfer; and
	•	except under limited circumstances, your rights under the registration rights agreement, including your right to receive additional interest, will terminate.
The Exchange Offer
We are offering to exchange $1,000 in principal amount of the new notes for each $1,000 in principal amount of your old notes. As of the date of this prospectus, $275.0 million aggregate principal amount of the old notes is outstanding.
Expiration Date	You have until 5:00 p.m., New York City time, on , 2004 to validly tender your old notes if you want to exchange your old notes for new notes. We may extend that date under some conditions.

Conditions of the Exchange Offer; Extensions; Amendments
You are not required to tender any minimum principal amount of your old notes in order to participate in the exchange offer. If you validly tender and do not validly withdraw your old notes, your old notes will be exchanged for new notes as long as the exchange offer does not violate any applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission or any order of any governmental agency or court of competent jurisdiction.

We may delay or extend the exchange offer and, if either of the above conditions is not met, we may terminate the exchange offer. We will notify you of any delay, extension or termination of the exchange offer.
We may also waive any condition or amend the terms of the exchange offer. If we materially amend the exchange offer, we will notify you.
Interest
The first interest payment date on your old notes is June 15, 2004. Interest has accrued on your old notes since December 17, 2003, but has not yet been paid. If your old notes are exchanged for new notes, you will not receive any accrued interest on your old notes. You will receive interest on your new notes from December 17, 2003.
Consequences of Failure to Exchange
Outstanding notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on the old notes. In general, you may offer or sell your outstanding old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act of 1933 and applicable state securities laws. We, however, will have no further obligation to register the outstanding old notes. If you do not participate in the exchange offer, the liquidity of your old notes could be adversely affected.
Procedures for Tendering Old Notes
If you want to participate in the exchange offer, you must transmit a properly completed and signed letter of transmittal, and all other documents required by the letter of transmittal, to the exchange agent. Please send these materials to the exchange agent at the address set forth in the accompanying letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date. You must also send one of the following:
• certificates of your old notes;
• a timely confirmation of book-entry transfer of your old notes into the exchange agent's account at The Depository Trust Company; or
• the items required by the guaranteed delivery procedures described below.
By executing the letter of transmittal, you will represent to us that:
• you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933;
• you will acquire the new notes in the ordinary course of your business;

•
you are not a broker-dealer that acquired your old notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;
• if you are a broker-dealer that acquired your old notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.
Special Procedures for Beneficial Owners
If you are a beneficial owner of old notes and your old notes are registered in the name of nominee, such as a broker, dealer, commercial bank or trust company, and you wish to tender your old notes in the exchange offer, you should instruct your nominee to promptly tender the old notes on your behalf. If you are a beneficial owner and you want to tender your old notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, make appropriate arrangements to either register ownership of your old notes in your name or obtain a properly completed bond power from the registered holder of your old notes.
Guaranteed Delivery Procedures	If you wish to tender your old notes and:
• your old notes are not immediately available; or
• you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent;
then you may tender your old notes according to the guaranteed delivery procedures that are discussed in the letter of transmittal and in "The Exchange Offer—Guaranteed Delivery Procedures."
Acceptance of Old Notes and Delivery of New
We will accept all old notes that you have properly tendered on time when all Notes conditions of the exchange offer are satisfied or waived. The new notes will be delivered promptly after the expiration date.
Withdrawal Rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
The Exchange Agent	U.S. Bank National Association is the exchange agent. Its address and telephone number are set forth in "The Exchange Offer—The Exchange Agent; Assistance."
Resales of New Notes
Based upon interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to unrelated third parties, we believe that the new notes may be offered for resale, resold and otherwise transferred by you without further compliance with the registration and prospectus delivery requirements of the Securities Act of 1933 if:
• you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933;

• you acquire the new notes in the ordinary course of your business;
• you are not a broker-dealer that purchased old notes from us to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;
• you are not participating, and have no arrangement or understanding with any person to participate in a distribution, within the meaning of the Securities Act of 1933, of the new notes.

You should read the information under the heading "The Exchange Offer—Resales of the New Notes" for a more complete description of why we believe that you can freely transfer new notes received in the exchange offer without registration or delivery of a prospectus.

All broker-dealers that are issued new notes for their own accounts in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that they will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of the new notes. If you are a broker-dealer and are required to deliver a prospectus, you may use this prospectus for an offer to resell, a resale or other transfer of the new notes.
Material Federal Income Tax Consequences
The exchange of old notes for new notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. You will not recognize any gain or loss upon receipt of the new notes in exchange for old notes. You should read the information under the heading "Material United States Federal Income Tax Consequences" for a more complete discussion of the United States Federal income tax consequences of holding the notes.
Registration Rights Agreement
In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes that grants the holders of the old notes registration rights. As a result of making and consummating this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. If you do not tender your old notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise unless you were not eligible to participate in the exchange offer or do not receive freely transferable new notes in the exchange offer. You should read the information under the heading "The Exchange Offer—Purpose and Effect; Registration Rights" for a more complete discussion of the effects the exchange offer will have on your registration rights.

Terms of the New Notes

        The summary below describes the principal terms of the new notes. The new notes are substantially the same as the old notes except that the new notes will be registered under the Securities Act of 1933. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Sensus Metering Systems Inc.
Securities Offered	$275.0 million aggregate principal amount of 8 5/8% Senior Subordinated Notes due 2013.
Maturity Date	December 15, 2013.
Interest	8 5/8% per annum, payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2004.
Guarantees
The new notes will be unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by Parent and, subject to certain limited exceptions, all our existing and future domestic subsidiaries. Our foreign subsidiaries will not guarantee the new notes.
Ranking	The new notes will be our unsecured senior subordinated obligations. The new notes and related guarantees will rank:
• junior to all of our and the guarantors' existing and future senior indebtedness;
• equally with any of our and the guarantors' existing and future senior subordinated indebtedness; and
• senior to any of our and the guarantors' existing and future subordinated indebtedness.

As of December 27, 2003, we had approximately $230.0 million of senior indebtedness outstanding, all of which is secured. The new notes will be structurally subordinated to all of the existing and future liabilities of our subsidiaries that do not guarantee the new notes. As of December 27, 2003, our non-guarantor subsidiaries had approximately $140.9 million of combined total liabilities (including trade payables and $30.0 million borrowed by one of our European subsidiaries under our term loan facilities, but excluding debt owed to the issuer or any note guarantor).

Optional Redemption
Prior to December 15, 2008, we may redeem all, but not less than all, of the new notes in cash at a redemption price equal to 100% of their principal amount plus the Applicable Premium (as defined in "Description of the New Notes—Optional Redemption"), plus accrued and unpaid interest to the redemption date.

We may redeem the new notes at any time and from time to time on or after December 15, 2008 in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption. In addition, at any time and from time to time, before December 15, 2006, we may redeem up to 35% of the new notes with the proceeds of certain equity offerings.
Change of Control
If a change of control occurs, subject to certain conditions, we must give holders of the new notes an opportunity to sell to us the new notes at a purchase price of 101% of the principal amount of the new notes, plus accrued and unpaid interest to the date of the purchase. See "Description of the New Notes—Change of Control."
Certain Covenants
The indenture governing the new notes contains covenants that, among other things, limit the ability of Parent, our parent company, and the ability of each of its restricted subsidiaries, including the issuer, to:
	•	incur or guarantee additional indebtedness or issue certain preferred stock;
	•	pay dividends on its capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness;
	•	make certain investments;
	•	enter into arrangements that restrict dividends from its subsidiaries;
	•	engage in transactions with affiliates;
	•	sell assets, including capital stock of its subsidiaries; and
	•	merge, amalgamate or consolidate with other companies or transfer all or substantially all of its assets.
The limitations will be subject to a number of important qualifications and exceptions. See "Description of the New Notes—Certain Covenants."

        For additional information about the new notes, see the section of this prospectus entitled "Description of the New Notes."

Risk Factors

        Before deciding to tender your old notes for new notes pursuant to the exchange offer, you should consider carefully the information included in the "Risk Factors" section as well as other information set forth in this prospectus.

Corporate Offices

        Our principal executive offices are located at 8601 Six Forks Road, Suite 300, Raleigh, NC 27615 and our phone number is (919) 845-4017.

SUMMARY HISTORICAL FINANCIAL DATA

        The following table presents summary historical combined financial data for the Sensus Group that have been derived from (i) the audited combined financial statements of Invensys Metering Systems as of March 31, 2002 and 2003, and for each of the fiscal years ended March 31, 2001, 2002 and 2003 and (ii) unaudited condensed consolidated financial statements of the Sensus Group as of December 27, 2003 and for the period December 18, 2003 through December 27, 2003 and the unaudited condensed combined financial statements of Invensys Metering Systems for the period April 1, 2003 through December 17, 2003 and the unaudited condensed combined financial statements for the nine month period ended December 28, 2002. The combined financial statements of Invensys Metering Systems as of March 31, 2002 and 2003, and for each of the fiscal years ended March 31, 2001, 2002 and 2003 are included elsewhere in this prospectus and have been audited by Ernst & Young LLP, independent auditors. In the opinion of management, the unaudited condensed consolidated financial statements and the unaudited condensed combined financial statements have been prepared on the same basis as the audited combined financial statements of Invensys Metering Systems and include all adjustments, which consist only of normal recurring adjustments necessary for a fair presentation of the financial position as of the applicable dates and the results of operations for the applicable periods and include adjustments required in a business combination under Statement of Financial Accounting Standards No. 141, "Business Combinations" ("FAS 141"), as a result of the Acquisition. The results for the nine months ended December 27, 2003 are not necessarily indicative of the results that may be expected for the entire fiscal year. The following information should be read in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Financial Data," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and the related notes thereto included elsewhere in this prospectus.

	Predecessor Basis of Accounting
					Period From April 1 Through December 17, 2003	Period From December 18, Through December 27, 2003
	Fiscal Year Ended March 31,			Nine Months Ended December 28, 2002
	2001	2002	2003
	(in millions)
Income Statement Data:
Net sales	$533.7	$500.2	$509.6	$365.6	$367.7	$6.2
Cost of sales	356.1	336.5	344.8	250.9	257.4	6.0

Gross profit	177.6	163.7	164.8	114.7	110.3	0.2
Selling, general and administrative expenses	83.2	87.2	87.1	66.2	71.2	3.4
Restructuring and other similar costs	31.9	22.7	12.4	11.2	9.1	—
Amortization of intangible assets	10.8	0.4	0.4	0.3	0.3	0.4
Other operating income, net	(3.6)	(0.9)	(0.8)	(1.1)	(1.1)	—

Operating income (loss)	55.3	54.3	65.7	38.1	30.8	(3.6)
Interest income (expense), net	(1.0)	0.8	(1.0)	(0.6)	1.6	(3.3)
Other, net	(0.2)	—	—	0.7	—	(0.1)

Income (loss) before income taxes and minority interest	54.1	55.1	64.7	38.2	32.4	(7.0)
Provision (benefit) for income taxes	29.8	20.9	30.6	18.1	22.1	(2.2)

Income (loss) before minority interest	24.3	34.2	34.1	20.1	10.3	(4.8)
Minority interest	(0.2)	(0.4)	(0.8)	(0.6)	(0.5)	(0.1)

Net income (loss)	$24.1	$33.8	$33.3	$19.5	$9.8	$(4.9)

Other Financial Data:
Adjusted EBITDA(1)	$112.5	$91.9	$92.8	$61.0	$52.3	$(0.3)
Adjusted EBITDA Margin(2)	21.1%	18.4%	18.2%	16.7%	14.2%	N/A
Capital expenditures	$17.3	$18.7	$11.8	$9.5	$8.4	$0.1
Ratio of Adjusted EBITDA to pro forma cash interest expense(3)			2.72	2.37	2.12	N/A
Balance Sheet Data	As of December 27, 2003
(in millions)
Cash and cash equivalents	$37.1
Trade working capital(4)	95.6
Total assets	940.5
Total debt	505.0
Stockholders' equity(5)	$190.1

(1)
The following table sets forth the calculation of Adjusted EBITDA. Adjusted EBITDA represents EBITDA, plus restructuring and other similar costs. EBITDA represents net income before interest, taxes, depreciation, amortization and minority interest. We have reported Adjusted EBITDA because we believe Adjusted EBITDA enhances our, and an investor's, understanding of the operating performance of the Sensus Group and is a useful measure of our ability to service and/or incur debt. Additionally, certain of our debt covenants are based upon a measure similar to Adjusted EBITDA. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under GAAP and should not be considered as an alternative to (i) net income determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

	Predecessor Basis of Accounting
					Period From April 1 Through December 17, 2003	Period from December 18 Through December 27, 2003
	Fiscal Year Ended March 31,			Nine Months Ended December 28, 2002
	2001	2002	2003
	(in millions)
Net income (loss)	$24.1	$33.8	$33.3	$19.5	$9.8	$(4.9)
Adjustments to Net Income (Loss):
Minority interest	0.2	0.4	0.8	0.6	0.5	0.1
Taxes	29.8	20.9	30.6	18.1	22.1	(2.2)
Interest expense (income), net	1.0	(0.8)	1.0	0.6	(1.6)	3.3
Depreciation	14.7	14.5	14.3	10.7	12.1	0.2
Amortization(a)	10.8	0.4	0.4	0.3	0.3	0.4

EBITDA	$80.6	$69.2	$80.4	$49.8	$43.2	$(3.1)

Adjustments to EBITDA:
Inventory fair value adjustments	—	—	—	—	—	1.0
Non-recurring transition expenses	—	—	—	—	—	1.8
Restructuring and other similar costs(b)	31.9	22.7	12.4	11.2	9.1	—

Adjusted EBITDA	$112.5	$91.9	$92.8	$61.0	$52.3	$(0.3)

  (a)
  The Sensus Group has adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"), as of April 1, 2001. After the adoption of FAS 142, goodwill and trademarks assumed to have indefinite lives were no longer amortized. Amortization of goodwill and trademarks totaled $10.4 million for the fiscal year ended March 31, 2001.

  (b)
  For additional information regarding restructuring and other similar costs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Cost Savings and Productivity Enhancement Initiatives."

(2)
Represents Adjusted EBITDA as a percentage of net sales.

(3)
Pro forma cash interest expense, which excludes amortization of deferred financing costs, for the year ended March 31, 2003, the nine months ended December 28, 2002 and the period from April 1, 2003 through December 17, 2003 were $34.1 million, $25.7 million and $24.7 million, respectively. The pro forma cash interest expense for the period from April 1, 2003 through December 17, 2003 was derived by taking the pro forma cash interest expense for the nine months ended December 27, 2003 of $25.7 million and subtracting 10 days of interest. See footnote (3) to the proforma statements of operations under "Unaudited Pro Forma Combined Financial Statements."

(4)
Represents inventory plus trade receivables, less trade payables.

(5)
Represents an initial capital contribution of $195.0 million, less a loss of $4.9 million for the period from December 18, 2003 through December 27, 2003. An additional $5.0 million capital contribution was made by certain of our management, directors and consultants, The Resolute Fund and GS Capital Partners on March 5, 2004.

RISK FACTORS

        An investment in the new notes involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before tendering your old notes in the exchange offer. If any of the following risks actually occur, our business, financial results and operating results could be materially and adversely affected, which, in turn, could adversely affect our ability to repay the new notes.

Risks Relating to the Exchange Offer and the New Notes

Our substantial indebtedness could adversely affect our financial health, harm our ability to react to changes to our business and could prevent us from fulfilling our obligations under our indebtedness, including the new notes.

        We are highly leveraged and have significant debt service obligations. As of December 27, 2003, the Sensus Group had total debt of approximately $505.0 million outstanding. For the fiscal year 2003 and the nine months ended December 27, 2003, on a pro forma basis, after giving effect to the Acquisition, the cash interest expense of the Sensus Group would have been $34.1 and $25.7, respectively.

        Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial debt could also have other important consequences. For example, it could:

  •
  increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

  •
  require us to dedicate a substantial portion, if not all, of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  place us at a competitive disadvantage compared to competitors that have less debt;

  •
  limit our ability to raise additional financing on satisfactory terms or at all; and

  •
  result in our failure to comply with the financial and other restrictive covenants in the indenture governing the new notes and the credit agreement governing our senior secured credit facilities, which require us to maintain specified financial ratios, and could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

        Furthermore, our interest expense could increase if interest rates increase because all of our debt under the credit agreement governing our senior secured credit facilities is variable rate debt. Our senior secured credit facilities include term loan facilities in an aggregate amount of $230.0 million, each of which bear interest at the adjusted LIBOR plus 3.00% or the alternate base rate plus 2.00%, and revolving credit facilities in an aggregate amount of $70.0 million, each of which bear interest at the adjusted LIBOR plus 3.00% or the alternate base rate plus 2.00% (inclusive, in each case, of a 0.50% facility fee). See "The Senior Credit Facilities."

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the new notes and the credit agreement governing our senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, the indenture governing the notes allows us to incur additional indebtedness so long as on the date of the incurrence thereof, our Consolidated Coverage Ratio (essentially, Adjusted EBITDA to interest expense) exceeds 2.00 to 1.00. In addition, the indenture governing the notes allows us to incur indebtedness in the aggregate amount that is available under our senior credit facilities plus other specifically identified additional amounts, including a general carve-out from the restrictions on indebtedness included therein, in the amount of $25.0 million, whether or not we satisfy the ratio. As of December 27, 2003, we had approximately $66.9 million of borrowings available under the revolving credit facilities of our senior credit facilities. Any additional borrowings could be senior to the new notes and the related guarantees. If we incur additional debt in the future, the risks associated with our substantial leverage would increase.

        See "The Senior Credit Facilities" and "Description of the New Notes" for a detailed description of the qualifications and exceptions to our ability to incur additional indebtedness.

To service our indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness, including the new notes and amounts borrowed under our senior secured credit facilities, and to fund our operations, depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all or that future borrowings will be available to us under our senior secured credit facilities or otherwise in amounts sufficient to enable us to service our indebtedness, including the new notes and amounts borrowed under the senior secured credit facilities, or to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying capital investments, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the indenture for the new notes and the credit agreement for our senior secured credit facilities may restrict us from adopting any of these alternatives. Furthermore, neither The Resolute Fund nor GS Capital Partners has any continuing obligation to provide us with debt or equity financing. Because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts on the new notes.

        See "The Senior Credit Facilities" and "Description of the New Notes."

Restrictive covenants in the senior credit facilities and the indenture may restrict our ability to pursue our business strategies.

        Our senior secured credit facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests. Our senior secured credit facilities include covenants restricting, among other things, our ability to:

  •
  guarantee or incur additional debt;

  •
  incur liens and engage in sale leaseback transactions;

  •
  make loans and investments;

  •
  declare dividends or redeem or repurchase capital stock;

  •
  engage in mergers, amalgamations, acquisitions and other business combinations;

  •
  prepay, redeem or purchase subordinated debt (including the new notes);

  •
  amend or otherwise alter terms of debt (including the new notes);

  •
  sell assets;

  •
  transact with affiliates; and

  •
  alter the business that we conduct.

        For a discussion of the restrictive covenants and the qualifications and exceptions thereto, see "Description of the New Notes—Certain Covenants."

        The indenture relating to the new notes also contains numerous covenants including, among other things, restrictions on our ability to:

  •
  incur or guarantee additional indebtedness or issue certain preferred stock;

  •
  pay dividends on its capital stock or redeem, repurchase or retire its capital stock or subordinated indebtedness;

  •
  make certain investments;

  •
  enter into arrangements that restrict dividends from its subsidiaries;

  •
  engage in transactions with affiliates;

  •
  sell assets, including capital stock of its subsidiaries; and

  •
  merge, amalgamate or consolidate with other companies or transfer all or substantially all of its assets.

        Our senior secured credit facilities also include financial covenants, including requirements that we maintain:

  •
  a minimum interest coverage ratio;

  •
  a minimum fixed charge coverage ratio; and

  •
  a maximum leverage ratio.

These financial covenants become more restrictive over time.

Our breach of any covenant contained in our senior secured credit facilities or the indenture could have an adverse effect on our ability to repay the new notes and our other debt.

        A breach of any covenant contained in our senior secured credit facilities or the indenture governing the notes, including the inability to comply with the required financial ratios contained therein, could result in a default under our senior secured credit facilities or the notes. If any such default occurs, the lenders under our senior secured credit facilities and the holders of the notes may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under our senior secured credit facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In addition, following an event of default under our senior secured credit facilities, the lenders under these facilities will have the right to proceed against the collateral granted to them to secure the debt, which includes the available cash of Sensus and its subsidiaries that guarantee the senior secured facilities, and they will also have the right to prevent us from making debt service payments on the new notes. If the debt under our senior secured credit facilities or the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the new notes and our other debt. As of December 27, 2003, the Sensus Group was in full compliance with the financial restrictions and covenants of the senior credit facilities and the indenture governing the notes.

Your right to receive payments on the new notes is subordinated to the borrowings under our senior secured credit facilities and possibly all of our future borrowings. Further, the guarantees of the new notes are junior to all of the guarantors' existing senior indebtedness and possibly to all of the guarantors' future borrowings.

        The new notes and the guarantees rank behind all of our and the guarantors' existing senior indebtedness, including the senior secured credit facilities, and rank behind all of our and the guarantors' future borrowings, in each case, except any future indebtedness that expressly provides that it ranks equal with, or junior in right of payment to, the new notes and the guarantees, as applicable. As of December 27, 2003, we had approximately $230.0 million of senior indebtedness outstanding, all of which is secured. In addition, our senior secured credit facilities and the indenture for the new notes permit us to incur up to $85.0 million in additional borrowings under our revolving credit facilities, subject, in the case of our senior secured credit facilities, to compliance with the covenants and conditions to borrowings under the senior secured credit facilities, which borrowings would be senior to the new notes and the guarantees. We are permitted to incur substantial additional indebtedness, including senior indebtedness, in the future.

        As a result of this subordination, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors or our or their property, the holders of our senior debt and the senior debt of the guarantors are entitled to be paid in full and in cash before any payment may be made with respect to the new notes or the guarantees.

        All payments on the new notes and the guarantees may be blocked by our senior lenders in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on designated senior debt.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the new notes will participate with the trade creditors and all other holders of our and the guarantors' senior subordinated indebtedness in the assets remaining after we and the guarantors have paid all of the senior secured indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the new notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the new notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceeding. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the new notes may receive less, ratably, than the holders of senior indebtedness.

The new notes will not be secured by our assets nor those of our guarantors, and the lenders under our senior secured credit facilities are entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

        In addition to being subordinated to all our existing and future senior debt, the new notes and the guarantees will not be secured by any of our assets. Our obligations under our senior secured credit facilities are secured by, among other things, a first priority pledge of all the common stock of Sensus, substantially all our assets and substantially all the assets of certain of the guarantors as well as certain of the assets of our foreign subsidiaries with respect to the portions of our senior secured credit facilities that are made available to such subsidiaries. If we become insolvent or are liquidated, or if payment under our senior secured credit facilities or in respect of any other secured indebtedness is accelerated, the lenders under our senior secured credit facilities or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured credit facilities or other senior debt). Upon the occurrence of any default under our senior secured credit facilities (and even without accelerating the indebtedness under our senior secured credit facilities), the lenders may be able to prohibit the payment of the new notes and guarantees either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the new notes. See "The Senior Credit Facilities" and "Description of the New Notes—Ranking."

The new notes are not guaranteed by any of Parent's non-domestic subsidiaries and, as a result, will be effectively subordinated to all obligations of the non-guarantor subsidiaries.

        The subsidiary guarantors of the new notes include only our wholly-owned domestic subsidiaries, subject to certain limited exceptions. The new notes are not guaranteed by Parent's other subsidiaries (including all of Parent's foreign subsidiaries). One foreign subsidiary of Parent, incurred $30.0 million of debt under a new European term loan facility and may in the future incur $30.0 million under a new European revolving credit facility. As a result of this structure, the new notes will be effectively subordinated to all indebtedness and other obligations, including trade payables, of the non-guarantor subsidiaries of Parent. The effect of this subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a non-guarantor subsidiary, the assets of that subsidiary could not be used to pay you until after all other claims against that subsidiary, including trade payables, have been fully paid. In addition, holders of minority equity interests in non-guarantor subsidiaries may receive distributions prior to or pro rata with us depending on the terms of the equity interests.

        The historical financial data and the pro forma combined financial data included in this prospectus include data for Parent's non-guarantor subsidiaries. In fiscal 2003, the aggregate net sales of the non-guarantor subsidiaries were $169.9 million, representing approximately 33% of total sales of the Sensus Group and the aggregate net loss of the non-guarantor subsidiaries was $11.2 million. As of December 27, 2003, the aggregate total assets, excluding intercompany balances (based on book value), of the non-guarantor subsidiaries were $212.8 million, representing approximately 23% of total assets of the Sensus Group (based on book value). As of the same date, the non-guarantor subsidiaries had approximately $140.9 million of total liabilities (including trade payables and $30.0 million borrowed by a European subsidiary of Parent under our term loan facilities, but excluding debt owed to the issuer of the new notes or any note guarantor).

Federal and state fraudulent transfer laws and Bermuda law permit a court to void the new notes and the guarantees, and if that occurs, you may not receive any payments on the new notes.

        The new notes are guaranteed by each of the guarantors. Our issuance of the new notes and the issuance of the guarantees by the guarantors may be subject to review under federal and state fraudulent transfer and conveyance statutes or under Bermuda law if a bankruptcy, liquidation or reorganization proceeding, including circumstances in which bankruptcy is not involved, is commenced at some future date by, or on behalf of, our unpaid creditors or unpaid creditors of our guarantors. While the relevant laws may vary from state to state, under such laws the issuance of the new notes and the guarantees and the application of the proceeds therefrom will be a fraudulent conveyance if (1) we issued the new notes and the guarantees with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the new notes or a guarantee, and, in the case of (2) only, one of the following is true:

  •
  we or any of the guarantors were or was insolvent, or rendered insolvent, by reason of such transactions;

  •
  we or any of the guarantors were or was engaged in a business or transaction for which our or the applicable guarantor's assets constituted unreasonably small capital; or

  •
  we or any of the guarantors intended to, or believed that we or it would, be unable to pay debts as they matured.

        If a court were to find that the issuance of the new notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the new notes or such guarantee or subordinate the new notes or such guarantee to presently existing and future indebtedness of ours or of the applicable guarantor, or require the holders of the new notes to repay any amounts received with respect to the new notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any payment on the new notes.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

  •
  the sum of its debts was greater than the fair value of all its assets;

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts and liabilities as they become due; or

  •
  it cannot pay its debts as they become due.

        A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the new notes. Each subsidiary guarantee of the new notes will contain a provision intended to limit the subsidiary guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under applicable fraudulent transfer law.

You cannot be sure that an active trading market will develop for the new notes.

        The new notes are a new issue of securities and there is no established trading market for the new notes. We do not intend to apply to list the new notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system.

        As a result of this and the other factors listed below, an active trading market for the new notes may not develop, in which case the market price and liquidity of the new notes may be adversely affected.

        In addition, you may not be able to sell your new notes at a particular time or at a price favorable to you. Future trading prices of the new notes will depend on many factors, including:

  •
  operating performance and financial condition of the Sensus Group;

  •
  prospects of the Sensus Group or the prospects for companies in our industry generally;

  •
  the interest of securities dealers in making a market in the new notes;

  •
  the market for similar securities;

  •
  prevailing interest rates; and

  •
  the factors described in this prospectus under "Risk Factors."

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the new notes will be subject to disruptions.

A disruption may have a negative effect on you as a holder of the new notes, regardless of our prospects or performance.

        Neither Goldman, Sachs & Co. nor any of its affiliates is obligated to make a market in the new notes. Goldman, Sachs & Co. may engage in market-making activities with respect to the new notes in the future and, should it do so, may discontinue such activities at any time without notice, at its sole discretion.

We may not be able to fulfill our repurchase obligations in the event of a change of control.

        Upon the occurrence of any change of control, we will be required to make a change of control offer to repurchase the new notes. Any change of control also would constitute a default under our senior secured credit facilities. Therefore, upon the occurrence of a change of control, the lenders under our senior secured credit facilities would have the right to accelerate their loans, and we would be required to repay all of our outstanding obligations under our senior secured credit facilities. Also, as our senior secured credit facilities will generally prohibit us from purchasing any new notes, if we do not repay all borrowings under our senior secured credit facilities first or obtain the consent of the lenders under our senior secured credit facilities, we will be prohibited from purchasing the new notes upon a change of control.

        In addition, if a change of control occurs, there can be no assurance that we will have available funds sufficient to pay the change of control purchase price for any of the new notes that might be delivered by holders of the new notes seeking to accept the change of control offer and, accordingly, none of the holders of the new notes may receive the change of control purchase price for their new notes. Our failure to make the change of control offer or to pay the change of control purchase price when due would result in a default under the indenture governing the new notes. See "Description of the New Notes—Defaults."

Bankruptcy may delay payment on the new notes.

        The Bankruptcy Code generally prohibits the payment of pre-bankruptcy debt by a company that commences a bankruptcy case. If we and the guarantors became debtors in bankruptcy cases, so long as the cases were pending you would likely not receive any payment of principal or interest due under the new notes.

There are state securities law restrictions on resale of the new notes.

        In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We do not currently intend to register or qualify the resale of the new notes in any such jurisdictions. However, an exemption is generally available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws may also be available.

You must comply with the exchange offer procedures in order to receive new, freely tradable notes.

        Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

  •
  certificates for old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at The Depository Trust Company, or DTC, New York, New York as a depository, including an agent's message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

  •
  a completed and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message in place of the letter of transmittal; and

  •
  any other documents required by the letter of transmittal.

        Therefore, holders of old notes who would like to tender old notes in exchange for new notes should be sure to allow enough time for the old notes to be delivered on time. We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the exchange agreement. See "The Exchange Offer—Procedures for Tendering Old Notes" and "The Exchange Offer—Consequences of Not Exchanging Old Notes."

Some holders who exchange their old notes may be deemed to be underwriters and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Redemption may adversely affect your return on the notes.

        The notes are subject to redemption at our option. We may choose to redeem the notes at times when prevailing interest rates may be relatively low. In that circumstance, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

Risks Relating to Our Business

We are a newly formed company with no recent operating history as a stand-alone company, which may lead to risks or unanticipated expenses similar to those of a start-up company.

        Prior to our acquisition of Invensys Metering Systems, Invensys provided us with a number of support services, including corporate services such as certain accounting functions, internal audit, treasury, taxation, legal and intellectual property, insurance administration, certain human resource functions and information technology functions. In connection with the Acquisition, we entered into a transition services agreement with Invensys pursuant to which Invensys assists us in establishing stand-alone information technology capability and other human resources and administrative services. See "The Acquisition—Transition Services Agreement." Although we have begun hiring support personnel, transitioning intellectual property and information technology and establishing insurance coverage and employee benefit programs, we cannot assure you that we will be able to replace the services we historically received from Invensys in a timely matter or on terms and conditions we will find acceptable. Although we do not currently estimate that our costs of providing or obtaining services previously obtained from Invensys will increase in any material respect, we cannot assure you that our cost will not exceed amounts historically reflected in the financial statements. Our inability to complete the arrangement of replacement services appropriate for operation as a stand-alone company could negatively affect the continuity of the performance of these functions.

If we cannot successfully implement our business strategy, our business, results of operations and potential for growth will be adversely affected.

        Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control, and we may not be successful in implementing our strategy. In addition, the implementation of our strategy may not improve our operating results. We may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies due to business or competitive factors or factors not currently expected, such as unforeseen costs and expenses or events beyond our control. Any failure to successfully implement our business strategy may adversely affect our results of operations and opportunities for growth.

Our intellectual property may be inadequately protected which could result in loss of our exclusive right to use the intellectual property. Additionally, some of our intellectual property may be misappropriated which could subject us to claims of infringement.

        We rely on a combination of patents, trademarks, copyrights, licenses and trade secret rights to protect our intellectual property throughout the world. We cannot assure you that our patent or trademark applications will be approved, that any patents or trademark registrations that may be issued will adequately protect our intellectual property or that any issued patents or registered trademarks will not be challenged by third parties. Other parties may independently develop similar or superior technologies or designs around any patents that may be issued to us. We cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as the laws of the United States.

        In the ordinary course of our operations, we, and other companies within the Sensus Group, from time to time pursue and are pursued in administrative proceedings and litigation concerning the protection of intellectual property rights. For example, a German competitor initiated proceedings to invalidate German Patent DE 195 35 683 held by a German subsidiary of Parent relating to bulk water meter products, resulting recently in the revocation of that patent by the German patent office. Net sales of products using this patent were approximately $10.0 million in fiscal 2003. Although we do not believe any material impact to the business of the Sensus Group will result from this decision, the holder of the patent is appealing it and intends to vigorously oppose it.

        In addition, a German subsidiary of Parent is currently seeking to invalidate a third-party German Patent DE 196 51 202, which relates to the MEI TWIN compound water meter products and which is registered to a German competitor. We cannot assure you that the suit will be successful. If it is not successful, the German subsidiary could be subject to a lawsuit accusing it of patent infringement. The German subsidiary would vigorously defend itself against any such infringement claim, but there can be no guarantee that it would prevail. Net sales of our MEI TWIN product were approximately $2.8 million in fiscal 2003.

        If successful, third party intellectual property lawsuits could subject us to substantial damages, and require us to cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, or discontinue the use of certain technology. They could also force us to seek licenses to the infringing technology, which licenses may not be available on reasonable terms, or at all. Our ability to sustain current margins on some or all of our products may be affected, which could reduce our sales and profitability. Third party suits could also invalidate our intellectual property rights or those of other members of the Sensus Group. Regardless of the success of any third party-initiated or company-initiated claims, they would likely be time-consuming and expensive to resolve, and would divert the time and attention of our management.

        We have licensed technology from third parties to develop new products or product enhancements, including licenses that relate to many of our current leading products. We also expect to seek technology from third parties in the future as needed or desirable for future products and product enhancements. For example, we are currently in discussions with third parties for licenses to technology important to our next-generation AMR systems. We cannot assure you that third party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain any third party license required to develop new products or product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, or could require that we change our product and design plans, and we may still become involved in third party law suits, any of which could seriously harm or delay our ability to manufacture and sell our products.

Our business is subject to the regulation of, and dependent on licenses granted by, the Federal Communications Commission and other governmental bodies. Changes in existing regulations or the losses of our licenses could adversely affect our business.

        A significant portion of our AMR products use radio spectrum and are subject to regulation by the Federal Communications Commission, or FCC, in the United States. Licenses for radio frequencies must be obtained and periodically renewed. There can be no assurance that any license granted to us or our customers will be renewed on acceptable terms, if at all, or that the FCC will keep in place rules for our frequency bands that are compatible with our business. In the past, the FCC has adopted changes to the requirements for equipment using radio spectrum, and it is possible that the FCC or the United States Congress will adopt additional changes in the future.

        We have committed, and will continue to commit, significant resources to the development of products that use particular radio frequencies. Action by the FCC could require modifications to our products. If we are unable to modify our products to meet such requirements, we could experience delays in completing such modifications, or the cost of such modifications could have a material adverse effect on our future financial condition and results of operations.

        Our radio-based products currently employ both licensed and unlicensed radio frequencies. There must be sufficient radio spectrum allocated by the FCC for our intended uses. As to the licensed frequencies, there is some risk that there may be insufficient available frequencies in some markets to sustain our planned operations. The unlicensed frequencies are available for a wide variety of uses and are not entitled to protection from interference by other users. In the event that the unlicensed frequencies become unacceptably crowded or restrictive, and no additional frequencies are allocated, our business could be materially adversely affected. We are also subject to regulatory requirements on our radio-based products in international markets that vary by country. In some countries, limitations on frequency availability or the cost of making necessary modifications may preclude us from selling our products.

        The water and heat meters business of the Sensus Group is subject to national regulation in many European countries. For instance in Germany, there are national regulations that require cold water meters to be recalibrated and repaired every six years. Hot water and heat meters need to be recalibrated and repaired every five years. Other European countries, including The Netherlands, Austria, Switzerland, the Czech Republic and Slovakia, have similar regulations. Because of the relative expense involved in repairing water and heat meters, many customers install new meters at the time these national regulations call for recalibration and repair. If these national regulations were changed to extend the time for recalibration and repair, that could decrease sales of water and heat meters in Europe. If European or other countries were to impose new or change existing regulations regarding products, that could also materially and adversely affect the business, financial condition and results of operation of the Sensus Group.

        We are also subject to governmental regulations related to occupational safety and health, labor, and wage practices. In addition, we are subject to various government regulations regarding the performance of certain engineering services. Failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of our production processes, cessation of operations or other actions which could materially and adversely affect our business, financial condition and results of operations.

We depend on our ability to develop new products for our success. There is no guarantee we will continue to be successful in developing new products.

        We have made, and expect to continue to make, substantial investments in technology development. Our future success will depend, in part, on our ability to continue to design and manufacture new competitive products and to enhance our existing products. This product development will require continued investment in order to maintain our market position. There can be no assurance that unforeseen problems will not occur with respect to the development, performance or market acceptance of our technologies or products or that we will meet our product development schedules. In addition, there can be no assurance that we will have market acceptance of our new products and systems. For example, market acceptance for AMR systems varies by country based on such factors as the regulatory and business environment, labor costs and other economic conditions. We believe that our customers rigorously evaluate their suppliers on the basis of a number of factors, including:

  •
  product quality;

  •
  reliability and timeliness of delivery;

  •
  new product innovation;

  •
  price competitiveness;

  •
  technical expertise and development capability;

  •
  product design capability;

  •
  manufacturing expertise;

  •
  operational flexibility;

  •
  customer service; and

  •
  overall management.

        Our success depends on our ability to continue to meet our customers' changing requirements. We cannot assure you that we will be able to address technological advances or introduce new products that may be necessary to allow us to remain competitive within our businesses. Furthermore, we cannot assure you that we can adequately protect any of our own technological developments to produce a sustainable competitive advantage.

We have transitioned a substantial portion of our manufacturing capabilities to contract manufacturers. If we are unable to manage our outsourcing arrangements effectively, or if we are unable to accurately project demand, our revenue and profitability could be harmed.

        Our future operating results will depend on our ability to develop and manufacture products cost-effectively. To minimize manufacturing costs, as well as focus on our core competencies and streamline our operations, we have outsourced production of products representing approximately 8.2% of fiscal 2003 total net sales. The primary products that we have outsourced have been the MXU radio transducers and iCon electric meters. The outsourcing of production capabilities somewhat diminishes the day-to-day control that we are able to exercise over the production process which could result in quality problems, and correspondingly increased product warranty costs. In addition, as we outsource more and more production capacity, we will retain limited internal production capacity, and will, therefore, rely on our contract manufacturers to fill orders on a timely basis. We will be required to provide accurate forecasts to our contract manufacturers in order to satisfy demand for our products. If we overestimate our requirements, we may be required to purchase quantities of products that exceed customer demand. If we underestimate our requirements, we may have inadequate inventory from which to meet customer demand.

We rely on independent distributors for a significant portion of our sales. There is no guarantee that we will be able to retain the services of these distributors.

        In addition to our own direct sales force, we depend on the services of independent distributors to sell our products and provide service and aftermarket support to our end-customers. In fiscal 2003, approximately 25% of the net sales of the Sensus Group were generated from sales to our top ten distributors, with approximately 12% of our net sales coming from sales to distributors affiliated with National Waterworks, Inc. In fiscal 2003, approximately 55% of the net sales of the Sensus Group were generated through distributors. The majority of the distribution contracts we have with these independent distributors are cancelable by the distributor after a short notice period. We cannot assure you that these distributors will not terminate their agreements with us.

        Our reliance on these major distributors exposes us to:

  •
  the risk of changes in the business condition of our major distributors;

  •
  the risk that these distributors may decide to terminate their agreements with us and offer our competitors' products instead; and

  •
  the risk that the loss of a major distributor could adversely affect our results of operations.

        The loss of one or more key distributors, such as distributors affiliated with National Waterworks, Inc. or a substantial number of our other distributors, could materially reduce our sales and profits. While our relationships with our ten largest distributors have been long-standing, distributors in our industry have experienced significant consolidation in recent years, and we cannot assure you that our distributors will not be acquired by other distributors who buy products from our competitors. We also cannot assure you that, as consolidation among distributors continues, distributors will not be able to force us to lower our prices, which would have an adverse impact on our results of operations.

Environmental compliance costs and liabilities could reduce our net income and cash available for operations.

        We are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges and waste management. We incur, and expect to continue to incur, significant capital and operating costs to comply with environmental laws and regulations. In fiscal 2003, the Sensus Group incurred $0.5 million of costs related to environmental compliance. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines, penalties or enforcement actions, third party claims for property damage and personal injury or requirements to clean up property, including the installation of pollution control equipment or remedial actions. These laws may provide for "strict liability" for damages to natural resources or threats to public health and safety. Strict liability can render a party liable for environmental damage without regard to negligence or fault on the part of the party.

        We use hazardous substances and generate hazardous wastes in our operations. In addition, many of our current and former properties and those of other companies in the Sensus Group are or have been used for industrial purposes and are known to be contaminated as a result of prior operations. Accordingly, we, and they, are subject to potentially material liabilities relating to the ongoing investigation and cleanup of these properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, a German subsidiary of Parent has been identified as a source for a regional groundwater contamination problem in the vicinity of its facility in Ludwigshafen, Germany. Pursuant to the terms of the agreement for the acquisition of Invensys Metering Systems, certain subsidiaries of Invensys, including Invensys International Holdings Limited, Invensys, Inc. and BTR Industries Limited, have agreed to indemnify us against certain pre-existing environmental liabilities, including liabilities associated with several U.S. facilities and the Ludwigshafen, Germany facility. Subject to certain specific exceptions, Invensys is only required to indemnify the Sensus Group for environmental liabilities which relate to our businesses to the extent that they exceed $6.0 million, generally, and $339,000, in the case of the contamination at the facility in Ludwigshafen, Germany. In addition, claims for indemnification arising from environmental contamination must, subject to certain exceptions, be asserted against Invensys prior to the fifth anniversary of the Acquisition and are limited to an aggregate indemnity of $25.0 million. See "The Acquisition—Indemnification Obligations."

        Moreover, stricter enforcement of existing laws and regulations, new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could reduce our earnings and our cash available for operations.

We face potential liability from asbestos exposure claims.

        One of our subsidiaries, along with as many as 200 or more other companies, is a defendant in several lawsuits filed between July 2002 and March 2004 in Mississippi by groups of plaintiffs alleging illnesses from exposure to asbestos or asbestos-containing products. Personal injury claims, including those related to asbestos exposure, can result in very large monetary awards for the plaintiff, particularly in southern states such as Mississippi, which are perceived to provide a sympathetic forum for these types of claims. Because the cases are in initial stages, it is uncertain whether any plaintiffs have an asbestos-related illness, or were exposed to an asbestos-containing component part of a product of our subsidiary or whether such exposure could have been a contributing factor to the alleged illness. There have been no settlements, verdicts, judgments, or dismissals of these claims. Although we are entitled to indemnification for legal and indemnity costs for asbestos claims related to these products from certain subsidiaries of Invensys pursuant to the stock purchase agreement for the acquisition of Invensys Metering Systems, such indemnities, when aggregated with all other indemnity claims, are limited to the purchase price paid by us for the acquisition. See "The Acquisition—Indemnification Obligations."

We have recorded a significant amount of intangible assets that may never generate the returns we expect, which may require us to write off a significant portion of our intangible assets and would have an adverse effect on our financial condition and results of operations.

        Our acquisitions have resulted in significant increases in identifiable intangible assets and goodwill. Identifiable intangible assets, which include customer relationships, trademarks and tradenames, license agreements and technology acquired by the Sensus Group in acquisitions, were approximately $259.7 million at December 27, 2003, representing approximately 27.6% of total assets. Goodwill, which relates to the excess of cost over the fair value of the net assets of the businesses we acquired, was approximately $356.0 million at December 27, 2003, representing approximately 37.9% of our total assets. Total identifiable intangible assets, including trademarks, tradenames, patents, customer relationships and a non-competition agreement, were increased substantially as a result of our acquisition of Invensys Metering Systems.

        Goodwill and identifiable intangible assets, which are deemed to have indefinite lives, are recorded at fair value on the date of acquisition and, under FAS 142, are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of the acquired business, and a variety of other circumstances. The amount of any impairment must be written off. We may never realize the full value of our intangible assets. Any future determination requiring the write-off of a significant portion of intangible assets would have an adverse effect on our financial condition and results of operations.

We are facing increasing competition. If we are unable to successfully implement our business strategy we risk losing market share to these competitors.

        We face competitive pressures from a variety of companies in each of the markets we serve. Some of our present and potential future competitors have or may have substantially greater financial, marketing, technical or manufacturing resources, and in some cases, greater name recognition, market penetration and experience than us. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of their products and services than we can. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that increase their ability to address the needs of our prospective customers. For example, in October 2003, Roper Industries Inc. announced that it signed a definitive agreement to buy our competitor, Neptune Technology Group Inc. and its water metering business. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. If we cannot compete successfully against current or future competitors, it could have a material adverse effect on our business, financial condition, results of operations and cash flow.

        Additionally, some of our larger, more sophisticated customers are attempting to reduce the number of vendors from which they purchase in order to increase their efficiency. If we are not selected to become one of these preferred providers, we may lose access to certain sections of the markets in which we compete. Our customers increasingly demand a broad product range and we must continue to develop our expertise in order to manufacture and market these products successfully. To remain competitive, we will need to invest continuously in research and development, manufacturing, customer service and support, marketing and our distribution networks. We may also have to adjust the prices of some of our products to stay competitive. We cannot assure you that we will have sufficient resources to continue to make such investments or that we will maintain our competitive position within each of the markets we serve.

We are dependent on the utility industry, which may experience volatility. This volatility could cause our results of operation to vary significantly from period to period.

        In fiscal 2003, approximately 93% of total net sales of the Sensus Group were derived from sales of products and services to the utility industry. Purchases of our products are, to a substantial extent, deferrable in the event that utilities reduce capital expenditures as a result of, among other factors, mergers and acquisitions, pending or unfavorable regulatory decisions, poor sales due to weather conditions, rising interest rates or general economic downturns.

        The utility industry, both domestic and foreign, is generally characterized by long budgeting, purchasing and regulatory process cycles that can take up to several years to complete. Our utility customers typically issue requests for quotes and proposals, establish evaluation committees, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility.

        Such purchase decisions are often put on hold indefinitely when merger negotiations begin. If our customers engaged in a high amount of merger and acquisition activity, our sales could be materially adversely affected. If future state or other regulatory decisions are issued that could cause a delay in purchasing decisions, or if we experience changes in our customer base or requirements to modify our products and services (or develop new products or services) to meet the needs of market participants, our results could be materially and adversely affected.

        Many of our products are distributed to utilities contractors in connection with residential, commercial and industrial construction projects. Historically, new housing construction has decreased during economic slowdowns and the level of activity in the commercial and industrial construction markets depends on the general economic outlook, corporate profitability, interest rates and existing plant capacity utilization. In general, factors such as trends in the construction industry, billing practices, changes in municipal spending or other factors that influence metering products sales are not within our control and, as a result, may have a material adverse effect on our operating results and financial condition.

If we are unable to meet future capital needs of our business, we will be unable to make necessary capital investments and our business may be adversely affected.

        We periodically make capital investments to, among other things, maintain and upgrade our facilities and enhance our production processes. As we maintain and grow our business, we may have to incur significant capital expenditures. We believe that we will be able to fund these expenditures through cash flow from operations and borrowings under our senior secured credit facilities. We cannot assure you that we will have, or be able to obtain, adequate funds to make all necessary capital expenditures when required, or that the amount of future capital expenditures will not be materially in excess of our anticipated or current expenditures. If we are unable to make necessary capital expenditures, our product line may become dated, our productivity may be decreased and the quality of our products may be adversely affected, which, in turn, could reduce our sales and profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We are subject to work stoppages at our facilities, or our customers may be subjected to work stoppages, which could seriously impact the profitability of our business.

        As of December 27, 2003, the Sensus Group had approximately 3,300 employees, of whom approximately 1,200 were employed in the United States and approximately 2,100 were employed abroad. As of December 27, 2003, approximately 55% of our employees located in the United States were represented by labor unions and approximately 37% of the workforce of the Sensus Group were employed in Europe, where trade union membership is common.

        In the United States, we are a party to labor agreements with the United Steel Workers of America and the United Automobile Workers. The current agreement with the UAW and Precision Die Casting in Russellville, KY, which was reached after lengthy negotiations and an approximate one-month work stoppage, expires in October 2006. The United Steel Workers agreement in Uniontown, PA is in effect until the end of February 2008. The existing agreement with the Steel Workers at Smith-Blair Inc. in Texarkana, AR is in effect until the end of March 2007.

        In Germany, employees of the Sensus Group are represented by IG Metall, which negotiates labor terms and conditions with local Employers Associations that also represent other employers. The outcome of these negotiations also directly affects non-unionized employees to the extent that individual employment agreements contain cross references to relevant metal union contracts. The current framework union agreement with IG Metall that applies to the Ludwigshafen and Hannover operations of the Sensus Group was recently renegotiated and the new contract will expire in February 2006. Although we believe that our relations with our employees are generally good, a strike, work stoppage or other slowdown by our unionized workers could cause a disruption of our operations, which could interfere with our ability to deliver products on a timely basis and could have other negative effects, such as decreased productivity and increased labor costs. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially adversely affected.

        Many of our direct and indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where our products are used and, thus, adversely affect the demand for our products.

A number of key personnel are critical to the success of our business. The loss of any such personnel would adversely affect our business.

        Our success depends in large part upon our ability to retain our senior management, including Daniel W. Harness, our Chief Executive Officer, Peter Mainz, our Chief Financial Officer, and Barry W. Seneri, our Executive Vice President of Operational Excellence. The loss of one or more of these individuals could have a material adverse effect on our business. Our success also depends on our ability to recruit, retain and motivate highly-skilled sales, marketing and technical personnel. Competition for these persons in our industry is intense and we may not be able to successfully recruit, train or retain qualified personnel. If we fail to retain and recruit the necessary personnel, our business and our ability to obtain new customers, develop new products and provide acceptable levels of customer service could suffer. In connection with the acquisition of Invensys Metering Systems, we entered into employment agreements with Messrs. Harness and Mainz; however, we cannot assure you that these individuals will stay with us. If any of these persons were to leave our company it could be difficult to replace him or her, and our business could be harmed. In addition, we do not maintain "key man" life insurance on the lives of members of our senior management.

International operations expose the Sensus Group to numerous risks that are not common to purely domestic businesses.

        In fiscal 2003 and for the nine months ended December 27, 2003, foreign operations of the Sensus Group represented approximately 32% and 33% of combined and consolidated net sales, respectively. The Sensus Group is subject to the risks inherent in conducting business across national boundaries, any one of which could adversely impact its business. These risks include:

  •
  regional economic downturns;

  •
  changes in governmental policy or regulation;

  •
  restrictions on the transfer of funds into or out of the country;

  •
  import and export duties and quotas;

  •
  domestic and foreign customs and tariffs;

  •
  different regimes controlling the protection of our intellectual property;

  •
  international incidents;

  •
  military outbreaks;

  •
  government instability;

  •
  nationalization of foreign assets;

  •
  government protectionism;

  •
  compliance with U.S. Department of Commerce export controls;

  •
  potentially negative consequences from changes in tax laws;

  •
  higher interest rates;

  •
  requirements relating to withholding taxes on remittances and other payments by subsidiaries;

  •
  difficulty in staffing and managing widespread operations;

  •
  restrictions on our ability to own or operate subsidiaries, make investments or acquire new businesses in these jurisdictions; and

  •
  exposure to liabilities under the Foreign Corrupt Practices Act.

For example, weak economic conditions in Europe and South America resulted in lower water meter sales for the nine months ended December 27, 2003. Also, our Chinese joint venture relies on a utility that is owned by a local governmental entity for its manufacturing facilities. There can be no assurance that we will continue to have the cooperation of the local Chinese government in our manufacturing operations. As an additional example, the political and economic instability currently prevalent in South American countries has limited our ability to grow our business in those countries. We cannot assure you that one or more of these factors will not impair the current or future international operations of the Sensus Group and, as a result, harm our overall business.

We are subject to the effects of fluctuations in foreign exchange rates.

        The financial condition and results of operations of each operating foreign subsidiary of Parent are reported in the relevant local currency and then translated into U.S. dollars at the applicable currency exchange rate for inclusion in the financial statements of the Sensus Group. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. For example, for the nine months ended December 27, 2003, net sales were positively impacted by the appreciation of the euro versus the U.S. dollar by $18.6 million. During that same period, had the U.S. dollar appreciated versus the euro, the U.S. dollar denominated net sales for the Sensus Group would have been adversely impacted.

        In addition to currency translation risks, the Sensus Group incurs currency transaction risk whenever one of its operating subsidiaries enters into either a purchase or a sales transaction using a different currency than the currency in which it receives revenues. Given the volatility of exchange rates, there can be no assurance that the Sensus Group will be able to effectively manage its currency transaction and/or translation risks or that any volatility in currency exchange rates will not have a material adverse effect on the financial condition or results of operation of the Sensus Group.

We may face volatility in the availability of energy and raw materials used in our manufacturing process.

        In the manufacturing of our products, we use large amounts of energy, including electricity and gas, and raw materials and processed inputs, including brass castings, aluminum ingot, plastics and rubber. We obtain energy, raw materials and certain manufactured components from thirty-party suppliers. We do not maintain long-term supply contracts with our suppliers. The loss of, or a substantial decrease in the availability of, such products from some of our suppliers, or the loss of key supplier relationships could have a material adverse effect on our business, results of operations and financial condition. The availability and prices of electricity, gas and raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. In addition, supply interruptions could arise from shortages of electricity, gas and raw materials, labor disputes, transportation disruptions, impaired financial condition of suppliers, weather emergencies or other natural disasters. Any change in the supply of, or price for, these energy sources and raw materials may adversely affect our ability to satisfy our customers on a timely basis and thereby negatively affect our financial performance. In addition, we may not be able to pass any price increases in raw materials or other product inputs along to our customers in the form of higher prices, which may have a adverse affect on our operating results.

We face potential product liability claims relating to products we manufacture or distribute. The successful assertion of a large product liability claim could subject us to substantial damages.

        We face risk of exposure to existing and future product liability claims in the event that the use of our products is alleged to have resulted in injury or other adverse effects. We currently maintain product liability insurance coverage providing for primary coverage of $2.0 million and excess coverage of $50.0 million, but we cannot assure you that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. In addition, although we are entitled to indemnification from certain subsidiaries of Invensys under the terms of the stock purchase agreement for certain product liability claims existing prior to our acquisition of Invensys Metering Systems, we cannot assure you that we will be able to recover from the indemnifying parties in the event we are found liable. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for long periods of time, regardless of the ultimate outcome of the litigation with respect to those claims. An unsuccessful product liability defense could have a material adverse effect on our business, financial condition or results of operations or our ability to make payments on the new notes when due. In addition, our business depends on the strong product reputation we believe we have developed. In the event that this reputation is damaged, we may face difficulty in maintaining the pricing of some of our products, which would reduce our sales and profitability.

We may be unable to identify attractive acquisition candidates, successfully integrate our acquired operations or realize the intended benefits of our acquisitions. As a result, growth from acquisitions could be limited.

        We may pursue selective strategic acquisition opportunities. We may evaluate potential acquisitions, some of which could be material, and engage in discussions with acquisition candidates. We cannot assure you that suitable acquisition candidates will be identified and acquired in the future, that the financing of any such acquisition will be available on satisfactory terms or that we will be able to accomplish our strategic objectives as a result of any such acquisition. Nor can we assure you that our acquisition strategies will be successfully received by customers or achieve their intended benefits. If we consummate an acquisition, our capitalization and results of operations may change significantly. Future acquisitions would likely result in the incurrence of debt and contingent liabilities and an increase in interest expense and amortization expenses or periodic impairment charges related to goodwill and other intangible assets as well as significant charges relating to integration costs, which could have a material adverse effect on our results of operations or financial condition. Often acquisitions are undertaken to improve the operating results of either or both of the acquirer and the acquired company and we cannot assure you that we will be successful in this regard. We will encounter various risks in acquiring other companies, including the possible inability to integrate an acquired business into our operations, diversion of management's attention and unanticipated problems or liabilities, some or all of which could materially and adversely affect us.

We rely on our information technology systems to conduct our business. If these systems fail to adequately perform these functions, or if we experience an interruption in their operation, our business and financial results could be adversely affected.

        The efficient operation of our business is dependent on our information technology systems. We rely on our information technology systems to effectively manage our business data, communications, computing needs and production and supply chain, and conduct order entry, order fulfillment, inventory replenishment, e-commerce and other business processes. The failure of our information technology systems to perform as we anticipate could disrupt our business and could result in decreased sales, increased overhead costs, excess inventory and product shortages, causing our business and results of operations to suffer. In addition, our information technology systems are vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power loss and computer systems failure and viruses. Any such interruption could have a material adverse effect on our business.

We are controlled by our principal investors, whose interests in our business may be different than yours and who control the appointment of our board of directors. As a result, conflicts may exist with respect to fundamental business decisions

        Our principal investors, The Resolute Fund and GS Capital Partners, beneficially own approximately 65.9% and 32.9% of Sensus, respectively, through their equity interests in Holdings. Our entire board was designated by persons affiliated with The Resolute Fund and GS Capital Partners, and persons affiliated with The Resolute Fund have the ability to designate a majority of the board. In addition, persons affiliated with our principal investors control the appointment of management and the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The interests of our principal investors and their affiliates, with respect to these and other business decisions, could conflict with yours. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our principal investors as equity holders might conflict with your interests as a new note holder. Affiliates of our principal investors may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the new notes. In addition, our principal investors or their affiliates may in the future own businesses that directly compete with ours.

Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war, including the military action in Iraq, have and could negatively impact the U.S. and foreign economies, the financial markets, the industries in which we operate, our operations and our profitability.

        Terrorist attacks may negatively affect our operations and your investment. There can be no assurance that there will not be further terrorist attacks worldwide. These attacks have contributed to economic instability in the United States and elsewhere, and further acts of terrorism, violence or war could further affect the industries in which we operate, our business and our results of operations. In addition, terrorist attacks or hostilities may directly impact our physical facilities or those of our suppliers or customers and could impact our sales, our supply chain, our production capability and our ability to deliver our products and services to our customers. The consequences of any terrorist attacks or hostilities are unpredictable, and we may not be able to foresee events that could have an adverse effect on our operations or your investment.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements that are subject to risks and uncertainties. All statements included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of the Sensus Group. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "may," "could," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        These forward-looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Actual future results may vary materially as a result of various risks and uncertainties, including, but not limited to:

  •
  our inability to complete the arrangement of replacement services appropriate for operation as a stand-alone company;

  •
  our inability to successfully implement our business strategy;

  •
  claims of infringement or misappropriation of our intellectual property;

  •
  compliance with regulations of the Federal Communications Commission and other governmental bodies;

  •
  our inability to develop new products;

  •
  our reliance on independent distributors;

  •
  costs associated with environmental compliance and liabilities;

  •
  our inability to realize the full value of our intangible assets;

  •
  competition in our industry;

  •
  our dependence on the utility industry, which has experienced volatility;

  •
  our inability to meet our debt service obligations;

  •
  the availability and terms of additional capital to fund our operations;

  •
  work stoppages experienced by us or our customers or suppliers;

  •
  our inability to retain and attract key personnel;

  •
  instability of foreign economies and fluctuations in foreign exchange rates;

  •
  the availability and/or cost of energy and raw materials;

  •
  product liability claims relating to products we manufacture or distribute;

  •
  our reliance on information technology systems to conduct our business; and

  •
  terrorist attacks and other acts of violence or war.

        Because of these factors, we caution that investors should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

THE EXCHANGE OFFER

Purpose and Effect; Registration Rights

        On December 17, 2003 (the "issue date") we sold $275.0 million of our 8 5/8% Senior Subordinated Notes due 2013 in a private placement. The old notes were resold under an offering circular dated December 11, 2003 in reliance on Rule 144A and other available exemptions under the Securities Act of 1933, as amended. On December 17, 2003, we, the guarantors and the initial purchasers also entered into a registration rights agreement pursuant to which each of us and the guarantors agreed that we would, at our expense, for the benefit of the holders of the old notes, subject to certain exceptions:

  (1)
  within 90 days after the issue date, file a registration statement (the "exchange offer registration statement") with the SEC with respect to a registered offer (the "registered exchange offer") to exchange the old notes for new notes of Sensus having terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions);

  (2)
  use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 210 days after the issue date;

  (3)
  as soon as practicable after the effectiveness of the exchange offer registration statement, offer the new notes in exchange for surrender of the old notes; and

  (4)
  keep the registered exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the registered exchange offer is mailed to the holders of the old notes.

        For each old note tendered to us pursuant to the registered exchange offer, we will issue to the holder of such old note a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor, or, if no interest has been paid on such old note, from the date of its original issue.

        Under existing SEC interpretations, the new notes will be freely transferable by holders other than our affiliates after the registered exchange offer without further registration under the Securities Act if the holder of the new notes represents to us in the registered exchange offer that it is acquiring the new notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the new notes and that it is not an affiliate of Sensus, as such terms are interpreted by the SEC; provided, however, that broker-dealers receiving new notes in the registered exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to new notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the exchange offer registration statement.

        Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such new notes for 180 days following the effective date of such exchange offer registration statement (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

        A holder of old notes (other than certain specified holders) who wishes to exchange such old notes for new notes in the registered exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the registered exchange offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes and that it is not an "affiliate" of Sensus, as defined in Rule 405 of the Securities Act.

        In the event that:

  (1)
  applicable interpretations of the staff of the SEC do not permit us to effect such a registered exchange offer; or

  (2)
  for any other reason we do not consummate the registered exchange offer within 250 days of the issue date; or

  (3)
  an Initial Purchaser shall notify us following consummation of the registered exchange offer that old notes held by it are not eligible to be exchanged for new notes in the registered exchange offer; or

  (4)
  certain holders are prohibited by law or SEC policy from participating in the registered exchange offer or may not resell the new notes acquired by them in the registered exchange offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

  (1)
  promptly file a shelf registration statement with the SEC covering resales of the old notes or the new notes, as the case may be;

  (2)
  (A) in the case of clause (1) above, use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 210th day after the issue date and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to the 60th day after the date on which the shelf registration statement is required to be filed; and

  (3)
  keep the shelf registration statement effective until the earliest of (A) the time when the old notes covered by the shelf registration statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the issue date and (C) the date on which all old notes registered thereunder are disposed of in accordance therewith.

        We will, in the event a shelf registration statement is filed, among other things, provide to each holder for whom such shelf registration statement was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the old notes or the new notes, as the case may be. A holder selling such old notes or new notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification obligations).

        We will pay additional cash interest on the applicable old notes and new notes, subject to certain exceptions,

  (1)
  if we fail to file an exchange offer registration statement with the SEC on or prior to the 90th day after the issue date,

  (2)
  if the exchange offer registration statement is not declared effective by the SEC on or prior to the 210th day after the issue date or, if obligated to file a shelf registration statement pursuant to clause 2(A) above, a shelf registration statement is not declared effective by the SEC on or prior to the 210th day after the issue date,

  (3)
  if the Exchange Offer is not consummated on or before the 40th day after the exchange offer registration statement is declared effective,

  (4)
  if obligated to file the shelf registration statement pursuant to clause 2(B) above, we fail to file the shelf registration statement with the SEC on or prior to the 45th day (the "shelf filing date") after the date on which the obligation to file a shelf registration statement arises,

  (5)
  if obligated to file a shelf registration statement pursuant to clause 2(B) above, the shelf registration statement is not declared effective on or prior to the 60th day after the shelf filing date, or

  (6)
  after the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (6) a "registration default");

from and including the date on which any such Registration Default shall occur to but excluding the date on which all registration defaults have been cured.

        The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a registration default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the old notes and the new notes.

Expiration Date; Extensions

        The expiration date of the exchange offer is                 , 2004 at 5:00 p.m., New York City time. We may extend the exchange offer in our sole discretion. If we extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended. We will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We expressly reserve the right, in our sole and absolute discretion:

  •
  to delay accepting any old notes;

  •
  to extend the exchange offer;

  •
  if any of the conditions under "—Conditions of the Exchange Offer" have not been satisfied, to terminate the exchange offer; and

  •
  to waive any condition or otherwise amend the terms of the exchange offer in any manner.

        If the exchange offer is amended in a manner we deem to constitute a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes. Any delay in acceptance, extension, termination or amendment will be followed promptly by an oral or written notice of the event to the exchange agent. We will also make a public announcement of the event. Without limiting the manner in which we may choose to make any pubic announcement and subject to applicable law, we have no obligation to publish, advertise or otherwise communicate any pubic announcement other than by issuing a release to a national news service.

Terms of the Exchange Offer

        We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 in principal amount of new notes for each $1,000 in principal amount of outstanding old notes. We will accept for exchange any and all old notes that are validly tendered on or before 5:00 p.m., New York City time, on the expiration date. Tenders of the old notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the exchange offer is subject to the terms of the registration rights agreement and the satisfaction of the conditions described under "—Conditions of the Exchange Offer." Old notes may be tendered only in multiples of $1,000. Holders of old notes may tender less than the aggregate principal amount represented by their old notes if they appropriately indicate this fact on the letter of transmittal accompanying the tendered old notes or indicate this fact under the procedures for book-entry transfer described below.

        As of the date of this prospectus, $275.0 million in aggregate principal amount of the old notes were outstanding. Solely for reasons of administration, we have fixed the close of business on                        , 2004 as the record date for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining the eligible holders of the old notes who are entitled to participate in the exchange offer.

        We will be deemed to have accepted validly tendered old notes when, as and if we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes and for purposes of receiving the new notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or otherwise, certificates for the unaccepted old notes will be returned, without expense, to the tendering holder promptly after the expiration date.

        Holders of old notes do not have appraisal or dissenters' rights under applicable law or the indenture as a result of the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations under the Securities Exchange Act of 1934, including Rule 14e-1.

        Holders who tender their old notes in the exchange offer will not be required to pay brokerage commissions or fees or, following the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes under the exchange offer. We will pay all charges and expenses, other than transfer taxes in some circumstances, in connection with the exchange offer. See "—Fees and Expenses" for more information about the costs of the exchange offer.

        We do not make any recommendation to holders of old notes as to whether to tender any of their old notes under the exchange offer. In addition, no one has been authorized to make any recommendation. Holders of old notes must make their own decision whether to participate in the exchange offer and, if the holder chooses to participate in the exchange offer, the aggregate principal amount of old notes to tender, after reading carefully this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Conditions of the Exchange Offer

        You must tender your old notes in accordance with the requirements of this prospectus and the letter of transmittal in order to participate in the exchange offer.

        Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange any old notes, and we may terminate or amend the exchange offer, if we are not permitted to effect the exchange offer under applicable law or any interpretation of applicable law by the staff of the Securities and Exchange Commission. If any of these events or conditions occur, we may, subject to applicable law, terminate the exchange offer and return all old notes tendered for exchange or we may waive any condition or amend the terms of the exchange offer.

        We expect that the above conditions will be satisfied. The above conditions are for our sole benefit and may be waived by us at any time in our sole discretion. Our failure at any time to exercise any of the above rights will not be a waiver of those rights and each right will be deemed an ongoing right that may be asserted at any time, provided that all conditions to the exchange offer, other than any involving governmental approval, must be satisfied or waived before the expiration of the exchange offer.

Interest

        Each new note will bear interest from the most recent date to which interest has been paid or duly provided for on the old note surrendered in exchange for the new note or, if no interest has been paid or duly provided for on the old note, from December 17, 2003. Holders of the old notes whose old notes are accepted for exchange will not receive accrued interest on their old notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on their old notes prior to the original issue date of the new notes or, if no interest has been paid or duly provided for, will not receive any accrued interest on their old notes, and will be deemed to have waived the right to receive any interest on their old notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after December 17, 2003.

Procedures for Tendering Old Notes

        The tender of a holder's old notes and our acceptance of old notes will constitute a binding agreement between the tendering holder and us upon the terms and conditions of this prospectus and the letter of transmittal. Unless a holder tenders old notes according to the guaranteed delivery procedures or the book-entry procedures described below, the holder must transmit the old notes, together with a properly completed and executed letter of transmittal and all other documents required by the letter of transmittal, to the exchange agent at its address before 5:00 p.m., New York City time, on the expiration date. The method of delivery of old notes, letters of transmittal and all other required documents is at the election and risk of the tendering holder. If delivery is by mail, we recommend delivery by registered mail, properly insured, with return receipt requested. Instead of delivery by mail, we recommend that each holder of old notes use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery.

        Any beneficial owner of the old notes whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes in the exchange offer should contact that registered holder promptly and instruct that registered holder to tender on its behalf. If the beneficial owner wishes to tender directly, it must, prior to completing and executing the letter of transmittal and tendering old notes, make appropriate arrangements to register ownership of the old notes in its name. Beneficial owners should be aware that the transfer of registered ownership may take considerable time.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account in accordance with DTC's procedures for the transfer. To be timely, book-entry delivery of old notes requires receipt of a confirmation of a book-entry transfer before the expiration date.

Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, properly completed and executed, with any required signature guarantees and any other required documents or an agent's message, as described below, must in any case be delivered to and received by the exchange agent at its address on or before the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

        DTC has confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, participants in DTC's Automated Tender Offer Program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with DTC's Automated Tender Offer Program procedures for transfer. DTC will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's Automated Tender Offer Program that is tendering old notes that are the subject of the book-entry confirmation; that the participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and that we may enforce the agreement against that participant.

        Each signature on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Delivery Instructions;" or

  •
  for the account of an eligible institution, as described below.

        If a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, the signature must be guaranteed by a participant in a recognized medallion signature program. If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes surrendered for exchange must be endorsed by the registered holder, with the signature guaranteed by a medallion signature guarantor. If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should sign in that capacity when signing. The person must submit to us evidence satisfactory, in our sole discretion, of his or her authority to so act unless we waive the requirement.

        As used in this prospectus with respect to the old notes, a "registered holder" is any person in whose name the old notes are registered on the books of the registrar. An "eligible institution" is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of old notes tendered for exchange. Our determination will be final and binding. We reserve the absolute right to reject old notes not properly tendered and to reject any old notes if acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to particular old notes at any time, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within the period of time as we determine. Neither we nor the exchange agent is under any duty to give notification of defects in the tenders or will incur any liability for failure to give the notification. The exchange agent will use reasonable efforts to give notification of defects or irregularities with respect to tenders of old notes for exchange but will not incur any liability for failure to give the notification. Tenders of old notes will not be deemed to have been made until the irregularities have been cured or waived.

        By tendering, you will represent to us that, among other things:

  •
  you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933;

  •
  you will acquire the new notes in the ordinary course of your business;

  •
  you are not a broker-dealer that acquired your old notes directly from us in order to resell them in reliance on Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933;

  •
  if you are a broker-dealer that acquired your old notes as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of new notes; and

  •
  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the new notes.

        In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the letter of transmittal.

Guaranteed Delivery Procedures

        If you wish to tender your old notes and:

  •
  your old notes are not immediately available;

  •
  you are unable to deliver on time your old notes or any other document that you are required to deliver to the exchange agent; or

  •
  you cannot complete the procedures for delivery by book-entry transfer on time;

you may tender your old notes according to the guaranteed delivery procedures described in the letter of transmittal. Those procedures require that:

  •
  tender must be made by or through an eligible institution and a notice of guaranteed delivery must be signed by the holder;

  •
  on or before the expiration date, the exchange agent must receive from the holder and the eligible institution a properly completed and executed notice of guaranteed delivery by facsimile, mail or hand delivery containing the name and address of the holder, the certificate number or numbers of the tendered old notes, the principal amount of tendered old notes, a statement that the tender is being made, and a guarantee that within three business days after the expiration date, the certificates representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

  •
  properly completed and executed documents required by the letter of transmittal and the tendered old notes in proper form for transfer or confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC must be received by the exchange agent within three business days after the expiration date of the exchange offer.

        Any holder who wishes to tender old notes under the guaranteed delivery procedures must ensure that the exchange agent receives the notice of guaranteed delivery and letter of transmittal relating to the old notes before 5:00 p.m., New York City time, on the expiration date.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept old notes that are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date. The new notes will be delivered promptly after the expiration date. For purposes of the exchange offer, we will be deemed to have accepted validly tendered old notes when, as and if we have given notice to the exchange agent.

Withdrawal Rights

        Tenders of the old notes may be withdrawn by delivery of a written or facsimile transmission notice to the exchange agent at its address set forth under "—The Exchange Agent; Assistance" at any time before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which old notes were tendered, including any required signature guarantees, or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by us in our sole discretion, executed by the registered holder, with the signature guaranteed by a medallion signature guarantor, together with the other documents required upon transfer by the indenture; and

  •
  specify the name in which the old notes are to be re-registered, if different from the person who deposited the old notes.

        All questions as to the validity, form and eligibility, including time of receipt, of the notices will be determined by us, in our sole discretion. Any old notes withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer and will be returned to the holder without cost as promptly after withdrawal. Properly withdrawn old notes may be retendered following the procedures described under "—Procedures for Tendering Old Notes" at any time on or before the expiration date.

The Exchange Agent; Assistance

        U.S. Bank National Association is the exchange agent. All tendered old notes, executed letters of transmittal and other related documents should be directed to the exchange agent. Questions and requests for assistance and requests for additional copies of the prospectus, the letter of transmittal and other related documents should be addressed to the exchange agent as follows:

By Registered or Certified Mail:	By Hand or Overnight Courier:	By Telephone or Facsimile:

U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107-2292	U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107-2292	Phone: (651) 495-3913 Fax: (651) 495-8097

Fees and Expenses

        We will bear the expenses of soliciting old notes for exchange. The principal solicitation is being made by mail by the exchange agent. Additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of ours and our affiliates and by persons so engaged by the exchange agent.

        We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with its services and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptance of the exchange offer.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer, then the amount of those transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of those taxes or exemption is not submitted with the letter of transmittal, the amount of those transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Consequences of Not Exchanging Old Notes

        As a result of this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. Holders who do not tender their old notes, except for limited instances involving holders of old notes who are not eligible to participate in the exchange offer or who do not receive freely transferrable new notes under the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise and will not have rights to receive additional interest. Accordingly, any holder who does not exchange its old notes for new notes will continue to hold the untendered old notes and will be entitled to all the rights and subject to all the limitations applicable under the indenture, except to the extent that the rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

        Any old notes that are not exchanged for new notes under the exchange offer will remain restricted securities within the meaning of the Securities Act of 1933. In general, the old notes may be resold only:

  •
  to us or any of our subsidiaries;

  •
  inside the United States to a "qualified institutional buyer" in compliance with Rule 144A under the Securities Act of 1933;

  •
  inside the United States to an institutional "accredited investor," as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, or an "accredited investor" that, prior to the transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing various representations and agreements relating to the restrictions on transfer of the new notes, the form of which letter can be obtained from the trustee;

  •
  outside the United States in compliance with Rule 904 under the Securities Act of 1933;

  •
  in reliance on the exemption from registration provided by Rule 144 under the Securities Act of 1933, if available; or

  •
  under an effective registration statement under the Securities Act of 1933.

        Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the old notes from the initial purchasers will be required to sign a letter confirming that it is an accredited investor under the Securities Act of 1933 and that it acknowledges the transfer restrictions summarized above.

Resales of the New Notes

        We are making the exchange offer in reliance on the position of the staff of the Securities and Exchange Commission as set forth in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993). However, we have not sought our own interpretive letter. Although there has been no indication of any change in the staff's position, we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer as it has in its interpretive letters to third parties. Based on these interpretations by the staff, and except as provided below, we believe that new notes may be offered for resale, resold and otherwise transferred by a holder who participates in the exchange offer and is not a broker-dealer without further compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. In order to receive new notes that are freely tradeable, a holder must acquire the new notes in the ordinary course of its business and may not participate, or have any arrangement or understanding with any person to participate, in the distribution, within the meaning of the Securities Act of 1933, of the new notes. Holders wishing to participate in the exchange offer must make the representations described in "—Procedures for Tendering Old Notes" above.

        Any holder of old notes:

  •
  who is our "affiliate," as defined in Rule 405 under the Securities Act of 1933;

  •
  who did not acquire the new notes in the ordinary course of its business;

  •
  who is a broker-dealer that purchased old notes from us to resell them under Rule 144A of the Securities Act of 1933 or any other available exemption under the Securities Act of 1933; or

  •
  who intends to participate in the exchange offer for the purpose of distributing, within the meaning of the Securities Act of 1933, new notes;

will be subject to separate restrictions. Each holder in any of the above categories:

  •
  will not be able to rely on the interpretations of the staff of the Securities Act of 1933 in the above-mentioned interpretive letters;

  •
  will not be permitted or entitled to tender old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of old notes, unless the sale is made under an exemption from such requirements.

        In addition, if you are a broker-dealer holding old notes acquired for your own account, then you may be deemed a statutory "underwriter" within the meaning of the Securities Act of 1933 and must deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resales of your new notes. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it acquired the old notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of those new notes. The letter of transmittal states that, by making the above acknowledgment and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

        Based on the position taken by the staff of the Securities and Exchange Commission in the interpretive letters referred to above, we believe that "participating broker-dealers," or broker-dealers that acquired old notes for their own accounts, as a result of market-making or other trading activities, may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of old notes, other than old notes that represent an unsold allotment from the original sale of the old notes, with a prospectus meeting the requirements of the Securities Act of 1933, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of the new notes. Accordingly, this prospectus, as it may be amended or supplemented, may be used by a participating broker-dealer during the period referred to below in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. Subject to the provisions of the registration rights agreement, we have agreed that this prospectus may be used by a participating broker-dealer in connection with resales of the new notes. See "Plan of Distribution." However, a participating broker-dealer that intends to use this prospectus in connection with the resale of new notes received in exchange for old notes pursuant to the exchange offer must notify us, or cause us to be notified, on or before the expiration date of the exchange offer, that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the exchange agent at the address set forth under "—The Exchange Agent; Assistance." Any participating broker-dealer that is our "affiliate" may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

        Each participating broker-dealer that tenders old notes pursuant to the exchange offer will be deemed to have agreed, by execution of the letter of transmittal, that upon receipt of notice from us of the occurrence of any event or the discovery of any fact that makes any statement contained in this prospectus untrue in any material respect or that causes this prospectus to omit to state a material fact necessary in order to make the statements contained in this prospectus, in light of the circumstances under which they were made, not misleading or of the occurrence of other events specified in the registration rights agreement, the participating broker-dealer will suspend the sale of new notes pursuant to this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer or we have given notice that the sale of the new notes may be resumed, as the case may be.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the original issuance of the old notes. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes, we will receive outstanding old notes in like original principal amount at maturity. All old notes received in the exchange offer will be canceled.

        We used the net proceeds of the original offering of the old notes, together with borrowings under our senior credit facilities and equity contribution received from our principal investors, to finance our acquisition of Invensys Metering Systems and to pay related fees and expenses. See "The Acquisition."

CAPITALIZATION

        The following table sets forth the cash and cash equivalents, and capitalization as of December 27, 2003 of the Sensus Group. You should read this table in conjunction with the information set forth under "Use of Proceeds," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "The Senior Credit Facilities" and the financial statements and the notes thereto included elsewhere in this prospectus.

As of December 27, 2003
(in millions, unaudited)
Cash and cash equivalents	$37.1
Debt:
Senior bank facilities:
Revolving credit facilities(1)	—
Term loan facilities(2)	230.0
Senior subordinated notes offered hereby	275.0

Total debt	505.0
Total stockholders' equity(3)	190.1

Total capitalization	$695.1

(1)
As of December 27, 2003, we had $70.0 million of borrowing capacity under the revolving credit portion of the senior credit facilities of which approximately $3.1 million were used for letters of credit. Up to $30.0 million of the borrowings under the revolving credit facilities may be incurred by European subsidiaries of Parent.

(2)
Our term loan facilities include a $200.0 million U.S. term loan facility and a $30.0 million European term loan facility. Please refer to "The Senior Credit Facilities" for a description of the terms of the senior secured credit facilities.

(3)
Represents an initial capital contribution of $195.0 million by the principal investors in the Sensus Group, less a loss of $4.9 million for the period from December 18, 2003 through December 27, 2003. An additional $5.0 million capital contribution was made by certain of our management, directors and consultants, The Resolute Fund and GS Capital Partners on March 5, 2004.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial information has been derived by the application of pro forma adjustments to the historical combined financial statements of the Sensus Group. The unaudited pro forma combined statements of operations for the periods presented give effect to the Acquisition as if it had been consummated on April 1, 2002. We have not included an unaudited pro forma consolidated balance sheet since the consolidated balance sheet as of December 27, 2003 included in this filing gives effect to the Acquisition.

        Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma combined financial information.

        The unaudited pro forma combined financial information is for comparative purposes only and does not purport to represent what the results of operations would actually have been had the Acquisition in fact occurred on the assumed date or to project the results of operations for any future period. The unaudited pro forma combined financial information should be read in conjunction with the historical combined financial statements and related notes of the Sensus Group included elsewhere in this offering circular.

        The acquisition of Invensys Metering Systems is accounted for, and is presented in the pro forma combined financial information, under the purchase method of accounting prescribed in FAS 141, with the estimated useful lives of intangible assets determined in accordance with FAS 142. The purchase price, including transaction-related fees, has been allocated to the tangible and identifiable intangible assets and liabilities of the acquired business based upon estimates of the fair value, with the remainder allocated to goodwill. In accordance with the provisions of FAS 142, no amortization of indefinite-lived intangible assets or goodwill has been or will be recorded.

        The initial purchase price of $656.9 million, including $8.8 million of transaction costs, was preliminarily allocated based on independent appraisals and management's estimates at the date of acquisition as follows (in millions):

Accounts receivable	$70.1
Inventories	68.5
Property, plant and equipment	117.9
Goodwill	356.0
Intangible assets	260.2
Other current and long-term assets	15.4

Total assets acquired	888.1
Accounts payable and accrued liabilities	90.1
Deferred income tax liabilities	92.8
Other liabilities	48.3

Total liabilities assumed	231.2

Fair value of net assets acquired	656.9

        The Company used the results of its preliminary purchase price allocation as of December 18, 2003, as a means of calculating certain adjustments contained within these proforma financial statements. The Company does not believe that these adjustments would have been materially different had the purchase occurred as of April 1, 2002.

        We anticipate that, going forward, the results of operations and financial condition of the Sensus Group will vary in significant respects from historical results of operations, because of, among other things, the reasons set forth below.

  •
  Invensys, our former parent, provided general and administrative services for our businesses. The combined financial statements of the Sensus Group were prepared as if the Sensus Group had operated on a stand-alone basis. However, following the Acquisition, certain costs, charges and expenses that will be incurred may differ from historical amounts. See "Risk Factors—Risks Relating to Our Business—We are a newly formed company with no recent operating history as a stand-alone company, which may lead to risks or unanticipated expenses similar to those of a start-up company."

  •
  Interest income and expense recorded in the historical statement of operations of the Sensus Group are based on the net external debt balances and net intercompany debt balances with Invensys. These amounts are not indicative of the interest income and expense that would have resulted from the capital structure of the Sensus Group following the Acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Unaudited Pro Forma Combined Statements of Operations
For the Year Ended March 31, 2003
(in millions)

	Pro Forma
	Historical	Adjustments		Pro Forma
Net Sales:
To third parties	$505.1	$—		$505.1
To affiliates	4.5	—		4.5

Total sales	509.6	—		509.6
Cost of sales	344.8	1.1	(1)	345.9

Gross profit	164.8	(1.1)		163.7
Selling, general, and administrative expenses	87.1	0.3	(1)	87.4
Restructuring and other similar costs	12.4	—		12.4
Amortization of intangible assets	0.4	20.3	(2)	20.7
Other operating income, net	(0.8)	—		(0.8)

Operating income	65.7	(21.7)		44.0
Nonoperating income(expense):
Interest (expense)/income:
To third parties	(0.6)	(36.7	)(3)	(37.3)
To affiliates	(0.4)	0.4	(4)	—
Other, net	—	—		—

Income before income taxes	64.7	(58.0)		6.7
Provision for income taxes	30.6	(19.7	)(5)	10.9

Income before minority interest	34.1	(38.3)		(4.2)
Minority interest	(0.8)	0.2	(6)	(0.6)

Net income	$33.3	$(38.1)		$(4.8)

See accompanying Notes to the Unaudited Pro Forma Combined Statements of Operations.

Unaudited Pro Forma Combined Statements of Operations
For the Nine Months Ended December 27, 2003
(in millions)

	Pro Forma
	Historical	Adjustments		Pro Forma
Net Sales:
To third parties	$371.2	$—		$371.2
To affiliates	2.7	—		2.7

Total sales	373.9	—		373.9
Cost of sales	263.4	(0.2	)(1)(7)	263.2

Gross profit	110.5	0.2		110.7
Selling, general, and administrative expenses	74.6	(1.6	)(1)(8)	73.0
Restructuring and other similar costs	9.1	—		9.1
Amortization of intangible assets	0.7	15.2	(2)	15.9
Other operating income, net	(1.1)	—		(1.1)

Operating income	27.2	(13.4)		13.8
Nonoperating income(expense):
Interest (expense)/income:
To third parties	(3.2)	(25.3	)(3)	(28.5)
To affiliates	1.5	(1.5	)(4)	—
Other, net	(0.1)	—		(0.1)

Income (loss) before income taxes	25.4	(40.2)		(14.8)
Provision for income taxes	19.9	(13.7	)(5)	6.2

Income/(loss) before minority interest	5.5	(26.5)		(21.0)
Minority interest	(0.6)	0.2	(6)	(0.4)

Net income/(loss)	$4.9	$(26.3)		$(21.4)

See accompanying Notes to the Unaudited Pro Forma Combined Statements of Operations.

Unaudited Pro Forma Combined Statements of Operations
For the Nine Months Ended December 28, 2002
(in millions)

	Pro Forma
	Historical	Adjustments		Pro Forma
Net Sales:
To third parties	$362.2	$—		$362.2
To affiliates	3.4	—		3.4

Total sales	365.6	—		365.6
Cost of sales	250.9	0.8	(1)	251.7

Gross profit	114.7	(0.8)		113.9
Selling, general, and administrative expenses	66.2	0.2	(1)	66.4
Restructuring and other similar costs	11.2	—		11.2
Amortization of intangible assets	0.3	15.2	(2)	15.5
Other operating income, net	(1.1)	—		(1.1)

Operating income	38.1	(16.2)		21.9
Nonoperating income(expense):
Interest (expense)/income:
To third parties	(0.4)	(27.6	)(3)	(28.0)
To affiliates	(0.2)	0.2	(4)	—
Other, net	0.7	—		0.7

Income (loss) before income taxes	38.2	(43.6)		(5.4)
Provision (benefit) for income taxes	18.1	(14.9	)(5)	3.2

Income (loss) before minority interest	20.1	(28.7)		(8.6)
Minority interest	(0.6)	0.2	(6)	(0.4)

Net income (loss)	$19.5	$(28.5)		$(9.0)

See accompanying Notes to the Unaudited Pro Forma Combined Statements of Operations.

Unaudited Pro Forma Combined Statements of Operations
For the Twelve Months Ended December 27, 2003
(in millions)

	Pro Forma
	Historical	Adjustments		Pro Forma
Net Sales:
To third parties	$514.0	$—		$514.0
To affiliates	3.8	—		3.8

Total sales	517.8	—		517.8
Cost of sales	357.3	0.1	(1)(7)	357.4

Gross profit	160.5	(0.1)		160.4
Selling, general, and administrative expenses	95.2	(1.5	)(1)(8)	93.7
Restructuring and other similar costs	10.2	—		10.2
Amortization of intangible assets	0.9	20.3	(2)	21.2
Other operating income, net	(0.8)	—		(0.8)

Operating income	55.0	(18.9)		36.1
Nonoperating income(expense):
Interest (expense)/income:
To third parties	(3.2)	(34.4	)(3)	(37.6)
To affiliates	1.3	(1.3	)(4)	—
Other, net	(0.8)	—		(0.8)

Income (loss) before income taxes	52.3	(54.6)		(2.3)
Provision (benefit) for income taxes	30.2	(18.7	)(5)	11.5

Income/(loss) before minority interest	22.1	(35.9)		(13.8)
Minority interest	(0.8)	0.2	(6)	(0.6)

Net income (loss)	$21.3	$(35.7)		$(14.4)

See accompanying Notes to the Unaudited Pro Forma Combined Statements of Operations.

Notes to the Unaudited Pro Forma Combined Statements of Operations
(in millions)

(1)
Adjustment to record additional depreciation expense of $1.4 million for the year ended March 31, 2003, $1.0 million for the nine-months ended December 27, 2003, $1.0 million for the nine-months ended December 28, 2002, and $1.4 million for the twelve-months ended December 27, 2003, resulting from fair value adjustment to property, plant and equipment in connection with the Acquisition.

(2)
Adjustment to record additional amortization expense from fair market value adjustment to intangible assets (customer relationships, non-competition agreement and patents) in connection with the Acquisition.

		Nine months ended
	Year ended March 31, 2003
		December 27, 2003	December 28, 2002	Twelve months ended December 27, 2003
Customer relationships	$10.8	$8.1	$8.1	$10.8
Non-competition agreement	7.6	5.7	5.7	7.6
Patents	1.9	1.4	1.4	1.9

	$20.3	$15.2	$15.2	$20.3

  Customer relationships are amortized over five to twenty-five years. The non-competition agreement is being amortized over four years. Patents are amortized over three to fifteen years.

(3)
Adjustments to record elimination of interest expense on borrowings from third parties and to record interest expense resulting from the new debt structure as a result of the Acquisition, including the old notes, the term loan facilities and revolving credit facilities, and amortization related to $22.7 million of deferred financing costs.

		Nine months ended
	Year ended March 31, 2003
		December 27, 2003	December 28, 2002	Twelve months ended December 27, 2003
Third party interest expense on third-party borrowings(a)	$0.6	$3.2	$0.4	$3.2
Bridge commitment fee	—	(2.3)	—	(2.3)

	0.6	0.9	0.4	0.9
Interest expense on new debt:
Revolving credit facilities(b)	0.4	0.3	0.3	0.4
Term loan facilities(c)	9.7	7.3	7.3	9.7
Senior subordinated notes due 2013(d)	24.0	18.1	18.1	24.0

	34.1	25.7	25.7	34.1
Amortization of deferred financing costs(e):
Term loan facilities	1.0	0.7	0.7	1.0
Senior subordinated notes due 2013	1.6	1.2	1.2	1.6

	2.6	1.9	1.9	2.6

	$37.3	$28.5	$28.0	$37.6

  (a)
  Third-party interest is net of interest income of $0.4 million, $0.5 million and $0.2 million and $0.7 million for the year ended March 31, 2003, nine months ended December 27, 2003 and December 28, 2002, and twelve months ended December 27, 2003.

Notes to the Unaudited Pro Forma Combined Statements of Operations (continued)
(in millions)

  (b)
  The Sensus Group has a $70.0 million revolving credit facility which was established in connection with the Acquisition. Borrowings under the facility will be subject to an interest rate of adjusted LIBOR plus 3.0% or the alternate base rate plus 2.0%, each of which includes a 0.5% facility fee. No borrowings are assumed under the revolving credit facility as none have occurred; provided, however, that $3.1 million has been used for letters of credit. The amount of interest expense represents the facility fee.

  (c)
  The term loan facilities are subject to an interest rate of adjusted LIBOR plus 3.0% or the alternate base rate plus 2.0%. The interest rate is estimated to be 4.15%. The effect on interest expense of an adjustment of 0.125% change in interest rate would be $0.3 million, $0.2 million, $0.2 million and $0.3 million for the year ended March 31, 2003, the nine months ended December 27, 2003 and December 28, 2002, and the twelve months ended December 27, 2003, respectively. The calculation of interest expense reflects scheduled principal payments equal to an annual aggregate amount of 1% or the original principal.

  (d)
  The interest rate on the notes is 8 5/8%.

  (e)
  The deferred financing costs on the term loan facilities of $6.7 million and the senior subordinated notes of $16.0 million are being amortized using the effective interest rate method over seven and ten years, respectively.

(4)
Adjustment to record elimination of interest expense/income on intercompany balances.

(5)
The adjustment to income taxes takes into consideration the jurisdiction in which the other pro forma adjustments were incurred. The majority of the adjustments relate to the U.S. domestic operations and a tax benefit has been reflected for these operations.

(6)
Adjustment to reflect the expected reduction in earnings of less than wholly-owned subsidiaries due to additional depreciation and amortization expense resulting from fair value adjustment to intangibles and property, plant and equipment of those entities in connection with the Acquisition.

(7)
Adjustment to record the elimination of additional cost of sales of $0.0 for the year ended March 31, 2003, $(1.0) for the nine-months ended December 27, 2003, $0.0 for the nine-months ended December 28, 2002, and $(1.0) for the twelve months ended December 27, 2003, recognized as a result of a fair value adjustment to inventory in connection with the Acquisition.

(8)
Adjustment to record the elimination of non-recurring expenses of $1.8 million associated with transitioning to independent information systems from those of Invensys and establishing separate benefit arrangements and insurance programs for the Sensus Group.

SELECTED HISTORICAL FINANCIAL DATA

        The following table presents certain historical financial and other data for the Sensus Group that has been derived from (i) the audited combined financial statements of Invensys Metering Systems as of March 31, 2002 and 2003 and for the three fiscal years ended March 31, 2001, 2002 and 2003 and (ii) the unaudited condensed consolidated financial statements of the Sensus Group as of December 27, 2003 and for the period December 18, 2003 through December 27, 2003 and the unaudited condensed combined financial statements of Invensys Metering Systems for the period April 1, 2003 through December 17, 2003 and the unaudited condensed combined financial statements for the nine month period ended December 28, 2002. The combined financial statements of Invensys Metering Systems as of March 31, 2002 and 2003 and for each of the fiscal years ended March 31, 2001, 2002 and 2003 have been audited by Ernst & Young LLP, independent accountants. In the opinion of management, the unaudited condensed consolidated financial statements and the unaudited condensed combined financial statements have been prepared on the same basis as the audited combined financial statements of Invensys Metering Systems and include all adjustments, which consist only of normal recurring adjustments necessary for a fair presentation of the financial position as of the applicable dates and the results of operations for the applicable periods and include adjustments required in a business combination under FAS 141, as a result of the Acquisition.

        Selected financial data for the fiscal years ended March 31, 1999 and 2000 is not included because Invensys Metering Systems did not come into existence in its current structure until February 4, 1999 following the merger of BTR plc and Siebe plc, which created our former parent, Invensys. Until the merger, our businesses were part of either BTR plc or Siebe plc. These predecessor companies maintained different fiscal year ends, different formats for their income statements, different auditors, different accounting systems and different accounting policies. Even following the merger until at least April 2000, Invensys Metering Systems would be deemed to constitute a "Foreign Business" within the meaning of Rule 1-02 of Regulation S-X. As a result, selected historical financial data for the fiscal years ended March 31, 1999 and 2000 cannot be provided without unreasonable effort or expense, nor would it, in our opinion, provide meaningful comparative data.

        The following table should be read in conjunction with "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements, and the related notes thereto included elsewhere in this prospectus.

Predecessor Basis of Accounting
Period From April 1 through December 17, 2003	Period From December 18 through December 27, 2003
Fiscal Year Ended March 31,	Nine Months Ended December 28, 2002
2001	2002	2003
(in millions)
Income Statement Data:
Net sales:
To third parties	$527.3	$496.6	$505.1	$362.2	$365.0	$6.2
To affiliates	6.4	3.6	4.5	3.4	2.7	—
Total sales	533.7	500.2	509.6	365.6	367.7	6.2

Cost of sales	356.1	336.5	344.8	250.9	257.4	6.0
Gross profit	177.6	163.7	164.8	114.7	110.3	0.2
Selling, general and administrative expenses	83.2	87.2	87.1	66.2	71.2	3.4
Restructuring and other similar costs	31.9	22.7	12.4	11.2	9.1	—
Amortization of intangible assets	10.8	0.4	0.4	0.3	0.3	0.4
Other operating income, net	(3.6)	(0.9)	(0.8)	(1.1)	(1.1)	—

Operating income (loss)	55.3	54.3	65.7	38.1	30.8	(3.6)
Non-operating income (expense) Interest expense:
To third parties	(0.2)	(0.6)	(0.6)	(0.4)	0.1	(3.3)
From (to) affiliates	(0.8)	1.4	(0.4)	(0.2)	1.5	—
Other, net	(0.2)	—	—	0.7	—	(0.1)

Income before income taxes and minority interest	54.1	55.1	64.7	38.2	32.4	(7.0)
Provision (benefit) for income taxes	29.8	20.9	30.6	18.1	22.1	(2.2)

Income (loss) before minority interest	24.3	34.2	34.1	20.1	10.3	(4.8)
Minority interest	(0.2)	(0.4)	(0.8)	(0.6)	(0.5)	(0.1)

Net income (loss)	$24.1	$33.8	$33.3	$19.5	$9.8	$(4.9)

Other Financial Data:
EBITDA(1)	$80.6	$69.2	$80.4	$49.8	$43.2	$(3.1)
Adjusted EBITDA(1)	112.5	91.9	92.8	61.0	52.3	(0.3)
Net cash provided by (used for)
Operating activities	45.0	80.6	44.2	7.6	(25.9)	3.1
Investing activities	(30.4)	(19.6)	(12.2)	(9.5)	(8.4)	(648.2)
Financing activities	(11.9)	(61.1)	(24.3)	1.5	25.6	682.2
Depreciation and amortization	25.5	14.9	14.7	11.0	12.4	0.6
Capital expenditures	17.3	18.7	11.8	9.5	8.4	0.1
Ratio of earnings to fixed charges(2)	28.1	x	40.4	x	31.8	x	24.9	x	30.5	x	N/A
	Predecessor Basis of Accounting
	As of March 31,
				As of December 27, 2003
	2001	2002	2003
Balance Sheet Data:
Cash and cash equivalents	$9.4	$8.9	$17.1	$37.1
Trade working capital(3)	87.5	61.0	57.9	95.6
Total assets	669.7	629.6	670.0	940.5
Total debt	2.1	—	14.1	505.0
Invested capital/Stockholders' equity(4)	513.4	485.9	496.3	190.1

(1)
The following table sets forth the calculation of Adjusted EBITDA. Adjusted EBITDA represents EBITDA, plus restructuring and other similar costs. EBITDA represents net income before interest, taxes, depreciation, amortization and minority interest. We have reported Adjusted EBITDA because we believe Adjusted EBITDA enhances our, and an investor's, understanding of the operating performance of the Sensus Group and is a useful measure of our ability to service and/or incur debt. Additionally, certain of our debt covenants are based upon a measure similar to Adjusted EBITDA. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under GAAP and should not be considered as an alternative to (1) net income determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Our calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

	Predecessor Basis of Accounting
					Period From April 1 Through December 17, 2003	Period From December 18 Through December 27, 2003
	Fiscal Year Ended March 31,
				Nine Months Ended December 28, 2002
	2001	2002	2003
	(in millions)
Net income (loss)	$24.1	$33.8	$33.3	$19.5	$9.8	$(4.9)
Adjustments to Net Income (Loss):
Minority interest	0.2	0.4	0.8	0.6	0.5	0.1
Taxes	29.8	20.9	30.6	18.1	22.1	(2.2)
Interest expense (income), net	1.0	(0.8)	1.0	0.6	(1.6)	3.3
Depreciation	14.7	14.5	14.3	10.7	12.1	0.2
Amortization(a)	10.8	0.4	0.4	0.3	0.3	0.4

EBITDA	$80.6	$69.2	$80.4	$49.8	$43.2	$(3.1)

Adjustments to EBITDA:
Inventory fair value adjustments	—	—	—	—	—	1.0
Non-recurring transition expenses	—	—	—	—	—	1.8
Restructuring and other similar costs(b)	31.9	22.7	12.4	11.2	9.1	—

Adjusted EBITDA	$112.5	$91.9	$92.8	$61.0	$52.3	$(0.3)

  (a)
  We adopted FAS 142, as of April 1, 2001. After the adoption of FAS 142, goodwill and trademarks assumed to have indefinite lives were no longer amortized. Amortization of goodwill and trademarks totaled $10.4 million for the fiscal year ended March 31, 2001.

  (b)
  For additional information regarding restructuring and other similar costs, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Cost Savings and Productivity Enhancement Initiatives."

(2)
For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and fixed charges. Fixed charges include interest expense and the portion of operating rental expense which we believe is representative of the interest component of rent expense (assumed to be 33%).

(3)
Represents inventory plus trade receivables, including amounts sold without recourse, less trade payables.

(4)
Prior to the Acquisition, the owners' equity in Invensys Metering Systems was referred to as invested capital. Subsequent to the Acquisition, owners' equity is now represented by stockholders' equity. Stockholders' equity as of December 27, 2003 represents an initial capital contribution of $195.0 million by the principal investors of the Sensus Group, less a loss of $4.9 million for the period from December 18, 2003 through December 27, 2003. An additional $5.0 million capital contribution made by certain of our management, directors and consultants, The Resolute Fund and GS Capital Partners on March 5, 2004.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of the financial condition and results of operations of the Sensus Group should be read together with the "Selected Historical Financial Information," "Unaudited Pro forma Combined Financial Statements" and the financial statements and the related notes included elsewhere in this prospectus. References to "fiscal" mean the year ending March 31. For example, "fiscal 2003" means the period from April 1, 2002 to March 31, 2003. The following discussion includes forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the results referred to in the forward-looking statements, see "Forward-Looking Statements."

General

        We are a leading provider of advanced metering and related communications systems to the worldwide utility industry and have over a century of experience in designing and manufacturing metering products. We are the largest global manufacturer of water meters and have a substantial share of the sales of AMR devices to North American water utilities. Additionally, the Sensus Group is a leading global developer and manufacturer of gas and heat metering systems and recently entered the North American electric metering market with iCon, our solid-state electricity meter. In addition to our metering business, we believe we are the leading North American producer of pipe joining and repair products for water and natural gas utilities and are a premier supplier of precision-manufactured, thin-wall, low-porosity aluminum die castings.

  History and the Acquisition

        Although the Sensus Group and its predecessors have been supplying metering and related products for over a century, the current business of our group was created in early 1999 when BTR plc and Siebe plc merged to form Invensys. Since this merger, our business has generally have operated as a single product group within Invensys and has participated in various strategic initiatives implemented by Invensys, including customer development, services, and project management and lean supply chain programs. The metering systems business of Invensys was acquired by us on December 17, 2003. This sale is described under "The Acquisition." Although we plan to continue our focus on improved operating efficiency, the programs previously implemented by Invensys may be modified or terminated. As a result of such modifications of terminations, the historial results of operations of Invensys Metering Systems may not be fully indicative of the results of operation stand-alone basis. See "Risk Factors—Risks Relating to Our Business—We are a newly formed company with no recent operating history as a stand-alone company, which may lead to risks or unanticipated expenses similar to those of a start-up company."

  Recent Restructuring and Cost Savings Initiatives

        The Sensus Group has undertaken significant cost savings initiatives over the last several years to reduce its overall cost base and improve operating margins. Through December 27, 2003, we estimate that the Sensus Group has completed 92% of its five-year restructuring and cost reduction program and has realized $35.8 million of cumulative annual cost savings since the program's initiation.

        In fiscal 2001, Invensys Metering Systems commenced a focused five-year restructuring and cost reduction program. This program was designed to enhance returns by consolidating excess manufacturing capacity, rationalizing certain product lines, outsourcing non-core production activities and streamlining sales and administrative overhead. These programs were designed to reduce our group's workforce in high labor cost countries in connection with the outsourcing of several processes, most notably all foundry operations, electronic printed circuit board manufacturing and machining of water meter housings. From fiscal 2001 through fiscal 2003, the Sensus Group reduced its high labor cost workforce by 930 employees. During this time period, the group also transferred several labor intensive processes to low labor cost countries. As a result of this planned migration, the Sensus Group increased the percentage of its workforce that was employed in low labor cost regions to approximately one-third in fiscal 2003 from 15% in fiscal 2001. The net reduction in workforce as a result of these initiatives was approximately 250 employees. These restructuring initiatives resulted in restructuring and other similar costs of $31.9 million in fiscal 2001, of which $3.5 million were non-cash charges, and resulted in realized annual cost savings in fiscal 2001 of $8.4 million.

        In fiscal 2002, the continuation of these initiatives resulted in $22.7 million in restructuring and other similar costs, of which $10.3 million related to employee severance and related costs, $7.9 million related to asset impairments, and $4.5 million related to excess payroll and production costs as well as other restructuring expenses, and, together with initiatives taken in prior years, resulted in cumulative realized annual cost savings through fiscal 2002 of $20.0 million. Major restructuring initiatives that commenced during fiscal 2002 included the outsourcing of all European electronic component manufacturing and water meter housing machining to third-parties. Of total restructuring and other similar costs recorded in fiscal 2002, $7.9 million were non-cash charges.

        In fiscal 2003, the continuation of these initiatives resulted in $12.4 million in restructuring and other similar costs, of which $4.4 million related to employee severance and related costs, $4.4 million related to asset impairments, and $3.6 million related to excess payroll and production costs as well as other restructuring expenses, and, together with initiatives taken in prior years, resulted in cumulative realized annual cost savings through fiscal 2003 of $31.9 million. During fiscal 2003, the Sensus Group completed the European outsourcing projects initiated in fiscal 2002 and closed its gas regulator assembly facility in Monterrey, Mexico. Of total restructuring and other similar costs recorded in fiscal 2003, $4.4 million were non-cash charges.

        For the nine-month period ended December 27, 2003, the Sensus Group continued the implementation of these initiatives and incurred $9.1 million in restructuring and other similar costs, of which $8.0 million related to employee severance and related costs, $0.8 million related to asset impairments, and $0.3 million related to excess payroll as well as other restructuring expenses, and, together with initiatives taken in prior years, resulted in cumulative realized annual cost savings through the nine months ended December 27, 2003 of $35.8 million. During this nine-month period, the process of closing our water meter manufacturing facility in Belgium was substantial completed. Of total restructuring and other similar costs recorded for the nine-month period ended December 27, 2003, $0.8 million were non-cash charges.

        We expect the group to incur additional restructuring and other similar costs prior to concluding the ongoing initiatives in fiscal 2005, including approximately $3.4 million over the last three months of fiscal 2004 and approximately $5.1 million in fiscal 2005.

        For a description of the restructuring and other similar costs, please refer to Note 3 to the audited combined financial statements and Note 7 to the unaudited condensed consolidated financial statements included elsewhere in this prospectus.

        In fiscal 2001, we initiated our Six Sigma/lean enterprise strategy designed to improve inventory management, customer delivery and plant utilization and to further improve our cost structure. One of the primary focuses of our Six Sigma/lean enterprise strategy is to train employees on methods to improve the quality of our products and efficiency of our business. We also focus on identifying additional cost-saving and improvement projects to implement in connection with this strategy. As a result of initiatives undertaken in connection with the Six Sigma strategy, the Sensus Group has increased inventory turns from 8.4x in fiscal 2001 to 10.8x in fiscal 2003 while improving on-time delivery performance by 10 percentage points over the same period. In addition, we now monitor Six Sigma projects through a computerized tracking system. There are currently 104 such projects with identified potential annual cost savings of approximately $1.5 million for the year ended March 31, 2005.

Critical Accounting Policies

        The methods, estimates and judgements used in applying critical accounting policies have a significant impact on the results reported by the Sensus Group in its financial statements. The Sensus Group evaluates its estimates and judgements on an on-going basis. Estimates are based on historical experience and on assumptions that are believe to be reasonable under the circumstances. Management's experience and assumptions form the basis for judgements about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what management anticipates and different assumptions or estimates about the future could change the reported results.

        We believe the following accounting policies are the most critical to the Sensus Group in that they are important to the financial statements and they require the most difficult, subjective or complex judgements in the preparation of the combined financial statements of the Sensus Group.

        Revenue recognition.    Sales and related cost of sales are recorded upon transfer of the title of the product, which generally occurs upon shipment to the customer. The Sensus Group has certain sales rebate programs with some customers which periodically require rebate payments. Management estimates amounts due under these sales rebate programs at the time of shipment. Net sales relating to any particular shipment are based upon the amount invoiced for the shipped goods less estimated future rebate payments and sales returns. These estimates are based upon historical experience. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

        Retirement benefits.    Pension obligations are actuarially determined and are affected by several assumptions, including discount rate and assumed annual rate of compensation increase for plan employees. Changes in discount rate and differences from actual results for each assumption will affect the amount of pension expense recognized in future periods. As part of the disposal, Invensys retained all liabilities in respect of benefits earned by eligible employees in the United States and the United Kingdom up to the closing date of the Acquisition, as well as all the related assets. Accordingly, no pension assets or liabilities have been reflected in the combined balance sheet of the Sensus Group in respect of the defined-benefit pension plans in the United States and the United Kingdom. Pension costs of $2.5 million, $2.3 million, and $2.2 million for fiscal 2003, 2002, and 2001, respectively, with respect to eligible employees in the United States and the United Kingdom have been reflected in the combined income statement of the Sensus Group. As these amounts have been allocated based on service cost, they may not be representative of ongoing costs.

        As of March 31, 2003, pension plans (other than plans for employees in the United States and United Kingdom) had benefit obligations of $31.3 million and no plan assets. Benefit obligations exceed plan assets as they relate to foreign subsidiaries, principally in Germany, where such plans are typically not funded.

        As a result of the Acquisition, the liabilities associated with pension obligations were restated to their fair value in accordance with purchase accounting as prescribed by FAS 141 and FAS 87 "Employers' Accounting for Pensions". Following the Acquisition, the Sensus Group retained the defined benefit plans outside the United States and the United Kingdom and replaced the defined benefit plans in the United States and the United Kingdom with defined contribution plans.

        Restructuring.    Over the last three fiscal years, the Sensus Group has implemented a focused five-year cost reduction program which resulted in restructuring costs being incurred. The related restructuring reserves reflect estimates, including those pertaining to employee severance costs and contractual lease obligations. Management reassesses the reserve requirements to complete each individual program on a quarterly basis. Actual restructuring costs may be different from the estimates used to establish the restructuring reserves.

        Warranty obligations.    Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on warranty terms and best estimates of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. Estimates of warranty obligations are reevaluated on a quarterly basis. As actual experience becomes available, it is used to modify the historical averages to ensure that the forecast is within the range of likely outcomes. Resulting balances are then compared with present spending rates to ensure that the accruals are adequate to meet expected future obligations.

        Income taxes.    At the end of each fiscal quarter, management estimates the effective tax rate expected to be applicable for the full fiscal year. The estimated effective tax rate reflects the expected jurisdiction where income is earned as well as tax planning strategies. If the actual results are different from our estimates, adjustments to the effective tax rate may be required in the period in which such determination is made.

        The Sensus Group recognizes deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Management regularly reviews deferred tax assets for recoverability and establishes a valuation allowance based on historical losses, projected future taxable income and the expected timing of the reversals of existing temporary differences. As a result of this review, a full valuation allowance has been established against the deferred tax assets related to certain foreign net operating loss carryforwards.

        Impairment of long-lived assets.    Long-lived assets are reviewed for impairment when events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable and for all assets to be disposed. Long-lived assets held for use are reviewed for impairment by comparing the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset over its remaining useful life. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value, and is charged to results of operations at that time. Assets to be disposed of are reported at the lower of the carrying amounts or fair value less cost to sell. Management determines fair value using discounted future cash flow analysis. Determining market values based on discounted cash flows requires management to make significant estimates and assumptions, including long-term projections of cash flows, market conditions and appropriate discount rates.

        As a result of the acquisition of Invensys Metering Systems, tangible fixed assets were restated to their fair value in accordance with purchase accounting as prescribed by FAS 141.

        Intangible assets.    Intangible assets historically have consisted of goodwill, trademarks and patents. Goodwill represents the excess of the purchase price paid over the fair value of the net assets acquired. Patents and trademarks are stated at fair value on the date of acquisition. Goodwill and indefinite-lived intangibles (trademarks) are required to be tested at least annually for impairment using fair value measurement techniques prescribed by FAS 142.

        The Sensus Group has determined that the reporting units, which represent the level at which goodwill is tested for impairment, are metering systems, pipe joining and repair, and precision die casting. In accordance with FAS 142, goodwill for each of the reporting units is tested for impairment by comparing its fair value to its carrying value. The impairment evaluation was performed as of April 1, 2001 for the initial adoption of FAS 142, and additional evaluations were performed on March 31 for fiscal years 2002 and 2003. Generally, the fair values of the reporting units are determined by third-party investment firms. The fair values of the reporting units exceeded the respective carrying values at April 1, 2001, the initial adoption evaluation date, and the annual impairment evaluation dates at March 31, 2002 and 2003.

        In connection with the Acquisition, the intangible assets were restated to their fair value in accordance with purchase accounting as prescribed by FAS 141. Intangible assets now include customer relationships, a non-competition agreement, patents, trademarks and tradenames. All intangibles, except for trademarks and tradenames, are considered finite-lived assets with lives ranging from three to twenty-five years.

Results of Operations

  Nine Months Ended December 27, 2003 Compared with Nine Months Ended December 28, 2002

	Nine Months Ended December 27, 2003
	From Inception (December 18, 2003) through December 27, 2003	Predecessor Period From April 1, 2003 through December 17, 2003	Combined Nine Months Ended December 27, 2003	Predecessor Nine Months Ended December 28, 2002
	(in millions)
Sales	$6.2	$367.7	$373.9	$365.6
Gross profit	0.2	110.3	110.5	114.7
Gross profit %	3.2%	30.0%	29.6%	31.4%

Selling, general and administrative expenses	3.4	71.2	74.6	66.2
Restructuring and other similar costs	—	9.1	9.1	11.2
Amortization of intangible assets	0.4	0.3	0.7	0.3
Other operating income, net	—	(1.1)	(1.1)	(1.1)

Operating income (loss)	$(3.6)	$30.8	$27.2	$38.1
Interest income (expense), net	(3.3)	1.6	(1.7)	(0.6)
Other, net	(0.1)	—	(0.1)	0.7

Income (loss) before income taxes and minority interest	(7.0)	32.4	25.4	38.2
Provision (benefit) for income taxes	(2.2)	22.1	19.9	18.1

Income (loss) before minority interest	(4.8)	10.3	5.5	20.1
Minority interest	(0.1)	(0.5)	(0.6)	(0.6)

Net income (loss)	$(4.9)	$9.8	$4.9	$19.5

        Net Sales.    Net sales increased $8.3 million, or 2.3%, from $365.6 million for the nine months ended December 28, 2002 to $373.9 million for the same period in 2003. The increase primarily resulted from the appreciation of the euro against the U.S. dollar (which resulted in an increase in net sales of approximately $18.6 million). Net sales were unfavorably impacted overall by activities related to the acquisition of Invensys Metering Systems, including, but not limited to, a full physical inventory count which disrupted activities by an estimated three working days and timing of the acquisition, which was closely followed by year-end holidays. Metering systems net sales increased $9.2 million, or 3.1%, from $295.5 million for the nine months ended December 28, 2002 to $304.7 million for the same nine-month period in 2003. This increase was the result of the appreciation of the euro described above, as well as higher gas meter sales in North America (up $1.5 million, an increase of 4.1%) and increased sales of the recently introduced iCon electric meter (up $4.7 million for the period), which were partly offset by lower water meter sales in North America (down $5.4 million, or 3.6%) and Europe and South America (down $9.6 million, or 9.0%) due to weak economic conditions and aggressive marketing and pricing by competitors in these markets. Notwithstanding the decrease in North American water meter sales, during the same period sales of AMR devices to water utilities increased by $3.2 million, or 11.6%, as the North American market continued to adopt AMR technology. We estimate that the market for AMR devices for the water, electric and gas utility industries will continue to grow annually at approximately 15% over the next three years.

        Net sales of pipe joining and repair products decreased $2.2 million, or 5.5%, from $40.1 million for the nine months ended December 28, 2002 to $37.9 million for the nine months ended December 27, 2003 due to lower weather related repair product sales. Net sales of precision die casting products increased $1.7 million, or 6.5%, from $26.1 million for the nine months ended December 28, 2002 to $27.8 million for the same period in 2003 due to continued higher sales to the top 5 primary suppliers to the U.S. automotive industry, known as Tier I automotive suppliers.

        Gross Profit.    Gross profit decreased $4.2 million, or 3.7%, from $114.7 million (31.4% of net sales) for the nine months ended December 28, 2002 to $110.5 million (29.6% of net sales) for the same period in 2003. The decrease was primarily due to lower volumes resulting in unfavorable absorption of factory overhead. In addition, gross margin was unfavorably impacted by $0.5 million of incremental cost incurred as a result of the strike at our Precision Die Casting facility in Russellville, Kentucky. In addition, purchase accounting related to the Acquisition increased the value of inventory to fair market value that resulted in higher cost of sales and lower gross profit of approximately $1.0 million. The favorable currency impact of the euro versus the U.S. dollar improved gross profit by approximately $4.6 million.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased $8.4 million, or 12.7%, from $66.2 million for the nine months ended December 28, 2002 to $74.6 million for the same period in 2003. As a percentage of net sales (excluding the currency impact), selling, general and administrative expenses increased from 18.1% for the nine months ended December 28, 2002 to 19.5% for the nine months ended December 27, 2003. The majority of the increase, $5.2 million, was due to the appreciation of the euro versus the U.S. dollar. Another significant cause for the increase was $1.8 million of costs related to the Acquisition and transition arrangement associated therewith.

        Adjusted EBITDA.    Adjusted EBITDA decreased $9.0 million, or 14.8%, from $61.0 million (16.7% of net sales) for the nine months ended December 28, 2002 to $52.0 million (13.9% of net sales) for the same period in 2003 due to the factors described above.

        Restructuring and Other Similar Costs.    Restructuring and other similar costs were $9.1 million for the nine months ended December 27, 2003. These costs included restructuring expenses associated with the closure of the group's Belgian water meter assembly plant, downsizing of support staff across Europe and ongoing restructuring costs related to headcount reductions at the Ludwigshafen, Germany manufacturing facility. Of total restructuring and other similar costs for the nine months ended December 27, 2003, $0.8 million related to non-cash charges.

        Interest Income (Expense).    Interest expense was $1.7 million for the nine months ended December 27, 2003 compared to $0.6 million in the same period in 2002. Interest expense to third parties increased $2.8 million for the nine months ended December 27, 2003 to $3.2 million from $0.4 million for the same period in 2002. Additional third-party debt related to the Acquisition and a $2.3 million bridge loan commitment fee account for the increase. Interest income from affiliates, net of interest expense to affiliates, was $1.5 million for the nine months ended December 27, 2003 compared to interest expense to affiliates, net of interest income from affiliates, of $0.2 million for the same period in 2002. The changes in net interest income were due to lower interest rates and more favorable average balances on the long-term funding due to/from affiliates.

        Income Tax Expense.    Income tax expense was $19.9 million for the nine months ended December 27, 2003 compared to $18.1 million in the same period in 2002. The effective income tax rate was approximately 78.3% for the nine months ended December 27, 2003, which was higher than the 35% U.S. statutory income tax rate primarily as a result of foreign net operating losses for which no income tax benefit was recorded, and foreign, state and local income taxes.

        Minority Interest.    Minority interest expense was $0.6 million for each of the nine months ended December 27, 2003 and December 28, 2002.

        Net Income.    Net income decreased $14.6 million, or 74.9%, from $19.5 million for the nine months ended December 28, 2002 to $4.9 million for the same period in 2003 due to the factors described above.

  Fiscal Year Ended March 31, 2003 Compared with Fiscal Year Ended March 31, 2002

        Net Sales.    Net sales increased $9.4 million, or 1.9%, from $500.2 million in fiscal 2002 to $509.6 million in fiscal 2003. Net sales of metering systems increased $6.4 million, or 1.6%, from $411.2 million in fiscal 2002 to $417.6 million in fiscal 2003. This increase was primarily due to the appreciation of the euro against the U.S. dollar (which resulted in an approximately $11.8 million increase in net sales) and an increase in the sales of water meters and water AMR systems in North America (up $4.7 million, or 12.5%). This increase was partially offset by a decrease in the net sales of metering systems in Europe (down $3.5 million, or 2.5%) as a result of weak economic conditions in that region and a decrease in the net sales of gas meters in North America (down $3.9 million, or 8.1%) due to price competition in the residential gas metering market. Net sales for pipe joining and repair products increased slightly from $51.8 million in fiscal 2002 to $52.2 million in fiscal 2003. Net sales of precision die casting products increased $1.3 million, or 3.9%, from $33.3 million in fiscal 2002 to $34.6 million in fiscal 2003 due to increased sales to Tier 1 automotive suppliers. Net sales of our other products increased $1.3 million, or 34.2%, from $3.8 million in fiscal 2002 to $5.1 million in fiscal 2003 due to growth in our software and services businesses.

        Gross Profit.    Gross profit increased $1.1 million, or 0.7%, from $163.7 million (32.7% of net sales) in fiscal 2002 to $164.8 million (32.3% of net sales) in fiscal 2003. The increase was primarily attributed to increased sales volume as described above. The gross profit for metering systems remained relatively stable as compared with fiscal 2002 as lower margins were realized in the European metering system business due to the weak economic conditions described above and competitive price pressures in our North American gas meter market which were fully offset by gross profit improvements in other North American markets and China. Gross profit for pipe joining and repair products decreased due to a decrease in facility overhead absorption resulting from the move of the commercial and industrial water meter activities from Texarkana, Arkansas, which, at the time, produced primarily pipe joining and repair products, into our Orlando, Florida facility, which produces water meters. Gross profit for precision die casting products increased primarily as a result of the implementation of cost savings initiatives and sales volume increases.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses decreased $0.1 million, or 0.1%, from $87.2 million in fiscal 2002 to $87.1 million in fiscal 2003. As a percentage of net sales, selling, general and administrative expenses decreased from 17.4% in fiscal 2002 to 17.1% in fiscal 2003. The decline in expense was the result of cost reduction actions, primarily relating to headcount, initiated in reaction to the weak economic conditions prevalent in the European markets, which were partially offset by the effect of the appreciation of the euro against the U.S. dollar, a $0.6 million increase in development and market introduction expenses relating to our iCon electric meter product line.

        Adjusted EBITDA.    Adjusted EBITDA increased $0.9 million, or 1.0%, from $91.9 million (18.4% of net sales) in fiscal 2002 to $92.8 million (18.2% of net sales) in fiscal 2003. This increase was due to the factors described above.

        Restructuring and Other Similar Costs.    Restructuring and other similar costs were $12.4 million in fiscal 2003. These costs included restructuring expenses associated with headcount reduction initiatives, asset impairments and other costs relating to the outsourcing of various non-core production processes and the consolidation of certain manufacturing and administrative functions. Of total restructuring and other similar costs in fiscal 2003, $4.4 million related to non-cash charges.

        Interest Income (Expense).    Interest expense was $1.0 million in fiscal year 2003 compared to interest income of $0.8 million in fiscal year 2002. Interest expense to third parties remained unchanged at $0.6 million in both periods. Interest expense to affiliates, net of interest income from affiliates, was $0.4 million in fiscal 2003 compared to interest income from affiliates, net of interest expense to affiliates, of $1.4 million in fiscal 2002, due to less favorable average balances on the long-term funding due to and from affiliates.

        Income Tax Expense.    Income tax expense was $30.6 million in fiscal 2003 compared to $20.9 million in fiscal 2002. The effective income tax rate was approximately 47.3% in fiscal 2003, which was higher than the 35% U.S. statutory income tax rate primarily as a result of foreign net operating losses for which no income tax benefit was recorded, and foreign, state and local income taxes.

        Minority Interest.    Minority interest expense increased $0.4 million, or 100.0%, from $0.4 million in fiscal 2002 to $0.8 million in fiscal 2003. This increase was due to increased profits at the group's joint venture in Beijing, China.

        Net Income.    Net income decreased $0.5 million, or 1.5%, from $33.8 million in fiscal 2002 to $33.3 million in fiscal 2003 due to the factors described above.

  Fiscal Year Ended March 31, 2002 Compared with Fiscal Year Ended March 31, 2001

        Net Sales.    Net sales decreased $33.5 million, or 6.3%, from $533.7 million in fiscal 2001 to $500.2 million in fiscal 2002. Metering system sales decreased $20.9 million, or 4.8%, from $432.1 million in fiscal 2001 to $411.2 million in fiscal 2002. The decrease primarily resulted from the appreciation of the U.S. dollar against European currencies (which resulted in an approximately $5.1 million decrease in net sales) and a decrease in the sales of European metering systems (down $13.6 million, or 8.7%), principally due to weak economic conditions in Europe and a decrease of $11.5 million, or 5.4% in the sale of gas meters in North America, as we chose not to participate in the significant price competition that developed in the residential gas metering market. These decreases were partially offset by increased sales of AMR systems in North America (up $5.6 million, or 17.4%) and water meter sales in South America (up $3.7 million, or 29.7%), due to the initiation of an AMR contract in Brazil. Net sales of pipe joining and repair products decreased $2.9 million, or 5.3%, from $54.7 million in fiscal 2001 to $51.8 million in fiscal 2002 due to a reduction in emergency repair projects. Net sales of precision die casting products decreased $11.1 million, or 25.0%, from $44.4 million in fiscal 2001 to $33.3 million in fiscal 2002 as a result of the decision by two of lawn and garden equipment manufacturers to source their products from Asia. Net sales of other products increased $1.4 million, or 58.3%, from $2.4 million in fiscal 2001 to $3.8 million in fiscal 2002 due to the commencement of operations of our metering services subsidiary.

        Gross Profit.    Gross profit decreased $13.9 million, or 7.8%, from $177.6 million (33.3% of net sales) in fiscal 2001 to $163.7 million (32.7% of net sales) in fiscal 2002. Metering systems gross profit declined primarily as a result of the decreased sales volume described above, which was partially offset by the impact of restructuring initiatives. Gross profit for pipe joining and repair products declined as the favorable impact of inclement weather conditions in our repair business in fiscal 2001 did not reoccur and due to a decrease in facility overhead absorption resulting from the move of the commercial and industrial water meter manufacturing activities from our facility in Texarkana, Arkansas, which, at the time, produced primarily pipe joining and repair products, into our Orlando, Florida facility, which produces water meters. Precision die casting gross profit decreased primarily as a result of reduced sales and underutilization of our facility.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased $4.0 million, or 4.8%, from $83.2 million in fiscal 2001 to $87.2 million in fiscal 2002. As a percentage of net sales, selling, general and administrative expenses increased from 15.6% in fiscal 2001 to 17.4% in fiscal 2002. The increase was primarily due to an increase in research and development expenses relating to the development of the iCon electric meter product which increased $1.6 million, from $0.9 million in fiscal 2001 to $2.5 million in fiscal 2002.

        Adjusted EBITDA.    Adjusted EBITDA decreased $20.6 million, or 18.3%, from $112.5 million (21.1% of net sales) in fiscal 2001 to $91.9 million (18.4% of net sales) in fiscal 2002. This decrease was due to the factors described above.

        Restructuring and Other Similar Costs.    Restructuring and other similar costs were $22.7 million in fiscal 2002. These costs included restructuring expenses associated with headcount reduction initiatives, asset impairments and other costs relating to the consolidation of certain manufacturing and administrative functions and the write-off of the licensing rights associated with a gas quality sensor project that was terminated during fiscal 2002. Of total restructuring and other similar costs in fiscal 2002, $7.9 million related to non-cash charges.

        Interest Income (Expense).    Interest income was $0.8 million in fiscal 2002 compared to interest expense of $1.0 million in fiscal 2001. Interest expense to third parties increased $0.4 million from $0.2 million in fiscal year 2001 to $0.6 million in fiscal year 2002. Interest income from affiliates, net of interest expense to affiliates, was $1.4 million in fiscal 2002 compared to interest expense to affiliates, net of interest income from affiliates, of $0.8 million in fiscal 2001, due to more favorable average balances on the long-term funding due to/from affiliates.

        Income Tax Expense.    Income tax expense was $20.9 million in fiscal 2002 compared to $29.8 million in fiscal 2001. The effective income tax rate was approximately 37.9% in fiscal 2002, which was higher than the 35% U.S. statutory income tax rate primarily as a result of foreign net operating losses, and foreign, state and local income taxes.

        Minority Interest.    Minority interest expense increased $0.2 million, or 100.0%, from $0.2 million in fiscal 2001 to $0.4 million in fiscal 2002. This increase was due to increased profits at the group's joint venture in Beijing, China.

        Net Income.    Net income increased $9.7 million, or 40.2%, from $24.1 million in fiscal 2001 to $33.8 million in fiscal 2002 due to the factors described above.

Liquidity and Capital Resources

        Historically, the Sensus Group has financed its capital and working capital requirements through a combination of cash flows from operating activities and borrowings from Invensys. Going forward, capital and working capital requirements will be funded from a combination of cash flows from operating activities and borrowings under our senior credit facilities.

        Net cash flow provided by operating activities, including charges for factoring arrangements, in fiscal 2003, 2002 and 2001 was $44.2 million, $80.6 million, and $45.0 million, respectively. Net cash used by operating activities for the nine months ended December 27, 2003 was $22.8 million and net cash provided by operating activities for the nine months ended December 28, 2002 was $7.6 million. The $36.4 million decrease in net cash provided by operating activities in fiscal 2003 as compared to fiscal 2002 was primarily attributable to reductions of accounts receivable and inventories of $4.4 million and $3.1 million, respectively, in fiscal 2003 compared to reductions of $12.8 million and $15.3 million, respectively, in fiscal 2002 as well as a lower level of accounts receivable factoring during fiscal 2003 as compared to fiscal 2002. The increase in net cash provided by operating activities in fiscal 2002 as compared to fiscal 2001 was attributable primarily to a decrease in our investment in working capital, which included a higher level of accounts receivable factoring. The $30.4 million decrease in net cash provided by operating activities for the nine-month period ended December 27, 2003 as compared to the same period in 2002 was primarily attributed to lower earnings ($14.6 million), cessation of accounts receivable factoring in October 2003 ($10.6 million) and increased inventory levels ($2.6 million).

        Trade working capital (inventory plus trade receivables, including amounts sold without recourse, less trade payables) as a percentage of net sales decreased to 11.4% for fiscal 2003 as compared with 12.2% for fiscal 2002. This decrease was primarily due to an increase in trade payables. Trade working capital as a percentage of net sales for the nine months ended December 27, 2003, increased to 18.5% due to the factors noted above.

        Historically, cash provided by or used in investing activities has been used for capital expenditures and acquisitions and other investments, offset by proceeds from the disposition of property, plant and equipment. Capital expenditures in fiscal 2003 were $11.8 million as compared with $18.7 million for fiscal 2002 and $17.3 million for fiscal 2001. Capital expenditures for the nine-month periods ended December 28, 2002 and December 27, 2003 were $9.5 million and $8.5 million, respectively. Capital expenditure requirements are comprised of equipment, molds and tooling for replacement and expenditures for cost reduction and expansion.

        Restructuring cash expense over fiscal 2003, 2002 and 2001 amounted to $8.0 million, $14.8 million and $28.4 million, respectively. The restructuring cash expense for the first nine months of fiscal 2004 amounted to $8.3 million as the group's strategic restructuring programs near completion. As of December 27, 2003, the Sensus Group had $7.5 million of restructuring accruals reflected on its balance sheet. Additional restructuring and other similar costs of approximately $3.4 million are expected to be incurred in the fourth quarter of fiscal 2004 and $5.1 million in fiscal 2005 as the current restructuring program is completed.

        Historically, cash provided by or used in financing activities represented payments to or funding from Invensys, and, to a lesser extent, changes in indebtedness to third parties. As a result of the Acquisition, the Sensus Group incurred substantial third-party indebtedness. As of December 27, 2003, the group had approximately $505.0 million of total indebtedness outstanding and interest expense, on a pro forma basis after giving effect to the Acquisition, including amortization of deferred financing costs, was approximately $37.3 million and $28.5 million for fiscal 2003 and the nine months ended December 27, 2003, respectively. These significant debt service obligations could, under certain circumstances, have material consequences for you. See "Risk Factors—Risks Relating to the Exchange Offer and the New Notes—Our substantial indebtedness could adversely affect our financial health, harm our ability to react to changes to our business and could prevent us from fulfilling our obligations under our indebtedness, including the new notes."

        We issued the old notes and entered into our senior credit facilities on December 17, 2003. The senior credit facilities provide for senior secured financing of $300.0 million, consisting of (a) two term loan facilities in an aggregate amount of $230.0 million, including a $200.0 million U.S. term loan facility under which Sensus is the borrower and a $30.0 million European term loan facility under which an indirect subsidiary of Parent organized in Luxembourg, which we refer to as the "European borrower," is the borrower and (b) two revolving credit facilities in an aggregate amount of $70.0 million, under one of which $40.0 million is available to Sensus in the form of U.S. dollar-denominated loans and under the other of which $30.0 million is available to either Sensus or the European borrower in the form of U.S. dollar-denominated loans, or to the European borrower in the form of euro- or UK sterling-denominated loans. The full amount of the term loan facilities was drawn on the closing date, and the term loan facilities will mature on December 17, 2010. Up to $30.0 million of the revolving credit facilities is available in the form of letters of credit, and amounts repaid under the revolving credit facilities may be reborrowed (subject to satisfaction of the applicable borrowing conditions) at any time prior to the maturity of the revolving credit facilities, which will be six years after the closing date. At December 27, 2003, approximately $3.1 million of borrowing capacity under the revolving credit facilities were used to support letters of credit. The borrowings under the revolving credit facilities are available to fund working capital requirements, capital expenditures and other general corporate purposes.

        The Sensus Group expects to make capital expenditures of approximately $6.3 million and $23.0 million in the fourth quarter of fiscal 2004 and the full fiscal 2005, respectively. These capital expenditures will be primarily related to equipment, molds and tooling.

        Our ability to make scheduled payments of principal of, or to pay interest on, or to refinance, our indebtedness, including the notes, or to fund planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        Based on our current level of operations, we believe that cash flow from operations and available cash, together with available borrowings under the revolving credit facilities constituting part of our senior secured credit facilities, will be adequate to meet our future liquidity requirements for at least the next few years. We may, however, need to refinance all or a portion of the principal amounts of the notes on or prior to maturity.

        We cannot assure you that our business will generate sufficient cash flow from operations, that any revenue growth or operating improvements will be realized or that future borrowings will be available under our senior secured credit facilities in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. In addition, we cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and the notes as they become due. Our ability to access capital in the long term will depend on the availability of capital markets and pricing on commercially reasonable terms at the time we are seeking funds. See "Risk Factors—Risks Relating to the Exchange Offer and the Notes—To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control." As of December 27, 2003, the Sensus Group was in full compliance with the restrictive covenants of the senior credit facilities and the indenture governing the notes.

Impact of the Acquisition and Related Financing Transactions

        In connection with the acquisition of Invensys Metering Systems, the assets and liabilities of the Sensus Group were adjusted to their fair value as of the closing. The Sensus Group increased its aggregate indebtedness as a result of the new financing arrangements that were entered into in connection with the acquisition of Invensys Metering Systems. Accordingly, interest expense will be higher in periods following the Acquisition. A significant portion of the purchase price was allocated to customer relationships, patents, trademarks and tradenames and a non-competition agreement. Because trademarks and tradenames are assets with indefinite lives, they will not be amortized unless and until it is determined that they have definite lives, and will be subject to annual impairment reviews. The excess of the total purchase price over the value of assets acquired at the closing of the Acquisition were allocated to goodwill, which will be subject to annual impairment review.

Contractual Obligations

        The following table is a summary of contractual cash obligations (excluding interest) as of December 27, 2003 (in millions):

	Payments Due by Period
	Less than 1 year	1-3 years	3-5 years	After 5 years	Total
Term loan facilities(1)	$1.7	$4.6	$4.6	$219.1	$230.0
Operating leases	2.8	4.4	1.3	1.8	10.3
Senior subordinated notes	—	—	—	275.0	275.0

Total contractual cash obligations	$4.5	$9.0	$5.9	$495.9	$515.3

(1)
Excludes $70.0 million of borrowing capacity under the revolving credit facilities constituting part of the senior credit facilities. The revolving credit facilities mature in December 2009. As of December 27, 2003, $3.1 million of letters of credit were issued and are included in the $70.0 million of borrowing capacity under the revolving credit facilities.

Taxes

        The Sensus Group is subject to taxation in multiple jurisdictions throughout the world. The group's effective tax rate and tax liability will be affected by a number of factors, such as the amount of taxable income in particular jurisdictions, the tax rates in such jurisdictions, tax treaties between jurisdictions, the extent to which we transfer funds between jurisdictions and repatriate income, and changes in law. Generally, the tax liability for each legal entity is determined either (a) on a non-consolidated and non-combined basis or (b) on a consolidated and combined basis only with other eligible entities subject to tax in the same jurisdiction, in either case without regard to the taxable losses of non-consolidated and non-combined affiliated entities. As a result, the group may pay income taxes to some jurisdictions even though on an overall basis a net loss for the period is incurred.

Inflation

        Inflation can affect the costs of goods and services we use. The majority of the countries which are of significance to us, from either a manufacturing or sales viewpoint, have in recent years enjoyed relatively low price inflation. The competitive environment in which we operate inevitably creates pressure on us to provide our customers with cost-effective products and services. We believe our cost reduction programs are critical to maintaining our competitive position.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued FAS 142. Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, while other intangible assets, which consist of patents, continue to be amortized over their related useful lives.

        Goodwill and indefinite-lived intangibles are required to be tested annually for impairment using fair value measurement techniques prescribed by FAS 142. FAS 142 is effective for the fiscal year beginning after December 15, 2001 with any goodwill acquired in business combinations after June 30, 2001 not being amortized. Early application is permitted for entities with fiscal years beginning after March 15, 2001. Accordingly, we elected to adopt the provisions of FAS 142 as of April 1, 2001. Prior to April 1, 2001, goodwill was amortized using the straightline method over 40 years and trademarks were amortized over 40 years. After the adoption of FAS 142, trademarks are assumed to have indefinite lives and are not being amortized. Patents are amortized using the straight-line basis over their respective useful lives, ranging from three to fifteen years. No impairment charges have been incurred since the adoption of these standards.

        In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"). FAS 144 supercedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions. FAS 144 establishes criteria for the recognition and measurement of an impairment loss for long-lived assets to be held and used and defines classification of continuing and discontinued operations. FAS 144 also requires that assets held for sale be measured at the lower of their carrying amount or fair value less cost to sell. FAS 144 is effective for fiscal years beginning after December 15, 2001, with early adoption permitted. The Sensus Group adopted SFAS 144 effective April 1, 2002. The adoption of FAS 144 had no material impact on the results of operations or financial position of the group.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit or Disposal Activities ("FAS 146"). FAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. The new standard requires that the liability be initially measured at fair value. FAS 146 is effective for exit or disposal activities that are initiated after December 28, 2002. The Sensus Group adopted FAS 146 effective for any restructurings occurring after January 1, 2003.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others ("FIN 45"). The Interpretation includes additional disclosure requirements as well as recognition and measurement provisions, which require a liability to be recorded for certain guarantees at fair value. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 28, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements for all interim or annual periods ending after December 15, 2002. The Sensus Group adopted FIN 45 effective January 1, 2003. The effect of such adoption was not material to the group's results of operations or financial position.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation Transition and Disclosure ("FAS 148"). FAS 148 amends the disclosure requirements of FAS 123, "Accounting for Stock-Based Compensation," and provides alternative methods for accounting for stock-based compensation. The Sensus Group has adopted the disclosure requirements for the year ended March 31, 2003. The effect of such adoption was not material to the group's results of operations or financial position.

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("FAS 143"). FAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred (typically when the asset is installed at the production location). When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. Over time the liability is accreted for the change in its present value each period, and the initial capitalized cost is depreciated over the useful life of the related asset. FAS 143 is effective for fiscal years beginning after June 15, 2002. The Sensus Group adopted FAS 143 effective April 1, 2003 and the effect of such adoption was not material to the group's results of operations or financial position.

        In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 expands consolidated financial statements to include certain variable interest entities (VIEs). VIEs are to be consolidated by a company which is considered to be the primary beneficiary of that entity, even if the company does not have majority control. FIN 46 is immediately effective for VIEs created after January 31, 2003 and is effective for the Sensus Group in the fourth quarter of fiscal 2004 for VIEs created prior to February 1, 2003. Management does not expect that the application of FIN 46 will have material impact on the consolidated financial statements of the group.

        In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, ("FAS 149"). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. The Sensus Group adopted FAS 149 effective July 1, 2003. The adoption of FAS 149 had no material impact on the group's results of operations or financial position.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("FAS 150"). In October 2003, the FASB announced a deferral for an indefinite period the application of certain guidance in FAS 150, as it related to noncontrolling interests that are classified as equity in the financial statements of the subsidiary but would be classified as a liability in the parent's financial statements under Statement 150 (e.g., noncontrolling interests in limited-life subsidiaries). Management does not expect that the adoption of this statement will have a material effect on the group's financial statements.

Qualitative and Quantitative Information about Market Risk

        The Sensus Group is exposed to various market risk factors such as fluctuating interest rates and changes in foreign currency rates. At present the group do not utilize any derivative instruments to manage this risk.

        Currency translation.    The results of operations of the group's foreign subsidiaries are translated into U.S. dollars at the average exchange rates for each period concerned. This translation has no impact on cash flow. The balance sheets of foreign subsidiaries are translated into U.S. dollars at the closing exchange rates. Any adjustments resulting from the translation are recorded as other comprehensive income. As of December 27, 2003, assets of foreign subsidiaries constituted approximately 22% of total assets. Foreign currency exchange rate exposure is most significant with respect to the euro. For the nine months ended December 27, 2003, net sales of the Sensus Group were positively impacted by the appreciation of foreign currencies, primarily the euro, versus the U.S. dollar by approximately $18.6 million. Similarly, for the year ended March 31, 2003, net sales were positively impacted by the appreciation of foreign currencies, primarily the euro, versus the U.S. dollar by approximately $11.8 million. In fiscal 2002, net sales of the Sensus Group were negatively impacted by the appreciation of the U.S. dollar versus foreign currencies, primarily the euro, by approximately $5.1 million.

        Currency transaction exposure.    Currency transaction exposure arises where actual sales and purchases are made by a business or company in a currency other than its own functional currency. The majority of the group's businesses source raw materials and sell their products within their local markets in their functional currencies and therefore have limited transaction exposure.

        Interest rate risk.    Historically, the business of our predecessor was exposed to market risk relating to changes in interest rates relating to intercompany funding receivable and payable balances and its other affiliates, which carried variable interest rates. Subsequent to the Acquisition, the Sensus Group has a significant amount of debt, with a large portion being at variable rates. Total debt as of December 27, 2003 was $505.0 million, of which approximately $230.0 million bears interest at variable rates. As of December 27, 2003, the weighted average interest rate on the variable-rate term debt of the Sensus Group was 4.15%, all of which was outstanding under the senior credit facilities. Variable-rate borrowings under the senior credit facilities are, at our option, at the adjusted LIBOR plus 3.00% or the alternative base rate plus 2.00%.

        On a pro forma basis, after giving effect to the Acquisition, cash interest expense as of December 27, 2003 would have been $25.7 million and $34.1 for fiscal 2003 and the nine month ended December 27, 2003, respectively. Holding all other variables constant, an increase in the interest rate of 1.0% on variable rate debt would increase annual interest cost by $2.3 million. The group has not sought to hedge exposure to variable interest rates.

BUSINESS

Our Company

        We conduct the primary operations of the Sensus Group in North America. The Sensus Group is a leading provider of advanced metering and related communications systems to the worldwide utility industry and has over a century of experience in designing and manufacturing metering products. The Sensus Group is the largest global manufacturer of water meters, the fastest growing segment of the metering industry, and has a substantial share of the sales of automatic meter reading, or AMR, devices to North American water utilities. In 2002, our market share of the North American water metering market was estimated at approximately 32%. Additionally, we believe that the Sensus Group is a leading global developer and manufacturer of gas and heat metering systems and recently entered the North American electric metering market with iCon, our solid-state electricity meter. We are recognized throughout the metering industry for developing and manufacturing metering products with long-term accuracy and unique product features as well as for providing comprehensive customer service for all of our products. In addition to our metering business, we believe we are the leading North American producer of pipe joining and repair products for water and natural gas utilities and a premier supplier of precision-manufactured aluminum die castings. For the fiscal year 2003 and nine months ended December 27, 2003, the Sensus Group had net sales of $509.6 million and $373.9 million, respectively, and Adjusted EBITDA (as defined under "Summary Historical and Pro forma Financial Data") of $92.8 million and $52.0 million, respectively.

        The Sensus Group distributes metering system products to utilities located throughout the world and has a large installed base of meters worldwide, of which we estimate approximately 24 million are water meters located in North America. The majority of our customers' metering system purchases are aimed at increasing their revenues by improving the accuracy of meter readings and reducing utility operating costs. Our sales are primarily driven by the upgrade and replacement cycles of our customers' metering systems. Our large installed base provides us with a historically stable stream of high margin aftermarket sales. For fiscal year 2003, approximately 70% of our North American water metering system sales were generated from aftermarket sales and approximately 61% of total sales of the Sensus Group were generated from aftermarket sales. The remainder of our sales are driven by other factors, including new residential and commercial construction and regulatory considerations.

        In the group's most important market, the North American utility market, our core end-customers are the approximately 55,000 water and 1,500 gas utilities located throughout the continent. In order to serve our fragmented and geographically diverse water utility customer base, we focus our efforts on the small to mid-size utilities that have an installed base of less than 50,000 meters. Such utilities represent approximately 90% of the water utilities in North America. Our advanced metering and AMR systems are attractive to these smaller utilities, which generally have limited resources, because they reduce labor-intensive manual meter readings, improve reading accuracy and minimize the cost of repairs. In the gas utility market, we target all of the approximately 1,500 gas utilities comprising the market. We reach our customer base in the North American water and gas markets primarily by utilizing a network of distributors, some of whom we have had relationships with for over 30 years. We are generally the exclusive meter supplier to our North American distributors in most of the local markets they serve. Our distributors, who have strong relationships with our end-customer base, frequently act as outsourced purchasing departments that offer product recommendations and provide inventory management support.

        The Sensus Group has three principal product lines—metering systems products, pipe joining and repair products and precision die casting products, accounting for approximately 82%, 10% and 7% of net sales, respectively, for both the fiscal year 2003 and the nine months ended December 27, 2003. Metering systems, the largest product line, includes advanced metering and related AMR communications systems and consists of four principal metering product categories: water, heat, gas and electricity. Under the Smith-Blair brand name, we manufacture pipe joining and repair products used primarily by water and gas utilities. Our precision die casting product line includes precision die castings which are used internally for our gas meter housings and sold externally, primarily to Tier I automotive suppliers.

Industry Overview

        Our metering systems are sold primarily to the utility industry. Unlike the electric and gas utility markets, which are dominated by large, publicly traded or investor owned companies, the water utility market is dominated by local municipalities which seek to maximize revenue in budget-constrained environments. As a result, metering systems are a critical revenue measurement tool for these utilities. Over time, as meters degrade and lose accuracy due to corrosion and wear and tear, these utilities must replace their installed meter base, or risk losing revenue from their customers. Because any incremental revenue earned in excess of projected rates translates into additional profit for the municipality, water utilities have a strong incentive to ensure the highest degree of accuracy in their meter readings.

        In addition to the importance of the revenue stream measured by water meters, utilities have recently begun to manage their costs by deploying AMR systems. Traditionally, utilities have employed personnel to manually visit and read each meter, a laborious and expensive process prone to human error. AMR systems permit utilities to reduce the number of meter reading employees and increase accuracy by translating meter flow readings into electronic signals (encoding), rather than mechanically turning dials. Once encoded, water usage data can be read by walk-by and drive-by systems via remote signal, and increasingly, can be read remotely by fixed-network receivers installed in each neighborhood, significantly reducing a utility's meter reading workforce and expense.

  Metering Systems Products

        The global metering systems market, excluding sales of AMR communications systems, generated approximately $4.5 billion in annual sales in 2002. The Sensus Group primarily competes in the North American and European markets, which account for $1.1 billion and $1.8 billion, respectively, of annual sales in 2001. The North American metering market is projected to grow at a compounded annual growth rate, or CAGR, of approximately 3% over the next four years. The overall European market is expected to contract by approximately 1% annually over the next two years, while the European water metering market, our primary European market, is projected to grow at a CAGR of approximately 2% over the same period.

        Demand for meters has historically been driven by replacement and repair activities, upgrades to new features or technologies, new construction activity, conservation considerations and regulatory requirements. In addition, utilities have been migrating their manually read meters to technology-based, communicating metering systems (AMR systems). AMR systems enable utilities to lower their operating costs and increase their revenue streams through the reduction of manual meter readings and the improvement of measurement accuracy. As a result of these benefits, the AMR market has experienced significant growth. In 2002, the AMR market in North America generated an estimated $490 million in annual sales, or 31% of the North American metering and AMR systems market. This market has grown at a CAGR of approximately 24% from 1998 to 2002 and is expected to grow at a CAGR of approximately 15% over the next three years. We believe substantial expansion opportunities exist in the market for AMR systems, as only an estimated 17% of the total North American installed meter base, including water, gas and electric meters, contained AMR technologies at December 28, 2002.

        The water metering market generates an estimated $1.5 billion in global annual sales, with North America and Europe accounting for approximately $400 million and $300 million, respectively. The North American water metering market is estimated to grow at a CAGR of approximately 5% from 2001 to 2007, while the European water metering market is estimated to grow at a CAGR of approximately 2% from 2000 to 2005. The water metering market is comprised of sales of meters for residential, industrial and commercial applications. We estimate that the top four water meter manufacturing companies in North America represent approximately 90% of the North American water metering market and the top four water meter manufacturing companies in Europe represent approximately 85% of the European water metering market.

        In North America, market conditions and governing standards bodies allow for variations in product design and technology. As a result, the expected service life of a water metering system is approximately 15 years. Due to this long service life, North American utilities benefit by investing in more expensive, higher quality metering systems because long-term reliability and accuracy are important to maintaining utility revenue levels. In addition, AMR systems enable utilities to achieve significant cost savings. Much of the European residential water metering market, however, is subject to national regulations that effectively limit a meter's service life to approximately six years. These regulations minimize the need for long-term meter accuracy. In addition, European utilities do not read their meters as frequently as those in North America and rely on self reporting, which minimizes the cost benefits of AMR systems. As a result of these factors, product differentiation and features are less of a basis for competition and advanced technology systems are often more difficult to justify than in the North American residential market. Unlike the European residential market, the commercial and industrial water metering markets are not subject to regulations which govern a meter's service life. As a result, durability, accuracy and design specifications are more critical in a customer's selection process than price. Sales of meters to the European commercial and industrial water metering markets therefore generate higher margins than sales to the European residential water metering market.

        In addition to water metering products, we offer metering products for the gas, electric and heat metering markets. The gas metering market generates approximately $1.3 billion in global annual sales, with North America accounting for approximately $300 million. The electric metering market generates approximately $1.8 billion in annual sales, with North America accounting for approximately $400 million. The North American gas and electric metering markets are projected to grow at a CAGR of approximately 1% and 2%, respectively, from 2001 to 2007. The heat metering market, which is generally limited to Europe, generates approximately $300 million in annual sales. The European heat market is projected to contract at an annual rate of 3% from 2000 to 2005, while the ultrasonic market, the Sensus Group's primary target subsector in the heat metering market, is expected to grow at a CAGR of approximately 8% during the same period.

  Pipe Joining and Repair Products

        Our Smith-Blair brand competes in the North American pipe joining and repair products market, which we estimate generated approximately $150 million in annual sales in 2002. Pipe joining and repair products consist principally of clamps and couplings which are used by utilities in pipe joining and pipe repair applications. We estimate that the pipe joining and repair products market grew by approximately 2% in 2002. Demand for pipe joining and repair products is driven by new construction, replacements and repairs. Replacement and repair demand is driven by an aging infrastructure as well as extreme weather conditions, including freezes, droughts and earthquakes.

  Precision Die Casting Products

        In North America, approximately 250 die casters produce thousands of castings for numerous products ranging from components for automobiles to medical devices. We service the precision die casting market, a niche segment of the North American die casting market. Our precision die casting products consist of high quality thin-wall, low-porosity aluminum die castings, generally targeting the automotive industry in North America. Growth in the precision die casting market is driven primarily by the automotive market and by the aircraft, major appliance, machine tool and heavy machinery sectors.

Competitive Strengths

        We believe that the Sensus Group is distinguished by the following competitive strengths:

  •
  Market Leading Positions. We believe that the Sensus Group is the leading producer of water metering systems worldwide and the largest metering systems provider to the North American water metering market, which is the fastest growing segment of the global metering industry. The group's share of the North American and European water metering markets was estimated at approximately 32% and 29%, respectively, in 2002. The group also has a number two position in North American water AMR product sales, and leading positions in the North American gas and European heat metering markets. In addition, we believe we are the leading provider of pipe joining and repair products to North American water and natural gas utilities through our Smith-Blair brand. We have achieved and expect to maintain our leadership positions by developing and manufacturing innovative products that enable our customers to improve their utility operations and by providing comprehensive customer service support for all of our products.

  •
  Large Installed Base with Strong Recurring Sales Stream. We estimate that our installed base of water meters in North America is approximately 24 million units, or 29% of the region's total installed base. We believe that our installed base of water meters provides us with a strong recurring sales stream as our customers replace existing meters and upgrade existing metering systems with advanced technologies. Additionally, our entire North American water meter product line is compatible with our AMR systems and we currently ship approximately 69% of our water meters with AMR-capable registers. Since 1957, we have designed all of our North American water meters to be upgradeable to advanced metering features. As a result, we are able to generate high margin aftermarket sales by offering our customers the ability to upgrade their existing systems at a lower cost than purchasing new meters.

  •
  Premier Product and Design Reputation. With over a century of experience in designing and manufacturing metering systems for utilities, the Sensus Group has earned a reputation for providing high quality products. Our positive displacement meters have market leading accuracy and reliability during their expected service lives. In addition to selling manually read meters, we focus on selling high value, integrated systems comprised of superior quality meters and leading edge AMR communications devices. We design meters that can be easily migrated to higher levels of technology, which allows the utility to protect its initial investment by ensuring compatibility with future technologies. We believe we are currently the only manufacturer of metering systems that offers this migratability feature to end users across its entire installed base. In addition, we have designed our product line to enable our utility customers to substantially reduce the amount of labor required to maintain and monitor their distribution systems. For water utilities in particular, tasks such as repairing a broken meter, reading a meter manually or even responding to a customer service call are extremely labor intensive and costly. Our system designs and products offer an attractive cost-benefit value proposition because they substantially reduce the costs required to accomplish these tasks.

  •
  Strong Position in North American Water AMR Sales. We participate in the water metering AMR market, the fastest growing sector of the metering industry. Sales of water meter AMR devices is expected to grow at a CAGR of approximately 15% over the next three years due to the significant cost benefits and greater functionality these systems offer to utility customers. We believe substantial expansion opportunities exist in the market due to the low penetration rate achieved by water metering AMR devices to date. Currently, AMR technology is only utilized on approximately 10% of the North American installed water meter base. This compares to estimated penetration rates of approximately 24% and 19% for gas and electric AMR, respectively. We estimate that our sales of AMR devices represented 27% of the total sales in the North American water AMR market in 2002. We offer three advanced AMR systems that can reduce a utility's meter reading costs, resulting in an investment payback period of as few as two years. Furthermore, we achieve incremental sales when a utility chooses an AMR system because it must also have AMR compatible water meters. Depending on the utility's current installed base of meters, utilities frequently either upgrade their existing meters or purchase new meters to work with the AMR system. As a result, AMR sales drive enhanced sales of our core metering product lines.

  •
  Established Relationships with Distributors. Our North American distributor relationships are key factors in our success. In order to reach our broad base of utility customers, we utilize an established network of distributors, some of whom we have had relationships with for over 30 years. We are generally the exclusive meter supplier to our North American distributors in most of the local markets they serve. These distributors, due to their long-standing relationships with our utility customers, prefer to carry our products because utilities have demonstrated their preference for our products and customer service. In addition, to strengthen our partnerships with our distributors and enhance our market position and sales, we hold training seminars for all of our distributors' sales staff to educate them on our product lines and assign sales support specialists to every distributor account.

  •
  Solid Cash Flow Generation. For fiscal year 2003 and the nine months ended December 27, 2003, the Sensus Group generated $92.8 million and $52.0 million, respectively, of Adjusted EBITDA (as defined under "Summary Historical Financial Data") and had an Adjusted EBITDA margin (as defined under "Summary Historical Financial Data") of 18.3% and 13.9%, respectively. The group's capital expenditures ranged from 3.2% to 2.3% of net sales from fiscal year 2001 to fiscal 2003, and trade working capital (inventory plus trade receivables, including amounts sold without recourse, less trade payables) requirement as a percentage of net sales was 10.8% and 18.5% for fiscal year 2003 and the nine months ended December 27, 2003, respectively. We believe these strong cash flows are derived from the significant aftermarket component of the group's meter sales coupled with the technologically advanced metering features of the group's products, which contribute to high margins.

  •
  Experienced Management Team. The Sensus Group is led by an experienced management team with an average of over 22 years experience in the metering industry, including

  15 years at Sensus and our predecessor companies. Our management team, led by our President and Chief Executive Officer, Daniel W. Harness, is focused on creating value through our position as a premier global supplier of high value metering systems that support utilities' existing and future requirements as well as expanding our market share and improving overall profitability.

Business Strategy

        The goal of the Sensus Group is to continue to be a leader in the metering system industry by providing value-added advanced metering and related communications systems for the worldwide utility industry. We and other members of the group intend to achieve this goal by pursuing the following strategies:

  •
  Maintain Focus on Core North American Market. The North American market, including metering systems, pipe joining and repair products and precision die casting, will remain a key focus for our business. We are committed to maintaining our market leading positions in the North American markets we serve through continued superior product design, technological innovations, customer additions and comprehensive customer service. We believe this commitment will continue to enhance our reputation as a producer of high quality, innovative products and enable us to maintain our leadership position in our core market.

  •
  Continue to Develop Market-leading Technologies. Technological advancements, which enhance the revenue and improve the efficiency of utility customers, are key drivers of sales of our metering systems. We have been and continue to be a technological leader in metering systems, including AMR systems, and are at the forefront of several new metering system technologies which we believe will drive sales in the future. As an example, we recently introduced an updated version of our AMR radio-frequency meter transceiver unit ("MXU") which connects to the meter, providing a communication link to an AMR system. This enhanced MXU incorporates several beneficial characteristics, including stronger transmittal signal strength and a 20-year battery life, and allows us manufacturing cost reductions. These upgrades have improved our product position in the water AMR market. Additionally, we introduced a fixed-based AMR radio network in select water metering markets in 2003, which complements our drive-by and walk-by systems. We recently extended our technical capabilities beyond our core water market through the development of two new innovative products for the gas and electric utility markets. We plan to continue developing technological capabilities to maintain our position as a market leader and, for the nine months ended December 27, 2003, the Sensus Group invested approximately $17.8 million in research, development and technical support.

  •
  Capitalize on Metering Technology Leadership in Complementary Markets. We are applying our extensive knowledge in metering systems and market leading AMR technology to pursue new opportunities in the gas and electric metering markets. Our recently introduced Sonix ultrasonic gas meter has positioned us at the forefront of the next generation of gas metering technology. This technology also enables us to enter the pre-pay gas meter segment in selected international markets, which could significantly increase gas meter sales. Although sales in this product line are not currently significant, we believe that the increased production associated with these initiatives will enable the Sonix product line to be a cost competitive alternative to traditional mechanical residential gas meters. We expect our recently introduced iCon solid-state electricity meter to be a meaningful source of growth over the next several years because of its advanced electricity metering capabilities, such as improved accuracy, time of day pricing, and its capacity to serve as a single AMR platform designed to integrate electric, gas and water metering information.

  •
  Enhance North American Distributor Relationships. We have strong relationships with the leading distributors in the North American water and gas metering markets. Because we view these relationships as a key factor in our success, we invest significant resources to maintain these relationships and provide our distributors with superior sales support and service. To ensure the distributors' sales staffs are fully educated on our product line, we hold training seminars for all of our North American distributors' sales staff and assign sales specialists to support every distributor account. Additionally, we plan to continue to strengthen our relationships with distributors by maintaining and enhancing our product portfolio, one of the most extensive in the utility industry. Our diverse product portfolio has traditionally provided us with an advantage over competitors as it is more cost effective for distributors to conduct business with full service suppliers.

  •
  Continue to Reduce Costs and Improve Productivity. In addition to capturing market share through sales, marketing and distribution initiatives, the Sensus Group is focused on improving sales and profitability through increased operational excellence. Over the last three years, the group has implemented a Six Sigma/lean enterprise strategy that has improved inventory management, customer delivery and plant utilization. Due to the implementation of this strategy, the group has been able to increase inventory turns from 5.6x in fiscal 2001 to 7.3x in fiscal 2003 and improve on-time delivery to customers by 10 percentage points over the same period. In addition, in fiscal 2001, the group initiated a focused five-year restructuring and cost reduction program designed to reduce its cost structure through a migration of production to low labor cost countries, headcount reductions and third party outsourcing. As a result of this initiative, the group has streamlined manufacturing, distribution and administrative operations while increasing the percentage of the workforce that is employed in low labor cost regions to approximately one-third in fiscal 2003 from 15% in fiscal 2000. Through December 27, 2003, management estimates that 92% of the restructuring program has been completed and that $35.8 million of annual cost savings have been achieved since the program's initiation. Although significant achievements have been made, we are confident that opportunities for further improvement remain, especially in the group's European operations.

  •
  Selectively Pursue Strategic Opportunities. The Sensus Group will selectively pursue attractive opportunities, including acquisitions, joint ventures, partnerships and license agreements, that complement and expand existing product lines or provide improved presence in certain under-represented market areas. We believe that our manufacturing, distribution and administrative infrastructure affords economies of scale that we can leverage as we pursue these strategic opportunities. Further, we believe that we can effectively utilize our technical expertise, customer contacts and managerial talent to benefit these growth initiatives while simultaneously improving our service to our customers. We intend to focus on opportunities with complementary manufacturing capabilities, technologies or products that would benefit from our extensive independent distribution network

Our Products

  Metering Systems Products

        Water Metering Systems.    The Sensus Group is the world's leading producer of water meters and advanced water metering systems. Metering systems compile important customer usage information that determines a utility's earned revenue, and as a result, are critical components of the utility's distribution infrastructure. With $334.3 million in sales for fiscal 2003, the group's water metering systems product line accounted for approximately 66% of total sales during that fiscal year. The group sells its water metering products worldwide. We are a leading producer of water meters and AMR systems in North America, with sales of $209.2 million for fiscal 2003. In Europe, the Sensus Group is also the leading producer of water meters, with annual sales in the region of $106.3 million, or approximately 21% of total sales, for fiscal 2003. The group generated approximately 63% of its water meter sales from North America, 34% from Europe and 3% from other international markets for fiscal 2003.

        Within the water meter business we focus on providing total metering solutions, including meters and AMR equipment, to water utilities for residential, commercial and industrial applications. In fiscal 2003, approximately 64% of the group's water metering and AMR sales were from sales of our residential meters. The water meter product line consists of two types of residential meters—positive displacement meters and velocity meters. Positive displacement technology has the ability to provide a more accurate reading over a longer life than velocity meters when used to measure high quality, low particulate water. Positive displacement meters function by continuously measuring a finite volume of water repeatedly in a piston-action chamber. In a limited number of markets where water has a high particulate content, velocity meters are more effective due to the measuring technique of the meter. Velocity meters function by measuring the speed of water flowing through a known-diameter pipe.

        For residential applications, positive displacement technology is the standard in North America, where the expected water meter life is approximately 15 years. Regulatory requirements in many European countries effectively limit the in-service life of residential water meters. In addition, European utilities frequently bill their customers quarterly based on estimated use, not actual use. This billing practice lessens the need for accurate readings provided by positive displacement meters. As a result, velocity technology has become the standard in Europe for residential applications. Our North American residential water meter models include our SR, SR II and PMM Multi-Jet brands and the group's European residential water meter models include the 620 and MN-SN models.

        We also provide a variety of advanced accurate metering devices for high flow commercial and industrial applications, as well as specialty meters for fire service and agricultural irrigation. In fiscal 2003, approximately 20% of the group's water metering and AMR sales were from the sale of commercial and industrial meters. These meters include larger size positive displacement meters and velocity meters, compound meters, turbine meters and propeller meters. Each has unique advantages depending on the pipe size, flow requirements and the application for which it is being used. The group's commercial and industrial water meter models include Series "W" Turbo Meters, SRH Compound Meters and Fire Service Meters in North America and Woltman type and the WPD and WSD models for Europe and other international markets.

        We also provide a full range of sub-meter products for the water metering market that are used by property owners or sub-metering companies to allocate water expense to tenants based on usage. In fiscal 2003, approximately 3% of the group's water metering and AMR sales were from our sub-metering product sales. Traditionally a European market, sub-metering has recently gained greater acceptance in North America due to an increased focus on water conservation. In a typical sub-metering arrangement, a water utility utilizes a meter to measure the total water usage of a multi-tenant facility and bill the property owner. Our sub-meter systems can then be utilized by the building owner to accurately and fairly pass that cost on to the individual tenants of the building.

        AMR is the process of electronically collecting data from a utility meter. Common AMR systems utilize a radio frequency interface unit that reads a meter register and can be read with a handheld unit, a mobile unit or through a fixed AMR network linked to a central host computer at the utility office. Other AMR reading methods include phone AMR systems and powerline carrier AMR systems. AMR technologies enable utilities to increase efficiency by improving meter reading accuracy, reducing meter reading costs through automation and by facilitating better water resource management. Generally, increased meter accuracy results in higher revenue for utilities by allowing the ability to bill for previously unaccounted waterflow. In fiscal 2003, approximately 13% of the group's water metering and AMR sales were from AMR system sales. Our entire North American water meter product line is compatible with our AMR systems and in fiscal 2003, approximately 69% of the positive displacement water meters we shipped in North America were AMR-ready, and were shipped with the Intelligent Communications Encoder register, our latest generation encoded register. We have three AMR systems that we currently bundle with our water meters—TouchRead, RadioRead (including our new fixed base system) and PhonRead. Each of these systems functions with both residential and commercial meters. Each system offers the automatic collection of meter data which can then be integrated easily into a utility's billing software system or third-party software suites that automate the billing process. AMR has enjoyed successes in North America but, to date, has not been widely implemented in non-North American markets.

        Heat Metering Systems.    The group's heat meter product line comprises highly reliable and technologically advanced heat metering systems sold primarily to the European market. The Sensus Group has been developing heat meter systems for over a century and is recognized for some of the most significant technological advancements in the industry, including the recent introduction of an ultrasonic heat meter to participate in the fastest growing segment of the heat metering market. The Sensus Group sells its products primarily to heat utilities and submetering companies in Germany, Eastern Europe and Scandinavia, which use these products to measure energy consumption for heating and refrigeration applications where water is used as the heating or refrigerant medium. These products measure the temperature and volume of water as it enters a residence or commercial property and re-measure the temperature as it exits the premises, calculating energy consumption. The group's heat metering products include PolluCom, PolluTherm and PolluStat. The heat metering systems product line generated $22.7 million in sales for fiscal 2003.

        Gas Metering Systems.    We offer a broad range of metering and pressure regulation products for use by gas distribution and transmission utilities as well as industrial and commercial customers. Our business is concentrated in the North American market where we are particularly strong in the high volume, turbine meter product line of the market. Our gas metering systems product line is comprised of four product categories—diaphragm meters, ultrasonic meters, turbine meters and pressure regulation products. Our gas metering products include the Auto-Adjust II turbo meter, the R-275 residential diaphragm meter and the Sonix ultrasonic meter, which has positioned us at the forefront of the next generation of gas metering technology and has enabled our entry into the pre-pay gas meter segment in selected international markets. We believe that increased production volume driven, in part, by these initiatives, will enable the Sonix product line to be a cost competitive alternative to traditional mechanical residential gas meters. The gas metering systems product line generated $59.8 million in sales for fiscal 2003.

        Electric Metering Systems.    Electro-mechanical meters have been the industry standard technology utilized by electric utilities for nearly a century, especially in residential applications. Although electronic meters provide greater accuracy and durability, until recently they have been too expensive for residential use. In fiscal 2003, we entered the North American electric metering market through the introduction of our iCon line of solid-state electricity meters for residential use. Our iCon meters are designed to facilitate the addition of advanced AMR communication options across all meter types while providing superior measurement accuracy and durability. The iCon meter is a good example of our ability to leverage our advanced metering technologies across complementary markets. The iCon meter was designed to interface with our own AMR communications technologies as well as third-party AMR systems. We believe we can leverage our AMR partners' existing relationships with electric utilities to gain access to potential customers. The iCon meter functions with our present AMR systems, will be upgradeable with next-generation systems that are being developed, and will serve as a gateway AMR device that enables integrated utility communication across all types of utility meters. The electric metering systems product line generated $0.7 million and $4.7 million in sales for fiscal 2003 and the nine months ended December 27, 2003, respectively.

  Pipe Joining and Repair Products

        Through our Smith-Blair brand, we believe we are the leading North American provider of pipe joining and repair products primarily for water and natural gas utilities. Our pipe joining and repair parts are used in applications where piping systems have failed, or modifications or additions to existing piping infrastructure are required. Our products are commonly used where the cost of system failure to the end user is substantial. As a result, end user purchasing decisions are generally focused on quality, reliability and availability, rather than price alone. Our extensive distribution infrastructure provides local emergency inventory availability in all key markets. As a result of these factors, we have been able to generate high margins and strong cash flow from sales of these products. Smith-Blair also maintains a presence in a diverse array of industries, including pulp and paper, mining, petroleum, chemical, irrigation, sewage treatment plants and power generation. For over half a century, Smith-Blair's engineers have been responsible for developing one of the most extensive product lines used to repair and join all types and sizes of pipes. The Smith-Blair name is recognized throughout the industry for superior product engineering and responsive service. Examples of Smith-Blair brand names include the Omni and Quantum models. The pipe joining and repair product line generated $52.2 million in sales for fiscal 2003.

  Precision Die Casting Products

        Our precision die casting product line is a leading manufacturer of thin-wall, low-porosity aluminum die castings. In fiscal 2003, approximately 23% of our precision die casting products were used internally by our gas metering business, approximately 64% were sold to Tier I automotive component suppliers (primarily to Delphi Group) and the remaining 13% was sold to manufacturers of lawn equipment and power tools. Our internal production provides the aluminum housings for our diaphragm gas meters, and we produce components used externally in small engines, automotive air conditioning compressors, rack and pinion steering systems and braking systems. The precision die casting product line generated $34.6 million in external sales for fiscal 2003.

  Other Products

        Through our subsidiary Measurement Solutions International LLC, we provide services to energy utilities related to the procurement, repair and management of meter systems. Our IMSofTech Inc. subsidiary develops software applications used to manage billing for small and mid-sized utilities. The combined sales of Measurement Solutions International LLC and IMSofTech Inc. totaled approximately $5.1 million for fiscal 2003.

Sales, Marketing and Distribution

        In North America, we sell our water and gas meters primarily through a network of distributors, some of whom we have had relationships with for over 30 years. Distributors can most effectively reach our broad base of existing and potential customers, which includes over 55,000 water utilities and 1,500 gas utilities. Our distributors have extensive relationships with the thousands of water and gas utilities in North America. Through strong, sole-source distribution arrangements in local markets, we are able to leverage those relationships to generate sales. We complement our distribution network with a North American sales force consisting of 72 members, most of whom are dedicated to the water metering market. We require each distributor to have an SMS-trained specialist on staff who is extensively trained in all aspects of our metering and AMR product lines. This specialist provides expertise on a local level and also acts as a liaison through whom we can communicate important product developments. Through account development programs, our sales people also frequently make joint sales calls with distributor representatives.

        The distribution agreements with our distributors throughout North America require that our distributors promote, sell and provide service for our products within their territory. Generally, prices and other terms and conditions of sale are governed by our terms of sale and price lists as in effect from time to time. Although our distribution agreements for the North American market are, as a rule, for renewable one-year terms, either party is generally able to terminate the agreement, with or without cause, upon thirty (30) days prior written notice. Our largest distributor, National Waterworks, Inc. and its affiliates, represented approximately 12% of net sales in fiscal 2003.

        The group's sales and marketing strategy in Europe differs from that in North America because of the varying competitive and regulatory landscape. In Germany and certain other European countries, for example, there are regulations that effectively limit the in-service life of a cold water meter to six years and a hot water or heat meter to five years. In such markets, long-term accuracy and durability are not as important due to the short life of meters. Most utilities in Europe procure their meters through a tender process required by European Union or in-house regulations. Price, therefore, remains the main competitive factor in most sections of the residential European metering market. In order to address the specific characteristics of the European market, the group maintains a direct field sales force of 68 persons in Europe who are highly trained on product specifications and performances and able to assist customers in analyzing the technical and financial implications of major metering projects. In addition, the group selectively uses distributors in the European market primarily in the water and heat submetering markets. European distributors act more as wholesalers than distributors and do not maintain significant sales and support groups.

        The Sensus Group also maintains a small sales force in South America and Africa. Market coverage is mainly achieved through commissioned sales agents and several distributors. The sales people have an important role in specifying products and services. They are also responsible for getting products qualified by utilities' technical departments.

        In addition to the sales and distribution channels, each product line is supported by a product marketing group. The marketing groups furnish product and sales support materials by providing a variety of services, including literature, promotional programs and web-site management. The marketing group also coordinates product pricing and distributor support programs, as well as support for industry advertising, trade shows and publications.

Products and Systems Development

        We are committed to developing the most technologically advanced products within the metering industry. Currently, we maintain an active engineering and technology program that performs four key functions: development of new products, support of existing products, technical assistance for customers and new technology investigations. The Sensus Group's research and development and technical support budget is approximately $22 million for fiscal year 2004. The group currently has approximately 170 technical personnel operating in seven key facilities in three countries, with several smaller support groups located regionally.

        A primary focus of our research and development is new product development. New product ideas are collected from many sources, including customers, sales and marketing people and competitors. We have established engineering teams with specific technical expertise to support global business activities, which eliminates duplication of effort and allow us to focus on enhancing each specific area of expertise. Utilities are very conservative in adopting new technologies and prefer to use products with a proven track record of successful deployment in the field. As a result, new products must undergo extensive field-testing prior to release to target markets. Another major activity of our engineering group is the continual refinement and improvement of existing products.

        In addition to developing our own internal technologies, we have many existing strategic relationships, including licensing agreements and development partnerships with third parties. These relationships are typically negotiated on an exclusive basis and provide us with full licensing rights.

Our Properties and Facilities

        As of December 27, 2003, the Sensus Group maintained 21 manufacturing and assembly facilities and 13 office locations. Of these 34 locations, 14 are located in North America, 14 in Europe, 2 in South America, 2 in Asia and 2 in Africa.

        The group owns and leases manufacturing/assembly, office and other industrial facilities throughout North America and in several foreign countries. The table below sets forth the locations of the facilities in North America.

Location	Owned/Leased	Square Feet	Use of Facility
Texarkana, AR	Owned	250,005	Manufacturing/Assembly
Goleta, CA	Leased	7,890	Office
Orlando, FL	Owned	48,492	Manufacturing/Assembly
Duluth, GA	Leased	1,324	Office/Warehouse
Russellville, KY	Leased	254,999	Manufacturing/Assembly
Juarez, Mexico	Leased	47,555	Manufacturing/Assembly
Raleigh, NC	Leased	20,344	Office
Paulsboro, NJ	Leased	10,222	Office
DuBois, PA	Owned	197,003	Manufacturing/Assembly
DuBois, PA(1)	Leased	136,617	Manufacturing/Assembly
Pittsburgh (Forest Hills), PA	Leased	8,848	Office
Uniontown, PA	Leased	240,317	Manufacturing/Assembly
Tyler, TX	Leased	15,500	Office
Richardson, TX	Leased	215	Office

        The table below sets forth the locations of the facilities outside of North America.

Location	Owned/Leased	Square Feet	Use of Facility
Liege, Belgium	Owned	57,491	Manufacturing/Assembly
Minsk, Belorussia	Owned	1,098	Office
Nova Odessa, Brazil	Leased	37,674	Manufacturing/Assembly
Santiago, Chile	Leased	28,525	Manufacturing/Assembly
Beijing, China	Leased	83,173	Manufacturing/Assembly
Prague, Czech Republic	Leased	1,389	Office
Paris, France	Leased	3,940	Office
Lyon, France	Owned	63,217	Manufacturing/Assembly
Babelsberg, Germany(1)	Owned	21,625	Manufacturing/Assembly
Hannover, Germany	Owned	49,471	Manufacturing/Assembly
Ludwigshafen, Germany	Leased	18,815	Manufacturing/Assembly
Ludwigshafen, Germany	Owned	317,743	Manufacturing/Assembly
Pune, India	Owned	32,292	Manufacturing/Assembly
Temara, Morocco	Leased	10,764	Manufacturing/Assembly
Stara Tura, Slovakia	Leased	57,652	Manufacturing/Assembly
Gauteng, South Africa	Leased	16,178	Manufacturing/Assembly
Barcelona, Spain	Leased	6,738	Office
Valencia, Spain	Leased	1,076	Office
Romsey, UK	Leased	31,043	Manufacturing/Assembly
Sumy, Ukraine	Leased	4,133	Office

(1)
Leased to a third party.

Suppliers and Raw Materials

        In fiscal 2003, the Sensus Group purchased approximately $185.0 million of materials from direct suppliers and approximately $36.6 million of materials from indirect suppliers. In fiscal 2003, the group's largest supplier accounted for approximately 15% of total material expenditures, while the top ten suppliers accounted for approximately 40% of total material expenditures.

        The principal materials used in the manufacturing processes are commodities that are available from a variety of sources. The key metal materials used in the manufacturing processes include brass castings, aluminum ingot and machined parts. The key non-metal materials used include high performance engineered plastic parts, energy, plastic resins and rubber. We do not maintain long-term supply contracts with our suppliers. Management believes that there is a readily available supply of materials in sufficient quantity from a variety of sources. We have not experienced a significant shortage for key materials and have not historically engaged in hedging transactions for commodity supplies.

        We have developed strategic partnerships with Contract Electronic Manufacturers (CEMs), our outsource manufacturing providers. We are able to leverage the CEM's ability and capacity to manufacture high volume electronic components. In addition, CEMs function as an extension of our manufacturing capabilities by assembling some of our products and shipping them directly to customers. Our key CEMs include Flextronics International, Ltd., ESCATEC Sdn Bhd, Neways Electronics International N.V. and EPIC Technologies.

Competition

        The metering systems industry is highly competitive, with competition based principally on the breadth of product offering, product quality and availability, customer service and price. The group's significant competitors include Badger Meter Inc., Neptune Technology Group Inc. and AMCO Water Metering Systems, Inc. in the North American water metering market, Itron, Inc., AT Ramar, LLC, Badger Meter, Inc. and Neptune Technology Group Inc. in the North American water AMR market, and Actaris and Elster Metering in the European and other international water metering markets.

        Because the sales of the Sensus Group in the metering systems industry, generally, and the water metering business, in particular, are derived in large part from our installed customer base, we, like our competitors, will be challenged to gain significant market share, other than through acquisitions, or significant product innovation. Some of our competitors have, or in the future may have, substantially greater access to capital which would allow them to more easily complete acquisitions or dedicate greater resources to the development or adoption of new technologies.

Customers

        The top ten customers of the Sensus Group accounted for approximately 31% of net sales in fiscal 2003. Sales to distributors affiliated with National Waterworks, Inc., our largest customer, constituted approximately 12% of net sales in fiscal 2003. No other one customer accounted for more than 5% of net sales.

Employees

        The Sensus Group is headquartered in Raleigh, North Carolina and operates globally with 34 facilities in the United States and other countries, including Germany, France, U.K., India, Brazil, Chile, South Africa and China. As of December 27, 2003, the group had approximately 3,300 full-time employees, of which approximately 1,200 were located in the United States.

        The Sensus Group maintains both union and non-union workforces. As of December 27, 2003, approximately 1,270 employees were bound by labor agreements. The Uniontown, Pennsylvania facility signed a new five-year agreement with the United Steel Workers of America effective March 30, 2003. Sensus Precision Die Casting, Inc., our subsidiary through which we operate our precision die casting product line, signed a new three-year agreement with the United Automobile Workers on December 18, 2003. The current three-year agreement between Smith-Blair and the United Steel Workers of America expires on March 28, 2007. Additionally, Ludwigshafen, Germany and Hannover, Germany employees are represented by IG Metall and negotiate with local Employers Associations that represent the German subsidiaries as well as other employers from the industry. The outcome of these negotiations also indirectly affects non-unionized employees to the extent that individual employment agreements contain references to the relevant metal union contracts. The current agreement expires on February 28, 2006, and is the first time in recent history that a multiyear agreement has been signed in Germany. See "Risk Factor—Risks Relating to Our Business—We are subject to work stoppages at our facilities, or our customers may be subjected to work stoppages, which could seriously impact the profitability of our business."

Intellectual Property

        Our success and ability to compete depend substantially upon our intellectual property. The Sensus Group pursues patent and trademark protection in the United States and abroad. The group currently has almost 200 U.S. and foreign patents, 19 of which we believe are significant to the business of the Sensus Group. The protection for the first of these significant patents expires in July 2005 and the protection for the last of these patents expires in 2022. The Sensus Group also currently has numerous trademark registrations, 22 of which we believe are significant to the business of the Sensus Group. With respect to these trademarks, so long as we or other members of the group continue to use and renew the registration for them, the group can continue to have exclusive rights to use the trademarks indefinitely in those jurisdictions in which registrations are in effect. We sell many of our products under a number of registered trademarks, which we believe are widely recognized in the metering industry.

        While we rely on patent, copyright, trademark and trade secret law to protect our technology, we also believe that factors such as our existing licensing agreements, contracts with component manufacturers, the technological and creative skills of our personnel, new product developments and ongoing product enhancements are essential to establishing and maintaining a technology leadership position. We cannot assure you that others will not develop technologies that are similar or superior to our technologies.

        We generally enter into confidentiality agreements with our employees, consultants, corporate partners and licensees, and generally control access to, and distribution of, our proprietary information. Our confidentiality agreements generally prohibit the unauthorized disclosure or use of the technology being developed, disclosed, evaluated or licensed. Despite these efforts to protect our proprietary rights, unauthorized persons may attempt to obtain and use our technology. Policing unauthorized use of our technology is difficult, and there can be no assurance that the steps taken by us will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as the laws of the United States. The unauthorized disclosure or misappropriation of our intellectual property could harm our competitive position.

        Disputes regarding intellectual property rights are common in each of the markets in which the group operates. In addition, we believe that many of our competitors have filed or intend to file patent applications covering aspects of their technology in fields relating to our current or proposed products. See "Risk Factors—Risks Relating to Our Business—Our intellectual property may be inadequate or misappropriated, or we may be subject to claims of infringement."

Legal Matters

        In September, 2003, Invensys Energy Metering, Inc., the predecessor of our subsidiary, Sensus Metering Systems—North America Inc., was named as a defendant in a wrongful death claim filed in the Fifth Judicial District Court, Park County, Wyoming (W.R. Emmett, Decedent (by P. Rapp and C.R. Emmett, co-personal representatives of Decedent's estate) v. Frannie-Deaver Utilities, and predecessors Rockwell Automation, Inc. and Invensys Energy Metering, Inc.) seeking unspecified damages arising from a natural gas explosion at a residence served by a utility gas line that included one of our products. As of March 1, 2004, the case was in the discovery phase. In addition, Smith-Blair, Inc., our subsidiary, was named a defendant in an action filed in the Supreme Court of New York County, New York on December 5, 2001 (James Trodden v. Consolidated Edison of New York, Felix Industries and Smith-Blair, Inc.) whereby the plaintiff seeks $10 million in damages for alleged personal injuries arising from an underground gas explosion of a pipeline that included one of our products. As of March 1, 2004, the case remains subject to a stay resulting from the bankruptcy of a co-defendant. Pursuant to the terms of the stock purchase agreement for the acquisition of Invensys Metering Systems, we are entitled to full indemnification from the sellers for both of these lawsuits.

        Our subsidiary, Sensus Metering Systems—North America Inc., along with as many as 200 or more other companies, is a defendant in several lawsuits filed between July 2002 and March 2004 in various state courts in Mississippi by groups of plaintiffs alleging illnesses from exposure to asbestos or asbestos-containing products. Because the cases are in initial stages, it is uncertain whether any plaintiffs have dealt with any of the subsidiary's products, were exposed to an asbestos-containing component part of a product of the subsidiary or whether such part could have been a contributing factor to the alleged illness. There have been no settlements, verdicts, judgments, or dismissals of these claims. Although we are entitled to indemnification for legal and indemnity costs for asbestos claims related to these products from certain subsidiaries of Invensys pursuant to the stock purchase agreement for the acquisition of Invensys Metering Systems, such indemnities, when aggregated with all other indemnity claims, are limited to the purchase price paid by us in connection with the acquisition. See "The Acquisition—Indemnification Obligations."

        In addition, we are, from time to time, party to legal proceedings arising out of the operation of our business. We believe that an adverse outcome of our existing legal proceedings, including the proceedings described above, would not have a material adverse impact on our business, financial condition or results of operation. Nevertheless, unexpected adverse future events, such as an unforeseen development in our existing proceedings, a significant increase in the number of new cases or changes in our current insurance arrangements could result in liabilities that have a material adverse impact on our business, financial condition or results of operations.

Environmental Matters

        The Sensus Group is subject to a variety of federal, state, local and foreign environmental laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes and the cleanup of contaminated sites. Some of the group's operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. The Sensus Group is also subject to the federal Occupational Health and Safety Act and similar state and foreign laws. We cannot assure you that we, or other members of the group, have been and will be at all times in compliance with all of these requirements, including reporting obligations and permit restrictions, or that we, or they, will not incur material fines, penalties, costs or liabilities in connection with such requirements or a failure to comply with them. While we currently incur capital and other expenditures to comply with these environmental laws, these laws may become more stringent and our processes may change. Therefore, the amount and timing of such expenditures in the future may vary substantially from those currently anticipated.

        We are aware of known contamination at the following US facilities: Russellville, Kentucky; DuBois, Pennsylvania (Plants 1 and 2); Texarkana, Arkansas; and Uniontown, Pennsylvania, as a result of historic releases of hazardous materials. The former owner of these sites is investigating, remediating and monitoring these properties. We are obligated to reimburse the former owner for a minority of monies expended on the remediation plus interest on monies paid at all sites other than Russellville ("Reimbursement Sites"), where the former owner pays all remediation costs. During fiscal 2003, Invensys Metering Systems' reimbursement obligation was $119,700, an amount which we believe will decline over time. In connection with the Acquisition, certain subsidiaries of Invensys agreed to retain liability for the reimbursement obligations related to the Reimbursement Sites. As a result, we do not expect to have any future liabilities for the costs of remediation or other reimbursement costs associated with the Reimbursement Sites.

        In addition, there is contamination in the soil and groundwater at the group's facility in Ludwigshafen, Germany. We are indemnified against costs that may result from the contamination. This indemnification obligation is subject to the condition that the plots of land continue in industrial use, unless the former owner has agreed to the change from industrial use. We also have an indemnity, subject to certain limitations, from certain subsidiaries of Invensys regarding this facility pursuant to the terms of the acquisition of Invensys Metering Systems.

        Based on information currently available, we believe that future environmental compliance expenditures will not have a material effect on our financial position and we have established allowances we believe are adequate to cover our potential environmental liabilities. However, as to any of the above-described indemnities, we cannot assure you that the indemnifying parties will be able to satisfy their obligations. See "Risk Factors—Risks Relating to Our Business—Environmental compliance costs and liabilities could reduce our net income and cash available for operations". In fiscal 2002, fiscal 2003 and the nine-months ended December 27, 2003, the Sensus Group incurred expenditures of approximately $0.5 million, $0.5 million and $0.4 million, respectively, related to environmental compliance.

Other Regulatory Matters

        The group's products are subject to the rules and regulation of various federal, state and local agencies and foreign regulatory bodies. For example, our AMR products use radio spectrum and are subject to regulation by the FCC and much of the European water and heat metering markets, including Germany, The Netherlands, Austria, Switzerland, the Czech Republic and Slovakia, are subject to national regulation. See "Risk Factors—Risks Relating to our Business—We are subject to regulation by the Federal Communications Commission and other governmental bodies." We are also subject to governmental regulations related to occupational safety and health, labor, wage practices and the performance of certain engineering services. We believe that we, and other members of the group, are currently in material compliance with such regulations; however, failure to comply with current or future regulations could result in the imposition of substantial fines, suspension of production, alteration of production processes, cessation of operations, or other actions which could materially and adversely affect the business, financial condition, and results of operations of the Sensus Group.

Information Technology Systems

        Information technology systems are integral to how we conduct our day-to-day business operations. We rely on our information technology systems to effectively manage our business data, communications, computing needs and production and supply chain, and conduct order entry, order fulfillment, inventory replenishment, e-commerce and other business processes. Prior to our acquisition of Invensys Metering Systems, Invensys performed many of our information technology functions for us. Since the closing of the acquisition, Invensys has agreed to provide us certain transition services. As a stand-alone entity, we have begun to develop systems to perform those functions ourselves, and have utilized third-party technology services vendors to perform them for us. Key elements of this transition include: (a) establishing an independent Information Technology organization, (b) initial separation from the Invensys network and messaging systems, (c) putting in place the appropriate information technology support processes and (d) assignment of global licenses from Invensys to Sensus and the continuity of business critical maintenance and support contracts. We believe all elements of this transition are well underway and are on schedule for completion within the six-month transition period ending June 16, 2004.

THE ACQUISITION

Overview

        On December 17, 2003, Sensus Metering Systems Inc. acquired Invensys Metering Systems from certain sellers, which included Invensys Inc., Invensys International Holdings Limited, BTR Industries Limited, Foxboro Iberica SA, BTR France SAS, Invensys Holdings Limited and Invensys SA (Pty) Ltd. The Acquisition was consummated in accordance with the terms of a Stock Purchase Agreement, dated October 21, 2003, as amended (the "Stock Purchase Agreement"). Invensys, the parent company of the sellers, is also party to the Stock Purchase Agreement solely for purposes of the non-competition agreement, certain representations and warranties, covenants and certain other limited purposes. The Stock Purchase Agreement contains customary provisions including representations, warranties, and indemnities. Our acquisition of Invensys Metering Systems closed simultaneously with the issuance of the old notes and the closing of the senior credit facilities.

Acquisition Consideration

  Initial Acquisition Consideration

        The aggregate purchase price payable in connection with the Acquisition was $650 million, including a $30.0 million non-competition payment to Invensys pursuant to a related non-competition agreement. The net cash payment paid by us at closing was increased by the amount of cash on hand as of the closing date and decreased by the amount of certain non-discharged debt of Invensys Metering Systems existing as of the closing date.

        The purchase price is also subject to certain adjustments based on (i) the amount of working capital existing as of the closing date, (ii) the projected pension benefit obligations of Invensys Metering Systems as of the closing date, and (iii) the net level of intercompany payables and receivables as of the closing date. The exact level of the adjustments is currently the subject of discussion between us and Invensys. The Stock Purchase Agreement provides for the submission of any disputed adjustments to a third party accounting firm if we and Invensys are unable to reach an agreement.

  Funding of Acquisition

        The acquisition of Invensys Metering Systems was financed through:

  •
  our term loan borrowings of approximately $230.0 million under our senior credit facilities;

  •
  our offering of the old notes in the aggregate principal amount of $275.0 million; and

  •
  an equity investment of $195.0 million funded by The Resolute Fund and GS Capital Partners.

        On March 5, 2004, an additional $5.0 million capital contribution was made by certain of our management, directors, and consultants, The Resolute Fund and GS Capital Partners. The contribution provides us with additional working capital and gives our management, directors and consultants the opportunity to participate in the equity capitalization of the Sensus Group. Of the $5.0 million capital contribution, management, directors and consultants contributed approximately $2.4 million and The Resolute Fund and GS Capital Partners contributed the remaining $2.6 million.

Indemnification Obligations

        Under the Stock Purchase Agreement, the sellers agreed to indemnify us for losses associated with certain matters, including the following:

  •
  the failure of representations and warranties made by Invensys or the sellers in the Stock Purchase Agreement;

  •
  breaches of covenants made by Invensys or the sellers in the Stock Purchase Agreement;

  •
  matters relating to the business or assets of the sellers not related to the acquired businesses;

  •
  the costs, including tax liabilities, related to corporate restructuring transactions initiated by Invensys and the sellers prior to the closing of the Acquisition;

  •
  the costs of retroactive insurance adjustments under worker's compensation policies related to periods prior to the closing of the acquisition;

  •
  certain identified pre-closing litigation claims;

  •
  certain identified pre-closing product warranty claims;

  •
  pre-closing environmental liabilities, predecessor environmental liabilities and asbestos claims; and

  •
  tax liabilities related to periods prior to the closing of the Aquisition.

        In addition, we have agreed to indemnify the sellers for certain losses associated with certain matters, including the following:

  •
  the failure of representations and warranties made by us in the Stock Purchase Agreement;

  •
  breaches of covenants made by us in the Stock Purchase Agreement;

  •
  the benefit/pension plan established by us following the closing of the Acquisition;

  •
  the costs, included tax liabilities, related to corporate restructuring transactions requested by us in connection with the Acquisition;

  •
  the operation of our business after the closing of the Acquisition to the extent not indemnified by sellers or caused by a breach of the seller's representations, warranties or covenants; and

  •
  tax liabilities related to periods after the closing of the Acquisition.

        Our ability to recover our losses from the sellers under the indemnities are subject to certain limitations on indemnification, including the following:

  •
  indemnification for breaches of most representations and warranties is subject to a $7.5 million minimum aggregate loss requirement;

  •
  indemnification for certain pre-closing environmental liabilities is subject to a $6.0 million minimum aggregate loss requirement;

  •
  indemnification for certain predecessor environmental liabilities and asbestos claims provides "first dollar" indemnity;

  •
  indemnification for breaches of most representations and warranties and for certain pre-closing environmental liabilities is subject to an overall limit of $65.0 million, inclusive of any indemnification obligations of the sellers relating to ERISA, or certain intellectual property;

  •
  indemnification for certain pre-closing environmental liabilities and environmental liabilities related to the Ludwigshafen, Germany site is subject to an overall limit of $25.0 million; and

  •
  indemnification for all other environmental matters is subject to a limit equal to the purchase price.

Transition Services Agreement

        Prior to the consummation of the Acquisition, we entered into an agreement with Invensys pursuant to which it agreed to provide us various transitional support services until June 16, 2004. The transition services include assistance in establishing a stand-alone information technology capability, including assistance in connection with the removal of the acquired businesses from the Invensys computer networks and email systems. In addition, Invensys will provide us with certain human resources and other general administrative services for the transition period. As a stand-alone entity, we have begun to develop systems to perform those functions ourselves, or have one or more services vendors perform them for us.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our executive officers and directors.

Name	Age	Position and Offices
Daniel W. Harness	55	Chief Executive Officer, President and Director
Peter Mainz	39	Chief Financial Officer
Barry W. Seneri	53	Executive Vice President of Operational Excellence
R. Douglas Neely	51	Vice President of Sales and Marketing North America Water
George G. Uram	57	Vice President of Energy
Thomas Weber	51	Vice President, Europe, Middle East and Africa
Stephen C. Larkin	44	President of Precision Die Casting, Inc.
R. Blake Snider	34	President of Smith Blair, Inc.
James Spool	75	Secretary
Jonathan F. Boucher	46	Director
John W. Jordan II	56	Director
David W. Zalaznick	49	Director
Thomas H. Quinn	56	Director
Douglas F. Londal	38	Director
Gerald J. Cardinale	36	Director
Bryan Kelln	38	Director
J. Jack Watson	76	Director
H. Russel Lemcke	64	Director

        Daniel W. Harness became our President and Chief Executive Officer in April 2001 and became a director upon completion of the Acquisition. Mr. Harness was President of Metering Systems North America from 2000 to 2001 and President of Sensus Technologies from 1990 to 2000. Mr. Harness has been with our company and its predecessors since 1982.

        Peter Mainz became our Vice President of Finance in January 2003 and became our Chief Financial Officer upon completion of the Acquisition. He was Vice President of Operations and Finance in Europe and Asia Pacific from 2001 to 2002 and held other senior financial positions with our Metering Systems Division from 1999 to 2001. Mr. Mainz held various senior financial positions with Schlumberger Ltd. from 1992 to 1999, including Division Manager for the Commonwealth of Independent States (former Russia and Baltic countries) from 1998 to 1999.

        Barry W. Seneri became our Executive Vice President of Operations for our Metering Systems Division in November 2002. Mr. Seneri also served as Vice President of Finance for our Metering Systems Division from 1999 to 2002 and Vice President of Finance North American Water from 1998 to 1999.

        R. Douglas Neely became our Vice President of Sales and Marketing North America Water in October 1990. Mr. Neely has held various marketing and sales positions with our company since 1975.

        George G. Uram became our Vice President of Energy in June 2001. Mr. Uram was Vice President, Marketing and Sales/Director, Business Development of our company from 1999 to 2001. Prior to joining our company, he held various managerial positions with the Westinghouse Commercial Nuclear Fuel Division, a division of CBS Inc., for 31 years, including Director of Fuel Projects and Marketing from 1997 to 1999.

        Thomas Weber became our Vice President in Europe, the Middle East and Africa in November 2002. Mr. Weber also served as Managing Director of Invensys Metering Systems Holding AG and its predecessor from 2001 to present, and Managing Director of Invensys Metering Systems AG Hannover and its predecessor from 1999 to present. He also served as our Director of Operations in Europe and Asia Pacific in 2002 and Operations Manager and Managing Director of Meinecke AG in Hannover from 1995 to 1999.

        Stephen C. Larkin became the President of Invensys Precision Die Casting in September 1998. Mr. Larkin was Vice President of Invensys Energy Metering from 1996 to 1998. Prior to joining our Metering Systems organization, he held various financial and operations positions within the BTR-Invensys organization since 1986.

        R. Blake Snider became the President of Smith-Blair, Inc. in April 2003. Mr. Snider also served as Director of Marketing and Business Development at Smith-Blair, Inc. from 2002 to 2003, Director of Mechanical Engineering for Metering Systems North America from 2001 to 2002 and Engineering Manager at Smith-Blair Inc. from 1999 to 2001. Prior to joining our company, Mr. Snider held various managerial positions with John Zink Company, a division of Koch Industries from 1995 to 1999, including Senior Project Manager from 1998 to 1999.

        James Spool became our Secretary in December 2003. Mr. Spool served as Division Senior Counsel and Principal Contact Attorney for the Metering Systems Division from 1999 through 2003, and has held a number of senior legal positions with Invensys plc and its predecessors since 1983.

        Jonathan F. Boucher became a director upon completion of the Acquisition. Since 1983, Mr. Boucher has been a Member and Senior Principal of The Jordan Company, L.P., a private merchant banking firm and its predecessors. Since 2002, Mr. Boucher has been a Member of Resolute Fund Partners, LLC, the general partner of The Resolute Fund L.P. Mr. Boucher is also a director of W-H Energy Services, Inc., as well as other privately held companies.

        John W. Jordan II became a director upon completion of the Acquisition. Since 1982, Mr. Jordan has been a Member and Managing Principal of The Jordan Company, L.P., a private merchant banking firm and its predecessors. Since 2002, Mr. Jordan has been a Managing Member of Resolute Fund Partners, LLC, the general partner of The Resolute Fund L.P. Mr. Jordan is also a director of Carmike Cinemas, Inc. as well as other privately held companies.

        David W. Zalaznick became a director upon completion of the Acquisition. Since 1982, Mr. Zalaznick has been a Member and Managing Principal of The Jordan Company, L.P., a private merchant banking firm and its predecessors. Since 2002, Mr. Zalaznick has been a Managing Member of Resolute Fund Partners, LLC, the general partner of The Resolute Fund L.P. Mr. Zalaznick is also a director of Carmike Cinemas, Inc., Safety Insurance Group, Inc., and Marisa Christina, Inc., as well as other privately held companies.

        Thomas H. Quinn became a director upon completion of the Acquisition. Since 2002, Mr. Quinn has been a Member and Senior Principal of The Jordan Company, L.P., a private merchant banking firm and since 1988, he has been President and Chief Operating Officer of Jordan Industries, Inc., a diversified industrial company. Mr. Quinn is also a director of other privately held companies. Mr. Quinn was a director and the Chief Executive Officer of Fannie May Holdings, Inc. within two years of its Chapter 11 bankruptcy filing in June 2002.

        Douglas F. Londal became a director upon completion of the Acquisition. Since 1999, Mr. Londal has been a Managing Director of the Principal Investment Area of Goldman, Sachs & Co. He joined Goldman, Sachs & Co. in 1991. Mr. Londal is also a director of other privately held companies.

        Gerald J. Cardinale became a director upon completion of the Acquisition. Since 2002, Mr. Cardinale has been a Managing Director of the Principal Investment Area of Goldman, Sachs & Co. Mr. Cardinale joined Goldman, Sachs & Co. in 1992. Mr. Cardinale is also a director of other privately held companies.

        Bryan Kelln has been a director since February 10, 2004. Since June 2002, Mr. Kelln has acted as a consultant of The Jordan Company, L.P., a private merchant banking firm. From January 2000 until June 2002, Mr. Kelln was the President and Chief Executive Officer of Rock Shox, Inc., a global bicycle industry supplier. Prior to that time, Mr. Kelln served as a Senior Vice President and General Manager of the telecommunications and utilities businesses of General Cable Corporation.

        J. Jack Watson has been a director since February 10, 2004. Mr. Watson was Chairman, President and Chief Financial Officer of Newflo Corporation, a manufacturer of pumps, valves and meters, from 1987 until his retirement in 1996. Mr. Watson is also a director of W-H Energy Services, Inc.

        H. Russel Lemcke has been a director since February 10, 2004. Since 1989, Mr. Lemcke has been President of H. Russel Lemcke Group, Inc., a private consulting business. Mr. Lemcke is also a director of Graham Corporation.

Board of Directors

        Our board of directors consists of ten directors. Our board of directors appoints our executive officers, directs the management of our business and affairs and conducts its business through meetings of the board of directors and two standing committees, the Audit Committee and the Compensation Committee. In addition, from time to time, other committees may be established under the direction of the board when necessary to address specific issues. Our Audit Committee consists of Jonathan F. Boucher, Thomas H. Quinn, Gerald J. Cardinale and J. Jack Watson. Our Compensation Committee consists of Thomas H. Quinn, Jonathan F. Boucher, Douglas F. Londal and H. Russel Lemcke.

Director Compensation

        To the extent that directors are employed either by us, The Jordan Company, L.P. or GS Capital Partners or their respective affiliates, or otherwise serve as a paid consultant, they will not be separately compensated for their service as directors. Directors, who are not designated by The Resolute Fund or GS Capital Partners and who are not employed by us, The Jordan Company, L.P., GS Capital Partners or their affiliates, or who do not serve as a paid consultant, may receive compensation for their service, the amount of which has not yet been determined.

Executive Compensation

        The following table sets forth all compensation earned by the Chief Executive Officer and the five most highly paid executive officers for services rendered in fiscal 2003, 2002 and 2001.

Name and Principal Position	Fiscal Year	Salary	Bonus	Other Compensation(1)	Company's Matching 401-K Contribution
Daniel W. Harness,	2003	$262,008	$71,807	$6,545	$6,000
Chief Executive Officer,	2002	$249,175	$59,490	$37,747	$5,500
President	2001	$229,953	$106,925	$74,919	$3,717
Peter Mainz(2)	2003	€166,566	€22,045	€—	€—
Chief Financial Officer,	2002	€136,174	€31,706	€—	€—
Vice President, Finance	2001	€121,728	€11,430	€—	€—
Barry W. Seneri	2003	$206,779	$35,808	$7,320	$6,000
Executive Vice President,	2002	$184,006	$54,180	$5,541	$5,500
Operations	2001	$175,000	$77,908	$4,757	$5,542
R. Douglas Neely,	2003	$169,131	$29,120	$5,763	$5,110
Executive Vice President,	2002	$156,714	$27,899	$7,049	$4,470
Sales and Marketing North American Water	2001	$151,008	$52,187	$4,039	$5,110
Thomas Weber(2)	2003	€184,164	€17,251	€—	€—
Vice President, Europe,	2002	€168,738	€23,313	€—	€—
Middle East, & Africa	2001	€149,154	€17,931	€—	€—
Stephen C. Larkin	2003	$178,801	$85,221	$5,756	$6,000
President,	2002	$152,963	$27,094	$1,188	$5,500
Precision Die Casting, Inc.	2001	$150,268	$55,927	$2,886	$5,632
(1)
Includes: relocation expense reimbursement, personal use of company provided automobile and club membership.

(2)
Average exchange rates for the conversion of amounts denominated in euros to U.S. dollars were approximately as follows: fiscal 2003, €1.00/ $1.14; fiscal 2002, €1.00/ $0.98; and fiscal 2001, €1.00/ $0.88.

Shareholders' Agreement

        Holdings, our ultimate parent company, entered into a shareholders' agreement with The Resolute Fund and GS Capital Partners, which, in the aggregate, own approximately 98.8% of Holdings' outstanding equity. Under the shareholders' agreement, The Resolute Fund has the right to designate four members of the board of directors and GS Capital Partners has the right to designate two members of the board of directors. The shareholders' agreement provides The Resolute Fund and GS Capital Partners certain registration rights and contains customary terms, including terms regarding transfer restrictions, rights of first offer, tag along rights, drag along rights, preemptive rights and veto rights. Each member of management, consultant and director who contributed capital to Holdings entered into an agreement with Holdings pursuant to which each such individual agreed to be subject to certain repurchase provisions, transfer restrictions, rights of first offer and drag-along rights with respect to shares of Holdings acquired by them.

Employment Agreements

        Effective as of December 17, 2003, each of Messrs. Harness and Mainz entered into an employment agreement with us. Each agreement has a three-year term and will be extended automatically for successive one-year periods thereafter unless either party delivers notice within specified notice periods. The following table sets forth the stated annual base salary, which may be increased by our board of directors, for certain of our named executive officers:

Name	Title	Base Salary
Daniel W. Harness	Chief Executive Officer	$400,000
Peter Mainz	Chief Financial Officer	$275,000

        Under the terms of each agreement, the executive will be eligible, at the start of the 2005 fiscal year, to receive a discretionary bonus under the terms of our Executive Bonus Plan. The executives also are entitled to participate in the Restricted Share Plan of Holdings and are expected to be awarded restricted shares pursuant to the terms of the Restricted Share Plan and the respective executive's restricted share agreement. Each executive is entitled to participate in our employee benefit plans, programs and arrangements currently in effect, and is entitled to reimbursement for all reasonable travel and other expenses incurred during performance of the executive's duties in accordance with our expense reimbursement policy.

        Each of these employment agreements provides that, upon termination of employment, the executive will be entitled to receive the sum of the executive's unpaid annual base salary through the date of termination, any unpaid travel expenses, any unpaid accrued vacation, and any amount arising from the executive's participation in, or benefits under, any of our employee benefits plans, programs or arrangements. Upon termination of employment by the executive for good reason, termination due to death or disability or termination pursuant to a mutual agreement by us and the executive, the executive will be entitled to an amount equal to the executive's stated annual base salary for 12 months; provided that if the termination occurs after a change of control, the executive shall be entitled to an amount equal to the executive's stated annual base salary for 24 months. Upon termination of employment by us without cause, including the nonrenewal of the term by us, the executive will be entitled to an amount equal to the executive's stated annual base salary for 12 months or for the duration of the term, whichever is longer; provided that if the termination occurs after a change of control, the executive shall be entitled to an amount equal to the executive's stated annual base salary for 24 months or for the duration of the term, whichever is longer. During the severance period, the executive will be entitled to continued coverage under all of our group health benefit plans in which the executive and any of the executive's dependents were entitled to participate immediately prior to termination.

        Each executive is prohibited from competing with us during the term of his employment and for two years following termination of his employment.

Consulting Agreement

        Effective as of January 1, 2004, we have entered into an agreement with Bryan Kelln, one of our directors, pursuant to which Mr. Kelln will be retained as a business consultant. In accordance with the agreement, Mr. Kelln will receive annual compensation of $120,000 and will be entitled to participate in all employee fringe benefit plans offered to our salaried employees. The agreement has an initial one-year term, and will renew automatically for successive six-month periods, unless either party provides the other with 30 days advance notice of non-renewal. The agreement prohibits Mr. Kelln from competing with us during the term of the agreement and for a period of 12 months after termination.

Restricted Share Plan

        Holdings has a Restricted Share Plan pursuant to which our officers, directors and consultants may be awarded restricted shares. The Restricted Share Plan permits the award of restricted common shares of Holdings. The maximum number of restricted common shares that are issuable under the Restricted Share Plan is equal to approximately 5% of the total issued shares outstanding of Holdings, subject to adjustment for changes in the capital structure such as share dividends, share splits, mergers, amalgamations and reorganizations of Holdings. The compensation committee of the board of directors of Holdings will administer the plan.

        The number of restricted shares to be awarded from time to time will be determined by the compensation committee or, in the case of an award to a director, the entire board of Holdings. The restricted shares issued pursuant to the plan will be service time vested ratably over each of the five years from the date of grant, provided, that no vesting will occur until the second anniversary of the date of grant.

        In addition, the vesting of the restricted shares may accelerate upon the occurrence of certain stated liquidity events. Common shares awarded under the Restricted Share Plan are generally subject to restrictions on transfer, repurchase rights and other limitations as set forth in the management subscription and shareholders' agreement.

Executive Bonus Plan

        We expect to adopt an Executive Bonus Plan which will provide officers, directors and consultants with an incentive to achieve key business objectives. The plan will allow our key officers to achieve performance-based compensation in addition to their annual base salary. Under the plan, as currently envisaged, each participating officer will be eligible to receive a performance bonus for each bonus period based on a stated percentage of the officer's base pay if our financial performance is equal to or greater than certain stated financial and other performance targets.

Defined Benefit Plan

        Certain employees of Parent and its subsidiaries, including Peter Mainz and Thomas Weber, are entitled to participate in the Sensus German Management Pension Program, which is a defined benefit pension plan. Retirement benefits under the plan are computed on the basis of the employee's final annual salary and bonus multiplied by a percentage based on years of service.

        The following table shows the estimated annual benefit payable to employees in various compensation and years of service categories based upon the management accrual rates. The estimated benefits apply to an employee retiring at age sixty-five who receives his or her benefit in the form of a single life annuity. The benefit amounts reflected in the table include a reduction related to the income limit up to which contributions for social welfare insurance are paid.

 Pension Plan Table

	Years of Service
Compensation
	15	20	25	30	35
€125,000	€17,337	€26,005	€43,342	€43,342	€43,342
€150,000	€22,337	€33,505	€55,842	€55,842	€55,842
€175,000	€27,337	€41,005	€68,342	€68,342	€68,342
€200,000	€32,337	€48,505	€80,842	€80,842	€80,842
€250,000	€42,337	€63,505	€105,842	€105,842	€105,842
€300,000	€52,337	€78,505	€130,842	€130,842	€130,842
€350,000	€62,337	€93,505	€155,842	€155,842	€155,842
€400,000	€72,337	€108,505	€180,842	€180,842	€180,842
€450,000	€82,337	€123,505	€205,842	€205,842	€205,842
€500,000	€92,337	€138,505	€230,842	€230,842	€230,842

        On May 7, 2004, the euro to U.S. dollar exchange rate was €1.00/$1.19. As of March 31, 2004, Mr. Mainz had four years of creditable service and Mr. Weber had twelve years of creditable service for benefit plan purposes.

Benefit Plans

        The Sensus Group has or intends to adopt other benefit plans, including cash incentive plans, for the officers and employees of our company which are, in the aggregate, substantially similar to those plans previously provided by Invensys Metering Systems. We also have retained the defined benefit plans outside the United States and the United Kingdom and replaced the defined benefit plans in the United States and the United Kingdom with defined contribution plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        All of the issued and outstanding voting equity interests of Sensus is wholly-owned by its direct parent, Parent, and Parent is wholly-owned by Holdings, our ultimate parent. The following table sets forth certain information with respect to the beneficial ownership of the voting equity interests of Holdings as of March 5, 2004 by (i) each person or group known to us who beneficially owns more than five percent of the voting equity interest of Holdings, (ii) each director and executive officer of Sensus and (iii) all directors and executive officers of Sensus as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned	% of Class
The Resolute Fund L.P.(1)	26,344,666.60	65.9%
The Goldman Sachs Group, Inc.(2)	13,172,333.40	32.9%
Daniel W. Harness(3)	45,000	*
Peter Mainz(3)	25,000	*
Barry W. Seneri(3)	30,000	*
R. Douglas Neely(3)	10,000	*
George G. Uram(3)	10,000	*
Thomas Weber(3)	20,000	*
Stephen C. Larkin(3)	40,000	*
R. Blake Snider(3)	8,000	*
James Spool(4)	—	—
Jonathan F. Boucher(5)	—	—
John W. Jordan II(6)	—	—
David W. Zalaznick(7)	—	—
Thomas H. Quinn(8)	—	—
Douglas F. Londal(9)	—	—
Gerald J. Cardinale(10)	—	—
Bryan Kelln(11)	30,000	*
J. Jack Watson(12)	50,000	*
H. Russel Lemcke(12)	50,000	*
All Executive Officers and Directors as a Group (18 Persons)	318,000	*

*
Indicates less than 1%.

(1)
Certain affiliated funds of The Resolute Fund are managed by The Jordan Company, L.P. The Jordan Company, L.P. exercises investment discretion and control over the shares held by The Resolute Fund. Certain of our directors are also members of management of The Jordan Company L.P. The address for this beneficial owner is 767 Fifth Avenue, 48th Floor, New York, New York 10153. Each of Messrs. Boucher, Jordan, Zalaznick and Quinn may be deemed to share voting and investment power over the shares owned by The Resolute Fund as a result of their position with The Jordan Company, L.P. Each such individual disclaims beneficial ownership of the shares owned by The Resolute Fund.

(2)
Represents 13,172,333.40 shares of common stock owned by investment partnerships, of which affiliates of The Goldman Sachs Group, Inc. ("GS Group") and Goldman, Sachs & Co. ("GS & Co.), a wholly-owned subsidiary of GS Group, are the general partner or managing general partner. The investment partnerships and their respective beneficial ownership of shares of common stock are: (a) GS Capital Partners 2000, L.P.- 7,057,380.56; (b) GS Capital Partners 2000 Offshore, L.P.- 2,564,379.74; (c) GS Capital Partners 2000 GmbH & Co. Beteiligungs KG- 294,982.25; (d) GS Capital Partners 2000 Employee Fund, L.P.- 2,242,334.43; and (e) Goldman Sachs Direct Investment Fund 2000, L.P.- 1,013,256.42. GS & Co. is the investment manager of certain of the investment partnerships. Each of GS Group and GS & Co. disclaims beneficial ownership of the shares of common stock owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than GS Group and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. Each of Mr. Cardinale and Mr. Londal, each a managing director of GS & Co., disclaims beneficial ownership of shares held by such investment partnerships, except to the extent of his pecuniary interest therein, if any. The address for this beneficial owner is 85 Broad Street, 10th Floor, New York, NY 10004.

(3)
The address of this beneficial owner is 8601 Six Forks Road, Suite 300, Raleigh, NC 27615.

(4)
The address of this beneficial owner is 1701 Byrd Avenue, Richmond, VA 23230.

(5)
Mr. Boucher is a Member and Senior Principal of The Jordan Company, L.P., which manages The Resolute Fund. Mr. Boucher may be deemed to share voting and investment power over the shares owned by The Resolute Fund and therefore to beneficially own such shares. Mr. Boucher disclaims beneficial ownership of the shares owned by The Resolute Fund. The address for this beneficial owner is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(6)
Mr. Jordan is a Member and Managing Principal of The Jordan Company, L.P., which manages The Resolute Fund. Mr. Jordan may be deemed to share voting and investment power over the shares owned by The Resolute Fund and therefore to beneficially own such shares. Mr. Jordan disclaims beneficial ownership of the shares owned by The Resolute Fund. The address for this beneficial owner is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(7)
Mr. Zalaznick is a Member and Managing Principal of The Jordan Company, L.P., which manages The Resolute Fund. Mr. Zalaznick may be deemed to share voting and investment power over the shares owned by The Resolute Fund and therefore to beneficially own such shares. Mr. Zalaznick disclaims beneficial ownership of the shares owned by The Resolute Fund. The address for this beneficial owner is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

(8)
Mr. Quinn is a Member and Senior Principal of The Jordan Company, L.P., which manages The Resolute Fund. Mr. Quinn may be deemed to share voting and investment power over the shares owned by The Resolute Fund and therefore to beneficially own such shares. Mr. Quinn disclaims beneficial ownership of the shares owned by The Resolute Fund. The address for this beneficial owner is Arbor Lake Center, Suite 5500, 1751 Lake-Cook Road, Deerfield, Illinois 60015.

(9)
Mr. Londal is a Managing Director of the Principal Investment Area of Goldman, Sachs & Co. Goldman, Sachs & Co. is an affiliate of GS Capital Partners 2000, L.P. Mr. Londal may be deemed to share voting and investment power over the shares owned by GS Capital Partners 2000, L.P. and its affiliates and therefore to beneficially own such shares. Mr. Londal disclaims beneficial ownership of the shares owned by GS Capital Partners 2000, L.P. and its affiliates, except to the extent, if any, of his pecuniary interest in those shares. The address for this beneficial owner is 85 Broad Street, 10th Floor, New York, NY 10004.

(10)
Mr. Cardinale is a Managing Director of the Principal Investment Area of Goldman, Sachs & Co. Goldman, Sachs & Co. is an affiliate of GS Capital Partners 2000, L.P. Mr. Cardinale may be deemed to share voting and investment power over the shares owned by GS Capital Partners 2000, L.P. and its affiliates and therefore to beneficially own such shares. Mr. Cardinale disclaims beneficial ownership of the shares owned by GS Capital Partners 2000, L.P. and its affiliates, except to the extent, if any, of his pecuniary interest in those shares. The address for this beneficial owner is 85 Broad Street, 10th Floor, New York, NY 10004.

(11)
The address of this beneficial owner is Arbor Lake Center, Suite 5500, 1751 Lake-Cook Road, Deerfield, Illinois 60015.

(12)
The address of this beneficial owner is 767 Fifth Avenue, 48th Floor, New York, New York 10153.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

        In connection with our acquisition of Invensys Metering Systems, Holdings entered into a management agreement with The Jordan Company, L.P., for management and financial advisory services and oversight to be provided to the Sensus Group. Pursuant to this agreement, Holdings will pay an annual management fee to The Jordan Company, L.P. and/or its affiliates of $2.0 million for fiscal 2005, and the greater of $2.0 million or 2.5% of EBITDA each year thereafter, plus annual out-of-pocket expenses, one-third of which will be shared with GS Capital Partners and/or its affiliates. The Jordan Company, L.P. and/or its affiliates received a one-time transaction fee of $13.0 million upon consummation of the Acquisition, approximately $2.7 million of which was shared with Goldman, Sachs & Co. and/or its affiliates.

Goldman, Sachs & Co. and Goldman Sachs Credit Partners, L.P.

        Goldman, Sachs & Co. and Goldman Sachs Credit Partners, L.P. are affiliates of GS Capital Partners. Goldman Sachs Credit Partners, L.P. is the joint lead arranger, joint bookrunner and administrative agent under our senior secured credit facilities and received $2.4 million in fees and commissions related thereto. Goldman, Sachs & Co., Goldman Sachs Credit Partners, L.P. and their affiliates may, in the future, engage in commercial banking, investment banking or other financial advisory transactions with us and our affiliates.

Transactions with Management

        Effective as of March 5, 2004, certain of our management, directors and consultants purchased $2.4 million of equity from Holdings, representing an ownership interest in Holdings of approximately 1.2%. In connection with their capital contribution to Holdings, such individuals entered into an agreement with Holdings pursuant to which they each agreed to be subject to certain repurchase provisions, transfer restrictions, rights of first offer and drag-along rights with respect to the shares of Holdings acquired by them. Concurrent with such purchase, The Resolute Fund and GS Capital Partners contributed an additional $2.6 million to Holdings.

Employment Agreements

        We have entered into employment agreements with certain of our executive officers. See "Management—Employment Agreements" for details about these agreements.

Consulting Agreement

        We have entered into a Consulting Agreement with Bryan Kelln, one of our directors. See "Management—Consulting Agreement" for details about this agreement.

THE SENIOR CREDIT FACILITIES

        We summarize below the principal terms of the agreements that govern our senior credit facilities. This summary is not a complete description of all of the terms of the agreements.

General

        We entered into the senior credit facilities with a syndicate of financial institutions and institutional lenders on December 17, 2003. Set forth below is a summary of the terms of the senior credit facilities.

        The senior credit facilities provide for senior secured financing of $300.0 million, consisting of (a) two term loan facilities in an aggregate amount of $230.0 million, including a $200.0 million U.S. term loan facility under which Sensus is the borrower and a $30.0 million European term loan facility under which an indirect subsidiary of Parent organized in Luxembourg, which we refer to as the "European borrower," is the borrower and (b) two revolving credit facilities in an aggregate amount of $70.0 million, under one of which $40.0 million is available to Sensus in the form of U.S. dollar-denominated loans and under the other of which $30.0 million is available to either Sensus or the European borrower in the form of U.S. dollar-denominated loans, or to the European borrower in the form of euro- or UK sterling-denominated loans. The full amount of the term loan facilities was drawn on the closing date, and the term loan facilities will mature seven years after the closing date. Up to $30.0 million of the revolving credit facilities is available in the form of letters of credit, and amounts repaid under the revolving credit facilities may be reborrowed (subject to satisfaction of the applicable borrowing conditions) at any time prior to the maturity of the revolving credit facilities, which will be six years after the closing date. All borrowings are subject to the satisfaction of customary conditions, including delivery of borrowing notice, accuracy of representations and warranties in all material respects and absence of defaults. The agreements governing the senior credit facilities provide for an incremental term loan facility and a potential increase in the size of the revolving credit facilities, in each case on an uncommitted basis.

        Proceeds of the term loan facilities were used to finance the acquisition of Invensys Metering Systems and to pay for related transaction costs and fees. Proceeds of the revolving credit facilities are used for general corporate purposes, including permitted acquisitions.

Interest and Fees

        Loans under the senior credit facilities bear interest, at our option, at:

  •
  the adjusted LIBOR plus 3.00% or the alternate base rate plus 2.00% (inclusive, in each case, of the 0.50% facility fee described below) for borrowings under the revolving credit facilities, and

  •
  the adjusted LIBOR plus 3.00% or the alternate base rate plus 2.00% for borrowings under the term loan facilities.

        We are required to pay facility fees in an amount equal to 0.50% per year on daily amount of the commitments (whether used or unused) under the revolving credit facilities. These fees are payable quarterly in arrears and upon the maturity or termination of the commitments, calculated based on the number of days elapsed in a 360-day year. From and after the date of delivery of our financial statements for the period ended March 31, 2004, and so long as no default shall have occurred and be continuing, the interest rate margins under the revolving credit facilities are subject to change in increments based on a leverage-based pricing grid as set forth in the credit agreement.

        We are required to pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the revolving credit facilities at a rate per year equal to the margin over adjusted LIBOR under the revolving credit facilities, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be shared by all lenders participating in the applicable revolving credit facility. We are also required to pay an additional fronting fee to the issuer of each letter of credit, payable quarterly in arrears, and customary issuance and administration fees.

Prepayments

        The term loans are required to be prepaid with, subject to certain exceptions (including, in the case of asset sale proceeds, 360-day reinvestment provisions):

  •
  50% of excess cash flow, as defined in the credit agreement, for each fiscal year, reducing to 0% upon achievement and maintenance of a ratio of total debt to trailing four-quarter EBITDA of less than 3.0 to 1.0;

  •
  100% of the net cash proceeds of certain asset sales (including net proceeds from insurance recovery and condemnation events);

  •
  100% of the net cash proceeds of certain debt issuances; and

  •
  50% of the net cash proceeds of certain equity issuances, reducing to 0% of such issuances without premium or penalty upon achievement and maintenance of a ratio of total debt to trailing four-quarter EBITDA of less than 3.0 to 1.0.

        Voluntary prepayments of loans under the senior credit facilities and voluntary reductions in the unused commitments under the revolving credit facilities are permitted in whole or in part without premium or penalty, in minimum amounts and subject to certain other conditions as set forth in the credit agreement.

Amortization of Principal

        The term loans under each of the U.S. and the European term loan facilities have scheduled quarterly payments in an aggregate annual amount equal to 1.0% of the original principal amount of the applicable term loan facility during the first six years, with the balance payable in equal quarterly installments during the seventh year of the applicable term loan facility.

Guarantees and Collateral

        Parent and, subject to certain limited exceptions, Sensus' existing and subsequently acquired or organized domestic subsidiaries, guarantee (on a senior secured basis) all of Sensus' obligations under the senior credit facilities. Sensus' and Parent's obligations under the senior credit facilities and these guarantees are secured by substantially all the assets of Parent, Sensus and each of Sensus' existing and subsequently acquired or organized domestic subsidiaries that is a guarantor of Sensus' obligations under the senior credit facilities (with such subsidiaries being referred to as the "U.S. subsidiary guarantors"), including but not limited to: (a) a first-priority pledge of all the capital stock of subsidiaries, other than certain immaterial subsidiaries, held by Parent, Sensus or any U.S. subsidiary guarantor (which pledge, in the case of any foreign subsidiary, is limited to 100% of the non-voting stock (if any) and 65% of the voting stock of such foreign subsidiary) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of Parent, and each U.S. subsidiary guarantor, including accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash and proceeds of the foregoing (in each case subject to materiality thresholds and other exceptions to be agreed upon).

        Parent, each intermediate holding company that directly or indirectly holds capital stock of the European borrower, Sensus, each U.S. subsidiary guarantor, Sensus Metering Systems (Luxco 1) S.AR.L., Sensus Metering Systems (Luxco 3) S.AR.L. and all existing and subsequently acquired or organized German and French subsidiaries of Parent, other than certain immaterial subsidiaries that may be formed in the future (such guarantor subsidiaries being referred to as the "European subsidiary guarantors"), guarantee (subject, in the case of the European subsidiary guarantors, to such limitations as may be required by applicable law) all of the European borrower's obligations under the senior credit facilities. Such guarantees by Parent, Sensus and the U.S. subsidiary guarantors are secured by the same assets that secure Sensus's obligations under the senior credit facilities and the guarantees by such persons of those obligations. The obligations of the European borrowers under the senior credit facilities and such guarantees by such intermediate holding companies are also secured by (a) a first-

priority pledge of all the capital stock held by such intermediate holding companies (including the capital stock of the European borrower), the European borrower or any European subsidiary guarantor in their respective subsidiaries (other than immaterial subsidiaries), and (b) a first-priority pledge of all intercompany notes evidencing indebtedness of any subsidiary of the European borrower to the European borrower in excess of an amount to be specified.

Covenants and Other Matters

        The senior credit facilities require us to comply with certain financial covenants, consisting of maximum total leverage ratios, minimum interest coverage ratios and minimum fixed charge coverage ratios. The minimum interest coverage ratio requires that the Sensus Group maintain a ratio of which is comparable to the ratio of Adjusted EBITDA to interest expense, initially of 2.00 to 1.00 and gradually increasing to 2.50 to 1.00 for periods after March 31, 2010. The fixed charge coverage ratio requires that the Sensus Group maintain a consolidated ratio which is comparable to Adjusted EBITDA to fixed charges, initially of 1.00 to 1.00 and gradually increasing to 1.15 to 1.00 for periods after March 31, 2009. The maximum leverage ratio requires that the Sensus Group maintain a ratio which is comparable to the ratio of total debt to Adjusted EBITDA, initially of 5.95 to 1.00 and gradually decreasing to 3.75 to 1.00 for periods after March 31, 2010. For fiscal 2003 and the nine months ended December 27, 2003, the Sensus Group had Adjusted EBITDA of $92.8 million and $52.0 million, respectively, which represents a ratio of Adjusted EBITDA to proforma interest expense of 2.72 to 1.00 and 2.37 to 1.00 for the respective periods.

        The senior credit facilities also include certain negative covenants restricting or limiting our ability to, among other things:

  •
  declare dividends or redeem or repurchase capital stock;

  •
  prepay, redeem or purchase subordinated debt (including the notes);

  •
  incur liens and engage in sale leaseback transactions;

  •
  make loans and investments;

  •
  guarantee or incur additional debt;

  •
  amend or otherwise alter terms of debt (including the notes);

  •
  engage in mergers, acquisitions and other business combinations;

  •
  sell assets;

  •
  transact with affiliates; and

  •
  alter the business we conduct,

in each case, subject to exceptions as set forth in the credit agreement, which include, among others, the ability to incur up to $30.0 million of purchase money/capital lease indebtedness, up to $150.0 million of indebtedness subordinated to indebtedness under the facility for the purpose of financing permitted acquisitions, capital expenditures and certain other permitted uses, up to $25.0 million (or $40.0 million if the Sensus Group's leverage ratio is less than 3.00 to 1.00) pursuant to permitted receivables financing, up to $10.0 million through foreign subsidiaries that are not otherwise obligors under the facility and up to $25.0 million under a general exception; the ability to secure obligations (in addition to obligations secured at the closing of the facility and identified to the lenders) not exceeding $10.0 million; and the ability to effect acquisitions (including by way of merger or other business combination) not exceeding total consideration in the aggregate of $250.0 million, subject to various limitations.

        The senior credit facilities also contain certain customary representations and warranties, affirmative covenants and events of default, including change of control, cross-defaults to other debt and material judgments.

DESCRIPTION OF THE NEW NOTES

        The old notes were, and the new notes will be, issued under an Indenture (the "Indenture"), dated as of December 17, 2003, by and among the Company, the Guarantors and U.S. Bank National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        Certain terms used in this description are defined under the subheading "—Certain Definitions". In this description, the word "Parent" refers only to Sensus Metering Systems (Bermuda 2) Ltd. and not to any of its subsidiaries and the word "Company" refers only to Sensus Metering Systems Inc. and not to any of its subsidiaries.

        The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of these Notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information." In the following summary:

  •
  "new notes" refers to the registered notes being offered by this prospectus;

  •
  "old notes" refers to your old notes that may be exchanged for new notes in the exchange offer;

  •
  "Notes" refers collectively to the new notes and the old notes;

  •
  references to the "Company" include only Sensus Metering Systems Inc. and not its Subsidiaries; and

  •
  you can find definitions of various terms under the subsection "—Certain Definitions."

        The Company will issue the new notes solely in exchange for an equal principal amount of old notes in denominations of $1,000 and integral multiples of $1,000. The Trustee will initially act as Paying Agent and Registrar. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Notes. The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of holders of Notes. Any Notes that remain outstanding after the completion of the Exchange Offer, together with the new notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

Brief Description of the New Notes

  The Notes

        The Notes are:

  •
  are unsecured senior subordinated obligations of the Company;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  •
  are senior in right of payment to any future Subordinated Obligations of the Company;

  •
  are guaranteed on a senior subordinated, unsecured basis by Parent and each Subsidiary Guarantor; and

  •
  are subject to registration with the SEC pursuant to the registration rights agreement.

  The Guarantees

        The Notes are guaranteed by Parent and the following subsidiaries of the Company:

  •
  Sensus Metering Systems IP Holdings, Inc.

  •
  Sensus Precision Die Casting, Inc.

  •
  Sensus Metering Systems—North America Inc.

  •
  Smith-Blair, Inc.

  •
  Sensus Metering Headquarters Corp.

  •
  M&FC Holding, LLC

        The guarantees of these Notes are:

  •
  unsecured senior subordinated obligations of each Guarantor;

  •
  subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor; and

  •
  senior in right of payment to any future Subordinated Obligations of each Guarantor.

        The notes will not be guaranteed by the Foreign Subsidiaries of Parent (subject to certain exceptions set forth under the caption "—Guarantees") and will not be guaranteed by existing or future Receivables Subsidiaries or Unrestricted Subsidiaries.

Principal, Maturity and Interest

        The Company will issue the Notes initially with a maximum aggregate principal amount of $275.0 million. The Company will issue the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on December 15, 2013. Subject to our compliance with the covenant described under the subheading "—Certain Covenants—Limitation on Indebtedness", we are entitled to, without the consent of the holders, issue more Notes under the Indenture on the same terms as the Notes being offered hereby (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Any Additional Notes that are not fungible with the Notes for Federal income tax purposes will be issued with different CUSIP numbers than the Notes and will be represented by a different Global Note or Notes. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the New Notes", references to the Notes include any Additional Notes actually issued.

        Interest on these Notes will accrue at the rate of 8 5/8% per annum and will be payable semiannually in arrears on June 15 and December 15, commencing on June 15, 2004. We will make each interest payment to the holders of record of these Notes on the immediately preceding June 1 and December 1.

        Interest on these Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional interest may accrue on the Notes in certain circumstances pursuant to the registration rights agreement.

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the Notes prior to their Stated Maturity.

        At any time prior to December 15, 2008, we will be entitled, at our option, to redeem all, but not less than all, of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date.

        "Adjusted Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after December 15, 2008, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

        "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on December 15, 2008 (such redemption price being described in the penultimate paragraph of this "—Optional Redemption" section, exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through December 15, 2008, computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the redemption date to December 15, 2008, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to December 15, 2008.

        "Comparable Treasury Price" means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Trustee, Reference Treasury Dealer Quotations for such redemption date.

        "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors and assigns, Goldman, Sachs & Co. and its successor and assigns, and one other nationally recognized investment banking firm selected by the Company that is a primary U.S. Government securities dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City Time, on the third Business Day immediately preceding such redemption date.

        On and after December 15, 2008, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2008	104.313%
2009	102.875%
2010	101.438%
2011 and thereafter	100.000%

        Prior to December 15, 2006, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 108.625%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds received by the Company or Parent from one or more Equity Offerings (provided that if the Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that

  (1)
  at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company); and

  (2)
  each such redemption occurs within 60 days after the date of the related Equity Offering.

Selection and Notice of Redemption

        If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "—Change of Control" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock". We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

        Parent and each of the Subsidiary Guarantors will jointly and severally Guarantee, on a senior subordinated basis, our obligations under these Notes. The Notes will not be guaranteed by any Receivables Subsidiary or any Foreign Subsidiary, unless such Foreign Subsidiary Guarantees any Senior Indebtedness of Parent, the Company or a Restricted U.S. Subsidiary. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that

Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to this Offering and the Notes—Federal and state fraudulent transfer laws and Bermuda law permit a court to void the notes and the guarantees and if that occurs, you may not receive any payments on the notes".

        Parent and each Subsidiary Guarantor that makes a payment under its Guaranty will be entitled upon payment in full of all guaranteed obligations under the Indenture, to a contribution from each other Subsidiary Guarantor and Parent in an amount equal to such other Subsidiary Guarantor's and Parent's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors and Parent at the time of such payment determined in accordance with GAAP (for purposes hereof, Parent's net assets shall be those of all its consolidated Subsidiaries other than the Subsidiary Guarantors).

        If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors—Risks Relating to this Offering and the Notes—Federal and state fraudulent transfer laws and Bermuda law permit a court to void the notes and the guarantees and if that occurs, you may not receive any payments on the notes".

        A Subsidiary Guarantor may consolidate with, amalgamate, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Certain Covenants—Merger, Amalgamation and Consolidation" and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that in the case of a consolidation, amalgamation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor's obligations under its Subsidiary Guaranty must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

  (1)
  the sale or other disposition (including by way of consolidation or merger or amalgamation) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary; or

  (2)
  the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or a Subsidiary of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

        The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

  (3)
  upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

  (4)
  at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under "—Certain Covenants—Future Guarantors"; or

  (5)
  if we exercise our legal defeasance option or our covenant defeasance option as described under "—Defeasance" or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

  Senior Indebtedness versus Notes

        The payment of the principal of, premium, if any, and interest on the Notes and the payment of the Parent Guaranty or any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company, Parent or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company, Parent and such Subsidiary Guarantor under the Credit Agreement.

        As of December 27, 2003:

  (1)
  the Company's Senior Indebtedness was approximately $230.0 million, all of which was Secured Indebtedness;

  (2)
  the Senior Indebtedness of the Subsidiary Guarantors was approximately $230.0 million, virtually all of which was Secured Indebtedness. Virtually all of the Senior Indebtedness of the Subsidiary Guarantors consists of their respective guarantees of Senior Indebtedness of the Company and another Subsidiary of Parent organized under the laws of Luxembourg under the Credit Agreement; and

  (3)
  the Senior Indebtedness of Parent was approximately $230.0 million, virtually all of which was Secured Indebtedness. Virtually all of the Senior Indebtedness of Parent consists of its guaranty of Senior Indebtedness of the Company under the Credit Agreement.

        Although the Indenture contains limitations on the amount of additional Indebtedness that Parent, the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitation on Indebtedness".

  Liabilities of Subsidiaries versus Notes

        All of our operations are conducted through our subsidiaries. Some of our subsidiaries are not Guaranteeing the Notes, and, as described above under "—Guarantees", Subsidiary Guarantees may be released under certain circumstances. In addition, our future subsidiaries may not be required to Guarantee the Notes. Claims of creditors of any non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

        At December 27, 2003, the total liabilities of our subsidiaries (other than the Subsidiary Guarantors) were $140.9 million, including trade payables and $30.0 million borrowed by one of our European subsidiaries under our term loan facilities (but excluding debt owed to the Company or any Guarantor). Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Certain Covenants—Limitation on Indebtedness".

  Other Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Company, Parent or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes, the Parent Guaranty and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes, the Parent Guaranty and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, Parent and the relevant Subsidiary Guarantor, respectively.

        Parent, the Company and the Subsidiary Guarantors will agree in the Indenture that we and they will not Incur any Indebtedness that is subordinate or junior in right of payment to Senior Indebtedness of Parent, the Company or such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of Parent, the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of Parent, the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

  Payment of Notes

        We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if either of the following occurs (a "Payment Default"):

  (1)
  any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

  (2)
  any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness (other than the holders of Bank Indebtedness), a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360-day consecutive period, and there must be 181 days during any 360-day consecutive period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

  (1)
  the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

  (2)
  until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations; and

  (3)
  if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Company to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration. If any Bank Indebtedness is outstanding, none of Parent, the Company or any Subsidiary Guarantor may pay the Notes until five Business Days after the Representative of the Bank Indebtedness has been given notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

        The obligations of Parent under the Parent Guaranty and of a Subsidiary Guarantor under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by Parent or by a Subsidiary Guarantor pursuant to the Parent Guaranty or a Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of Parent or such Subsidiary Guarantor, as the case may be. The terms of the subordination and payment blockage provisions described above with respect to the Company's obligations under the Notes apply equally to Parent and a Subsidiary Guarantor and the obligations of Parent and such Subsidiary Guarantor under the Parent Guaranty or Subsidiary Guaranty, as the case may be.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company, Parent or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company, Parent or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "—Defeasance", if the foregoing subordination provisions were not violated at the time the respective amounts were deposited pursuant to such defeasance provisions.

Change of Control

        If a Change of Control occurs, each Holder will have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Within 30 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control payment date specified in the notice, pursuant to the procedures required by the Indenture and described in the notice. We will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. If the provisions of any securities laws or regulations conflict with the provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue of our compliance with such securities laws or regulations.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Change of Control purchase feature of the Notes may make more difficult or discourage a sale or takeover of the Parent and the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Parent, the Company and the Initial Purchasers. Neither the Company nor Parent have the present intention to engage in a transaction involving a Change of Control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Certain Covenants—Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        If the terms of any Senior Indebtedness of the Company (including the Credit Agreement) restrict or prohibit the purchase of Notes following a Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we will undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments owed to the Holders of Notes.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources and we may not have sufficient funds available to make any required repurchases.

        The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness

        (a)   Parent will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that Parent, the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.

        (b)   Notwithstanding the foregoing paragraph (a), Parent and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

    (1)
    Indebtedness Incurred by Parent, the Company, any Subsidiary Guarantor or any Revolving Credit Facility Borrower pursuant to any Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $85 million and (B) the sum of (i) 65% of the book value of the consolidated inventory of Parent and its Restricted Subsidiaries and (ii) 85% of the book value of the consolidated accounts receivable of Parent and its Restricted Subsidiaries; provided further, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (1) by the Revolving Credit Facility Borrowers, when added together with the amount of Indebtedness previously Incurred by such Persons pursuant to this clause (1) and then outstanding, does not exceed $35 million;

    (2)
    Indebtedness Incurred by Parent, the Company, any Subsidiary Guarantor or any Term Loan Borrower pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $230 million less the sum of all permanent principal payments actually made after the issue date with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock"; provided further, however, that the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (2) by the Term Loan Borrowers, when added together with the amount of Indebtedness previously Incurred by such Persons pursuant to this clause (2) and then outstanding, does not exceed $30 million;

    (3)
    Indebtedness owed to and held by Parent or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Parent or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations with respect to the Notes and (C) if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of such obligor with respect to its Guaranty;

    (4)
    Indebtedness of the Company consisting of the Notes and the new notes (other than any Additional Notes);

    (5)
    Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

    (6)
    Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Parent or a Restricted Subsidiary or Indebtedness secured by a Lien on assets acquired by Parent or a Restricted Subsidiary (in each case, other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or such Subsidiary or asset was acquired by Parent); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, Parent would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

    (7)
    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4), (5) or (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

    (8)
    Hedging Obligations consisting of (A) Interest Rate Agreements related to Indebtedness permitted to be Incurred by Parent and any Restricted Subsidiary pursuant to the Indenture, (B) Currency Agreements not entered into for the purpose of speculation and (C) Commodity Price Protection Agreements not entered into for the purpose of speculation;

    (9)
    obligations in respect of performance, bid and surety bonds and completion guarantees provided by Parent or any Restricted Subsidiary in the ordinary course of business;

    (10)
    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

    (11)
    Indebtedness of Foreign Subsidiaries in an aggregate principal amount, which when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (11) and then outstanding, does not exceed the greater of (A) $15.0 million and (B) 10% of the combined Total Assets of the Foreign Subsidiaries;

    (12)
    Indebtedness consisting of the Guaranty of a Guarantor and any Guarantee by a Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4), (5), (11) or (17) or pursuant to clause (7) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4) or (5);

    (13)
    Indebtedness (including Capital Lease Obligations) Incurred by Parent or any Restricted Subsidiary (A) to finance the purchase, lease, construction, cost of installation or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) at the time of, or within 180 days after, such purchase, lease, installation or improvement or (B) in connection with, and to finance, the acquisition of a business, in an aggregate principal amount which, when taken together with the amount of Indebtedness previously incurred pursuant to this clause (13) and then outstanding (including any Refinancing Indebtedness with respect thereto), does not exceed the greater of (A) $30 million and (B) 5% of the consolidated Total Assets of Parent and the Restricted Subsidiaries;

    (14)
    Indebtedness of Parent or any Restricted Subsidiary to the extent the net proceeds thereof are promptly (A) used to redeem the Notes in full or (B) deposited to defease or discharge the Notes, in each case in accordance with the terms of the Indenture;

    (15)
    Indebtedness arising from agreements of Parent or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or Subsidiary of Parent or such Restricted Subsidiary or from letters of credit, surety bonds or performance bonds securing any obligation of Parent or a Restricted Subsidiary pursuant to such agreements (to the extent such letters of credit are not drawn against, or if and to the extent drawn against, the Indebtedness representing such drawing is extinguished within five Business Days from its Incurrence), other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary; provided, however, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Parent or such Restricted Subsidiary in connection with such disposition;

    (16)
    Indebtedness of a Receivables Subsidiary Incurred pursuant to a Qualified Receivables Transaction; and

    (17)
    Indebtedness of Parent or any Restricted Subsidiary in an aggregate principal amount which, when taken together with all other Indebtedness of Parent and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (16) above or paragraph (a)) does not exceed $25 million.

        (c)   Notwithstanding the foregoing, none of Parent, the Company and any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of Parent, the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Guaranty to at least the same extent as such Subordinated Obligations.

        (d)   For purposes of determining compliance with this covenant:

    (1)
    any Indebtedness Incurred under the Credit Agreement on the Issue Date will be treated as Incurred under clauses (1) and (2) of paragraph (b) above;

    (2)
    in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, Parent, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

    (3)
    Parent will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

    (4)
    other than Indebtedness classified pursuant to clause (d)(1) above, following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above may later be reclassified by Parent such that it will be deemed as having been Incurred pursuant to paragraph (a) or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new paragraph or clause at the time of such reclassification.

        (e)   Notwithstanding paragraphs (a) and (b) above, none of Parent, the Company and any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of Parent, the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of Parent, the Company or such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the Notes or the relevant Guaranty, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. Unsecured Indebtedness is not deemed to be subordinate in right of payment to Secured Indebtedness merely because it is unsecured and Secured Indebtedness which has different security or different priorities in the same security will not be deemed subordinate in right of payment to other Secured Indebtedness due to such differences.

        (f)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent, determined on the date of the Incurrence, of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, determined in accordance with the preceding sentence, except to the extent that the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

  Limitation on Restricted Payments

        (a)   Parent will not, and will not permit any Restricted Subsidiary, directly or indirectly, to, make a Restricted Payment if at the time Parent or such Restricted Subsidiary makes such Restricted Payment:

    (1)
    a Default shall have occurred and be continuing (or would result therefrom);

    (2)
    Parent is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

    (3)
    the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

    (A)
    50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

    (B)
    (i) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of other property or assets (other than Indebtedness of any Person that, upon its transfer to Parent, would not constitute a Temporary Cash Investment of Parent) received by Parent from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Parent and other than an issuance or sale to an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees) and (ii) 100% of any cash and the Fair Market Value of other property or assets (other than Indebtedness of any Person that, upon its contribution to Parent, would not constitute a Temporary Cash Investment of Parent) received by Parent from its shareholders as a capital contribution subsequent to the Issue Date, other than, in the case of each of (i) and (ii), an amount not to exceed $5 million, contributed or received by Parent after the Issue Date by members of Parent's management, directors and consultants or the Permitted Holders as described under the section of the Prospectus entitled "Certain Relationships and Related Transactions—Investment by Management"; plus

    (C)
    the amount by which Indebtedness is reduced on Parent's consolidated balance sheet upon the conversion or exchange subsequent to the Issue Date of any Indebtedness for Capital Stock (other than Disqualified Stock) of Parent (less the amount of any cash, or the Fair Market Value of any other property, distributed by Parent upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by Parent or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of Parent or to an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees); plus

    (D)
    an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by Parent or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, the release of any Guarantees previously given by Parent or any Restricted Subsidiary with respect to Indebtedness of any Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions otherwise included in "Consolidated Net Income"), in each case received by Parent or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to Parent's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

        (b)   The preceding provisions will not prohibit:

    (1)
    any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of Parent (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Parent or an employee stock ownership plan or to a trust established by Parent or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by Parent from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

    (2)
    any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of Parent, the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

    (3)
    dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (4)
    the purchase, repurchase, redemption, retirement or other acquisition of shares of Capital Stock of Parent, any of its Subsidiaries or any direct or indirect parent entity of Parent from employees, former employees, directors, former directors or consultants of Parent, any of its Subsidiaries or any direct or indirect parent entity of Parent (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans approved by the Parent Board or the Board of Directors of any direct or indirect parent entity of Parent under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed the lesser of (A) the sum of (x) $2.5 million and (y) the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (b)(4) in prior calendar years and (B) $7.5 million; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed (I) the Net Cash Proceeds received by Parent from the sale of Capital Stock (other than Disqualified Stock) of Parent to employees, directors or consultants that occurs after the Issue Date, other than an amount, not to exceed $5 million, received by Parent from such sale after the Issue Date as described under the section of the Prospectus entitled "Certain Relationships and Related Transactions—Investment by Management" (provided that the amount of such Net Cash Proceeds utilized for any such purchase, repurchase, redemption, retirement or other acquisition will not increase the amount available for Restricted Payments under clause (a)(3)(B) of this covenant) plus (II) the net cash proceeds of key man life insurance policies received by Parent after the Issue Date; and provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

    (5)
    dividends or distributions to any direct or indirect parent entity of Parent to be used by such entity solely to pay franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including directors' fees and salaries, indemnification and contribution obligations to directors and other compensation of employees) incurred by such entity in the ordinary course of its business; provided, however, that such dividends and distributions shall not exceed $1.0 million in the aggregate for all such entities in any fiscal year; provided further, however, that such dividends and distributions shall be excluded in the calculation of the amount of Restricted Payments;

    (6)
    dividends or distributions to holders of Capital Stock of any direct or indirect parent entity of Parent in amounts equal to the maximum Federal, state and local income tax rate applicable to an individual resident in New York, New York multiplied by the sum of (x) the income of such Person for such taxable year, as determined for Federal income tax purposes, attributable to Parent and its Subsidiaries (other than any such income arising solely as a result of a dividend or distribution to such Person) and (y) to the extent not taken into account pursuant to clause (x), the net income of any Foreign Subsidiary for such taxable year that is described in Section 951(a) of the Code;

    (7)
    payments of dividends on Disqualified Stock issued pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

    (8)
    repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    (9)
    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Parent; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

    (10)
    in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of Parent, the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 101% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such repurchase and other acquisition shall be included in the calculation of the amount of Restricted Payments;

    (11)
    in the event of an Asset Disposition that requires Parent to offer to repurchase Notes pursuant to the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock," and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of Parent, the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated

      Obligations, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, Parent has made an offer with respect to the Notes pursuant to the provisions of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" and has repurchased all Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations may not exceed the amount of Net Available Cash remaining after Parent has complied with the terms of clause (3) of paragraph (a) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock"; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

    (12)
    payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (3) of paragraph (b) of the covenant described under "—Limitation on Indebtedness"; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

    (13)
    Permitted Acquisition Payments; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

    (14)
    Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (14), does not exceed $20.0 million; provided, however, that at the time of each such Restricted Payment, no Default shall have occurred and be continuing; provided further, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

        Parent will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Parent or a Restricted Subsidiary or pay any Indebtedness owed to Parent or the Company, (b) make any loans or advances to Parent or the Company or (c) transfer any of its property or assets to Parent or the Company, except:

(1)
with respect to clauses (a), (b) and (c),

(A)
any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B)
any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Parent (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Parent) and outstanding on such date;

(C)
any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

  (D)
  any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

  (E)
  any restriction arising under applicable law, regulation or order;

  (F)
  any encumbrance or restriction contained in the terms of any Indebtedness of Parent, the Company or any Subsidiary Guarantor; provided, however, that such encumbrances or restrictions, taken as a whole, are no more restrictive in the aggregate than those contained in the Indenture, as determined in good faith by the Parent Board, whose determination shall be conclusive;

  (G)
  any encumbrance or restriction contained in the terms of any Indebtedness of Foreign Subsidiaries permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness";

  (H)
  any encumbrance or restriction contained in any agreement or instrument governing Senior Indebtedness (including the Credit Agreement) not Incurred in violation of the Indenture; provided, however, that such encumbrances or restrictions, taken as a whole, are no more restrictive in the aggregate than those contained in the Credit Agreement as in effect on the Issue Date, as determined in good faith by the Parent Board, whose determination shall be conclusive;

  (I)
  with respect to any Restricted Subsidiary (other than a Foreign Subsidiary), any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was issued, if:

  (x)
  the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement,

  (y)
  the encumbrance or restriction is not materially more disadvantageous to the Noteholders than is customary in comparable financings, as determined in good faith by the Parent Board, whose determination shall be conclusive, and

  (z)
  such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes, as determined in good faith by the Parent Board, whose determination shall be conclusive; and

  (J)
  any encumbrance or restriction pursuant to the terms of any agreement entered into in connection with any Qualified Receivables Transaction; provided, however, that such encumbrance or restriction applies only to a Receivables Subsidiary; and

(2)
with respect to clause (c) only,

(A)
any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B)
any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(C)
any encumbrance or restriction pursuant to purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;

(D)
any encumbrance or restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (E)
  any encumbrance or restriction contained in customary provisions in joint venture agreements entered into in the ordinary course of business with respect to the disposition or distribution of assets or property of the applicable joint venture or that restrict the transfer of interests in such joint venture; and

  (F)
  customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business.

  Limitation on Sales of Assets and Subsidiary Stock

        (a)   Parent will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)
Parent or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

(2)
at least 75% of the consideration thereof received by Parent or such Restricted Subsidiary is in the form of cash or cash equivalents; and

(3)
an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Parent (or such Restricted Subsidiary, as the case may be)

(A)
first, to the extent Parent elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of Parent, the Company or any Subsidiary Guarantor or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to Parent and any Subsidiary) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B)
second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent Parent elects, to acquire (or enter into a binding agreement to acquire, provided that such commitment shall be subject only to customary conditions (other than any financing conditions) and such acquisition shall be consummated within 90 days after the end of the one-year period referred to below in this clause (B)) Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

(C)
third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to cause the Company to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of Parent, the Company or a Subsidiary Guarantor designated by Parent) to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Parent or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, Parent and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $20 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

        For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

(1)
the assumption of Indebtedness of Parent (other than obligations in respect of Disqualified Stock of Parent) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of the Company or a Subsidiary Guarantor) and the release of Parent or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2)
securities or other obligations received by Parent or any Restricted Subsidiary from the transferee that are promptly converted by Parent or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

        (b)   In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of Parent, the Company or a Subsidiary Guarantor) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro ratabasis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. If the aggregate purchase price of the Notes (and other Senior Subordinated Indebtedness) is less than the Net Available Cash allotted to the purchase of Notes (and other Senior Subordinated Indebtedness), the Company may apply the remaining Net Available Cash for any general corporate purpose not restricted by the terms of the Indenture. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of Parent, the Company or a Subsidiary Guarantor) pursuant to this covenant if the Net Available Cash available therefor is less than $20 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

        (c)   The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

  Limitation on Affiliate Transactions

        (a)   Parent will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of Parent (an "Affiliate Transaction") unless:

(1)
the terms of the Affiliate Transaction are no less favorable to Parent or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

(2)
if such Affiliate Transaction involves an amount in excess of $5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of Parent disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Parent Board; and

(3)
if such Affiliate Transaction involves an amount in excess of $20 million, the Parent Board shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to Parent and the Restricted Subsidiaries or is not less favorable to Parent and the Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

        (b)   The provisions of the preceding paragraph (a) will not prohibit:

(1)
any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments";

(2)
any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Parent Board;

(3)
loans or advances to employees in the ordinary course of business in accordance with the past practices of Parent or the Restricted Subsidiaries, but in any event not to exceed $2.5 million in the aggregate outstanding at any one time;

(4)
the payment of reasonable fees and compensation to, and the provision of reasonable indemnity on behalf of, officers, directors and employees of Parent or any Restricted Subsidiary as determined in good faith by the Parent Board;

(5)
any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because Parent or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)
the issuance or sale of any Capital Stock (other than Disqualified Stock) of Parent;

(7)
any transactions involving the Parent or any of the Restricted Subsidiaries, on the one hand, and any nationally recognized commercial or investment bank or any of its Affiliates, on the other hand, in connection with the Acquisition, the execution of the Credit Agreement and any amendment, modification, supplement, extension, refinancing, replacement and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, capital markets, banking or similar services, which transactions, in the reasonable determination of a majority of the directors of Parent disinterested with respect to such transactions, are on commercially reasonable terms;

(8)
any transaction with a Receivables Subsidiary pursuant to a Qualified Receivables Transaction;

(9)
the Acquisition and any transaction consummated on the Issue Date in connection therewith and described in the Prospectus;

(10)
any agreement as in effect on the Issue Date and described in the Prospectus under "Certain Relationships and Related Transactions" or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to Parent or the Restricted Subsidiaries) and the transactions evidenced thereby; and

(11)
sales of inventory or other products to any Affiliate of Parent entered into in the ordinary course of business on terms that are no less favorable to Parent and the Restricted Subsidiaries than those that could be obtained at the time of such sale in arm's length dealings with a Person who is not an Affiliate.

  Limitation on Line of Business

        Parent will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

  Merger, Amalgamation and Consolidation

        Neither Parent nor the Company will consolidate with or merge with or into, or amalgamate, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)
the resulting, continuing, surviving or transferee Person (the "Successor Entity") shall be a Person organized and existing under the laws of Bermuda (in case of Parent) or of the United States of America, any State thereof or the District of Columbia (in the case of Parent or the Company) and the Successor Entity (if not Parent or the Company, as applicable) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of Parent or the Company, as applicable, under the Guaranty or the Notes, as applicable, and the Indenture;

(2)
immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Entity or any Subsidiary as a result of such transaction as having been Incurred by such Successor Entity or such Subsidiary at the time of such transaction, other than any Indebtedness of Parent or any Restricted Subsidiary previously Incurred by Parent or such Restricted Subsidiary at the time such entity was a Restricted Subsidiary in compliance with the Indenture), no Default shall have occurred and be continuing;

(3)
in the case of a transaction involving Parent, immediately after giving pro forma effect to such transaction, the Successor Entity would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; and

(4)
Parent shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into, amalgamating or transferring all or part of its properties and assets to Parent or the Company or (B) Parent or the Company merging or amalgamating with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating or continuing the Company in another jurisdiction.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Parent, which properties and assets, if held by Parent instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Parent on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of Parent.

        The Successor Entity will be the successor to Parent or the Company, as applicable, and shall succeed to, and be substituted for, and may exercise every right and power of, Parent or the Company, as applicable, under the Indenture, and the predecessor of Parent or the Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes, as applicable.

        Parent will not permit any Subsidiary Guarantor to consolidate with or merge with or into, amalgamate or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1)
(except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to Parent, the Company or any other Subsidiary Guarantor), whether through a merger, amalgamation, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith Parent provides an Officers' Certificate to the Trustee to the effect that Parent will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition) the resulting, surviving, continuing or transferee Person (if not such Subsidiary Guarantor) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary Guarantor was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary Guarantor, if any, under its Subsidiary Guaranty;

(2)
immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction, other than any Indebtedness of any Subsidiary Guarantor previously Incurred at the time such entity was a Restricted Subsidiary in compliance with the Indenture), no Default shall have occurred and be continuing; and

(3)
Parent delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such Guaranty Agreement, if any, complies with the Indenture.

  Future Guarantors

        Parent will cause each Restricted U.S. Subsidiary that Incurs any Bank Indebtedness to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness of Parent, the Company or a Restricted U.S. Subsidiary to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

  SEC Reports

        Whether or not Parent is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Parent will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If at any time Parent is not subject to the periodic reporting requirements of the Exchange Act for any reason, Parent will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. Parent agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, Parent will post the reports specified in the preceding sentence on its website within the time periods that would apply if Parent were required to file those reports with the SEC. Notwithstanding the foregoing, Parent may satisfy such requirements prior to the effectiveness of the exchange offer registration statement or the shelf registration statement by filing with the SEC the exchange offer registration statement or shelf registration statement, to the extent that any such Registration Statement contains substantially the same information as would be required to be filed by Parent if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Noteholders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

        The quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations", of the financial condition and results of operations of Parent and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries, if any.

        In addition, Parent will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

        Each of the following is an Event of Default:

(1)
a default in the payment of interest on the Notes when due, continued for 30 days;

(2)
a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)
the failure by the Company or Parent to comply with its obligations under "—Certain Covenants—Merger, Amalgamation and Consolidation" above;

(4)
the failure by Parent or the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "—Change of Control" (other than a failure to purchase Notes) or under "—Certain Covenants" under "—Limitation on Indebtedness", "—Limitation on Restricted Payments", "—Limitation on Restrictions on Distributions from Restricted Subsidiaries", "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "—Limitation on Affiliate Transactions", "—Limitation on Line of Business", "—Future Guarantors", or "—SEC Reports";

(5)
the failure by Parent, the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)
Indebtedness of Parent, the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20 million (the "cross acceleration provision");

(7)
certain events of bankruptcy, insolvency or reorganization of Parent, the Company, a Subsidiary Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

(8)
any judgment or decree for the payment of money in excess of $20 million is entered against Parent, the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

(9)
the Parent Guaranty or any Guaranty of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Parent Guaranty or such Subsidiary Guaranty) or Parent or any Subsidiary Guarantor denies or disaffirms its obligations under the Parent Guaranty or its Subsidiary Guaranty, as the case may be.

        However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Company and the administrative agent (or similar agent if there is no administrative agent) under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

(x)
the Indebtedness that is the basis for such Event of Default has been discharged, or

(y)
the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)
such holder has previously given the Trustee notice that an Event of Default is continuing;

(2)
holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)
such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)
the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)
holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)
reduce the amount of Notes whose holders must consent to an amendment;

(2)
reduce the rate of or extend the time for payment of interest on any Note;

(3)
reduce the principal of or change the Stated Maturity of any Note;

(4)
reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "—Optional Redemption" above;

(5)
make any Note payable in money other than that stated in the Note;

(6)
impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

(7)
make any change in, the amendment provisions which require each holder's consent or in the waiver provisions;

(8)
make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

(9)
make any change in, or release other than in accordance with the Indenture, the Parent Guaranty or any Subsidiary Guaranty that would adversely affect the Noteholders.

        Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, Parent, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)
to cure any ambiguity, omission, defect or inconsistency;

(2)
to provide for the assumption by a successor corporation of the obligations of the Company, Parent, or any Subsidiary Guarantor under the Indenture;

(3)
to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)
to add Guarantees with respect to the Notes, including any Subsidiary Guarantees, or to secure the Notes;

(5)
to add to the covenants of the Company, Parent or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, Parent or a Subsidiary Guarantor;

(6)
to make any change that does not adversely affect the rights of any holder of the Notes;

(7)
to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(8)
to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer Notes.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company, Parent or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

        The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

        Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

        The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

        When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

        At any time, we may terminate all our obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Certain Covenants" (other than the covenant described under "—Merger, Amalgamation and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to the Parent Guarantor, Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above ("covenant defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), (8) or (9) under "—Defaults" above or because of the failure of the Company to comply with clause (3) or (4) of the first paragraph under "—Certain Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, Parent and each Subsidiary Guarantor will be released from all of its obligations with respect to its Guaranty.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

        U.S. Bank National Association is to be the Trustee under the Indenture. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, Parent or any Subsidiary Guarantor will have any liability for any obligations of the Company, Parent or any Subsidiary Guarantor under the Notes, the Parent Guaranty, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Consent to Jurisdiction and Service

        Parent will appoint its Chief Executive Officer, located at 8609 Six Forks Road, Raleigh, NC 27615, as its United States agent for actions relating to the Notes, the Registration Rights Agreement or the Indenture brought under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

Certain Definitions

        "Acquisition" means the acquisition of the metering systems business of Invensys plc by certain subsidiaries of Parent pursuant to the Stock Purchase Agreement dated as of October 21, 2003, as amended on December 17, 2003, by and among IMS Meters Holdings, Inc. (renamed Sensus Metering Systems Inc. on December 2, 2003) and the sellers named therein.

        "Additional Assets" means:

(1)
any property, plant or equipment used in a Related Business;

(2)
the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Parent, the Company or another Restricted Subsidiary; or

(3)
Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Certain Covenants—Limitation on Restricted Payments" and "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or Parent or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Disposition" means any sale, lease (other than an operating lease entered into in the ordinary course of business), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by Parent or any Restricted Subsidiary, including any disposition by means of a merger, amalgamation, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

(1)
any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Parent or a Restricted Subsidiary);

(2)
all or substantially all the assets of any division or line of business of Parent or any Restricted Subsidiary; or

(3)
any other assets of Parent or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of clauses (1), (2) and (3) above,

  (A)
  a disposition by a Restricted Subsidiary to Parent or the Company or by Parent, the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

  (B)
  for purposes of the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Certain Covenants—Limitation on Restricted Payments" and (ii) a disposition of all or substantially all the assets of Parent in accordance with the covenant described under "—Certain Covenants—Merger and Consolidation";

  (C)
  a disposition of assets with a Fair Market Value of less than $2.5 million;

  (D)
  a disposition of cash or Temporary Cash Investments;

  (E)
  the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

  (F)
  the disposition of inventory or obsolete or worn out equipment in the ordinary course of business;

  (G)
  the good faith surrender or waiver of contract rights, tort claims or statutory rights;

  (H)
  sales or grants of licenses or sublicenses to use the patents, copyright and other intellectual property of Parent or any of the Restricted Subsidiaries to the extent such license does not interfere with the business of Parent or any Restricted Subsidiary; and

  (I)
  any transfer or sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the Fair Market Value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (I), investments received in exchange for the transfer of accounts receivable and related assets will be deemed to constitute cash if the Receivables Subsidiary or other payor is required to repay such investments as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Parent entered into as part of a Qualified Receivables Transaction).

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement.

        "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Change of Control" means any of the following events:

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Parent;

  (2)
  during any consecutive two-year period, individuals who at the beginning of such period constituted the Parent Board (together with any new directors whose election or appointment by such Parent Board or whose nomination for election by the shareholders of Parent was approved by a vote of a majority of the Directors of Parent then still in office who were either directors at the beginning of such period or whose election, appointment or nomination for election was previously so approved) cease for any reason to constitute a majority of the Parent Board then in office;

  (3)
  the adoption of a plan relating to the liquidation, winding up or dissolution of Parent or the Company;

  (4)
  the merger, amalgamation or consolidation of Parent with or into another Person or the merger or amalgamation of another Person with or into Parent, or the sale of all or substantially all the assets of Parent (determined on a consolidated basis) to another Person other than (A) a transaction in which the survivor, continuing entity or transferee is a Person that is controlled by the Permitted Holders or (B) a transaction following which (i) in the case of a merger, amalgamation or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent immediately prior to such transaction (or other securities into which such securities are converted as part of such merger, amalgamation or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving or continuing Person in such merger, amalgamation or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Parent Guaranty and a Subsidiary of the transferor of such assets; or

  (5)
  the failure of Parent to beneficially own, directly or indirectly, 100% of the Voting Stock of the Company.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Commodity Price Protection Agreement" means, with respect to any Person, any forward contract, commodity swap, commodity option or other similar agreement or arrangement entered into to protect such Person or its Subsidiaries against fluctuations in commodity prices.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  (1)
  if Parent or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

  (2)
  if Parent or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Parent or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3)
  if since the beginning of such period Parent or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Parent or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Parent and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Parent and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  (4)
  if since the beginning of such period Parent or any Restricted Subsidiary (by merger, amalgamation or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

  (5)
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged or amalgamated with or into Parent or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Parent or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the acquisition or other Investment which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken within 90 days immediately following any such acquisition or other Investment, including, but not limited to, the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that, in any case, such adjustments shall be calculated on an annualized basis and such adjustments are set forth in an Officer's Certificate signed by Parent's chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers' Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Parent Board. Any such Officers' Certificate will be provided to the Trustee if Parent Incurs any Indebtedness or takes any other action under the Indenture in reliance thereon. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

        If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

        "Consolidated Interest Expense" means, for any period, the total interest expense of Parent and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Parent or any Restricted Subsidiary, without duplication:

  (1)
  interest expense attributable to Capital Lease Obligations;

  (2)
  amortization of debt discount;

  (3)
  capitalized interest;

  (4)
  non-cash interest expense;

  (5)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (6)
  net payments pursuant to Hedging Obligations;

  (7)
  dividends accrued in respect of all Preferred Stock of Parent that is Disqualified Stock and all Preferred Stock of any Restricted Subsidiary, in each case to the extent held by Persons other than Parent or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock)); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of Parent in good faith); and

  (8)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Parent or any Restricted Subsidiary;

minus, to the extent included in such total interest expense, and to the extent incurred by Parent or any Restricted Subsidiary, (A) amortization or write off of debt issuance costs and deferred financing costs and (B) interest expense attributable to dividends in respect of all Preferred Stock of Parent that is not Disqualified Stock pursuant to Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity".

        "Consolidated Net Income" means, for any period, the net income of Parent and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than Parent) if such Person is not a Restricted Subsidiary, except that:

  (A)
  subject to the exclusion contained in clause (4) below, Parent's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Parent or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

  (B)
  Parent's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

  (2)
  any net income (or loss) of any Person acquired by Parent or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

  (3)
  any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Parent (but, in the case of any Foreign Subsidiary, only to the extent cash equal to such net income (or a portion thereof) for such period is not readily procurable to Parent from such Foreign Subsidiary pursuant to intercompany loans, repurchases of Capital Stock or otherwise), except that:

  (A)
  subject to the exclusion contained in clause (4) below, Parent's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to Parent or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

    (B)
    Parent's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (4)
  any gain (or loss) realized upon the sale or other disposition of any assets of Parent, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

  (5)
  extraordinary gains or losses;

  (6)
  the cumulative effect of a change in accounting principles;

  (7)
  any non-recurring fees, charges or other expenses (including bonus and retention payments but excluding non-cash compensation charges) made or incurred in connection with the Acquisition or the financing thereof;

  (8)
  Systems/Organizational Establishment Expenses; and

  (9)
  interest expense attributable to dividends in respect of all Preferred Stock of Parent that is not Disqualified Stock pursuant to Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity";

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to Parent or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

        "Credit Agreement" means the Credit Agreement to be entered into on the Issue Date by and among Parent, the Company, Sensus Metering Systems (LuxCo 2) s.a.r.l., the lenders referred to therein, Credit Suisse First Boston, as Administrative Agent, European Administrative Agent, U.S. Collateral Agent and European Collateral Agent, and Goldman Sachs Credit Partners L.P., as Syndication Agent, together with the related documents thereto (including the term loan facilities and revolving loan facilities thereunder, any guarantees and security documents), as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance or otherwise replace, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

        "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement, futures contract, options contract, synthetic cap or other similar agreement with respect to currency values designed to protect such Person or its Subsidiaries against fluctuations in currency exchanges.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Senior Indebtedness", with respect to a Person; means:

  (1)
  the Bank Indebtedness; and

  (2)
  any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the 91st day after the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Change of Control"; and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

        "EBITDA" for any period means the sum of Consolidated Net Income, plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of Parent and its consolidated Restricted Subsidiaries;

  (2)
  Consolidated Interest Expense;

  (3)
  depreciation and amortization expense of Parent and its consolidated Restricted Subsidiaries (including any increased expense or depreciation or amortization charges resulting from purchase accounting adjustments or inventory write-ups with respect to acquisitions and amortization charges or write-off of deferred financing costs and debt issuance costs);

  (4)
  all other non-cash charges of Parent and its consolidated Restricted Subsidiaries (minus, with respect to any such non-cash charge occurring after the Issue Date that was previously added in a prior period to Consolidated Net Income to calculate EBITDA and that represents an accrual of or reserve for cash expenditures in any future period, any payments made during such period);

  (5)
  any non-capitalized costs incurred in connection with financings, acquisitions or dispositions (including financing and refinancing fees and any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to its Stated Maturity thereof pursuant to the agreements governing such Indebtedness);

  (6)
  any restructuring costs and other similar costs that are (A) added to net income to calculate "Adjusted EBITDA" as set forth in the Prospectus for the twelve-month period ended September 30, 2003 or set forth in the section of the Prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—After the Acquisition" with respect to the second half of fiscal year 2004 and fiscal year 2005 or (B) incurred in connection with acquisitions consummated after the Issue Date; and

  (7)
  expenses attributable to Incentive Arrangements;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and (x) only if a corresponding amount would be permitted at the date of determination to be dividended to Parent by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders or (y) in the case of any Foreign Subsidiary, only if a corresponding amount of cash is readily procurable to Parent from such Foreign Subsidiary pursuant to intercompany loans, repurchases of Capital Stock or otherwise, provided that to the extent cash of such Foreign Subsidiary provided the basis for including the net income of such Foreign Subsidiary in Consolidated Net Income pursuant to clause (3) of the definition of "Consolidated Net Income," such cash shall not be taken into account for the purposes of determining readily procurable cash under this clause (y).

        "Equity Offering" means (i) an underwritten primary public offering of common stock of the Company or Parent pursuant to an effective registration statement under the Securities Act or (ii) any private placement of common stock of the Company or Parent to any Person other than issuances upon exercise of options by employees of Parent or any of the Restricted Subsidiaries.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Fair Market Value" means, with respect to any property or asset, the price which could be negotiated in an arm's-length, free market transaction for cash between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Parent Board, whose determination will be conclusive.

        "Foreign Subsidiary" means any Restricted Subsidiary of Parent that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) is organized under the laws of the United States of America or any State thereof or the District of Columbia whose only assets, other than immaterial assets, consist of shares of Capital Stock of a Person described in clause (x) above.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor" means any of Parent and the Subsidiary Guarantors.

        "Guaranty" means any of the Parent Guaranty and the Subsidiary Guarantees.

        "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Price Protection Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incentive Arrangements" means any (i) earn-out agreements, (ii) stock appreciation rights, (iii)"phantom" stock plans, (iv) employment agreements, (v) non-competition agreements and (vi) incentive and bonus plans entered into by Parent or any Restricted Subsidiary for the benefit of, and in order to retain, executives, officers or employees of Persons or businesses in connection with the acquisition of the Capital Stock of such Persons or the acquisition of such businesses by Parent or such Restricted Subsidiary.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Certain Covenants—Limitation on Indebtedness":

  (1)
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

  (2)
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

  (3)
  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness will not be deemed to be the Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all Capital Lease Obligations of such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, which purchase price is due more than 90 days after the purchase of such property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or of any Preferred Stock of any Subsidiary of such Person or that are determined by the value of such Disqualified Stock or Preferred Stock, as applicable, the principal amount of such Disqualified Stock or Preferred Stock, as applicable, to be determined in accordance with the Indenture (but excluding, in each case, accrued dividends);

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations of such Person (the amount of any such Obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligations that would be payable by such Person at any time).

Notwithstanding the foregoing, in connection with the purchase by Parent or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing (including pursuant to an earn-out agreement or any stock appreciation rights).

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure of such Person or its Subsidiaries to interest rates.

        "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by Parent or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to Parent's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) Parent's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Parent's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

        "Issue Date" means December 17, 2003.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Parent or any Restricted Subsidiary after such Asset Disposition; and

  (5)
  any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

        "Net Cash Proceeds", with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "new notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

        "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

        "Prospectus" means the final Prospectus dated as of December 11, 2003, used in connection with the offering of the Notes.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of Parent.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Parent or the Trustee.

        "Parent" means Sensus Metering Systems (Bermuda 2) Ltd., a company organized under the laws of Bermuda, and its successors.

        "Parent Board" means the Board of Directors of the Parent or any committee thereof duly authorized to act on behalf of such Board.

        "Parent Guaranty" means the Guarantee by Parent of the Company's obligations with respect to the Notes.

        "Permitted Acquisition Payments" means, without duplication, the following payments and distributions: (i) payments to Invensys plc and certain of its Subsidiaries on the Issue Date in connection with the Acquisition, (ii) payments to Invensys plc and certain of its Subsidiaries relating to any purchase price adjustment in connection with the Acquisition, provided such payments are on the terms and conditions set forth in the definitive documentation for the Acquisition as in effect on the Issue Date and (iii) the payment of transaction fees and expenses relating to the Acquisition not in excess of $35.0 million in the aggregate.

        "Permitted Holders" means the Resolute Fund L.P., GS Capital Partners 2000, L.P. and their respective Affiliates. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

        "Permitted Investment" means an Investment by Parent or any Restricted Subsidiary in:

  (1)
  Parent, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  another Person if, as a result of such Investment, such other Person is merged, amalgamated or consolidated with or into, or transfers or conveys all or substantially all its assets to, Parent or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to Parent or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Parent or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel, commission and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business consistent with past practices of Parent or such Restricted Subsidiary;

  (7)
  prepayments and credits or advances to customers or suppliers in the ordinary course of business;

  (8)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Parent or any Restricted Subsidiary or in satisfaction of judgments;

  (9)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for (A) an Asset Disposition as permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" or (B) a disposition of assets not constituting an Asset Disposition;

  (10)
  any Person where such Investment was acquired by Parent or any of the Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivable held by Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by Parent or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (11)
  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by Parent or any Restricted Subsidiary;

  (12)
  any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness";

  (13)
  any Person to the extent such Investment existed on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

  (14)
  any Investment by Parent or a Restricted Subsidiary in a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in another Person, in each case in connection with a Qualified Receivables Transaction; provided, however, that such Investment is in the form of a purchase money note, equity or residual interest or limited liability company interest; and

  (15)
  Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) outstanding on the date such Investment is made, do not exceed the greater of (A) $25.0 million and (B) 3% of consolidated Total Assets of Parent and the Restricted Subsidiaries.

        "Person" means any individual, corporation, partnership, company, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by Parent or any Restricted Subsidiary pursuant to which Parent or any Restricted Subsidiary sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by Parent or any Restricted Subsidiary) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Parent or any Restricted Subsidiary, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

        "Rating Agency" means Standard & Poor's and Moody's or if Standard & Poor's or Moody's or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Parent Board) which shall be substituted for Standard & Poor's or Moody's or both, as the case may be.

        "Receivables Subsidiary" means a Subsidiary of Parent which engages in no activities other than in connection with the financing of accounts receivable or related assets (including contract rights) and which is designated by the Parent Board (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by Parent or any Restricted Subsidiary (but excluding customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates Parent or any Restricted Subsidiary in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset (including contract rights) of Parent or any Restricted Subsidiary (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction, (b) with which neither Parent nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Parent or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent, other than customary fees payable in connection with servicing accounts receivable and (c) with which neither Parent nor any Restricted Subsidiary has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Parent Board will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Parent Board giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Parent or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Guaranty, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Guaranty at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary of Parent that Refinances Indebtedness of Parent or Indebtedness of a Subsidiary of the Company that Refinances Indebtedness of the Company or (B) Indebtedness of Parent or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

        "Registration Rights Agreement" means the Registration Rights Agreement dated as of the Issue Date among Parent, the Company, the Subsidiary Guarantors, Credit Suisse First Boston LLC and Goldman, Sachs & Co.

        "Related Business" means any business in which Parent or any of the Restricted Subsidiaries was engaged on the Issue Date and any business similar, related, ancillary or complementary to such business.

        "Representative" means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

        "Restricted Payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to Parent or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

  (2)
  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Parent held by any Person (other than by a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Parent (other than by a Restricted Subsidiary), including in connection with any merger, amalgamation or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of Parent that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of Parent or any Subsidiary Guarantor (other than (A) from Parent or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

        "Restricted Subsidiary" means any Subsidiary of Parent, including the Company, that is not an Unrestricted Subsidiary.

        "Restricted U.S. Subsidiary" means each Restricted Subsidiary of Parent, other than the Company, that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "Revolving Credit Facility" means each of the revolving credit facilities contained in the Credit Agreement and any other facility or financing arrangement that Refinances, in whole or in part, any such revolving credit facility.

        "Revolving Credit Facility Borrower" means any Person that is a borrower under any Revolving Credit Facility, other than the Company or any Guarantor.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of Parent, the Company or a Subsidiary Guarantor secured by a Lien.

        "Securities Act" means the U.S. Securities Act of 1933.

        "Senior Indebtedness" means with respect to any Person:

  (1)
  Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  (2)
  all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

  (1)
  any obligation of such Person to Parent or any Subsidiary;

  (2)
  any liability for Federal, state, local or other taxes owed or owing by such Person;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (4)
  any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

  (5)
  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

        "Senior Subordinated Indebtedness" means, with respect to a Person, the Notes (in the case of the Company), the Parent Guaranty (in the case of Parent), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Parent within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Standard & Poor's" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes, the Parent Guaranty or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, company, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of Parent that thereafter guarantees the Notes pursuant to the terms of the Indenture.

        "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

        "Systems/Organizational Establishment Expenses" means the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by Parent and the Restricted Subsidiaries in establishing financial, information technology and other similar systems of Parent and the Restricted Subsidiaries, including costs of the transition and integration of any such systems acquired in the Acquisition, as a direct result of the establishment of the business acquired in the Acquisition as a standalone business following the Acquisition.

        "Temporary Cash Investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  (2)
  investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to Standard and Poor's;

  (5)
  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's or "A" by Moody's;

  (6)
  investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

  (7)
  solely in respect of the ordinary course cash management activities of the Foreign Subsidiaries, equivalents of the investments described in clause (1) above to the extent guaranteed by any member state of the European Union or the country in which the Foreign Subsidiary operates and equivalents of the investments described in clause (2) above issued, accepted or offered by (a) the local office of any commercial bank meeting the requirements of clause (4) above in the jurisdiction of organization of the applicable Foreign Subsidiary or (b) the local office of any commercial bank organized under the laws of the jurisdiction of organization of the applicable Foreign Subsidiary which commercial bank (1) has combined capital and surplus and undivided profits of not less than $250.0 million and (2) a long-term rating for Dollar-denominated obligations of "A-1" (or higher) according to Standard & Poor's or "P-1" (or higher) according to Moody's.

        "Term Loan Borrower" means any Person that is a borrower under any Term Loan Facility, other than the Company or any Guarantor.

        "Term Loan Facility" means each of the term loan facilities contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.

        "Total Assets" with respect to any Person, means the total assets of such Person, determined in accordance with GAAP, as set forth on such Person's most recent balance sheet as of a date not earlier than 30 days prior to the time such determination is being made.

        "Trustee" means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the U.S. Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

  (1)
  any Subsidiary of Parent, other than the Company, that at the time of determination shall be designated an Unrestricted Subsidiary by the Parent Board in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Parent Board may designate any Subsidiary of Parent (including any newly acquired or newly formed Subsidiary, but excluding the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Parent or any other Subsidiary of Parent that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments".

        The Parent Board may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Parent Board shall be evidenced to the Trustee by promptly filing with the

Trustee a copy of the resolution of the Parent Board giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date that is two Business Days prior to such determination.

        Except as described under "—Certain Covenants—Limitation on Indebtedness", whenever it is necessary to determine whether Parent or any Restricted Subsidiary has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Parent or one or more other Wholly Owned Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

        The old notes offered and sold to qualified institutional buyers of the old notes are currently represented by one or more fully registered global notes without interest coupons. The new notes issued in exchange for the old notes will be represented by one or more fully registered global notes, without interest coupons and will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

        Except as described below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Notes in certificated form except in limited circumstances. See "—Certificated Securities" for more information about the circumstances in which certificated notes may be issued.

        Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

        The notes may be presented for registration of transfer and exchange at the offices of the Registrar.

The Global Notes

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain material U.S. federal income tax aspects of the acquisition, ownership and disposition of the notes by persons who are beneficial owners of the notes, who purchased their notes at original issuance at the "issue price" and who hold the notes as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, amended (the "Code"). This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the notes by a prospective investor in light of its personal circumstances. This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, partnerships or other pass-through entities, regulated investment companies, insurance companies, persons that hold the notes as part of a "straddle," as part of a "hedge" against currency risk, or as part of a "conversion transaction" or U.S. persons that have a "functional currency" other than the U.S. dollar. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction or, except to a limited extent under the caption "Non-U.S. Holders," any possible applicability of U.S. federal gift or estate tax.

        This summary is based upon current provisions of the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

        Persons considering the purchase of notes should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the law of any state, local or foreign taxing jurisdiction, to their particular situations.

U.S. Holders

        For purposes of the following discussion, a U.S. Holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation, or entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust, if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) if the trust has made a valid election to be treated as a U.S. person.

        If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding notes, you should consult your own tax advisor.

        Stated Interest.    The tax treatment of interest paid on a note depends on whether the interest is "qualified stated interest". Qualified stated interest is any interest on a debt security having a maturity of more than one year from its issue date that is unconditionally payable at least annually over the entire term of the note at a single fixed rate. For these purposes, the stated interest on a note will constitute qualified stated interest. Qualified stated interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's regular method of accounting for U.S. federal income tax purposes.

        Additional Interest.    Our failure to cause to be declared effective an exchange offer registration statement or a shelf registration statement, as described under "Description of the New Notes—Registered Exchange Offer; Registration Rights" will cause additional interest to accrue on the notes in the manner described therein. According to the applicable Treasury regulations, the possibility of a change in the interest rate on the notes will not affect the amount or timing of interest income recognized by a U.S. Holder of a note if the likelihood of the change, as of the date the notes are issued, is remote. We intend to take the position that the likelihood of the payment of additional interest with respect to the notes is remote and do not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of the notes. If this position is respected, any such additional interest payable to the holders of the notes will be taxed as ordinary interest and includible in gross income by a U.S. Holder at the time the payment is paid or accrues in accordance with the U.S. Holder's regular method of tax accounting. Similarly, we intend to take the position that the likelihood of a change in control triggering a repurchase of the notes is remote under applicable Treasury regulations and similarly do not intend to treat such contingency as affecting the yield to maturity of the notes. Our determination that such contingencies are remote is binding on a holder, unless such holder discloses in the proper manner to the Internal Revenue Service (the "IRS") that it is taking a different position. It is possible, however, due to uncertainty in the applicable law that the IRS might take a different position, in which case U.S. Holders might be required to include such additional interest in income as it is paid or accrues regardless of such holder's regular method of tax accounting. Prospective investors should consult their tax advisors as to the tax considerations relating to the payment of additional interest, in particular in connection with the Treasury regulations relating to contingent interest payments.

        Sale, Exchange or Redemption of the Notes.    Unless a non-recognition provision applies, upon the disposition of a note by sale, exchange (other than pursuant to the Exchange Offer discussed below) or redemption, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest not yet taken into income, which will be treated as interest income as described above) and (ii) the U.S. Holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the notes (net of accrued interest) decreased by any payments on the notes (other than payments of stated interest).

        Gain or loss from the disposition of a note will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the note for longer than one year. You should consult your own tax advisor regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income if you are not a corporation) and losses (the deductibility of which is subject to limitation).

        Exchange Offer.    The exchange of a privately placed note for a publicly registered note pursuant to the Exchange Offer is and of itself will not constitute a material modification of the terms of a note and therefore will not constitute a taxable event for U.S. federal income tax purposes. In that event, the exchange would have no U.S. federal income tax consequences to a U.S. Holder, so that the U.S. Holder's holding period and adjusted tax basis for a note would not be affected, and the U.S. Holder would continue to take into account income in respect of a note in the same manner as before the exchange. The Exchange Offer will result in no U.S. federal income tax consequences to a non-exchanging holder of notes.

        Backup Withholding and Information Reporting. A U.S. Holder of a note may be subject, under certain circumstances, to backup withholding at a rate of 28% (which rate is scheduled to be increased to 31% for 2011 and thereafter) with respect to payments of interest on, and gross proceeds from a sale or other disposition of, a note. These backup withholding rules apply if the U.S. Holder, among other things:

  •
  fails to furnish a social security number ("SSN") or other taxpayer identification number ("TIN"), certified under penalties of perjury within a reasonable time after the request therefor;

  •
  furnishes an incorrect SSN or TIN;

  •
  fails to properly report interest; or

  •
  under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the SSN or TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding.

        A U.S. Holder of a note who does not provide his, her or its correct SSN or TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding is creditable against the U.S. Holder's U.S. federal income tax liability, provided the requisite information is provided to the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption from backup withholding is properly established. U.S. Holders of notes should consult their tax advisors as to their qualifications for exemption from withholding and the procedure for obtaining such exemption.

        We will report to the holder of a note and the IRS the amount of any "reportable payments" made by us to such holder and any amount withheld with respect to the notes during the calendar year.

Non-U.S. Holders

        The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a note that is an individual, corporation or other entity treated as a corporation for U.S. federal income tax purposes, estate or trust that is not a U.S. Holder (a "Non-U.S. Holder"). For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a note will be considered to be "U.S. trade or business income" if such income or gain is:

  •
  effectively connected with the conduct of a U.S. trade or business or

  •
  in the case of a treaty resident who qualifies for benefits under a treaty with a "permanent establishment clause", attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) in the United States.

        Stated Interest.    Generally, interest paid to a Non-U.S. Holder of a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Interest on the notes will qualify as portfolio interest if certain conditions with respect to the notes are satisfied and if the Non-U.S. Holder:

  •
  does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock within the meaning of Section 871(h)(3) of the Code and the regulations thereunder;

  •
  is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code;

  •
  is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and

  •
  either (A) provides to us or our paying agent its name and address on an IRS Form W-8BEN and certifies, under penalties of perjury, that such holder is not a U.S. person, or (B) holds notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

        The gross amount of payments of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular graduated U.S. rates and will not be subject to U.S. federal withholding tax at the 30% gross rate if the Non-U.S. Holder certifies on IRS Form W-8ECI that such holder is exempt from withholding tax because the interest income on the notes is effectively connected with the conduct of such holder's trade or business in the United States. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may, under specific circumstances, be subject to an additional "branch profits tax." To claim an exemption from withholding, or to claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. These forms must be periodically updated. A Non-U.S. Holder who is claiming the benefits of a treaty may be required, in certain instances, to obtain a TIN and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Also, special procedures are provided under applicable regulations for payments through qualified intermediaries and payments to partnerships, estates and trusts. You should consult your tax advisor regarding the application of the U.S. federal withholding tax rules to your particular circumstances.

        Sale, Exchange or Redemption of the Notes.    Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note will not be subject to U.S. federal income tax, unless:

  •
  such gain is U.S. trade or business income;

  •
  subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition; or

  •
  the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

        Federal Estate Tax. A note held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his death will not be subject to U.S. federal estate tax, provided the interest on the notes is exempt from withholding of U.S. federal income tax under the portfolio interest exemption described above (without regard to the certification requirement) and income on such note was not U.S. trade or business income. If you are an individual, you should consult with your tax advisor regarding the possible application of the U.S. federal estate tax to your particular circumstances.

        Information Reporting and Backup Withholding.    We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

        Treasury regulations provide that the backup withholding tax at a rate of 28% (which rate is scheduled to be increased to 31% for 2011 and thereafter) and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification, as described above, has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.

        The payment of the proceeds from the disposition of a note to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a U.S. related person). In the case of the payment of the proceeds from the disposition of a note to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge or reason to know to the contrary.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is provided to the IRS.

        THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account as a result of market-making activities or other trading activities in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Until                        , 2004 (180 days after the date of this prospectus), all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will receive no proceeds in connection with the exchange offer or any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from the broker-dealers or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver, and by delivering, a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. See "The Exchange Offer—Resales of the New Notes" for additional information on resales of the new notes.

        Neither Goldman, Sachs & Co. nor any of its affiliates is obligated to make a market in the new notes. Goldman, Sachs & Co. may engage in market-making activities with respect to the new notes in the future and, should it do so, may discontinue such activities at any time without notice, at its sole discretion. Any purchase of new notes by Goldman, Sachs & Co. in connection with any market-making activities will be made at prevailing market prices at the time of the purchase. Goldman, Sachs & Co. has no arrangement to receive fees or commissions from us with respect to any market-making activities.

LEGAL MATTERS

        The validity of the new notes and the guarantees will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, New York, New York, and as to certain matters of Bermuda law relating to the validity of the guarantees, by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS

        The combined financial statements of Invensys Metering Systems as of March 31, 2003 and March 31, 2002 and for the fiscal years ended March 31, 2003, March 31, 2002 and March 31, 2001, included in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein. Such combined financial statements are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4 (Reg. No. 333-113658) with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        In addition, under the terms of the indenture that governs the outstanding notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any old notes or new notes are outstanding, we will furnish to the trustee and the holders of the old notes or new notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K, if we were required to file such Forms and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any old notes or new notes remain outstanding, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Upon effectiveness of the registration statement of which this prospectus is a part, we will become subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and special reports. You may read and copy any document we file with the SEC at the SEC's public reference room at the following address:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

        Parent is a Bermuda exempted company. Certain of its directors and officers may not be residents of the United States, and a substantial portion of its assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against Parent or those persons based on the civil liability provisions of the U.S. securities laws. However, Parent will irrevocably agree (i) that it may be served with process with respect to actions based on offers and sales of securities made in the United States and other violations of U.S. securities laws by having its Chief Executive Officer (from time to time) located at 8601 Six Forks Road, Suite 300, Raleigh, NC 27615, be its United States agent appointed for that purpose and (ii) that service of process upon such agent and written notice of said service of process to the Parent mailed or delivered to its secretary at its registered office at 2 Church Street, Hamilton HM 11, Bermuda, shall be deemed in every respect effective service of process upon the Parent with respect to such actions. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions (including the United States) against Parent or its directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against Parent or its directors or officers under the securities laws of other jurisdictions.

INDEX TO FINANCIAL STATEMENTS

INVENSYS METERING SYSTEMS
Audited Combined Financial Statements of Invensys Metering Systems:
Report of Independent Auditors	F-2
Combined Balance Sheets at March 31, 2003 and 2002	F-3
Combined Statements of Operations for the fiscal years ended March 31, 2003, 2002 and 2001	F-4
Combined Statements of Invested Capital for the fiscal years ended March 31, 2003, 2002 and 2001	F-5
Combined Statements of Cash Flows for the fiscal years ended March 31, 2003, 2002 and 2001	F-6
Notes to Combined Financial Statements	F-7
SENSUS METERING SYSTEMS (BERMUDA 2) LTD.
Unaudited Condensed Financial Statements of Sensus Metering Systems (Bermuda 2) Ltd.:
Condensed Balance Sheets at December 27, 2003 and March 31, 2003	F-39
Condensed Statements of Operations for the Nine Months ended December 27, 2003 and December 28, 2002	F-40
Condensed Statements of Cash Flows for the Nine Months ended December 27, 2003 and December 28, 2002	F-41
Notes to Condensed Financial Statements	F-42

Report of Independent Auditors

The Board of Directors
Invensys plc

        We have audited the accompanying combined balance sheets of Invensys Metering Systems including the entities listed in Note 2 (collectively, referred to as the Company) as of March 31, 2003 and 2002, and the related combined statements of operations, invested capital and cash flows for each of the three years in the period ended March 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at March 31, 2003 and 2002, and the combined results of its operations and its cash flows for each of the three years in the period ended March 31, 2003, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 1 to the combined financial statements, effective April 1, 2001, the Company changed its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

ERNST & YOUNG LLP
Richmond, Virginia July 17, 2003, except for Note 19, as to which the date is November 17, 2003

INVENSYS METERING SYSTEMS

COMBINED BALANCE SHEETS
(in millions)

	March 31,
	2003	2002
Assets
Current assets
Cash and cash equivalents	$17.1	$8.9
Accounts receivable:
Trade, net of allowance for doubtful accounts of $0.6 in 2003 and $0.3 in 2002	60.1	51.4
From affiliates	0.7	1.4
Other	2.2	0.1
Inventories, net	47.4	48.0
Prepayments and other current assets	3.7	3.8
Deferred income taxes	0.8	1.1

Total current assets	132.0	114.7
Property, plant and equipment, net	98.2	95.1
Goodwill, net	418.0	398.2
Intangible assets, net	18.7	19.1
Other long-term assets	3.1	2.5

Total assets	$670.0	$629.6

Liabilities and invested capital
Current liabilities
Accounts payable	$52.5	$50.4
Short-term borrowings	14.1	—
Income taxes payable	10.7	11.6
Restructuring accruals	7.1	5.6
Accruals and other current liabilities	39.4	35.5

Total current liabilities	123.8	103.1
Pensions	31.3	24.1
Deferred income taxes	5.3	4.3
Other long term liabilities	11.5	11.8
Minority interests	1.8	0.4

Total liabilities	173.7	143.7
Total invested capital	496.3	485.9

Total liabilities and invested capital	$670.0	$629.6

See accompanying notes.

Invensys Metering Systems

Combined Statements of Operations
(in millions)

	Years ended March 31,
	2003	2002	2001
Net sales:
To third parties	$505.1	$496.6	$527.3
To affiliates	4.5	3.6	6.4
Total sales	509.6	500.2	533.7

Cost of sales	344.8	336.5	356.1

Gross profit	164.8	163.7	177.6
Selling, general and administrative expenses	87.1	87.2	83.2
Restructuring and other similar costs	12.4	22.7	31.9
Amortization of intangible assets	0.4	0.4	10.8
Other operating expenses, net	(0.8)	(0.9)	(3.6)

Operating income	65.7	54.3	55.3
Nonoperating income (expense)
Interest expense:
To third parties	(0.6)	(0.6)	(0.2)
From (to) affiliates	(0.4)	1.4	(0.8)
Other, net	—	—	(0.2)

Income before income taxes and minority interest	64.7	55.1	54.1
Provision for income taxes	30.6	20.9	29.8

Income before minority interest	34.1	34.2	24.3
Minority interest	(0.8)	(0.4)	(0.2)

Net income	$33.3	$33.8	$24.1

See accompanying notes.

Invensys Metering Systems

Combined Statements of Invested Capital
(in millions)

	Invested Capital	Long-term Funding (to) from Affiliates	Other Comprehensive Income	Total
Balance at March 31, 2000	$509.4	$(16.7)	$—	$492.7
Other comprehensive income:
Net income	24.1	—	—	24.1
Foreign currency translation adjustments	—	—	(10.9)	(10.9)

Total comprehensive income				13.2
Change in funding (to)/from affiliates	—	19.2	—	19.2
Other activity with affiliates	(11.7)	—	—	(11.7)

Balance at March 31, 2001	521.8	2.5	(10.9)	513.4
Other comprehensive income:
Net income	33.8	—	—	33.8
Foreign currency translation adjustments	—	—	(3.5)	(3.5)

Total comprehensive income				30.3
Change in funding (to)/from affiliates	—	(70.5)	—	(70.5)
Other activity with affiliates	12.7	—	—	12.7

Balance at March 31, 2002	568.3	(68.0)	(14.4)	485.9
Other comprehensive income:
Net income	33.3	—	—	33.3
Foreign currency translation adjustments	—	—	15.5	15.5

Total comprehensive income				48.8
Change in funding (to)/from affiliates	—	(60.8)	—	(60.8)
Other activity with affiliates	22.4	—	—	22.4

Balance at March 31, 2003	$624.0	$(128.8)	$1.1	$496.3

See accompanying notes.

Invensys Metering Systems

Combined Statements of Cash Flows
(in millions)

	Years ended March 31,
	2003	2002	2001
Operating activities
Net income	$33.3	$33.8	$24.1
Adjustments to reconcile increase in net assets:
Depreciation	14.3	14.5	14.7
Amortization of intangible assets	0.4	0.4	10.8
Deferred income taxes	1.4	(0.2)	1.9
Net loss on dispositions of property, plant and equipment	0.3	—	0.2
Non cash restructuring charges	4.4	7.9	3.5
Changes in operating assets and liabilities (net of effects from acquisitions):
Accounts receivable, excluding effects of factoring	4.4	12.8	(1.2)
Net proceeds from (reductions in) factored receivables	(8.4)	10.6	—
Inventories	3.1	15.3	(3.6)
Accounts payable and other current liabilities	(3.3)	(7.4)	8.6
Other current assets	(1.6)	(0.7)	0.7
Income taxes	(1.3)	(5.8)	0.9
Other long-term assets	(2.9)	(4.4)	(4.3)
Other long-term liabilities	(2.1)	3.2	(9.6)
Minority interest	1.3	(0.1)	(2.9)
Pensions	0.9	0.7	1.2

Net cash provided by operating activities	44.2	80.6	45.0
Investing activities
Expenditures for property, plant and equipment	(11.8)	(18.7)	(17.3)
Acquisitions, net of cash acquired	—	(0.9)	(13.6)
Other investments	(0.4)	—	(0.2)
Proceeds from disposition of property, plant and equipment	—	—	0.7

Net cash used in investing activities	(12.2)	(19.6)	(30.4)
Financing activities
Cash dividends	(0.4)	(1.4)	(34.0)
Increase (decrease) in short-term borrowings	14.1	(2.1)	(3.8)
Other activity with affiliates	22.8	14.1	5.5
Net change in amounts due from affiliates	(62.0)	(70.9)	19.8
Other, net	1.2	(0.8)	0.6

Net cash provided by (used in) financing activities	(24.3)	(61.1)	(11.9)
Effect of exchange rate changes	0.5	(0.4)	(0.3)

Increase (decrease) in cash and cash equivalents	8.2	(0.5)	2.4
Cash and cash equivalents at beginning of year	8.9	9.4	7.0

Cash and cash equivalents at end of year	$17.1	$8.9	$9.4

	Years ended March 31,
	2003	2002	2001
Supplemental disclosure of cash flow information
Income taxes paid	$29.5	$28.8	$25.5

Interest paid	$0.9	$0.7	$0.4

See accompanying notes.

Invensys Metering Systems

Notes to Combined Financial Statements

March 31, 2003

1.    Description of Business and Summary of Significant Accounting Policies

  Basis of Preparation and Description of Business

        Invensys Metering Systems ("the Company"), which includes the entities listed in Note 2 to the combined financial statements, is part of and wholly owned by Invensys plc ("the Parent"), a publicly held corporation based in the United Kingdom.

        The Company is headquartered in Raleigh, North Carolina and is a custom designer and manufacturer of advanced metering and communications solutions for the worldwide utility industry including water meters, gas meters, heat meters, electricity meters and automatic meter reading devices. It also produces clamps and couplings used by water and natural gas utilities to join and repair pipe, and supplies precision-manufactured, thin-wall aluminum die-castings, which are used internally for gas meter housings and sold externally to auto suppliers. Design and manufacturing facilities are located in Belgium, Brazil, Chile, China, Czech Republic, France, Germany, India, Mexico, Slovak Republic, South Africa, Spain, U.K. and the United States.

        All inter-company accounts and transactions, including profits as a result of those transactions, within the Company are eliminated on combination.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the financial statements. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        Highly liquid investments with original maturity dates of three months or less are classified as cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

  Third-Party Receivables

        The Company regularly factors certain third-party trade receivables to unrelated financial institutions on a nonrecourse basis pursuant to certain agreements. The Company accounts for the transfer of receivables pursuant to these agreements as a sale of financial assets. The agreements, which are negotiated and administered by the Parent or its affiliates, require the Company to collect funds with respect to the factored receivables and remit the funds to the financial institutions. At March 31, 2003 and 2002, the amount of outstanding receivables transferred under such factoring agreements totaled $2.2 million and $10.6 million, respectively.

        The Company also regularly factors certain third-party trade receivables to unrelated financial institutions which do not qualify as sales of financial assets. The Company had short-term borrowings of $14.1 million outstanding as of March 31, 2003, relating to these arrangements.

        For the years ended March 31, 2003, 2002, and 2001, costs incurred relating to factoring agreements amounted to $0.6 million, $0.5 million, and $0.0 million, respectively.

        The Company provides an allowance for doubtful accounts equal to estimated collection losses that will be incurred in the collection of receivables. Estimated losses are based on historical collection experience, as well as, a review by management of the current status of all receivables.

  Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. Cost is determined based on standard cost with appropriate adjustments to approximate FIFO cost. Market is determined on the basis of estimated realizable values.

  Property, Plant and Equipment

        Property, plant, and equipment are stated at cost, net of accumulated depreciation. Depreciation of property, plant, and equipment is provided using the straight-line method over the estimated useful life of the asset, as follows:

Land	None
Buildings and improvements	13 to 50 years
Machinery and equipment	3 to 13 years
Computer equipment and software	3 to 5 years

        Improvements and replacements are capitalized to the extent that they increase the useful economic life or increase the expected economic benefit of the underlying asset. Repairs and maintenance expenditures are charged to expense as incurred.

  Intangible Assets

        Intangible assets consist of goodwill, trademarks and patents. Goodwill represents the excess of the purchase price paid by the Parent for the Company over the fair value of the net assets acquired. Patents and trademarks are stated at fair value on the date of acquisition of the Company by the Parent.

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("FAS 142"). Under the new rules, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, while other intangible assets, which consist of patents, continue to be amortized over their related useful lives.

        Goodwill and indefinite-lived intangibles are required to be tested annually for impairment using fair value measurement techniques prescribed by FAS 142. FAS 142 is effective for fiscal years beginning after December 15, 2001 with any goodwill acquired in business combinations after June 30, 2001 not being amortized. Early application is permitted for entities with fiscal years beginning after March 15, 2001. Accordingly, the Company elected to adopt the provisions of FAS 142 as of April 1, 2001. Prior to April 1, 2001, goodwill was amortized using the straight-line method over 40 years and trademarks were amortized over 40 years. After the adoption of FAS 142, trademarks are assumed to have indefinite lives and are not being amortized. Patents are amortized using the straight-line basis over their respective useful lives, which approximates ten years.

        Management determined that the reporting units, which represent the level at which goodwill is tested for impairment, are Metering Systems, Precision Die Casting ("PDC"), and Smith Blair ("SB"). In accordance with FAS 142, goodwill for each of the reporting units is tested for impairment by comparing its fair value to its carrying value. The Company estimated the fair values of its reporting units by applying earnings multiples that were derived from sales transactions of companies with similar operations and economic characteristics. The impairment evaluation was performed as of April 1, 2001 for the initial adoption of FAS 142 and as of each fiscal year-end, which represents the ongoing annual evaluation date. The fair values for reporting units exceeded the respective carrying values at April 1, 2001, the initial adoption evaluation date, and the annual impairment evaluation dates at March 31, 2002 and 2003.

        In accordance with FAS 142, effective April 1, 2001, the Corporation discontinued the amortization of goodwill and trademarks. The following pro forma information (in millions) presents the results of operations for the year ended March 31, 2001 as if FAS 142 had been adopted on April 1, 2000:

2001
Earnings before taxes on income, as reported	$54.1
Goodwill amortization	10.0
Trademark amortization	0.4

Pro-forma earnings before taxes on income	64.5
Pro-forma income tax expense	29.8

Pro-forma net earnings	$34.7

        The following presents the estimated amortization expense (in millions) for intangible assets for each of the next five years and thereafter:

Year ended March 31,
2004	$0.4
2005	0.4
2006	0.4
2007	0.4
2008	0.4
Thereafter	—

Total	$2.0

        The following represents a reconciliation of the changes in goodwill (in millions) for the periods presented:

Balance at March 31, 2001	$399.0
Acquisitions	0.8
Effect of foreign currency translation	(1.6)

Balance at March 31, 2002	398.2
Effect of foreign currency translation	19.8

Balance at March 31, 2003	$418.0

  Impairment of Long-Lived Assets

        Long-lived assets are reviewed for impairment when events or circumstances indicate that the carrying amount of a long-lived asset may not be recoverable and for all assets to be disposed of. Long-lived assets held for use are reviewed for impairment by comparing the carrying amount of an asset to the undiscounted future cash flows expected to be generated by the asset over its remaining useful life. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value, and is charged to results of operations at that time. Assets to be disposed of are reported at the lower of the carrying amounts or fair value less cost to sell. Management determines fair value using discounted future cash flow analysis or other accepted valuation techniques.

        In each of the three years ended March 31, 2003, 2002, and 2001, the Company identified certain assets that were considered impaired following changes in business activity. Impairment charges for the three years ended March 31, 2003, 2002, and 2001 were $4.4 million, $7.9 million, and $3.5 million, respectively, as discussed in Note 3.

  Income Taxes

        The Company's affiliates domiciled in the United States are deemed to be included in a consolidated federal income tax return in the United States. Foreign affiliates are deemed to be included in consolidated returns in countries where such filings are permitted. The Company's tax provisions and related liabilities are reflected in the combined financial statements as if they were on a separate-return basis.

  Deferred Taxes

        The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement basis and the tax basis of the Company's assets and liabilities using enacted statutory tax rates applicable to future years when the temporary differences are expected to reverse.

  Foreign Currency Translation

        Assets and liabilities of subsidiaries operating outside of the United States with a functional currency other than the U.S. dollar are translated into U.S. dollars using exchange rates at the end of the respective period. Revenues and expenses are translated at average exchange rates effective during the respective period.

        Foreign currency translation adjustments are included in accumulated other comprehensive loss as a separate component of invested capital. Currency transaction gains (losses) are included in the results of operations in the period incurred and were not material for the years ended March 31, 2003, 2002, and 2001, respectively.

  Revenue Recognition

        Sales and related cost of sales are recorded upon transfer of the title of the product, which generally occurs upon shipment to the customer. The Company has certain sales rebate programs with some customers which periodically require rebate payments. The Company estimates amounts due under these sales rebate programs at the time of shipment. Net sales relating to any particular shipment are based upon the amount invoiced for the shipped goods less estimated future rebate payments and sales returns. These estimates are based upon the Company's historical experience. The Company records allowances for sales returns based on the historical relationship between shipments and returns. The Company believes that historical experience is an accurate reflection of future returns. Revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

  Advertising Costs

        Advertising costs are charged to selling, general, and administrative expenses as incurred and amounted to $3.4 million, $4.0 million, and $3.9 million in the years ended March 31, 2003, 2002, and 2001, respectively.

  Research and Development Costs

        Research and development costs are charged to selling, general, and administrative expenses as incurred and amounted to $19.1 million, $19.7 million, and $17.8 million in the years ended March 31, 2003, 2002, and 2001, respectively.

  Stock-Based Compensation

        The Company provides stock-based compensation plans to certain senior management, which are described more fully in Note 10. The Company accounts for those plans under the intrinsic value method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), and related Interpretations. Compensation cost recognized in the years ended March 31, 2003, 2002 and 2001 was not material to the net income of the Company.

  Concentration of Credit Risk

        Credit is extended by the Company based upon an evaluation of the customer's financial position, and generally collateral is not required. Credit losses are provided for in the combined financial statements and consistently have been within management's expectations.

        Approximately 11.7%, 11.0% and 10.0% of net sales for the years ended March 31, 2003, 2002 and 2001, respectively, were with one customer.

  Shipping and Handling Costs

        The Company classifies costs associated with shipping and handling activities within cost of sales in the combined statements of operations. Shipping and handling costs were $7.7 million, $7.8 million, and $8.3 million in the years ended March 31, 2003, 2002, and 2001, respectively.

  Fair Value of Financial Instruments

        The carrying amounts of cash, trade receivables and trade payables approximated fair values as of March 31, 2003 and 2002.

  Derivative Financial Instruments

        Effective April 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). FAS 133 requires the Company to record all derivatives on the balance sheet at fair value regardless of the purpose or intent for holding them. Derivatives that are not hedges are adjusted to fair value through earnings. For derivatives that are hedges, depending on the nature of the hedge, changes in fair value are either offset by changes in the fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. The adoption of FAS 133 had no impact on the Company's net income or financial position.

  New Accounting Standards

        In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations ("FAS 143"). FAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred (typically when the asset is installed at the production location). When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. Over time the liability is accreted for the change in its present value each period, and the initial capitalized cost is depreciated over the useful life of the related asset. FAS 143 is effective for fiscal years beginning after June 15, 2002. The Company will adopt FAS 143 effective April 1, 2003 and the adoption is not expected to be material to the Company's net income or financial position.

        In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets ("FAS 144"). FAS 144 supercedes Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived

Assets and for Long-Lived Assets to Be Disposed Of, and Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary Unusual and Infrequently Occurring Events and Transactions. FAS 144 establishes criteria for the recognition and measurement of an impairment loss for long-lived assets to be held and used and defines classification of continuing and discontinued operations. FAS 144 also requires that assets held for sale be measured at the lower of their carrying amount or fair value less cost to sell. FAS 144 is effective for fiscal years beginning after December 15, 2001, with early adoption permitted. The Company adopted SFAS 144 effective April 1, 2002. The adoption of FAS 144 had no material impact on the Company's net income or financial position.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 Accounting for Costs Associated with Exit or Disposal Activities ("FAS 146"). FAS 146 requires that a liability for costs associated with an exit or disposal activity be recognized only when the liability is incurred, rather than at the date of an entity's commitment to an exit plan. The new standard requires that the liability be initially measured at fair value. FAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted FAS 146 effective for any restructurings occurring after January 1, 2003.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation includes additional disclosure requirements as well as recognition and measurement provisions, which require a liability to be recorded for certain guarantees at fair value. The initial recognition and measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of the Company for all interim or annual periods ending after December 15, 2002. The Company adopted FIN 45 effective January 1, 2003. The effect of such adoption was not material to the Company's net earnings or financial position.

        In December 2002, the FASB issued FAS No. 148 Accounting for Stock-Based Compensation Transition and Disclosure. FAS No. 148 amends the disclosure requirements of FAS 123, "Accounting for Stock-Based Compensation," and provides alternative methods for accounting for stock-based compensation. The Company has adopted the disclosure requirements for the year ended March 31, 2003. The effect of such adoption was not material to the Company's net income or financial position.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 expands consolidated financial statements to include certain variable interest entities ("VIEs"). VIEs are to be consolidated by the Company which is considered to be the primary beneficiary of that entity, even if the Company does not have majority control. FIN 46 is immediately effective for VIEs created after January 31, 2003, and is effective for the Company in the third quarter of the fiscal year ended March 31, 2004 for VIEs created prior to February 1, 2003. The Company is evaluating unconsolidated entities in which the Company has significant contractual, ownership, or other pecuniary interests to determine if they are VIEs. Based on the Company's preliminary analysis, the Company does not expect the application of FIN 46 to have a material impact on the Company's combined financial statements.

2.    Entities Included Within Combined Financial Statements

        Amounts reflected in the combined financial statements or the notes thereto relate to the following continuing operations of the Company:

Name	Percent Owned
BTR Dunlop Holdings (USA)	100%
M&FC Holding Company LLC (USA)	100%
Invensys Metering Headquarters Corporation (USA)	100%
Smith Blair Inc. (USA)	100%
Invensys Metering Systems—North America (USA)	100%
Invensys Precision Die Casting Inc. (USA)	100%
Measurement Solutions International LLC (USA), a joint venture	51%
Measurement Solutions Northeast International LLC (USA), a joint venture (1)	49%
IMSoftech (USA)	100%
Invensys Metering do Brasil Ltda (Brazil)	100%
Invensys Metering Systems S.A. (Chile)	100%
Invensys Metering Systems de Mexico S de RL de CV (Mexico)	100%
Energy Metering de Mexico S de RL de CV (Mexico)	100%
Invensys Metering Systems sa (Morocco)	100%
Invensys Metering Systems a.s. (Slovak Republic)	100%
Invensys Metering Systems S.A. (Spain)	100%
Invensys Metering Systems Spol Sro (Czech Republic)	100%
Invensys Metering Systems Ltd (UK) (Non-Active)	100%
Invensys Metering Systems sa Belgium (Belgium)	100%
Invensys Energy Metering Ltd (UK)	100%
UGI Global (Sales & Distribution) Ltd (UK)	100%
UGI Global Ltd (UK)	100%
UGI Licenses Ltd (UK)	100%
Beijing United Gas Meters Co Ltd (China), a joint venture	55%
Invensys Metering Systems India Ltd, a joint venture	51%
Financiere Pollux SA (France)	100%
Invensys Metering Systems Holding AG (Germany)	100%
Invensys Metering Systems SAS (France)	100%
Invensys Metering Systems AG Hannover (Germany)	100%
Pollux Meter GmbH & Co KG (Germany)	100%
Invensys Metering Systems GmbH Ludwigshafen (Germany)	100%
Meinecke Italia Srl (Italy) (in liquidation)	100%
Medidores Meinecke SA (Argentina) (in liquidation)	100%
IMServ GmbH (Germany)	100%
Invensys Thai Metering Systems Ltd (Thailand), a joint venture (in liquidation)	90%

(1)
Measurement Solutions International LLC, which is 51% owned by the Company, owns 96% of the issued LLC interests in Measurement Solutions Northeast International LLC.

3.    Restructuring and Other Similar Costs

        Following the merger in February 1999 between BTR plc and Siebe plc to create Invensys, the Company commenced a series of restructuring programs consistent with the objectives of the Invensys merger and integration program, namely, improving returns in core businesses by consolidating excess manufacturing capacity, rationalizing certain product lines, outsourcing of non-core production activity and streamlining of sales and administrative overhead. These programs extended through all periods presented in these combined financial statements.

        Under these restructuring programs, the Company reduced its workforce by approximately 900 employees over the past 3 years as the Company outsourced several processes, most notably all foundry operations, electronic PCB manufacturing and machining of meter bodies. During this time the Company also extended its presence in low labor cost countries through acquisitions, adding 407 employees. As the Company moved labor intensive processes to low labor cost regions, 228 employees were added and as a result about one-third of its employees are currently working in low labor cost regions.

        Foremost among the restructuring initiatives was a plant rationalization program initiated across Europe in fiscal 2001 pursuant to which (i) the Company's German water metering operations outsourced certain non-essential functions and moved production of certain products to lower labor rate countries, resulting in substantial work force reduction in Ludwigshafen, Germany; (ii) the Company reconfigured its operations in Belgium from an integrated manufacturing operation to a local assembly center, resulting in substantial workforce reductions in Liege, Belgium and (iii) consolidated the Company's UK operations from two facilities in Andover and Romsey, England into the Romsey location in connection with the Company's decision to exit the UK gas metering business. In this same time period, the Company also (i) closed its Uniontown, Pennsylvania foundry, (ii) shifted North American production of gas regulators to a facility in Monterrey, Mexico, and (iii) consolidated the majority of its large meter product line production to Orlando, Florida.

        In fiscal 2002, the European rationalization plan was continued and expanded by (i) additional outsourcing of water meter production from Ludwigshafen to Eastern Europe, (ii) reductions in administrative staff in France and Spain and (iii) downsizing of European/Asian headquarters personnel who were based in Raleigh, North Carolina. In fiscal 2002, the Company also continued its North American rationalization efforts by moving additional product line manufacturing for large water meters from Texarkana, Arkansas to Orlando, Florida and further reducing administrative staff following closure of the Uniontown foundry.

        In fiscal 2003 further downsizing initiatives were announced for Ludwigshafen, Germany in coordination with the Works Council throughout the year. In addition, further overhead reductions were effected in France, Spain and for European headquarter personnel. In fiscal 2003, the Company also initiated downsizing programs in South America, primarily Chile and outsourced production of water meter components from Uniontown, Pennsylvania to Southeast Asia. In this same period, the Company also outsourced production of gas regulators from Monterrey, Mexico to a third party.

        Restructuring and other similar costs consist of the following (in millions):

	Years ended March 31,
	2003	2002	2001
Severance and other related costs:
Related to headcount reduction initiatives	$3.3	$9.8	$7.5
Related to outsourcing	1.0	0.2	5.8
Related to plant closures and consolidations	0.1	0.3	1.8

	4.4	10.3	15.1

Asset Impairments
Abandoned licensing rights	—	6.2	—
Related to outsourcing	2.5	—	1.4
Related to plant closures and consolidations	1.4	1.7	2.1
Related to lease abandonment	0.5	—	—

	4.4	7.9	3.5

Other
Excess payroll costs	0.2	1.7	4.3
Excess scrap and production inefficiencies	1.2	1.1	4.3
Exceptional freight	0.2	—	0.8
Abandoned lease commitments	1.2	—	—
Other	0.8	1.7	3.9

	3.6	4.5	13.3

Restructuring and other similar costs charged to operations	$12.4	$22.7	$31.9

  Employee Severance and Other Related Costs

        Initially, the Company focused on reducing its vertical manufacturing integration, eliminating manufacturing process duplication and moving activities within its global presence to low cost regions. Duplicate administrative, selling and marketing operations were targeted as well to align the Company's overhead structures. Following the fiscal year ended March 31, 2001, the Company responded to the changing economic environment of declining demand and increasing costs by implementing further restructuring projects.

        All of the aforementioned restructuring projects resulted in significant headcount reductions. A total of 411, 290, and 200 employees were made redundant as a result of restructuring projects in the years ending March 31, 2003, 2002 and 2001, respectively. Over this time frame, the Company reduced its gross headcount by about 25%, with the main headcount reductions occurring in North America and Europe, down 448 and 359, respectively.

        Costs included in this section include employee severance and related costs and notice costs in Europe. Notice costs represent amounts paid to employees from the date of notification of their impending termination until their last day of employment. During this notification period, output is neither expected nor required.

  Asset Impairment

        In connection with the closure and consolidation of certain manufacturing and administrative functions, the Company identified certain assets that were impaired as a result of the Company's restructuring efforts. The net book value of these assets less any proceeds from disposition, has been charged to "Restructuring and other similar costs" as incurred. These amounts total $1.4 million, $1.7 million and $2.1 million for the years ended March 31, 2003, 2002 and 2001, respectively. In addition, during the year ended March 31, 2003, the Company abandoned certain lease property, resulting in a $0.5 million charge to restructuring for abandoned leasehold improvements.

        The Company also implemented programs to identify non-core production processes that could be outsourced in an effective and efficient manner. Upon the completion of this outsourcing the Company identified impaired assets totaling $2.5 million and $1.4 million in the years ended March 31, 2003 and 2001.

        During the year ended March 31, 2002, the Company abandoned the licensing rights associated with a gas quality sensor, resulting in a $6.2 million restructuring charge.

  Other

        The Company also incurred total "Other" restructuring costs of approximately $21.4 million over the three year period ended March 31, 2003.

        These costs include $0.2 million, $1.7 million and $4.3 million for the years ended March 31, 2003, 2002 and 2001, respectively, for excess payroll costs. These costs are comprised of incremental payroll costs incurred related to various restructuring efforts, and are comprised of the cost of temporary workforce, overtime costs, and other inefficiencies as a result of the implementation of various restructuring efforts.

        In addition, the Company has included $1.2 million, $1.1 million and $4.3 million of excess scrap and production inefficiencies in restructuring for the years ended March 31, 2003, 2002 and 2001, respectively. These costs represent inefficiencies resulting from the consolidation of facilities and outsourcing of processes described above.

        The Company has also included $0.2 million and $0.8 million for the years ended March 31, 2003 and 2001, respectively for excess freight costs. These costs were incurred as a result of the consolidation efforts noted above, and represent incremental costs incurred in meeting customer expectations during the Company's transition period.

        In addition, the Company abandoned a leased property during the year ended March 31, 2003 as a result of the consolidation of certain administrative locations. The present value of the remaining lease payments on this lease, which total $1.2 million, have been included in restructuring and other related costs for the year ended March 31, 2003.

        Finally, other costs totaling $0.8 million, $1.7 million and $3.9 million for the years ended March 31, 2003, 2002 and 2001, respectively have been charged to the restructuring and other similar costs line items. These costs are comprised of (i) relocation of fixed assets and reconfiguration of manufacturing facilities directly related to manufacturing rationalization or manufacturing process change consisting of moving costs, outside contractors, supplies and consulting fees; (ii) lean manufacturing and Six Sigma implementation costs to change manufacturing processes and layouts including equipment relocation costs, outside contractors, supplies and consulting fees; and (iii) other incremental costs directly associated with restructuring projects consisting of equipment removal, rigging costs, temporary employment, consulting fees, and various other costs.

        The charge for restructuring and other similar costs is comprised of the following (in millions):

	Years ended March 31,
	2003	2002	2001
Employee severance and exit costs accrued	$5.6	$7.5	$7.7
Impairment of long-lived assets	4.4	7.9	3.5
Expensed as incurred	2.4	7.3	20.7

Restructuring and other similar costs per the combined statements of operations	$12.4	$22.7	$31.9

        An analysis of the restructuring accrual is as follows (in millions):

	Years ended March 31,
	2003	2002	2001
Balance at beginning of year	$5.6	$7.5	$4.3
Cash payments	(5.1)	(9.4)	(3.8)
Accrue for new committed/announced programs	5.6	7.5	7.7
Effect of foreign currency translation	1.0	—	(0.7)

Balance at end of year	$7.1	$5.6	$7.5

        Accrual balances at the end of 2001 and 2002 reflect the severance and related cost liabilities associated with German restructuring programs. These programs reflect continuing efforts to shift labor intensive processes to low cost regions and to outsource certain meter sub-assembly. On March 31, 2003, the accrual consists of $5.1 million in severance payments related to German restructuring efforts, $0.4 million in severance payments related to the Monterrey gas regulator outsourcing project, $0.4 million in severance payments related to shared service initiatives, and $1.2 million for the remainder of the abandoned headquarters lease.

4.    Inventories

        Inventories are summarized as follows (in millions):

	March 31,
	2003	2002
Raw materials, parts and supplies	$23.0	$22.4
Work in process	19.6	19.8
Finished goods	7.5	8.6
Reserves	(2.7)	(2.8)

Inventories, net	$47.4	$48.0

5.    Property, Plant, and Equipment

        Property, plant, and equipment is summarized as follows (in millions):

	March 31,
	2003	2002
Land, buildings and improvements	$53.2	$46.9
Machinery and equipment	223.6	205.1
Construction in progress	14.4	15.6

Total property, plant and equipment	291.2	267.6
Less: accumulated depreciation	(193.0)	(172.5)

Property, plant and equipment, net	$98.2	$95.1

6.    Intangible Assets

        Intangible assets are summarized as follows (in millions):

	March 31,
	2003	2002
Goodwill—gross	$441.3	$420.1
Goodwill—accumulated amortization	(23.3)	(21.9)

Goodwill—net	$418.0	$398.2

Trademarks—gross	$17.7	$17.7
Trademarks—accumulated amortization	(1.4)	(1.4)

Trademarks—net	$16.3	$16.3

Patents—gross	$3.5	$3.5
Patents—accumulated amortization	(1.1)	(0.7)

Patents—net	$2.4	$2.8

        The net carrying value of trademarks was $16.7 million as of March 31, 2003 and 2002, respectively. Changes in goodwill—gross and goodwill—accumulated amortization are the result of foreign currency translation.

7.    Accruals and Other Current Liabilities

        Accruals and other current liabilities are summarized as follows (in millions):

	March 31,
	2003	2002
Accrued payroll costs	$9.5	$7.2
Accrued vacation	5.9	5.4
Accrued taxes payable	3.4	2.4
Warranty accruals	2.0	2.0
Customer advances	2.4	3.1
Accrued healthcare claims	1.6	1.2
Workers compensation claims	1.5	1.1
Other	13.1	13.1

Accruals and other current liabilities	$39.4	$35.5

8.    Long-Term Funding to/from Affiliates

        The Company's Parent and its affiliates maintain various banking and credit facilities which are intended to serve as the Company's principal source of financing. The Company's cash flow from operations has historically been sufficient to provide the Company's operating and investing needs. Therefore, cash in excess of the Company's needs has been transferred to the Parent and its affiliates on a regular basis. These transfers have been classified as "Long-term funding (to) from affiliates" as a component of invested capital on the combined balance sheet.

9.    Operating Leases

        Rent expense for operating leases was $2.6 million, $2.3 million, and $3.0 million in for the years ended March 31, 2003, 2002, and 2001, respectively. Future minimum lease payments (in millions), by year and in the aggregate, under operating leases consisted of the following at March 31, 2003:

Year ending March 31
2004	$2.7
2005	2.4
2006	1.4
2007	0.5
2008	0.2
Thereafter	0.2

Total	$7.4

        Approximately $1.2 million of the future minimum payments, with no future sublease income assumed, are included in restructuring accruals in the accompanying financial statements, as these payments relate to the abandoned headquarters facility.

10.    Stock Options

        The Parent operates two stock option plans in which certain of the Company's senior management participate.

  Executive Stock Option Scheme ("the 1998 Scheme")

        The Parent maintains a discretionary stock option scheme under which options to purchase the Parent's stock may be granted each year to senior management at multiples of salary, which reflect the prevailing market practice in the relevant country. When options were granted during the years ended March 31, 2003, 2002, and 2001, the Parent concluded that the salary multiple, which is appropriate for the Company's senior management, is between 0.5 and 2.1 times annual salary.

        For the year under review, no option may be exercised unless a performance condition based on Total Shareholder Return ("TSR") is met. TSR is calculated as the percentage variance in the price of shares and the value of re-invested net dividend payments over the performance period compared to that of a group of comparator companies ("Peer Group") selected at discretion of the Remuneration Committee. The performance period will be the period of three, four or five years commencing on the date of the grant of the option. On the third anniversary of the date of the grant, each constituent of the Peer Group will be ranked in descending order of TSR. The TSR ranking of Invensys against the TSR of the Peer Group will determine the number of shares vested. Invensys must rank at the median position in order for 40% of the shares under option to become exercisable, rising to all the shares if the upper quartile position is achieved. Between these positions, the shares under option will vest on a straight-line basis. If the Company does not meet the performance condition in full at the first measurement, then it will be re-tested, from a fixed base, in years four and five. If the median position has not been achieved by the end of the fifth year, the option will lapse. The Peer Groups for the grants made on or after June 17, 2002 are the companies that comprise the FTSE 100 Index on the dealing day preceding the date of the grant. The Remuneration Committee will continue to set appropriate and stretching performance targets depending on the specific demands of the business and the operating environment. It is the Parent's policy to extend participation in the 1998 Scheme to overseas executives on terms as close as practicable to those applicable in the United Kingdom.

        The following table represents weighted average exercise price and fair value information for options that were granted during the years ended March 31, whose exercise price was less than the market price on the date of grant, and equal to the market price on the date of grant. No options were issued where the exercise price exceeded the market price of the stock on the date of grant.

	2003		2002		2001
	Weighted average exercise price	Weighted average fair value on date of grant	Weighted average exercise price	Weighted average fair value on date of grant	Weighted average exercise price	Weighted average fair value on date of grant
Exercise price equal to market price	1.00	0.48	1.45	0.62	2.57	0.82
Exercise price less than market price	0.43	0.27	0.90	0.56	1.29	0.64

  Savings Related Stock Option Scheme ("SRSOS")

        The Parent has established an SRSOS that operates in the United Kingdom together with a related international SRSOS that operates in over 20 overseas countries. It is based on a three, five or seven year savings plan and offered to eligible full- and part-time employees. Options may be granted at a 20% discount to the market price of the Parent's shares immediately preceding the date of grant.

        The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Stock compensation expense recognized in 2003, 2002, and 2001 was not significant. Information relative to stock options granted to Company senior management pursuant to the aforementioned plans for each of the three years ended March 31 is as follows (weighted average exercise prices are in pounds sterling since all stock options are issued and exercisable in that currency):

	Years ended March 31,
	2003		2002		2001
	Options	Weighted- Average Exercise Price(1)	Options	Weighted- Average Exercise Price(1)	Options	Weighted- Average Exercise Price(1)
Number of shares under option:
Outstanding at beginning of:	4,166,285	£2.12	2,419,497	£2.68	1,529,969	£2.91
Granted	2,021,316	£0.87	1,890,830	£1.40	1,004,771	£2.36
Exercised	—		—		(1,266)
Adjustments:
Canceled or expired	(16,106)		(144,042)		(113,977)

Outstanding at end of year	6,171,495	£1.71	4,166,285	£2.12	2,419,497	£2.68

Exercisable at end of year	1,300,258	£2.92	600,925	£2.89	47,642	£3.97

(1)
The period-end exchange rate for conversion of British Pounds Sterling to US Dollars was as follows: Year ended March 31, 2003, £1/US$1.58; Year ended March 31, 2002, £1/US$1.42; and Year ended March 31, 2001, £1/US$1.42

        The range of exercise prices for options outstanding at March 31, 2003, is £0.43 to £5.97. The range of exercise prices for options exercisable at March 31, 2003, is £2.71 to £5.97. The range of remaining contractual life for options outstanding at March 31, 2003, is 1 to 6 years.

        The Company's net income would not have been significantly different had the Company accounted for stock-based compensation using the fair value method provided by FAS No. 123, Accounting for Stock-Based Compensation ("FAS 123").

        The Company determines the fair value of options granted using the Black-Scholes option pricing model. Fair value was determined using the following weighted-average assumptions:

	Years ended March 31,
	2003	2002	2001
Average risk-free interest rate	3.9%	5.4%	5.1%
Expected dividend yield	9.5%	1.4%	2.9%
Expected volatility	114.0%	61.4%	48.0%
Expected life	3.1 years	3.1 years	3.1 years

        The pro forma effects of applying the provisions of FAS No. 123 are not necessarily representative of the effects on net income in future years.

11.    Retirement Benefits

        The Parent sponsors defined-benefit pension plans which cover most of the Company's employees in the United States, Germany, UK and France and provide for monthly pension payments to eligible employees upon retirement. The Company's eligible employees are covered by the Parent's various pension plans, which are different for the United States, German, French and British employees. Pension benefits for salaried employees generally are based on years of credited service and average earnings. Pension benefits for hourly employees generally are based on specified benefit amounts and years of service. The Company's policy is to fund its pension obligations in conformity with the funding requirements of laws and governmental regulations applicable in the respective country.

        As part of the disposal, the Parent will retain all liabilities in respect of benefits earned by eligible employees in the United States and the United Kingdom up to the date of sale of the Company, as well as all the related assets. Accordingly, no pension assets or liabilities have been reflected in the balance sheet of the Company in respect of the defined-benefit pension plans in the United States and the United Kingdom. Pension costs of $2.5 million, $2.3 million, and $2.2 million for 2003, 2002, and 2001, respectively, with respect to eligible employees in the United States and the United Kingdom have been reflected in the income statement of the Company. As these amounts have been allocated based on service cost, they may not be representative of ongoing costs.

        The components of net periodic benefit cost for participants in the Company's other pension plans reflected in the statement of operations of the Company are as follow (in millions):

	Years ended March 31,
	2003	2002	2001
Service cost	$0.8	$0.5	$0.5
Interest cost	1.7	1.4	1.3

Net periodic benefit cost	$2.5	$1.9	$1.8

        The following information reflects the benefit obligation, plan assets and net liability information for participants in the Company's pension plans, excluding the U.S. and U.K. plans. That information is summarized as follows (in millions):

	Years ended March 31,
	2003	2002	2001
Benefit obligation at beginning of year	$23.9	$23.2	$22.3
Service cost	0.8	0.5	0.5
Interest cost	1.7	1.4	1.3
Actuarial (gains) losses	0.3	0.1	—
Benefits paid	(1.4)	(1.0)	(0.9)
Currency translation	6.0	(0.3)	—

Benefit obligation at end of year	31.3	23.9	23.2
Fair value of plan assets at beginning of year	—	—	—
Actual return on plan assets	—	—	—
Company contributions	—	—	—
Benefits paid	—	—	—
Other (including currency translation)	—	—	—

Fair value of plan assets at end of year	—	—	—
Funded status of plans	31.3	23.9	23.4
Deferred net actuarial gains	—	0.2	0.4

Net amount recognized at year end	31.3	24.1	23.8
Net liability on balance sheet consists of:
Accrued pension liability	31.3	24.1	23.8

Net liability on balance sheet	$31.3	$24.1	$23.8

        The Company uses an actuarial measurement date of December 31 to measure its benefit obligations. Significant assumptions used in determining these benefit obligations and net periodic benefit cost for participants are summarized as follows (in weighted averages):

	Years ended March 31,
	2003	2002	2001
Discount rate	5.75%	6.25%	6.25%
Compensation increase rate	3.00%	3.75%	3.75%
Rate of increase to pensions in payment averages	1.75%	2.50%	2.50%

        The discount rate and compensation increase rate assumptions are determined as of the measurement date.

  Defined-Contribution Savings Plans

        The Company sponsors certain defined-contribution savings plans for eligible employees. Expense related to these plans was $1.2 million, $1.2 million, and $1.3 million for the years ended March 31, 2003, 2002, and 2001, respectively.

12. Income Taxes

        The components of the income tax provision are as follows (in millions):

	Years ended March 31,
	2003	2002	2001
Current:
United States	$22.9	$15.0	$21.3
Non-United States	3.4	4.0	3.9
State and local	2.9	2.1	2.7

Total current	29.2	21.1	27.9
Deferred:
United States	1.2	(0.1)	2.7
Non-United States	0.2	(0.1)	(1.1)
State and local	—	—	0.3

Total deferred	1.4	(0.2)	1.9

Income tax provision	$30.6	$20.9	$29.8

        The provision for income taxes was calculated based upon the following components of income (loss) before income taxes (in millions):

	Years ended March 31,
	2003	2002	2001
United States	$70.0	$48.9	$60.9
Non-United States	(5.3)	6.2	(6.8)

Income before income taxes	$64.7	$55.1	$54.1

        The relationship of non-United States income tax expense to non-United States income before taxes is attributed to operating losses being incurred in Germany and the United Kingdom on which income tax carryforward benefits have been fully reserved. The losses in these jurisdictions exceeded income in other non-United States jurisdictions in fiscal 2003 and fiscal 2001. Deferred income taxes consist of the tax effects of the following temporary differences (in millions):

	March 31,
	2003	2002
Deferred tax assets:
Foreign net operating loss carryforwards	$12.7	$8.0
Intangible assets	0.4	0.6
Compensational benefits	0.3	0.1
Inventory	0.2	0.2
Other	0.3	0.8

Subtotal	13.9	9.7
Valuation allowance	(12.7)	(8.0)

Total deferred tax assets	1.2	1.7

Deferred tax liabilities:
Property, plant and equipment	$5.7	$4.9

Total deferred tax liabilities	5.7	4.9

Net deferred tax liabilities	$4.5	$3.2

        These deferred tax assets and liabilities are classified in the combined balance sheet based on the balance sheet classification of the related assets and liabilities.

        Management believes it is more likely than not that all other current and long-term deferred tax assets, with the exception of non U.S. net operating loss carryforwards, will be realized through the reduction of future taxable income and the reversal of taxable temporary differences. Significant factors considered by management in this determination include the historical operating results of the Company and the expectation of future earnings, including anticipated reversals of future taxable temporary differences. A valuation allowance was established at March 31, 2003, 2002, and 2001, for deferred tax assets related to foreign net operating loss carryforwards for which utilization is uncertain.

        These statements have been prepared on the basis that the Company files a consolidated United States federal income tax return composed of its United States domiciled affiliates.

        It should be noted that the Company has historically been included in a larger United States consolidated return that has reflected a net operating loss ("US NOL") for the years covered by these statements. As certain of the Company's affiliates included in the consolidated return had separate company US NOLs for these same periods, a purchaser of the Company may be allocated a portion of the consolidated US NOL at the time of sale. The allocated US NOL by year created for the Company is $1.7 million, $1.5 million and $6.5 million for the periods ended March 31, 2003, 2002 and 2001, respectively. As these US NOLs would not exist on a separate Company basis, they have been excluded from the income tax amounts included in the financial statements.

        These statements have been prepared on the basis that the Company's foreign affiliates file consolidated returns in taxing jurisdictions where permitted. For 2002 and 2003, such deferred filings result in foreign net operating losses (Non-US NOL's) in Germany and the United Kingdom. A deferred tax asset has been established for the value of these losses. However, as the ability to utilize these losses is uncertain, a valuation allowance has been established to fully offset the deferred tax asset. These losses have no expiration date.

        The provision for income taxes differs from the United States statutory tax rate due to the following items:

	Years ended March 31,
	2003	2002	2001
Statutory tax rate	35.0%	35.0%	35.0%
State and local income taxes, net of federal benefit	2.9%	2.4%	3.7%
Statutory tax rate difference between the U.S. and foreign locations	1.1%	(1.2)%	(0.8)%
Foreign net operating losses for which the benefit was not provided	7.3%	4.4%	10.2%
Non-deductible goodwill	—	—	7.2%
Other	0.9%	(2.7)%	(0.2)%

Effective income tax rate	47.2%	37.9%	55.1%

        No provision has been made for United States or foreign income taxes related to undistributed earnings of foreign subsidiaries at March 31, 2003, which are considered to be permanently reinvested. It is not considered practical to determine the income tax liability, if any, which would be payable if such earnings were not permanently reinvested.

        Various United States and foreign subsidiaries of the Company are included in consolidated tax filings with other affiliated companies of the Parent. The methodology applied for allocating taxes between affiliates that participate in consolidated tax filings is as follows: to the extent that a company generates taxable income, the company remits taxes to its affiliated parent company based upon the applicable statutory effective tax rate. If a taxable loss is generated by a company, the affiliated parent company does not provide any current or future cash benefit.

        Payments for United States federal income tax made by the Company to non-Invensys Metering Systems affiliates have historically been reflected as intercompany payments. These payments have been reflected herein as to an external party in order to reflect the Company's satisfaction of these income tax liabilities.

        Cash paid for income taxes to governmental tax authorities and affiliates in the years ended March 31, 2003, 2002 and 2001 was $29.5 million, $28.8 million and $25.5 million, respectively.

13. Related Party Transactions

  Management Charges

        Included within selling, general, and administrative expenses are charges for administrative expenses estimated by the company to reflect amounts incurred by the Parent on behalf of the Company. These charges are primarily for accounting, legal, and treasury services. These charges totaled $3.3 million, $3.2 million, and $3.1 million for the years ended March 31, 2003, 2002, and 2001, respectively.

        The expenses allocated have been calculated on a basis that the Company considered to be reasonable estimates of the utilization of services provided or the benefit received by the Company for central Parent company support. The financial information included herein may not reflect the combined financial position, operating results, and cash flows of the Company in the future or what they would have been had the Company been a separate, independent entity during the periods presented.

  Trading Activity

        The Company sells to affiliates various products in the normal course of business. Pricing is generally negotiated based on standard pricing schedules and are at market prices.

  Funding Activity

        The Company participates in the Parent's treasury function whereby funds are loaned to and borrowed from affiliates in the normal course of business.

        At March 31, 2003 and 2002, all long-term payables to affiliates and all long-term receivables from affiliates are not evidenced by underlying Notes. These are classified as a component of invested capital in the combined balance sheets as past funding practice has been that repayments are made or received on a long-term basis. Interest expense and income has been calculated on all intercompany funding payables and receivables based on prevailing market interest rates.

14. Commitments and Contingent Liabilities

        The Company is also involved in various unresolved legal actions, administrative proceedings, and claims in the ordinary course of its business involving product liability, product warranty, property damage, insurance coverage, patents, and environmental matters. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, management believes these unresolved legal actions will not have a material effect on the financial position or results of operations of the Company.

        The Company has been named a defendant in several class action lawsuits filed during 2002 and 2003 related to illnesses from exposure to asbestos or asbestos-containing products. The complaints fail to specify which plaintiffs allegedly were involved with the Company's products, and because the cases are in initial stages, it is uncertain whether any plaintiffs have an asbestos-related illnesses or dealt with the Company's products, much less whether any plaintiffs were exposed to an asbestos-containing component part of the Company's product or whether such party could have been a substantial contributing factor to the alleged illness. The Company does not believe the ultimate resolution of these issues will have a material adverse affect on the Company's net income or financial position.

15.    Warranty Obligations

        Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and the Company's best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

        The following represents a reconciliation of the changes in product warranty reserves for the periods presented (in millions):

	March 31,
	2003	2002
Balance at beginning of year	$8.6	$7.9
Warranties issued	4.2	3.6
Settlements made	(3.7)	(2.9)

Balance at end of year	9.1	8.6

Current portion	2.0	2.0
Non-current portion	7.1	6.6

Total	$9.1	$8.6

16.    Guarantor Subsidiaries

        The following tables present condensed combining financial information at March 31, 2003 and 2002 and for the years ended March 31, 2003, 2002 and 2001 for: (a) on a combined basis the subsidiaries of the Company that are guaranteeing the senior subordinated notes, which include all wholly-owned domestic subsidiaries of the Company other than IMSoftech Inc. (Guarantor Subsidiaries), and (b) on a combined basis, the subsidiaries of the Company that are not guaranteeing the senior subordinated notes (Non-guarantor Subsidiaries). Separate financial statements of the Guarantor Subsidiaries are not presented because their guarantees are full and unconditional and joint and several, and the Company believes separate financial statements and other disclosures regarding the Guarantor Subsidiaries are not material to investors. The senior subordinated notes were entered into and issued in connection with the acquisition of the Company by IMS Meters Holdings, Inc. (to be renamed Sensus Metering Systems Inc.) (see Note 19).

Invensys Metering Systems

Condensed Combining Balance Sheets

March 31, 2003
(in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Assets
Current assets
Cash and cash equivalents	$6.1	$11.0	$—	$17.1
Accounts receivable:
Trade, net of allowance for doubtful accounts	28.5	31.6	—	60.1
From affiliates	(0.4)	3.8	(2.7)	0.7
Other	0.1	2.1	—	2.2
Inventories, net	27.0	20.4	—	47.4
Prepayments and other current assets	1.4	2.3	—	3.7
Deferred income taxes	0.7	0.1	—	0.8

Total current assets	63.4	71.3	(2.7)	132.0
Property, plant, and equipment, net	56.9	41.3	—	98.2
Intangible assets, net	338.1	98.6	—	436.7
Investment in subsidiaries	10.5	—	(10.5)	—
Other long-term assets	1.6	1.5	—	3.1

Total assets	$470.5	$212.7	$(13.2)	$670.0

Liabilities and invested capital
Current liabilities
Accounts payable—trade	$32.7	$19.8	$—	$52.5
Short-term borrowings	7.7	6.4	—	14.1
Income taxes payable	12.8	(2.1)	—	10.7
Restructuring accruals	2.0	5.1	—	7.1
Accruals and other current liabilities	14.5	24.9	—	39.4

Total current liabilities	69.7	54.1	—	123.8
Pensions	—	31.3	—	31.3
Deferred income taxes	5.2	0.1	—	5.3
Other long-term liabilities	8.7	2.8	—	11.5
Minority interests	—	1.8	—	1.8

Total liabilities	83.6	90.1	—	173.7
Invested capital	386.9	122.6	(13.2)	496.3

Total liabilities and invested capital	$470.5	$212.7	$(13.2)	$670.0

Invensys Metering Systems

Condensed Combining Balance Sheets

March 31, 2002
(in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Assets
Current assets
Cash and cash equivalents	$2.0	$6.9	$—	$8.9
Accounts receivable:
Trade, net of allowance for doubtful accounts	23.0	28.4	—	51.4
From affiliates	0.9	(0.7)	1.2	1.4
Other	—	0.1	—	0.1
Inventories, net	29.5	18.7	(0.2)	48.0
Prepayments and other current assets	0.6	3.2	—	3.8
Deferred income taxes	1.1	—	—	1.1

Total current assets	57.1	56.6	1.0	114.7
Property, plant, and equipment, net	59.3	35.8	—	95.1
Intangible assets, net	338.4	78.9	—	417.3
Investment in subsidiaries	8.4	—	(8.4)	—
Other long-term assets	1.1	1.4	—	2.5

Total assets	$464.3	$172.7	$(7.4)	$629.6

Liabilities and invested capital
Current liabilities
Accounts payable—trade	$34.3	$16.1	$—	$50.4
Short-term borrowings	—	—	—	—
Income taxes payable	15.0	(3.4)	—	11.6
Restructuring accruals	0.1	5.5	—	5.6
Accruals and other current liabilities	14.0	21.5	—	35.5

Total current liabilities	63.4	39.7	—	103.1
Pensions	—	24.1	—	24.1
Deferred income taxes	4.4	(0.1)	—	4.3
Other long-term liabilities	8.3	3.5	—	11.8
Minority interests	—	0.4	—	0.4

Total liabilities	76.1	67.6	—	143.7
Invested capital	388.2	105.1	(7.4)	485.9

Total liabilities and invested capital	$464.3	$172.7	$(7.4)	$629.6

Invensys Metering Systems

Condensed Combining Statements of Operations

March 31, 2003
(in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net sales	$344.6	$169.9	$(4.9)	$509.6
Cost of sales	229.1	120.6	(4.9)	344.8

Gross profit	115.5	49.3	—	164.8
Selling, general, and administrative expenses	45.2	41.9	—	87.1
Restructuring and other similar costs	5.7	6.7	—	12.4
Amortization of intangible assets	0.4	—	—	0.4
Other operating expenses, net	0.1	(0.9)	—	(0.8)

Operating income	64.1	1.6	—	65.7
Nonoperating income (expense):
Interest income (expense):
To third parties	(0.5)	(0.1)	—	(0.6)
From (to) affiliates	9.3	(9.7)	—	(0.4)
Equity in earnings of non-guarantor subsidiaries	2.1	—	(2.1)	—
Other, net	(0.2)	0.2	—	—

Income (loss) before income taxes	74.8	(8.0)	(2.1)	64.7
Provision for income taxes	28.2	2.4	—	30.6

Income (loss) after income taxes	46.6	(10.4)	(2.1)	34.1
Minority interest	—	(0.8)	—	(0.8)

Net income/(loss)	$46.6	$(11.2)	$(2.1)	$33.3

Invensys Metering Systems

Condensed Combining Statements of Operations

March 31, 2002
(in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Net sales	$342.7	$162.1	$(4.6)	$500.2
Cost of sales	230.9	110.2	(4.6)	336.5

Gross profit	111.8	51.9	—	163.7
Selling, general, and administrative expenses	45.2	42.0	—	87.2
Restructuring and other similar costs	9.5	13.2	—	22.7
Amortization of intangible assets	0.4	—	—	0.4
Other operating expenses, net	0.8	(1.7)	—	(0.9)

Operating income	55.9	(1.6)	—	54.3
Nonoperating income (expense):
Interest income (expense):
To third parties	(0.5)	(0.1)	—	(0.6)
From (to) affiliates	10.9	(9.5)	—	1.4
Equity in earnings of non-guarantor subsidiaries	2.4	—	(2.4)	—
Other, net	(0.1)	0.1	—	—

Income (loss) before income taxes	68.6	(11.1)	(2.4)	55.1
Provision for income taxes	22.9	(2.0)	—	20.9

Income (loss) after income taxes	45.7	(9.1)	(2.4)	34.2
Minority interest	—	(0.4)	—	(0.4)

Net income/(loss)	$45.7	$(9.5)	$(2.4)	$33.8

Invensys Metering Systems

Condensed Combining Statements of Operations

March 31, 2001
(in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Net sales	$364.1	$175.2	$(5.6)	$533.7
Cost of sales	240.0	121.7	(5.6)	356.1

Gross profit	124.1	53.5	—	177.6
Selling, general, and administrative expenses	42.2	41.0	—	83.2
Restructuring and other similar costs	12.6	19.3	—	31.9
Amortization of intangible assets	9.2	1.6	—	10.8
Other operating expenses, net	1.8	(5.4)	—	(3.6)

Operating income	58.3	(3.0)	—	55.3
Nonoperating income (expense):
Interest income (expense):
To third parties	(0.1)	(0.1)	—	(0.2)
From (to) affiliates	13.4	(14.2)	—	(0.8)
Equity in earnings of non-guarantor subsidiaries	0.2	—	(0.2)	—
Other, net	(0.3)	0.1	—	(0.2)

Income (loss) before income taxes	71.5	(17.2)	(0.2)	54.1
Provision for income taxes	32.6	(2.8)	—	29.8

Income (loss) after income taxes	38.9	(14.4)	(0.2)	24.3
Minority interest	—	(0.2)	—	(0.2)

Net income/(loss)	$38.9	$(14.6)	$(0.2)	$24.1

Invensys Metering Systems

Condensed Combining Statements of Cash Flows

March 31, 2003
(in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Net income/(loss)	$46.6	$(11.2)	$(2.1)	$33.3
Noncash adjustments	11.8	9.0	—	20.8
Equity in earnings of non-guarantor subsidiaries	(2.1)	—	2.1	—
Changes in operating assets and liabilities	(3.5)	(10.1)	3.7	(9.9)

Cash provided by (used in) operating activities	52.8	(12.3)	3.7	44.2
Investing activities
Expenditures for property, plant, and equipment	(7.9)	(3.9)	—	(11.8)
Other investments	—	(0.4)	—	(0.4)

Cash used in investing activities	(7.9)	(4.3)	—	(12.2)
Financing activities
Cash dividends	—	(0.4)	—	(0.4)
Increase in short-term borrowings	7.7	6.4	—	14.1
Other financing activities	(48.5)	14.2	(3.7)	(38.0)

Net cash provided by (used in) financing activities	(40.8)	20.2	(3.7)	(24.3)
Effect of exchange rate changes on cash	—	0.5	—	0.5

Increase in cash and cash equivalents	4.1	4.1	—	8.2
Cash and cash equivalents at beginning of period	2.0	6.9	—	8.9

Cash and cash equivalents at end of period	$6.1	$11.0	$—	$17.1

Invensys Metering Systems

Condensed Combining Statements of Cash Flows

March 31, 2002
(in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Net income/(loss)	$45.7	$(9.5)	$(2.4)	$33.8
Non-cash adjustments	15.5	7.1	—	22.6
Equity in earnings of non-guarantor subsidiaries	(2.4)	—	2.4	—
Changes in operating assets and liabilities	18.8	6.5	(1.1)	24.2

Cash provided by operating activities	77.6	4.1	(1.1)	80.6
Investing activities
Expenditures for property, plant, and equipment	(10.5)	(8.2)	—	(18.7)
Acquisitions, net	—	(0.9)	—	(0.9)

Cash used in investing activities	(10.5)	(9.1)	—	(19.6)
Financing activities
Cash dividends	—	(1.4)	—	(1.4)
Decrease in short-term borrowings	—	(2.1)	—	(2.1)
Other financing activities	(67.1)	8.4	1.1	(57.6)

Net cash provided by (used in) financing activities	(67.1)	4.9	1.1	(61.1)
Effect of exchange rate changes on cash	—	(0.4)	—	(0.4)

Decrease in cash and cash equivalents	—	(0.5)	—	(0.5)
Cash and cash equivalents at beginning of period	2.0	7.4	—	9.4

Cash and cash equivalents at end of period	$2.0	$6.9	$—	$8.9

Invensys Metering Systems

Condensed Combining Statements of Cash Flows (Continued)

March 31, 2001
(in millions)

	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Net income/(loss)	$38.9	$(14.6)	$(0.2)	$24.1
Non-cash adjustments	23.6	7.5	—	31.1
Equity in earnings of non-guarantor subsidiaries	(0.2)	—	0.2	—
Changes in operating assets and liabilities	(6.5)	(3.7)	—	(10.2)

Cash provided by (used in) operating activities	55.8	(10.8)	—	45.0
Investing activities
Expenditures for property, plant, and equipment	(11.1)	(6.2)	—	(17.3)
Other investments	—	(0.2)	—	(0.2)
Acquisitions, net	(4.5)	(9.1)	—	(13.6)
Proceeds from the dispositions of property, plant, and equipment	—	0.7	—	0.7

Cash used in investing activities	(15.6)	(14.8)	—	(30.4)
Financing activities
Cash dividends	(30.5)	(3.5)	—	(34.0)
Decrease in short-term borrowings	—	(3.8)	—	(3.8)
Other financing activities	(8.2)	34.1	—	25.9

Net cash provided by (used in) financing activities	(38.7)	26.8	—	(11.9)
Effect of exchange rate changes on cash	—	(0.3)	—	(0.3)

Increase in cash and cash equivalents	1.5	0.9	—	2.4
Cash and cash equivalents at beginning of period	0.5	6.5	—	7.0

Cash and cash equivalents at end of period	$2.0	$7.4	$—	$9.4

17.   Business Segment Information

        The Company operates in a single business segment. Net sales to third parties and long-lived assets by geographic region are as follows (in millions):

	Net Sales to Third Parties			Long Lived Assets
	2003	2002	2001	2003	2002
North America	$345.4	$343.0	$364.9	$383.1	$385.9
Europe, Middle East and Africa	143.8	136.1	150.5	139.6	113.3
South America	9.8	12.2	8.6	5.6	7.3
Asia	6.1	5.3	3.3	6.6	5.9

Total	$505.1	$496.6	$527.3	$534.9	$512.4

        Net sales to third parties are attributed to the geographic regions based on the country in which the shipment originates. Amounts attributed to the geographic regions for long-lived assets are based on the location of the entity which holds such assets.

18.   Quarterly Results of Operations (in millions) (Unaudited)

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	2002	2003	2002	2003	2002	2003	2002	2003
Net sales	$119.7	$121.6	$128.2	$130.9	$114.3	$113.1	$138.0	$144.0
Gross profit	34.2	37.9	45.4	43.2	36.8	33.6	47.3	50.1
Net income	9.5	8.7	12.1	8.0	6.3	2.8	5.9	13.8

19.   Subsequent Events

        On October 22, 2003, the Parent announced the sale of the Company to IMS Meters Holdings, Inc. (to be renamed Sensus Metering Systems Inc.) for gross cash consideration of $650 million, subject to certain closing date adjustments. The asset purchase agreement contains customary provisions including representations and warranties, covenants with respect to the conduct of the business and various closing conditions. The sale is expected to close in mid-December 2003.

        On November 15, 2003, workers at the Company's Precision Die Casting Facility went on strike. Although the Facility continues to operate and the Company does not expect the strike to be a material labor disruption or have a material adverse effect on operations, there can be no assurance that an agreement will be reached or that the labor disruption will be resolved in the near term.

SENSUS METERING SYSTEMS (BERMUDA 2) LTD.

CONDENSED BALANCE SHEETS
(in millions)

		Predecessor (Note 1)
	December 27, 2003	March 31, 2003
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$37.1	$17.1
Accounts receivable:
Trade, net of allowance for doubtful accounts of $1.1 and $0.6 at December 27, 2003 and March 31, 2003, respectively	63.0	60.1
From affiliates	—	0.7
Other	5.5	2.2
Inventories	66.6	47.4
Prepayments and other current assets	6.6	3.7
Deferred income taxes	2.2	0.8

Total current assets	181.0	132.0
Property, plant and equipment, net	118.0	98.2
Intangible assets, net	259.7	18.7
Goodwill	356.0	418.0
Other long-term assets	25.8	3.1

Total assets	$940.5	$670.0

Liabilities and stockholders' equity/invested capital
Current liabilities:
Accounts payable	$34.0	$52.5
Current portion of long-term debt	1.7	—
Short-term borrowings	—	14.1
Income taxes payable	0.1	10.7
Restructuring accruals	7.5	7.1
Accruals and other current liabilities	61.1	39.4

Total current liabilities	104.4	123.8
Long-term debt, less current portion	503.3	—
Pensions	36.6	31.3
Deferred income taxes	92.8	5.3
Other long-term liabilities	6.9	11.5
Minority interests	6.4	1.8

Total liabilities	750.4	173.7
Total invested capital	—	496.3
Stockholders' equity	190.1	—

Total liabilities and stockholders' equity/invested capital	$940.5	$670.0

See accompanying notes.

Sensus Metering Systems (Bermuda 2) Ltd.

Condensed Statements of Operations (Unaudited)
(in millions)

		Predecessor (Note 1)
	From Inception (December 18, 2003) through December 27, 2003	Period from April 1, 2003 through December 17, 2003	Nine months ended December 28, 2002
Net sales:
To third parties	$6.2	$365.0	$362.2
To affiliates	—	2.7	3.4

Total sales	6.2	367.7	365.6
Cost of sales	6.0	257.4	250.9

Gross profit	0.2	110.3	114.7
Selling, general and administrative expenses	3.4	71.2	66.2
Restructuring and other similar costs	—	9.1	11.2
Amortization of intangible assets	0.4	0.3	0.3
Other operating income, net	—	(1.1)	(1.1)

Operating income (loss)	(3.6)	30.8	38.1
Non-operating income (expense):
Interest income (expense):
From/to third parties	(3.3)	0.1	(0.4)
From/to affiliates	—	1.5	(0.2)
Other, net	(0.1)	—	0.7

Income (loss) before income taxes and minority interest	(7.0)	32.4	38.2
Provision (benefit) for income taxes	(2.2)	22.1	18.1

Income (loss) before minority interest	(4.8)	10.3	20.1
Minority interest	(0.1)	(0.5)	(0.6)

Net income (loss)	$(4.9)	$9.8	$19.5

See accompanying notes.

Sensus Metering Systems (Bermuda 2) Ltd.

Condensed Statements of Cash Flows (Unaudited)
(in millions)

		Predecessor (Note 1)
	From Inception (December 18, 2003) through December 27, 2003
		Period from April 1, 2003 through December 17, 2003	Nine months ended December 28, 2002
Operating activities
Net income (loss)	$(4.9)	$9.8	$19.5
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	0.2	12.1	10.7
Amortization of intangible assets	0.4	0.3	0.3
Deferred income taxes	(2.2)	(1.1)	1.1
Noncash restructuring charges	—	0.8	3.3
Changes in operating assets and liabilities:
Accounts receivable, excluding effects of factoring	7.7	(7.2)	(0.5)
Net reductions in factoring receivables	—	(2.2)	(10.6)
Trade to/from affiliates	—	1.1	0.7
Inventories	2.4	(5.4)	(0.9)
Accounts payable and other current liabilities	(2.0)	(20.1)	(21.4)
Income taxes	(0.1)	(10.7)	6.5
Other assets	—	(0.2)	(0.4)
Other long-term liabilities	1.5	(3.7)	(3.2)
Pensions	—	0.7	1.3
Minority interests	0.1	(0.1)	1.2

Net cash provided by (used in) operating activities	3.1	(25.9)	7.6
Investing activities
Expenditures for property, plant and equipment	(0.1)	(8.4)	(9.5)
Acquisitions, net of cash acquired	(648.1)	—	—

Net cash used in investing activities	(648.2)	(8.4)	(9.5)
Financing activities
Cash dividends	—	—	(0.3)
Increase (decrease) in short-term borrowings	—	(14.2)	4.8
Other liabilities	—	—	0.2
Debt issuance costs	(17.8)	—	—
Proceeds from issuance of term loans	230.0	—	—
Proceeds from issuance of senior subordinated notes	275.0	—	—
Proceeds from issuance of common stock	195.0	—	—
Other activity with affiliates	—	25.5	4.5
Net change in amounts due from affiliates (a component of invested capital)	—	14.3	(7.7)

Net cash provided by financing activities	682.2	25.6	1.5
Effect of exchange rate changes	—	0.8	(1.7)

Increase (decrease) in cash and cash equivalents	37.1	(7.9)	(2.1)
Cash and cash equivalents at beginning of period	—	17.1	8.9

Cash and cash equivalents at end of period	$37.1	$9.2	$6.8

See accompanying notes.

Sensus Metering Systems (Bermuda 2) Ltd.

Notes to Condensed Financial Statements (Unaudited)

December 27, 2003

1.    Basis of Presentation and Description of the Business

        Sensus Metering Systems (Bermuda 2) Ltd. ("the Company") is the parent company, which owns several U.S. domestic and foreign subsidiaries.

        On October 21, 2003, IMS Meters Holdings, Inc., a wholly-owned subsidiary of the Company, which was renamed Sensus Metering Systems Inc. on December 2, 2003, entered into a stock purchase agreement with Invensys plc ("Invensys"), and certain of its subsidiaries, pursuant to which the Company acquired the metering systems and certain other linked businesses from Invensys ("Invensys Metering Systems"). The acquisition of Invensys Metering Systems was financed with $230.0 million in term loan financing, the issuance of $275.0 million of senior subordinated notes, and an equity investment of $195.0 million by The Resolute Fund, L.P., and G.S. Capital Partners.

        The Company is a leading provider of advanced metering and related communications solutions to the worldwide utility industry. The Company is a global manufacturer of water meters, gas meters, heat meters, electricity meters and automatic meter reading devices. In addition, the Company produces pipe joining and repair products for water and natural gas utilities and is a supplier of precision-manufactured aluminum die-castings.

        The unaudited condensed consolidated financial statements of the Company included herein have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the condensed financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for the interim periods. Results for the interim periods are not necessarily indicative of results that may be expected for the fiscal year ending March 31, 2004. It is suggested that these condensed financial statements be read in conjunction with the audited combined financial statements of Invensys Metering Systems ("the Predecessor") including the notes thereto.

        The financial statements of the Predecessor are presented for comparative purposes and include the combined historical statements of the subsidiaries and operations of Invensys Metering Systems, which were acquired by the Company. The combined balance sheet of Invensys Metering Systems as of March 31, 2003, which is presented for herein for comparative purposes, was previously audited.

2.    Acquisition

        As of December 18, 2003, the Company acquired Invensys Metering Systems from Invensys and Invensys affiliated entities via the acquisition of the stock of the entities comprising the Invensys Metering Systems group, for $656.9 million in cash, including transaction costs of $8.8 million.

        This transaction has been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations. The condensed consolidated financial statements herein include the Company's results of operations for the 10-day period since inception as a stand-alone entity (December 18, 2003 through December 27, 2003).

        The Company has not yet completed all information, including, but not limited to, the finalization of independent appraisals and settlement of purchase price adjustments with Invensys, required to complete the purchase price allocation related to the acquisition. The final allocation will be completed within one year of the transaction and is not expected to have a material impact on the Company's financial position or results of operations. The initial purchase price allocation based on preliminary independent appraisals and management's estimates at the date of the acquisition is as follows (in millions):

Accounts receivable	$70.1
Inventories	68.5
Property, plant and equipment	117.9
Goodwill	356.0
Intangible assets	260.2
Other current and long-term assets	15.4

Total assets acquired	888.1
Accounts payable and accrued liabilities	90.1
Deferred income tax liabilities	92.8
Other liabilities	48.3

Total liabilities assumed	231.2

Fair value of net assets acquired	656.9

        The preliminary allocation of the purchase price resulted in the recognition of $356.0 million of goodwill primarily related to the anticipated future earnings and cash flows of the businesses acquired. The Company preliminarily allocated $260.2 million to intangible assets, of which $27.3 million were indefinite-lived assets related to tradenames and trademarks and $232.9 million related to finite-lived assets, including patents, distributor and other customer relationships and a non-competition agreement, that will be amortized over periods ranging from 3 to 15 years for patents, 5 to 25 years for distributor and customer relationships, and 4 years for the non-competition agreement.

3.    Inventories

        Inventories consist of the following (in millions):

	December 27, 2003	March 31, 2003
Raw materials, parts and supplies	$27.6	$23.0
Work in process	25.5	19.6
Finished goods	16.6	7.5
Reserves	(3.1)	(2.7)

Inventories	$66.6	$47.4

4.    Warranty Obligations

        Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and the Company's best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date.

        The following represents a reconciliation of the changes in product warranty reserves for the nine months ended December 27, 2003 (in millions):

Balance at April 1, 2003	$9.1
Warranties issued	4.6
Settlements made	(5.4)
Currency translation adjustments	0.1

Balance at December 17, 2003	8.4

Balance at December 18, 2003	8.4
Warranties issued	—
Settlements made	(0.5)
Currency translation adjustments	—

Balance at December 27, 2003	7.9

Current portion at December 27, 2003	3.6
Non-current portion at December 27, 2003	4.3

Total	$7.9

5.    Provision for Income Taxes

        The effective income tax rate was 68.2% for the period from April 1, 2003 through December 17, 2003, compared to 47.4% for the nine month period ended December 28, 2002. The increase in the effective tax rate is principally due to the current year effective tax rate being negatively affected by larger operating losses in the current year at the Company's facilities located in Germany and Belgium, for which no benefit was recorded.

        The effective income tax rate was (31.4%) for the period from December 18, 2003 through December 27, 2003. This rate is attributable to a benefit being recorded on operating losses in the U.S. domestic entities at an effective rate of 35.4%, while no benefit is being recorded on operating losses in certain foreign jurisdictions.

        The effective income tax rate was 78.3% for the nine-month period ended December 27, 2003, which was higher than the U.S. statutory income tax rate primarily as a result of foreign net operating losses, for which no income tax benefit was recorded, and foreign, state and local income taxes.

6.    Long-Term Debt

        On December 17, 2003, the Company entered into a bank term loan credit agreement (the "Credit Agreement") with Credit Suisse First Boston under which the Company has outstanding term loans of

$230.0 million, comprised of $200.0 million of Term B-1 Loans and $30.0 million of Term B-2 Loans. Both have interest rates at adjusted LIBOR plus 3.0% or the alternate base rate plus 2.0%. The term loans require quarterly payments of principal. Principal payments on the term loans required within the next twelve months total $1.7 million. The Credit Agreement contains numerous terms, covenants, conditions and financial ratio requirements which impose substantial limitations on the Company. The Credit Agreement is guaranteed by the Company's wholly-owned U.S. domestic subsidiaries (excluding IMSoftech Inc.), French and German subsidiaries and is secured by substantially all of their real and personal property. The Company is required under the Credit Agreement to make mandatory prepayments of its loan facilities, subject to certain exceptions, out of, among other things: (i) net cash proceeds received from the sales of any assets; (ii) the issuance of indebtedness for money borrowed; and (iii) a percentage of the Company's excess cash flow, as defined. At December 27, 2003, the Company accrued interest expense of $0.3 million.

        The Company has a $70.0 million revolving credit facility in connection with the term loan facility with an interest rate of adjusted LIBOR plus 3.0% or the alternate base rate plus 2.0% (inclusive in each case of a 0.50% facility fee) at December 27, 2003. There were no borrowings outstanding under the revolving credit facility at December 27, 2003; however, $3.1 million of the facility was utilized in connection with outstanding letters of credit. Issuance fees related to the letters of credit accrue interest at a rate of 2.63%.

        At December 27, 2003, the Company's subsidiary, Sensus Metering Systems Inc., has $275.0 million of 8 5/8% senior subordinated notes ("the Notes") outstanding with a maturity of December 15, 2013. The Notes contain numerous covenants and conditions that are similar to those of the Credit Agreement. Interest is payable semi-annually on June 15 and December 15. The Notes are unsecured obligations of Sensus Metering Systems Inc. and are guaranteed on a senior subordinated basis by the Company and, subject to certain limited exceptions, the Company's U.S. subsidiaries. At December 27, 2003, the Company has accrued interest of $0.7 million related to the Notes.

7.    Restructuring and Other Similar Costs

        Restructuring and other similar costs consist of the following (in millions):

	Predecessor
	Period from April 1, 2003 to December 17, 2003	Nine months ended December 28, 2002
Severance and other related costs:
Related to headcount reduction initiatives	$2.7	$3.2
Related to outsourcing	0.1	1.0
Related to plant closures and consolidations	5.2	0.1

Subtotal	8.0	4.3
Asset impairments:
Related to outsourcing	0.7	2.4
Related to plant closures and consolidations	0.1	0.4
Related to lease abandonment	—	0.5

Subtotal	0.8	3.3
Other
Excess payroll costs	0.1	0.2
Excess scrap and production inefficiencies	—	1.3
Exceptional freight	—	0.2
Abandoned lease commitment	—	1.2
Other	0.2	0.7

Subtotal	0.3	3.6

Total restructuring and other similar costs charged to operations	$9.1	$11.2

        During the period from April 1, 2003 through December 17, 2003, the Company announced restructuring programs designed to rationalize its piston meter product line and its logistics process in Europe. These programs include the closure of the Company's piston meter manufacturing plant located in Belgium and the downsizing of an administrative office located in France. These programs will result in total headcount reductions of 45 employees, which includes both direct and indirect employees. As of December 27, 2003, 40 of the employees had been terminated. The Company anticipates that these programs will be completed by March 31, 2004.

        In addition, during the nine months ended December 27, 2003, the Company finalized the terms of 15 employee terminations at its Ludwigshafen, German manufacturing facility. These terminations are part of a larger restructuring effort implemented by the Company to move labor intensive processes to low labor cost regions.

        The Company accrued $7.6 million in severance payments associated with these programs during the nine months ended December 27, 2003, as the Company has committed to a detailed plan of termination, terms of the benefit arrangement were communicated to employees prior to December 27,

2003, and it is unlikely that significant changes will be made to the plan. The Company has paid $10.1 million associated with these programs and programs accrued as of the prior year end during the nine months ended December 27, 2003.

        The charge for restructuring and other similar costs in comprised of the following (in millions):

	Predecessor
	Period from April 1, 2003 to December 17, 2003	Nine months ended December 28, 2002
Employee severance and exit costs accrued	$7.6	$4.3
Impairment of long-lived assets	0.8	3.3
Amounts expensed as incurred	0.7	3.6

Restructuring and other similar costs per the condensed combined statements of operations	$9.1	$11.2

        Prior to the date of the acquisition of Invensys Metering Systems, the Company identified opportunities to improve the operating performance of its business via the closure of a manufacturing facility in Europe. At the date of the acquisition, the Company approved restructuring actions of $2.3 million and assumed such liabilities in the business combination. These actions principally reflect severance benefits relating to the closure of the facility. These restructuring actions will commence in 2004 and the Company expects the actions will be completed by December 2004.

        Restructuring accruals are summarized as follows (in millions):

	Nine months ended
	December 27, 2003	December 28, 2002
Balance at beginning of period—Predecessor	$7.1	$5.6
Cash payments	(10.1)	(3.2)
Accrue for new committed/announced programs	7.6	4.3
Effect of foreign currency translation	0.6	0.4

Balance at end of period—Predecessor	$5.2	$7.1
Accrue for new committed/announced programs in opening purchase price allocation	2.3	—

Balance at end of period—Successor	$7.5	$7.1

8.    Comprehensive Income (Loss)

        Comprehensive income (loss) consists of the following (in millions):

	Predecessor
	Period from April 1, 2003 to December 17, 2003	Nine months ended December 28, 2002
Net income	$9.8	$19.5
Other comprehensive income:
Foreign currency translation adjustments	16.2	8.4

Comprehensive income	$26.0	$27.9

Successor
Inception (December 18, 2003) to December 27, 2003
Net (loss)	$(4.9)
Other comprehensive income:
Foreign currency translation adjustments	—

Comprehensive (loss)	$(4.9)

9.    Guarantor Subsidiaries

        The following tables present condensed consolidated financial information at December 27, 2003 and for the period from inception (December 18, 2003) to December 27, 2003, and condensed combined financial information of the Predecessor at March 31, 2003 and for the period from April 1, 2003 through December 17, 2003 and for the nine months ended December 28, 2002 for: (a) Sensus Metering Systems (Bermuda 2) Ltd. ("Parent"), (b) Sensus Metering Systems Inc. ("Issuer"), (c) on a combined basis, the subsidiaries of the Company that are guaranteeing the Notes, which include all wholly-owned U.S. domestic subsidiaries of the Company other than IMSoftech Inc. ("Guarantor Subsidiaries"), and (d) on a combined basis, the subsidiaries of the Company that are not guaranteeing the Notes ("Non-Guarantor Subsidiaries"). Separate financial statements of the Guarantor Subsidiaries are not presented because their guarantees are full and unconditional and joint and several, and the Company believes separate financial statements and other disclosures regarding the Guarantor Subsidiaries are not material to investors. The Notes were entered into and issued in connection with the acquisition of Invensys Metering Systems by a wholly-owned subsidiary of the Company, IMS Meters Holdings, Inc., which was renamed Sensus Metering Systems Inc. on December 2, 2003. (see Note 1)

Condensed Consolidating Balance Sheets

December 27, 2003
(in millions)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	—	17.0	7.2	12.9	—	37.1
Accounts receivable:
Trade, net of allowance for doubtful accounts	—	—	30.5	32.5	—	63.0
From affiliates	—	—	(0.2)	0.2	—	—
Other	—	—	5.5	—	—	5.5
Inventories	—	—	34.1	32.5	—	66.6
Prepayments and other current assets	—	—	1.0	5.6	—	6.6
Deferred income taxes	—	1.9	0.3	—	—	2.2

Total current assets	—	18.9	78.4	83.7	—	181.0

Notes receivable from affiliates	—	433.2	—	29.1	(462.3)	—
Property, plant, and equipment, net	—	—	64.9	53.1	—	118.0
Intangible assets, net	29.8	—	184.3	45.6	—	259.7
Goodwill	—	8.8	319.1	28.1		356.0
Investment in subsidiaries	622.6	535.5	10.9	—	(1,169.0)	—
Other long-term assets	—	21.8	1.5	2.5	—	25.8

Total assets	652.4	1,018.2	659.1	242.1	(1,631.3)	940.5

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	—	—	19.9	14.1	—	34.0
Current portion of long-term debt	—	1.5	—	0.2	—	1.7
Short-term borrowings	—	—	—	—	—	—
Income taxes payable	—	—	—	0.1	—	0.1
Restructuring accruals	—	—	1.2	6.3	—	7.5
Accruals and other current liabilities	—	10.9	25.0	25.2	—	61.1

Total current liabilities	—	12.4	46.1	45.9	—	104.4
Notes payable to affiliates	462.3		—	—	(462.3)	—
Long-term debt, less current portion	—	473.5	—	29.8	—	503.3
Pensions	—	—	—	36.6	—	36.6
Deferred income taxes	—	—	71.1	21.7	—	92.8
Other long-term liabilities	—	—	6.4	0.5	—	6.9
Minority interests	—	—	—	6.4	—	6.4

Total liabilities	462.3	485.9	123.6	140.9	(462.3)	750.4
Stockholders' equity	190.1	532.3	535.5	101.2	(1,169.0)	190.1

Total liabilities and stockholders' equity	652.4	1,018.2	659.1	242.1	(1,631.3)	940.5

Condensed Combining Balance Sheets—Predecessor

March 31, 2003
(in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Assets
Current assets
Cash and cash equivalents	$6.1	$11.0	$—	$17.1
Accounts receivable:
Trade, net of allowance for doubtful accounts	28.5	31.6	—	60.1
From affiliates	(0.4)	3.8	(2.7)	0.7
Other	0.1	2.1	—	2.2
Inventories	27.0	20.4	—	47.4
Prepayments and other current assets	1.4	2.3	—	3.7
Deferred income taxes	0.7	0.1	—	0.8

Total current assets	63.4	71.3	(2.7)	132.0
Property, plant, and equipment, net	56.9	41.3	—	98.2
Intangible assets, net	338.1	98.6	—	436.7
Investment in subsidiaries	10.5	—	(10.5)	—
Other long-term assets	1.6	1.5	—	3.1

Total assets	$470.5	$212.7	$(13.2)	$670.0

Liabilities and invested capital
Current liabilities
Accounts payable	$32.7	$19.8	$—	$52.5
Short-term borrowings	7.7	6.4	—	14.1
Income taxes payable	12.8	(2.1)	—	10.7
Restructuring accruals	2.0	5.1	—	7.1
Accruals and other current liabilities	14.5	24.9	—	39.4

Total current liabilities	69.7	54.1	—	123.8
Pensions	—	31.3	—	31.3
Deferred income taxes	5.2	0.1	—	5.3
Other long-term liabilities	8.7	2.8	—	11.5
Minority interests	—	1.8	—	1.8

Total liabilities	83.6	90.1	—	173.7
Invested capital	386.9	122.6	(13.2)	496.3

Total liabilities and invested capital	$470.5	$212.7	$(13.2)	$670.0

Condensed Consolidating Statements of Operations

Period from Inception (December 18, 2003) through December 27, 2003
(in millions)

	Parent		Issuer		Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$		$		$4.3	$2.0	$(0.1)	$6.2
Cost of sales		—		—	3.7	2.4	(0.1)	6.0

Gross profit (loss)		—		—	0.6	(0.4)	—	0.2
Selling, general, and administrative expenses		—		1.8	0.9	0.7	—	3.4
Restructuring and other similar costs		—		—	—	—	—	—
Amortization of intangible assets		0.2		—	0.2	—	—	0.4
Other operating expenses, net		—		—	—	—	—	—

Operating loss		(0.2)		(1.8)	(0.5)	(1.1)	—	(3.6)
Non-operating income (expense):
Interest income (expense):
From/to third parties		—		(3.3)	—	—	—	(3.3)
From/to affiliates		—			—	—	—	—
Equity in earnings of subsidiaries		(4.7)		(0.2)	—	—	4.9	—
Other, net		—			(0.1)	—	—	(0.1)

Loss before income taxes		(4.9)		(5.3)	(0.6)	(1.1)	4.9	(7.0)
Provision (benefit) for income taxes		—		(1.9)	(0.4)	0.1	—	(2.2)

Loss after income taxes		(4.9)		(3.4)	(0.2)	(1.2)	4.9	(4.8)
Minority interest		—		—	—	(0.1)	—	(0.1)

Net loss		$(4.9)		$(3.4)	$(0.2)	$(1.3)	$4.9	$(4.9)

Condensed Combining Statements of Operations—Predecessor

Period from April 1, 2003 through December 17, 2003
(in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net sales	$247.1	$123.9	$(3.3)	$367.7
Cost of sales	168.5	92.2	(3.3)	257.4

Gross profit	78.6	31.7	—	110.3
Selling, general, and administrative expenses	36.1	35.1	—	71.2
Restructuring and other similar costs	0.4	8.7	—	9.1
Amortization of intangible assets	0.3	—	—	0.3
Other operating income, net	—	(1.1)	—	(1.1)

Operating income (loss)	41.8	(11.0)	—	30.8
Non-operating income (expense):
Interest income (expense):
From/to third parties	(0.1)	0.2	—	0.1
From/to affiliates	13.6	(12.1)	—	1.5
Equity in earnings of non-guarantor subsidiaries	0.4	—	(0.4)	—
Other, net	—	—	—	—

Income (loss) before income taxes	55.7	(22.9)	(0.4)	32.4
Provision for income taxes	21.3	0.8	—	22.1

Income (loss) after income taxes	34.4	(23.7)	(0.4)	10.3
Minority interest	—	(0.5)	—	(0.5)

Net income (loss)	$34.4	$(24.2)	$(0.4)	$9.8

Condensed Combining Statements of Operations—Predecessor

Nine months ended December 28, 2002
(in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Net sales	$251.8	$117.8	$(4.0)	$365.6
Cost of sales	170.1	84.8	(4.0)	250.9

Gross profit	81.7	33.0	—	114.7
Selling, general, and administrative Expenses	34.4	31.8	—	66.2
Restructuring and other similar costs	4.0	7.2	—	11.2
Amortization of intangible assets	0.3	—	—	0.3
Other operating income, net	—	(1.1)	—	(1.1)

Operating income (loss)	43.0	(4.9)	—	38.1
Nonoperating income (expense):
Interest income (expense):
From/to third parties	(0.3)	(0.1)	—	(0.4)
From/to affiliates	7.2	(7.4)	—	(0.2)
Equity in earnings of non-guarantor subsidiaries	1.5	—	(1.5)	—
Other, net	(0.2)	0.9	—	0.7

Income (loss) before income taxes	51.2	(11.5)	(1.5)	38.2
Provision for income taxes	15.9	2.2		18.1

Income (loss) after income taxes	35.3	(13.7)	(1.5)	20.1
Minority interest	—	(0.6)	—	(0.6)

Net income (loss)	$35.3	$(14.3)	$(1.5)	$19.5

Condensed Consolidating Statements of Cash Flows

Period from Inception (December 18, 2003) through December 27, 2003
(in millions)

	Parent	Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net loss	$(4.9)	$(3.4)	$(0.2)	$(1.3)	$4.9	$(4.9)
Non-cash adjustments	0.2		(2.0)	0.2		(1.6)
Equity in earnings of non-guarantor subsidiaries	4.7	0.2	—	—	(4.9)	—
Changes in operating assets and liabilities		(4.7)	11.0	3.3	—	9.6

Cash provided by (used in) operating activities	—	(7.9)	8.8	2.2	—	3.1
Investing activities
Expenditures for property, plant, and equipment	—	—	—	(0.1)	—	(0.1)
Acquisition, net	(657.3)	—	(1.6)	10.8	—	(648.1)

Cash provided by (used in) investing activities	(657.3)	—	(1.6)	10.7	—	(648.2)
Financing activities
Activity with affiliates	462.3	(433.2)	—	(29.1)	—	—
Debt issuance costs	—	(16.9)	—	(0.9)	—	(17.8)
Proceeds from debt issuance	—	475.0	—	30.0	—	505.0
Proceeds from common stock issuance	195.0	—	—	—	—	195.0

Net cash provided by financing activities	657.3	24.9	—	—	—	682.2
Increase in cash and cash equivalents	—	17.0	7.2	12.9	—	37.1

Cash and cash equivalents at beginning of period	—	—	—	—	—	—

Cash and cash equivalents at end of period	—	17.0	7.2	12.9	—	37.1

Condensed Combining Statements of Cash Flows—Predecessor

Period from April 1, 2003 through December 17, 2003
(in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Net income (loss)	$34.4	$(24.2)	$(0.4)	$9.8
Non-cash adjustments	6.5	5.6	—	12.1
Equity in earnings of non-guarantor subsidiaries	(0.4)	—	0.4	—
Changes in operating assets and liabilities	(37.6)	(7.4)	(2.8)	(47.8)

Cash provided by (used in) operating activities	2.9	(26.0)	(2.8)	(25.9)
Investing activities
Expenditures for property, plant, and equipment	(6.1)	(2.3)	—	(8.4)

Cash used in investing activities	(6.1)	(2.3)	—	(8.4)
Financing activities
Decrease in short-term borrowings	(7.7)	(6.5)	—	(14.2)
Other financing activities	3.2	33.8	2.8	39.8

Net cash provided by (used in) financing activities	(4.5)	27.3	2.8	25.6
Effect of exchange rate changes on cash	—	0.8	—	0.8

Decrease in cash and cash equivalents	(7.7)	(0.2)	—	(7.9)
Cash and cash equivalents at beginning of period	6.1	11.0	—	17.1

Cash and cash equivalents at end of period	$(1.6)	$10.8	$—	$9.2

Condensed Combining Statements of Cash Flows—Predecessor

Nine months ended December 28, 2002
(in millions)

	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Net income (loss)	$35.3	$(14.3)	$(1.5)	$19.5
Non-cash adjustments	13.2	2.2	—	15.4
Equity in earnings of non-guarantor subsidiaries	(1.5)	—	1.5	—
Changes in operating assets and liabilities	(14.6)	(16.5)	3.8	(27.3)

Cash provided by (used in) operating activities	32.4	(28.6)	3.8	7.6
Investing activities
Expenditures for property, plant, and equipment	(5.5)	(4.0)	—	(9.5)

Cash used in investing activities	(5.5)	(4.0)	—	(9.5)
Financing activities
Increase in short-term borrowings	1.2	3.6	—	4.8
Other financing activities	(28.0)	28.5	(3.8)	(3.3)

Net cash provided by (used in) financing activities	(26.8)	32.1	(3.8)	1.5
Effect of exchange rate changes on cash	—	(1.7)	—	(1.7)

Increase (decrease) in cash and cash equivalents	0.1	(2.2)	—	(2.1)
Cash and cash equivalents at beginning of period	2.0	6.9	—	8.9

Cash and cash equivalents at end of period	$2.1	$4.7	$—	$6.8

10.    Stockholders' Equity

        As of the date of inception, the Company's stockholders' equity of $195.0 million consisted of $1.00 par value common stock, all of which was held by the Company's parent, Sensus Metering Systems (Bermuda 1) Ltd. An additional $5.0 million capital contribution by certain of the Company's management, directors and consultants, The Resolute Fund, L.P. and GS Capital Partners was made on March 5, 2004.

11.    Retirement Benefits

        Employees of the Predecessor participated in defined benefit pension plans in the United States, United Kingdom, Germany and France, as well as certain other countries. As of the date of Inception, the Company retained the defined benefit plans outside the United States and the United Kingdom and replaced the defined benefit pension plans in the United States and the United Kingdom with defined contribution plans.

12.    New Accounting Standards

        In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 143 Accounting for Asset Retirement Obligations ("FAS 143"). FAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred (typically when the asset is installed at the production location). When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. Over time the liability is accreted for the change in its present value each period, and the initial capitalized cost is depreciated over the useful life of the related asset. FAS 143 is effective for fiscal years beginning after June 15, 2002. The Company adopted FAS 143 effective April 1, 2003, and the effect of such adoption was not material to the Company's financial position or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 expands consolidated financial statements to include certain variable interests ("VIE's"). VIE's are to be consolidated by the company which is considered to be the primary beneficiary of that entity, even if the company does not have majority control. FIN 46 is immediately effective for VIE's created after January 31, 2003 and is effective for the Company in the fourth quarter of the fiscal year ended March 31, 2004 for VIE's created prior to February 1, 2003. Based on the Company's preliminary analysis, the Company does not expect the application of FIN 46 to have a material impact on the Company's consolidated financial statements.

        In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, ("FAS 149"). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts. The Company adopted FAS 149 effective July 1, 2003. The adoption of FAS 149 had no material impact on the Company's financial position or results of operations.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("FAS 150"). In October 2003, the FASB announced a deferral for an indefinite period the application of certain guidance in FAS 150, as it related to noncontrolling interests that are classified as equity in the financial statements of the subsidiary but would be classified as a liability in the parent's financial statements under Statement 150 (e.g., noncontrolling interests in limited-life subsidiaries). The Company does not expect that the adoption of this statement will have a material effect on its consolidated financial statements.

13.    Commitments and Contingent Liabilities

        The Company is involved in various unresolved legal actions, administrative proceedings, and claims in the ordinary course of its business involving product liability, product warranty, property damage, insurance coverage, patents, and environmental matters. Although it is not possible to predict with certainty the outcome of these unresolved legal actions or the range of possible loss or recovery, based upon current information, management believes these unresolved legal actions will not have a material effect on the financial position or results of operations of the Company.

14.    Other Matters

        On November 15, 2003, workers at the Company's Precision Die Casting facility went on strike. On December 18, 2003, a new three-year agreement with the United Automobile Workers was signed at which time the strike ended.

15.    Transition Services

        In connection with the acquisition of Invensys Metering Systems from Invensys and Invensys affiliated entities, the Company entered into certain transitional service agreements with Invensys plc. These agreements were established to provide the Company with certain information technology, human resource, and miscellaneous administrative services, until the Company can implement such services on a stand-alone basis. These services will be provided for a period of up to six months, with the cost of these services being charged to the Company at an approximation of market price.

[Alternate Front Cover]

PROSPECTUS

Sensus Metering Systems Inc.
$275,000,000
8 5/8% Senior Subordinated Notes due 2013

        We issued the 8 5/8% Senior Subordinated Notes due 2013 (the "new notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for our 8 5/8% Senior Subordinated Notes due 2013 (the "old notes," and together with the new notes, the "notes").

        We will pay interest on the notes semi-annually on June 15 and December 15 of each year, commencing on June 15, 2004. The notes will mature on December 15, 2013. Prior to December 15, 2008, we may redeem all of the notes at a price equal to 100% plus the applicable premium set forth in this offering circular. At our option, we may redeem all or a portion of the notes on or after December 15, 2008 at the redemption prices set forth in this prospectus. We may redeem up to 35% of the notes on or prior to December 15, 2006 with the net proceeds of certain equity offerings. There is no sinking fund for the notes.

        The notes will be our unsecured senior subordinated obligations and will rank junior to our senior indebtedness and equally with all of our unsecured senior subordinated indebtedness. Our obligations under the notes will be fully and unconditionally guaranteed on a senior subordinated basis by our parent and, subject to certain limited exceptions, our current and certain of our future domestic subsidiaries.

        This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in the notes. Goldman, Sachs & Co. may act as principal or agent in such transactions. These sales will be made at prices related to prevailing market prices at the time of such sale. We will receive no portion of the proceeds of the sale of such notes and will bear expenses incident to the registration thereof.

        Investing in the notes involves risks. See "Risk Factors" beginning on page 15 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

[Alternate Page]

        An active trading market may not develop for the notes, which may make the notes illiquid and adversely affect the market price quoted for the notes

        You cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by Goldman, Sachs & Co. that as of the date of this prospectus Goldman, Sachs & Co. intends to make a market in the notes. Goldman, Sachs & Co. is not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Securities Exchange Act of 1934. Because Goldman, Sachs & Co. is our affiliate, Goldman, Sachs & Co. is required to deliver a current "market-making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of Goldman, Sachs & Co. to make a market in the notes may, in part, depend on our ability to maintain a current market-making prospectus. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

        [Alternate Page]

USE OF PROCEEDS

        We will not receive any proceeds from the sale of new notes offered pursuant to this prospectus.

        [Alternate Page]

PLAN OF DISTRIBUTION

        This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales related to market-making transactions in the notes. Goldman, Sachs & Co. may act as principal or agent in such transactions. Such sales will be made at prices relating to prevailing market prices at the time of sale. Goldman, Sachs & Co. has no obligation to make a market in the notes, and may discontinue its market-making activities at any time without notice, at its sole discretion.

        As of December 27, 2003, GS Capital Partners 2000, L.P, an affiliate of Goldman, Sachs & Co., held, together with its affiliates, an approximate 33.3% voting equity interest, in the aggregate, on a fully diluted basis, in Holdings, our ultimate parent. Certain of our directors are employees of Goldman, Sachs & Co. Goldman, Sachs & Co. acted as an initial purchaser in connection with the original offering of the old notes. See "The Acquisition," "Management," "Security Ownership of Certain Beneficial Owners" and "Certain Relationships and Related Transactions" for a description of certain relationships between us and Goldman, Sachs & Co. and its affiliates.

        We will receive no portion of the proceeds of the sales of the notes and will bear the expenses incident to the registration thereof. We have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments Goldman, Sachs & Co. may be required to make in respect thereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Members and Managers

        Under the Delaware General Corporation Law (the "DGCL"), directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the Company.

        The Company's Certificate of Incorporation, as amended, provides in effect for the indemnification by the Company of each director and officer of the Company to the fullest extent permitted by applicable law.

        If the DGCL is amended to further expand the indemnification permitted to directors, officers, employees or agents of the Company, then the Company shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

Item 21.    Exhibits and Financial Statement Schedules

        (a) Exhibits

        See the index to exhibits that appears immediately following the signature pages of this registration statement.

        (b) Financial Statement Schedules

        See Financial Statement Schedule II—Valuation and Qualifying Accounts for each year in the three-year period ended March 31, 2003 that appears immediately following the index to exhibits of this registration statement.

        All other schedules are omitted because they are not applicable or because the required information is shown in the Financial Statements or notes thereto.

Item 22.    Undertakings

        Each of the undersigned registrants hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities

II-1

    and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

        (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

II-2

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Sensus Metering Systems Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on May 10, 2004.

SENSUS METERING SYSTEMS INC.
By:	/s/ DANIEL W. HARNESS Daniel W. Harness Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2004.

Name	Positions

/s/ DANIEL W. HARNESS Daniel W. Harness	Director, Chief Executive Officer and President (Principal Executive Officer)
/s/ PETER MAINZ Peter Mainz	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JONATHAN F. BOUCHER Jonathan F. Boucher	Director and Vice President
/s/ JOHN W. JORDAN II* John W. Jordan II	Director
/s/ DAVID W. ZALAZNICK* David W. Zalaznick	Director
/s/ DOUGLAS F. LONDAL* Douglas F. Londal	Director
/s/ THOMAS H. QUINN* Thomas H. Quinn	Director
/s/ GERALD J. CARDINALE* Gerald J. Cardinale	Director
/s/ J. JACK WATSON* J. Jack Watson	Director

/s/ H. RUSSEL LEMCKE* H. Russel Lemcke	Director
/s/ BRYAN KELLN* Bryan Kelln	Director
*By:	/s/ PETER MAINZ Peter Mainz Attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, Sensus Metering Systems (Bermuda 2) Ltd. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on May 10, 2004.

SENSUS METERING SYSTEMS (BERMUDA 2) LTD.
By:	/s/ DANIEL W. HARNESS Daniel W. Harness Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2004.

Name	Positions

/s/ DANIEL W. HARNESS Daniel W. Harness	Director, Chief Executive Officer and President (Principal Executive Officer)
/s/ PETER MAINZ Peter Mainz	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JONATHAN F. BOUCHER Jonathan F. Boucher	Director and Vice President
/s/ JOHN W. JORDAN II* John W. Jordan II	Director
/s/ DAVID W. ZALAZNICK* David W. Zalaznick	Director
/s/ DOUGLAS F. LONDAL* Douglas F. Londal	Director
/s/ THOMAS H. QUINN* Thomas H. Quinn	Director
/s/ GERALD J. CARDINALE* Gerald J. Cardinale	Director
/s/ J. JACK WATSON* J. Jack Watson	Director

/s/ H. RUSSEL LEMCKE* H. Russel Lemcke	Director
/s/ BRYAN KELLN* Bryan Kelln	Director
*By:	/s/ PETER MAINZ Peter Mainz Attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, Sensus Metering Systems IP Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on May 10, 2004.

SENSUS METERING SYSTEMS IP HOLDINGS, INC.
By:	/s/ JONATHAN F. BOUCHER
Jonathan F. Boucher President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2004.

Name	Positions
/s/ JONATHAN F. BOUCHER
Jonathan F. Boucher	Director and President (Principal Executive Officer)
/s/ PETER MAINZ
Peter Mainz	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, Sensus Precision Die Casting, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Russellville, State of Kentucky, on May 10, 2004.

SENSUS PRECISION DIE CASTING, INC.
By:	/s/ STEPHEN C. LARKIN
Stephen C. Larkin President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2004.

Name	Positions
/s/ STEPHEN C. LARKIN
Stephen C. Larkin	President (Principal Executive Officer)
/s/ PETER MAINZ
Peter Mainz	Director, Vice President and Treasurer (Principal Financial and Accounting Officer)
/s/ DANIEL W. HARNESS*
Daniel W. Harness	Director
/s/ BARRY W. SENERI*
Barry W. Seneri	Director and Vice President
*By:	/s/ PETER MAINZ Peter Mainz Attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, Sensus Metering Systems-North America Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on May 10, 2004.

SENSUS METERING SYSTEMS-NORTH AMERICA INC.
By:	/s/ DANIEL W. HARNESS
Daniel W. Harness President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2004.

Name	Positions
/s/ DANIEL W. HARNESS
Daniel W. Harness	Director and President (Principal Executive Officer)
/s/ PETER MAINZ
Peter Mainz	Director and Vice President—Finance (Principal Financial Officer)
/s/ KENNETH SAKSA*
Kenneth Saksa	Controller (Principal Accounting Officer)
/s/ BARRY W. SENERI*
Barry W. Seneri	Director and Executive Vice President-Operations
*By:	/s/ PETER MAINZ Peter Mainz Attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, Smith-Blair, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Texarkana, State of Arkansas, on May 10, 2004.

SMITH-BLAIR, INC.
By:	/s/ R. BLAKE SNIDER R. Blake Snider President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2004.

Name	Positions
/s/ R. BLAKE SNIDER R. Blake Snider	President (Principal Executive Officer)
/s/ PETER MAINZ Peter Mainz	Director, Vice President and Treasurer (Principal Financial Officer)
/s/ KEVIN CHEATHAM* Kevin Cheatham	Controller (Principal Accounting Officer)
/s/ DANIEL W. HARNESS* Daniel W. Harness	Director
/s/ BARRY W. SENERI* Barry W. Seneri	Director and Vice President
*By:	/s/ PETER MAINZ Peter Mainz Attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, Sensus Metering Headquarters Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on May 10, 2004.

SENSUS METERING HEADQUARTERS CORPORATION
By:	/s/ DANIEL W. HARNESS Daniel W. Harness President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2004.

Name	Positions
/s/ DANIEL W. HARNESS Daniel W. Harness	Director and President (Principal Executive Officer)
/s/ PETER MAINZ Peter Mainz	Director, Vice President and Treasurer (Principal Financial Officer)
/s/ BARRY W. SENERI* Barry W. Seneri	Director and Vice President
/s/ CHARLES F. BARNEWOLT* Charles F. Barnewolt	Controller (Principal Accounting Officer)
*By:	/s/ PETER MAINZ Peter Mainz Attorney-in-fact

        Pursuant to the requirements of the Securities Act of 1933, M&FC Holding, LLC has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on May 10, 2004.

M&FC HOLDING, LLC
By:	/s/ DANIEL W. HARNESS Daniel W. Harness President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 10, 2004.

Name	Positions
/s/ DANIEL W. HARNESS Daniel W. Harness	Director and President (Principal Executive Officer)
/s/ PETER MAINZ Peter Mainz	Director and Chief Financial Officer (Principal Financial Officer)
/s/ BARRY W. SENERI* Barry W. Seneri	Director and Vice President
/s/ CHARLES F. BARNEWOLT* Charles F. Barnewolt	Controller (Principal Accounting Officer)
*By:	/s/ PETER MAINZ Peter Mainz Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description
1.1*	Purchase Agreement, dated December 11, 2003, among Sensus Metering Systems Inc., Sensus Metering Systems (Bermuda 2) Ltd. and the Purchasers named therein.
2.1*	Stock Purchase Agreement dated October 21, 2003 by and among the sellers identified therein, Invensys plc and IMS Meters Holdings, Inc.
2.2*	Amendment No. 1 to Stock Purchase Agreement dated December 17, 2003
3.1*	Certificate of Incorporation of Sensus Metering Systems Inc.
3.2*	By-Laws of Sensus Metering Systems Inc.
3.3*	Memorandum of Association of Company Limited by Shares of Sensus Metering Systems (Bermuda 2) Ltd.
3.4*	Certificate of Incorporation of Sensus Metering Systems (Bermuda 2) Ltd.
3.5*	Certificate of Incorporation of Sensus Metering Systems IP Holdings, Inc.
3.6*	By-Laws of Sensus Metering Systems IP Holdings, Inc.
3.7*	Certificate of Incorporation of Sensus Precision Die Casting, Inc.
3.8*	Bylaws of Sensus Precision Die Casting, Inc.
3.9*	Certificate of Incorporation of Sensus Metering Systems—North America Inc.
3.10*	Bylaws of Sensus Metering Systems—North America Inc.
3.11*	Certificate of Incorporation of Smith-Blair, Inc.
3.12*	By-Laws of Smith-Blair, Inc.
3.13*	Certificate of Incorporation of Sensus Metering Headquarters, Inc.
3.14*	By-Laws of Sensus Metering Headquarters, Inc.
3.15*	Certificate of Formation of M&FC Holding, LLC
3.16*	Operating Agreement of M&FC Holding, LLC
4.1*
Indenture, dated as of December 17, 2003, between Sensus Metering Systems Inc., Sensus Metering Systems (Bermuda 2) Ltd, the Subsidiary Guarantors defined therein and U.S. Bank National Association, as Trustee.
4.2*	Form of Senior Subordinated Note due 2013 (included in Exhibit 4.1).
4.3*
Registration Rights Agreement, dated as of December 17, 2003 between Sensus Metering Systems Inc., Sensus Metering Systems (Bermuda 2) Ltd., M&FC Holding LLC, Invensys Metering Headquarters Corporation, Smith-Blair Inc., Invensys Metering Systems—North America Inc., Invensys Precision Die Casting Inc., Sensus Metering Systems IP Holdings, Inc. and Credit Suisse First Boston Corporation and Goldman, Sachs & Co., as initial purchasers.
5.1**	Opinion of Mayer, Brown, Rowe & Maw LLP.
5.2**	Opinion of Conyers Dill & Pearman.

10.1*
Credit Agreement, dated as of December 17, 2003, among Sensus Metering Systems Inc., Sensus Metering Systems (Luxco 2) S.A.R.L., Sensus Metering Systems (Bermuda 2) Ltd., the lenders party thereto, Credit Suisse First Boston Corporation, as Administrative Agent, Credit Suisse First Boston Corporation and Goldman Sachs Credit Partners L.P., as Joint Bookrunners and Joint Lead Arrangers, Goldman Sachs Credit Partners L.P., as Syndication Agent and National City Bank, as Documentation Agent.
10.2*
U.S. Guarantee and Collateral Agreement, dated as of December 17, 2003, among Sensus Metering Systems Inc., Sensus Metering Systems (Bermuda 2) Ltd., the Subsidiaries of Sensus Metering Systems Inc. identified therein, and Credit Suisse First Boston, as U.S. Collateral Agent.
10.3*
European Guarantee Agreement, dated as of December 17, 2003, among Sensus Metering Systems (Luxco 2) S.AR.L., Sensus Metering Systems (Bermuda 3) Ltd., Sensus Metering Systems (Luxco 1) S.AR.L., the Subsidiaries of Sensus Metering Systems (Luxco 2) S.AR.L. identified therein, and Credit Suisse First Boston, as European Collateral Agent.
10.4*
Pledge Agreement dated December 17, 2003 among Sensus Metering Systems (Luxco 3) S.AR.L. and Credit Suisse First Boston, as European Collateral Agent, relating to shares of Sensus Metering Systems France Holdings.
10.5*	Pledge Agreement, dated December 17, 2003, among Sensus Metering Systems France Holdings and Credit Suisse First Boston, as European Collateral Agent, relating to shares of Financiere Pollux.
10.6*	Pledge Agreement, dated December 17, 2003, among Financiere Pollux and Credit Suisse First Boston, as European Collateral Agent, relating to shares of Invensys Metering Systems SAS.
10.7*
Shareholders Agreement, dated as of December 17, 2003, by and among Sensus Metering Systems (Bermuda 1) Ltd, The Resolute SIE, L.P., The Resolute Fund Netherlands PV I, L.P., The Resolute Fund Netherlands PV II, L.P., The Resolute Fund NQP, L.P., The Resolute Fund Singapore PV, L.P., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., and Goldman Sachs Direct Investment Fund 2000, L.P.
10.8*	Management Subscription and Shareholders Agreement, dated March 5, 2004, by and among Sensus Metering Systems (Bermuda 1) Ltd. and the persons named therein.
10.9*	Employment and Non-Interference Agreement, dated December 17, 2003, by and between Dan Harness and Sensus Metering Systems Inc.
10.10*	Employment and Non-Interference Agreement, dated December 17, 2003, by and between Peter Mainz and Sensus Metering Systems Inc.
10.11*	Restricted Share Plan of Sensus Metering Systems (Bermuda 1) Ltd.
10.12*	Form of Restricted Share Agreement.
10.13*	Consultant Subscription and Shareholder Agreement, dated March 5, 2004, by and among Sensus Metering Systems (Bermuda 1) Ltd. and the person named therein.
10.14*
The Jordan Company, L.P. Management Consulting Agreement, dated December 17, 2003, by and among The Jordan Company, L.P., Sensus Metering Systems Inc. and its direct and indirect subsidiaries party thereto.
10.15*	Letter Agreement, dated December 17, 2003, among The Jordan Company, L.P., Sensus Metering Systems Inc. and Goldman, Sachs & Co.

10.16*
Transition Services Agreement, dated December 17, 2003, by and between Sensus Metering Systems Inc., Invensys plc, Invensys Inc., Invensys International Holdings Limited, BTR Industries Limited, Foxboro Iberica SA, BTR France SAS, Invensys Holdings Limited and Invensys SA (Pty) Ltd.
10.17*	Non-Competition Agreement, dated December 17, 2003, by and between Invensys plc and Sensus Metering Systems Inc.
12.1*	Statement regarding Computation of Earnings to Fixed Charges.
21.1**	Subsidiaries of Sensus Metering Systems (Bermuda 2) Ltd.
23.1**	Consent of Ernst & Young LLP.
23.2**	Consent of Mayer, Brown, Rowe & Maw LLP (included in Exhibit 5.1).
23.3**	Consent of Conyers Dill & Pearman (included in Exhibit 5.2).
24.1*	Power of Attorney (included as part of signature page hereto).
25.1**	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank National Association.
99.1**	Form of Letter of Transmittal with respect to the exchange offer.
99.2*	Form of Notice of Guaranteed Delivery with respect to the old notes and new notes.
99.3*	Form of Letter to Beneficial Holders regarding the exchange offer.
99.4*	Form of Letter to DTC Participants regarding the exchange offer.
99.5*	Guidelines for Certification of Taxpayer Identification Number on Form W-9.

*
Included with the registration statement filed on March 16, 2004.

**
Included with this amendment to the registration statement.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(Dollars in thousands)

	Balance at beginning of period	Charged to costs and expenses	Deductions for payments or write-offs	Balance at end of period
Year Ended March 31, 2003
Allowance for doubtful accounts	254	330	—	584
Inventory reserve	2,754	2,199	(2,289)	2,664

	3,008	2,529	(2,289)	3,248

Year Ended March 31, 2002
Allowance for doubtful accounts	733	207	(686)	254
Inventory reserve	3,465	1,720	(2,431)	2,754

	4,198	1,927	(3,117)	3,008

Year Ended March 31, 2001
Allowance for doubtful accounts	2,305	51	(1,623)	733
Inventory reserve	3,504	1,443	(1,482)	3,465

	5,809	1,494	(3,105)	4,198

QuickLinks

EXPLANATORY NOTE
PROSPECTUS SUMMARY
Our Company
Industry Overview
Competitive Strengths
Business Strategy
The Acquisition
Senior Credit Facilities
The Exchange Offer
Terms of the Exchange Offer
Terms of the New Notes
Risk Factors
Corporate Offices
SUMMARY HISTORICAL FINANCIAL DATA
RISK FACTORS
Risks Relating to the Exchange Offer and the New Notes
Risks Relating to Our Business
FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Combined Statements of Operations For the Year Ended March 31, 2003 (in millions)
Unaudited Pro Forma Combined Statements of Operations For the Nine Months Ended December 27, 2003 (in millions)
Unaudited Pro Forma Combined Statements of Operations For the Nine Months Ended December 28, 2002 (in millions)
Unaudited Pro Forma Combined Statements of Operations For the Twelve Months Ended December 27, 2003 (in millions)
Notes to the Unaudited Pro Forma Combined Statements of Operations (in millions)
Notes to the Unaudited Pro Forma Combined Statements of Operations (continued) (in millions)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Industry Overview
Competitive Strengths
Business Strategy
THE ACQUISITION
MANAGEMENT
Pension Plan Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
THE SENIOR CREDIT FACILITIES
DESCRIPTION OF THE NEW NOTES
BOOK-ENTRY; DELIVERY AND FORM
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES
INDEX TO FINANCIAL STATEMENTS
Report of Independent Auditors
INVENSYS METERING SYSTEMS COMBINED BALANCE SHEETS (in millions)
Invensys Metering Systems Combined Statements of Operations (in millions)
Invensys Metering Systems Combined Statements of Invested Capital (in millions)
Invensys Metering Systems Combined Statements of Cash Flows (in millions)
Invensys Metering Systems Notes to Combined Financial Statements March 31, 2003
Invensys Metering Systems Condensed Combining Balance Sheets March 31, 2003 (in millions)
Invensys Metering Systems Condensed Combining Balance Sheets March 31, 2002 (in millions)
Invensys Metering Systems Condensed Combining Statements of Operations March 31, 2003 (in millions)
Invensys Metering Systems Condensed Combining Statements of Operations March 31, 2002 (in millions)
Invensys Metering Systems Condensed Combining Statements of Operations March 31, 2001 (in millions)
Invensys Metering Systems Condensed Combining Statements of Cash Flows March 31, 2003 (in millions)
Invensys Metering Systems Condensed Combining Statements of Cash Flows March 31, 2002 (in millions)
Invensys Metering Systems Condensed Combining Statements of Cash Flows (Continued) March 31, 2001 (in millions)
SENSUS METERING SYSTEMS (BERMUDA 2) LTD. CONDENSED BALANCE SHEETS (in millions)
Sensus Metering Systems (Bermuda 2) Ltd. Condensed Statements of Operations (Unaudited) (in millions)
Sensus Metering Systems (Bermuda 2) Ltd. Condensed Statements of Cash Flows (Unaudited) (in millions)
Sensus Metering Systems (Bermuda 2) Ltd. Notes to Condensed Financial Statements (Unaudited) December 27, 2003
Condensed Consolidating Balance Sheets December 27, 2003 (in millions)
Condensed Combining Balance Sheets—Predecessor March 31, 2003 (in millions)
Condensed Consolidating Statements of Operations Period from Inception (December 18, 2003) through December 27, 2003 (in millions)
Condensed Combining Statements of Operations—Predecessor Period from April 1, 2003 through December 17, 2003 (in millions)
Condensed Combining Statements of Operations—Predecessor Nine months ended December 28, 2002 (in millions)
Condensed Consolidating Statements of Cash Flows Period from Inception (December 18, 2003) through December 27, 2003 (in millions)
Condensed Combining Statements of Cash Flows—Predecessor Period from April 1, 2003 through December 17, 2003 (in millions)
Condensed Combining Statements of Cash Flows—Predecessor Nine months ended December 28, 2002 (in millions)
Sensus Metering Systems Inc. $275,000,000 8 5/8% Senior Subordinated Notes due 2013
USE OF PROCEEDS
PLAN OF DISTRIBUTION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
INDEX TO EXHIBITS
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS (Dollars in thousands)